 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998

                                                REGISTRATION NO. 333-41675
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          PREMIERE TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         GEORGIA                     4899                    59-3074176
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                           3399 PEACHTREE ROAD, N.E.

                        LENOX BUILDING, SUITE 600
                            ATLANTA, GEORGIA 30326
                                (404) 262-8400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BOLAND T. JONES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          PREMIERE TECHNOLOGIES, INC.
                           3399 PEACHTREE ROAD, N.E.

                        LENOX BUILDING, SUITE 600
                            ATLANTA, GEORGIA 30326
                                (404) 262-8400

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

   DAVID E. BROWN, JR.         JEFFREY A. ALLRED           NEIL A. TORPEY
    ALSTON & BIRD LLP      EXECUTIVE VICE PRESIDENT   PAUL, HASTINGS, JANOFSKY
   ONE ATLANTIC CENTER       STRATEGIC DEVELOPMENT          & WALKER LLP
1201 W. PEACHTREE STREET    PREMIERE TECHNOLOGIES,         399 PARK AVENUE
 ATLANTA, GEORGIA 30309-             INC.             NEW YORK, NEW YORK 10022
          3424               3399 PEACHTREE ROAD,       VOICE: (212) 318-6000
  VOICE: (404) 881-7000              N.E.                FAX: (212) 319-4090
   FAX: (404) 881-7777
                             LENOX BUILDING, SUITE
                                   600
                            ATLANTA, GEORGIA 30326
                             VOICE: (404) 262-8400

                           FAX: (404) 504-2347

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the consummation of the Merger (as defined below).
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                PROPOSED
                                                MAXIMUM     PROPOSED  MAXIMUM  AMOUNT OF
 TITLE OF SHARES TO BE         AMOUNT        OFFERING PRICE     AGGREGATE     REGISTRATION
       REGISTERED        TO BE REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2)  FEE(2)(3)
------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......   12,388,485 shares  Not Applicable  Not Applicable     $79,854

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(1) Represents the estimated number of shares of common stock, par value $.01 per share ("Premiere Common Stock"), issuable by the Registrant upon consummation of the merger (the "Merger") of a subsidiary of the Registrant with and into Xpedite Systems, Inc. ("Xpedite"), assuming exercise of all options and warrants to purchase common stock, par value $.01 per share, of Xpedite ("Xpedite Common Stock").
(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act on the basis of $27.3125 (the average of the high and low prices of the Xpedite Common Stock as reported on the Nasdaq National Market on December 3, 1997) multiplied by 9,910,788 (the maximum aggregate number of shares of Xpedite Common Stock, including 913,683 shares subject to issuance pursuant to outstanding stock options and warrants to be converted in the Merger), the product of which is multipled by .000295.

(3) Previously paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

                          PREMIERE TECHNOLOGIES, INC.
                           3399 PEACHTREE ROAD, N.E.

                         LENOX BUILDING, SUITE 600
                             ATLANTA, GEORGIA 30326

                                                           January 29, 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Premiere Technologies, Inc. ("Premiere") to be held at the Terrace Garden Inn, 3405 Lenox Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m., local time, on February 27, 1998.

  At this important meeting, you will be asked to consider and vote upon the approval of the issuance of shares of common stock, par value $.01 per share, of Premiere ("Premiere Common Stock"), pursuant to an Agreement and Plan of Merger, dated as of November 13, 1997 (the "Merger Agreement"), by and among Premiere, Nets Acquisition Corp., a wholly owned subsidiary of Premiere ("Acquisition Sub"), and Xpedite Systems, Inc. ("Xpedite"), which provides for the merger (the "Merger") of Acquisition Sub with and into Xpedite. If the proposed Merger is consummated, Xpedite will become a wholly owned subsidiary of Premiere and each outstanding share of the common stock, par value $.01 per share, of Xpedite (the "Xpedite Common Stock") (excluding shares held by Xpedite in its treasury) will be converted into the right to receive shares of Premiere Common Stock, all on the basis set forth in the Merger Agreement and described in the enclosed Joint Proxy Statement/Prospectus.

  You will also be asked to consider and vote upon the approval of an amendment to Premiere's Second Amended and Restated 1995 Stock Plan (the "Stock Plan Amendment"), which will increase the number of shares of Premiere Common Stock reserved for issuance from 4,000,000 to 8,000,000.

  Enclosed are (i) a Notice of Special Meeting, (ii) a Joint Proxy Statement/Prospectus, and (iii) a form of proxy for the Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement, the Merger (including a description of the conditions to consummation of the Merger), and the Stock Plan Amendment and contains financial and other information about Xpedite and Premiere.

  Please give this information your careful attention.

  THE BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE STOCK PLAN AMENDMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE OF SHARES OF PREMIERE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND FOR APPROVAL OF THE STOCK PLAN AMENDMENT.

  In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your proxy).

  We look forward to seeing you at the Special Meeting.

                                         Sincerely,

                                                            LOGO
                                                    Boland T. Jones
                                         President and Chief Executive Officer

                          PREMIERE TECHNOLOGIES, INC.
                           3399 PEACHTREE ROAD, N.E.

                        LENOX BUILDING, SUITE 600
                            ATLANTA, GEORGIA 30326

                                                          January 29, 1998

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

              TO BE HELD AT 10:00 A.M. ON FEBRUARY 27, 1998

To the Stockholders of
 Premiere Technologies, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders ("Special Meeting") of Premiere Technologies, Inc. ("Premiere") will be held at the Terrace Garden Inn, 3405 Lenox Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m., local time, on February 27, 1998, for the following purposes:

    1. Issuance of Shares of Premiere Common Stock Pursuant to the Merger Agreement. To consider and vote upon a proposal to approve the issuance of shares of the common stock, par value $.01 per share, of Premiere ("Premiere Common Stock") pursuant to an Agreement and Plan of Merger, dated as of November 13, 1997 (the "Merger Agreement"), by and among Premiere, Nets Acquisition Corp., a wholly owned subsidiary of Premiere ("Acquisition Sub"), and Xpedite Systems, Inc. ("Xpedite"), pursuant to which, among other matters, Acquisition Sub will merge with and into Xpedite (the "Merger"). If the proposed Merger is consummated, Xpedite will become a wholly owned subsidiary of Premiere and each outstanding share of the common stock, par value $.01 per share, of Xpedite (excluding shares held by Xpedite in its treasury) will be converted into the right to receive shares of Premiere Common Stock, as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus and is hereby incorporated by reference herein.

    2. Stock Plan Amendment. To consider and vote upon a proposal to approve an amendment to Premiere's Second Amended and Restated 1995 Stock Plan (the "Stock Plan Amendment"), which will increase the number of shares of Premiere Common Stock reserved for issuance from 4,000,000 to 8,000,000.

    3. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only holders of record of Premiere Common Stock and the outstanding share of the Premiere "Series B Voting Preferred Stock" ("Premiere Preferred Stock") at the close of business on Friday, January 23, 1998 (the "Record Date"), are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Holders of Premiere Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Premiere Common Stock held of record at the close of business on the Record Date. The holder of the outstanding share of the Premiere Preferred Stock is entitled to the number of votes that the holders of the shares of exchangeable non-voting shares of Voice-Tel Canada Limited, a subsidiary of Premiere (the "Exchangeable Shares") would be entitled to cast if all such Exchangeable Shares were exchanged. The presence in person or by proxy of a majority of the votes entitled to be cast by holders of Premiere Common Stock and Premiere Preferred Stock constitute a quorum, and the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement and the Stock Plan Amendment must be approved by a majority of the votes cast at the Special Meeting.

  THE BOARD OF DIRECTORS OF PREMIERE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF PREMIERE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE STOCK PLAN AMENDMENT.

                                       By Order of the Board of Directors

                                                        LOGO
                                                  Patrick G. Jones
                                                 Corporate Secretary

                             XPEDITE SYSTEMS, INC.
                            ONE INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724

                                                          January 29, 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Xpedite Systems, Inc. ("Xpedite") to be held at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724, at 10:00 a.m., local time, on February 27, 1998.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 1997 (the "Merger Agreement"), by and among Premiere Technologies, Inc. ("Premiere"), Nets Acquisition Corp., a wholly owned subsidiary of Premiere ("Acquisition Sub"), and Xpedite, which provides for the merger (the "Merger") of Acquisition Sub with and into Xpedite. If the proposed Merger is consummated, Xpedite will become a wholly owned subsidiary of Premiere and each outstanding share of common stock, par value $.01 per share, of Xpedite ("Xpedite Common Stock") (excluding shares held by Xpedite in its treasury) will be converted into the right to receive that multiple (the "Exchange Ratio") of a share of the common stock, par value $.01 per share, of Premiere ("Premiere Common Stock") equal to $34.00 divided by the average of the daily last sale prices for the shares of Premiere Common Stock for the 20 consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Premiere and Xpedite) ending at the close of trading on the trading day immediately preceding the date of the Special Meeting (the "Average Closing Price"); provided, that for purposes of such conversion, the Average Closing Price shall be deemed to equal $27.20 in the event the actual Average Closing Price is less than $27.20, and shall be deemed to equal $39.20 in the event the actual Average Closing Price is greater than $39.20. As further described in the accompanying Joint Proxy Statement/Prospectus, the Board of Directors of Xpedite (the "Xpedite Board") has the right to terminate the Merger Agreement if the actual Average Closing Price is below $24.00 ("Threshold Price"), unless the Board of Directors of Premiere (the "Premiere Board") elects to increase the Exchange Ratio as provided in the Merger Agreement. It is not possible to know if the Average Closing Price will be less than the Threshold Price until the day immediately preceding the date of the Special Meeting. Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4. A copy of the Merger Agreement is set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

  Enclosed are (i) a Notice of Special Meeting, (ii) a Joint Proxy Statement/Prospectus, and (iii) a form of proxy for the Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Xpedite stockholders, and contains financial and other information about Premiere and Xpedite.

  Please give this information your careful attention.

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Xpedite's financial advisor, has rendered its written opinion (the "Merrill Lynch Opinion") to Xpedite's Board of Directors that, as of November 13, 1997, the Merger Consideration (as defined in the attached Joint Proxy Statement/Prospectus) is fair to the holders of Xpedite Common Stock from a financial point of view. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is set forth in Annex B to the accompanying Joint Proxy Statement/Prospectus and Xpedite stockholders are urged to read such opinion in its entirety. The Merrill Lynch Opinion is based on the conditions in effect at the time the parties executed the Merger Agreement. Xpedite shareholders should note that Merrill Lynch assumed that Xpedite would not consummate the Merger under circumstances where the Xpedite Board has the right to terminate the Merger Agreement because the actual Average Closing Price is below the Threshold Price and therefore such opinion would be inapplicable under such circumstances. Accordingly, the Merrill Lynch Opinion does not address the circumstances that might arise if the Xpedite Board has decided to consummate the Merger in a case where the Threshold Price termination right is exercisable but the Premiere Board has chosen not to increase the Exchange Ratio. Likewise, the fairness opinion received by Premiere does not address the circumstance where the Average Closing Price is below the Threshold Price and the Premiere Board chooses to increase the Exchange Ratio. While the Xpedite Board currently intends to exercise its right to terminate the Merger Agreement if the Average Closing Price is less than the Threshold Price, it has not made a final determination and it is not obligated to exercise such right and the final decision as to whether it would exercise such right in such event, or to withdraw notice of termination as provided in the Merger Agreement, would be made at the time the termination right becomes exercisable or in the event that the Premiere Board declines to increase the Exchange Ratio, as applicable. While the Premiere Board has indicated that it does not currently intend to increase the Exchange Ratio in the event Xpedite elects to exercise its termination right, its final decision whether to increase the Exchange Ratio would be made if and when Xpedite were to exercise its termination right. In considering whether to exercise their respective rights in each situation, each of the Xpedite and the Premiere Boards would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its respective financial advisors and legal counsel. Approval of the Merger Agreement by the stockholders of Xpedite at the Special Meeting and approval of the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement by the stockholders of Premiere at the special meeting of Premiere stockholders will confer on the Xpedite Board and the Premiere Board, respectively, the power, consistent with the fiduciary duties of such boards, to elect to consummate the Merger if the average closing price is less than the Threshold Price (in the case of the Xpedite Board) or to elect to increase the Exchange Ratio in the event Xpedite elects to exercise its termination right (in the case of the Premiere Board) without any further action by, or resolicitation of, the stockholders of Xpedite and Premiere, as the case may be.

  XPEDITE'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF XPEDITE AND ITS STOCKHOLDERS AND, ACCORDINGLY, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your proxy).

  We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                                          LOGO
                                                Roy B. Andersen, Jr.
                                        President and Chief Executive Officer

                             XPEDITE SYSTEMS, INC.
                            ONE INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724

                                                          January 29, 1998
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

              TO BE HELD AT 10:00 A.M. ON FEBRUARY 27, 1998

To the Stockholders of Xpedite Systems, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Xpedite Systems, Inc. ("Xpedite") will be held at the Sheraton Hotel and Eatontown Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724, at 10:00 a.m., local time, on February 27, 1998, for the following purposes:

    1. The Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 1997 (the "Merger Agreement"), by and among Xpedite, Premiere Technologies, Inc. ("Premiere") and Nets Acquisition Corp., a wholly owned subsidiary of Premiere ("Acquisition Sub"), pursuant to which, among other matters, Acquisition Sub will merge with and into Xpedite (the "Merger"). If the proposed Merger is consummated, Xpedite will become a wholly owned subsidiary of Premiere and each outstanding share of common stock, par value $.01 per share, of Xpedite ("Xpedite Common Stock") (excluding shares held by Xpedite in its treasury) will be converted into the right to receive that multiple (the "Exchange Ratio") of a share of the common stock, par value $.01 per share, of Premiere ("Premiere Common Stock") equal to $34.00 divided by the average of the daily last sale prices for the shares of Premiere Common Stock for the 20 consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Premiere and Xpedite) ending at the close of trading on the trading day immediately preceding the date of the Special Meeting (the "Average Closing Price"); provided, that for purposes of such conversion, the Average Closing Price shall be deemed to equal $27.20 in the event the actual Average Closing Price is less than $27.20, and shall be deemed to equal $39.20 in the event the actual Average Closing Price is greater than $39.20. As further described in the accompanying Joint Proxy Statement/Prospectus, the Board of Directors of Xpedite has the right to terminate the Merger Agreement if the actual Average Closing Price is below $24.00, unless Premiere elects to increase the Exchange Ratio as provided in the Merger Agreement. Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4 A copy of the Merger Agreement is set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on Friday, January 23, 1998 (the "Record Date"), are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Holders of Xpedite Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Xpedite Common Stock held of record at the close of business on the Record Date. The presence in person or by proxy of a majority of the outstanding votes entitled to be cast by holders of Xpedite Common Stock will constitute a quorum, and approval of the Merger Agreement requires the affirmative vote of a majority of votes of the outstanding Xpedite Common Stock entitled to vote thereon. The holders of an aggregate of 2,976,941 shares of Xpedite Common Stock (32.8% of the outstanding shares as of the Record Date) have agreed to vote the shares of Xpedite Common Stock owned by them in favor of adoption of the Merger Agreement.

  THE BOARD OF DIRECTORS OF XPEDITE HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF XPEDITE AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF XPEDITE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

  HOLDERS OF XPEDITE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SHARES OF XPEDITE COMMON STOCK UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO FORMER HOLDERS OF XPEDITE COMMON STOCK AS SOON AS PRACTICABLE FOLLOWING THE CONSUMMATION OF THE MERGER AND THE FILING OF THE CERTIFICATE OF MERGER WITH THE SECRETARY OF STATE OF DELAWARE.

  BY ORDER OF THE BOARD OF DIRECTORS

                                               /s/ Robert S. Vaters
                                          By___________________________________
                                                     Robert S. Vaters
                                                         Secretary

PROSPECTUS

                          PREMIERE TECHNOLOGIES, INC.

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                               ----------------

                       JOINT PROXY STATEMENT/PROSPECTUS

     PREMIERE TECHNOLOGIES, INC.                XPEDITE SYSTEMS, INC.
   SPECIAL MEETING OF STOCKHOLDERS         SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 27, 1998         TO BE HELD ON FEBRUARY 27, 1998

                               ----------------

  This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, par value $.01 per share ("Xpedite Common Stock"), of Xpedite Systems, Inc., a Delaware corporation ("Xpedite"), in connection with the solicitation of proxies by the Xpedite Board of Directors for use at a special meeting of stockholders to be held at 10:00 a.m., local time, on February 27, 1998, at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724, and at any adjournments or postponements thereof (the "Xpedite Special Meeting"). The purpose of the Xpedite Special Meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 1997 (the "Merger Agreement"), by and among Xpedite, Premiere Technologies, Inc., a Georgia corporation ("Premiere"), and Nets Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Premiere ("Acquisition Sub"), which provides for, among other things, the merger of Acquisition Sub with and into Xpedite (the "Merger"). If the proposed Merger is consummated, Xpedite will become a wholly owned subsidiary of Premiere and each outstanding share of Xpedite Common Stock (excluding shares held by Xpedite in its treasury) will be converted into the right to receive shares of the common stock, par value $.01 per share, of Premiere (the "Premiere Common Stock"), as more fully described in this Joint Proxy Statement/Prospectus. See "The Merger" and Annexes A and B to this Joint Proxy Statement/Prospectus.

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS OF XPEDITE COMMON STOCK WITH RESPECT TO THE SHARES OF PREMIERE COMMON STOCK OFFERED HEREBY.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Premiere Common Stock in connection with the solicitation of proxies by the Premiere Board of Directors for use at a special meeting of stockholders to be held at 10:00 a.m., local time, on February 27, 1998, at the Terrace Garden Inn, 3405 Lenox Road, N.E., Atlanta, Georgia 30326, and at any adjournment or postponements thereof (the "Premiere Special Meeting"). The purpose of the Premiere Special Meeting is to consider and vote upon (i) the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement, and (ii) an amendment to Premiere's Second Amended and Restated 1995 Stock Plan (the "Stock Plan Amendment"). See "The Merger," "Stock Plan Amendment" and Annexes A, C and D to this Joint Proxy Statement/Prospectus.

  The registration statement of which this Joint Proxy Statement/Prospectus is a part registers for sale the shares of Premiere Common Stock issuable to Xpedite stockholders in the Merger. See "Certain Differences In The Rights of Premiere and Xpedite Stockholders."

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
         STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ----------------

  The date of this Joint Proxy Statement/Prospectus is January 28, 1998, and it is first being mailed or otherwise delivered to Xpedite stockholders and to Premiere stockholders on or about January 29, 1998.

                             AVAILABLE INFORMATION

  Premiere and Xpedite are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information filed by Premiere and Xpedite with the SEC may be inspected and copied at the principal office of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the SEC's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

  This Joint Proxy Statement/Prospectus constitutes a part of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), which has been filed by Premiere with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). This Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to Premiere and Xpedite and the securities to which this Joint Proxy Statement/Prospectus relates. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM PREMIERE TECHNOLOGIES, INC., 3399 PEACHTREE ROAD, N.E., SUITE 600, ATLANTA, GEORGIA 30326, ATTN: CORPORATE SECRETARY, (404) 262-8400, AS TO PREMIERE DOCUMENTS; AND FROM XPEDITE SYSTEMS, INC., ONE INDUSTRIAL WAY WEST, EATONTOWN, NEW JERSEY 07724, ATTN: CORPORATE SECRETARY (732) 389-3900, AS TO XPEDITE DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETINGS.

  All information contained herein with respect to Premiere and its subsidiaries has been supplied by Premiere, and all information with respect to Xpedite and its subsidiaries has been supplied by Xpedite.

  No person has been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by Premiere or Xpedite. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities to which this Joint Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Premiere, Xpedite, or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates, or an offer to sell or a solicitation of an offer to purchase the securities offered by this Joint Proxy Statement/Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the SEC by Premiere (SEC File No. 0-27778) and Xpedite (SEC File No. 0-23394) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

    Premiere documents:

      (i) Premiere's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the SEC on March 27, 1997 (including those portions of Premiere's definitive proxy statement for the Annual Meeting of Shareholders held on June 11, 1997 incorporated by referenced therein);

      (ii) Premiere's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

      (iii) Premiere's Current Reports on Form 8-K dated November 13, 1996 (as amended by Premiere's Current Report on Form 8-K/A filed with the SEC on February 25, 1997), April 2, 1997, April 30, 1997 (as amended by Premiere's Current Report on Form 8-K/A filed with the SEC on June 16,
    1997), May 16, 1997 (as amended by Premiere's Current Report on Form 8-K/A filed with the SEC on June 26, 1997), June 12, 1997, June 26, 1997, July 25, 1997, August 8, 1997, September 26, 1997 and November 13, 1997 (as amended by Premiere's Current Reports on Form 8-K/A filed with the SEC on December 24, 1997 and January 27, 1998); and

      (iv) the description of Premiere Common Stock contained in Premiere's registration statement filed with the SEC pursuant to Section 12 of the Exchange Act, and any amendment or report filed for purpose of updating any such description.

    Xpedite documents:

      (i) Xpedite's Annual Report on Form 10-K for the year ended December 31, 1996;

      (ii) Xpedite's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

      (iii) Xpedite's Current Reports on Form 8-K dated August 8, 1997 and November 13, 1997.

  All documents filed by Premiere or Xpedite pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the later of the date of the Premiere Special Meeting and the date of the Xpedite Special Meeting are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

  Any statement contained herein, in any amendment or supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement/Prospectus, or any amendment or supplement hereto.

                          FORWARD LOOKING STATEMENTS

  This Joint Prospectus/Proxy Statement (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Premiere and Xpedite, as well as certain information relating to the Merger, including (i) statements relating to the cost savings estimated to result from the Merger,
(ii) statements relating to revenues estimated to result from the Merger,
(iii) statements relating to the restructuring charges estimated to be incurred in connection with the Merger, and (iv) statements preceded by, followed by or that include the words "believes", "will", "expects", "anticipates", "estimates" or similar expressions. See "Risk Factors" and "The Merger--Background of the Merger," "--Reasons for the Merger" and "--Opinions of Financial Advisors." These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) expected cost savings from the Merger and any other acquisitions may not be fully realized or realized within the expected time frame; (b) revenues following the Merger and other acquisitions may be lower than expected, operating costs or customer loss and business disruption following the Merger and any other acquisitions may be greater than expected;
(c) competitive pressures among enhanced fax service providers, discounted international fax service providers and personal communications service providers may increase significantly; (d) costs or difficulties related to the integration of the businesses of Xpedite and Premiere and other businesses, if any, that may be acquired by Premiere may be greater than expected; (e) general economic or business conditions, internationally, nationally or in the local jurisdictions in which either Premiere or Xpedite is doing business, may be less favorable than expected; (f) legislative or regulatory changes may adversely affect the business in which either Premiere or Xpedite is engaged;
(g) changes may occur in the securities markets; and (h) those factors discussed under "Risk Factors." Neither Premiere nor Xpedite undertakes any obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events. Premiere and Xpedite stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

                             TABLE OF CONTENTS

Available Information......................................................  ii
Incorporation of Certain Information By Reference.......................... iii
Forward Looking Statements.................................................  iv
Summary....................................................................   1
  Parties To The Merger....................................................   1
  Xpedite Special Meeting; Record Date; Vote Required; Recommendation......   2
  Premiere Special Meeting; Record Date; Votes Required; Recommendation....   3
  The Merger...............................................................   4
  Stock Plan Amendment.....................................................  11
  Market Prices and Dividends..............................................  11
  Comparison of Certain Unaudited Per Share Data...........................  12
  Selected Financial Data..................................................  13
Risk Factors...............................................................  19
  Ability to Manage Growth; Acquisition Risks..............................  19
  The Effect of Stock Price Fluctuations on the Consideration to be
   Received by the Holders of Xpedite Common Stock in the Merger...........  20
  Dependence on Licensing and Strategic Relationships......................  21
  Uncertainty of Strategic Relationships...................................  21
  Reliance on Amway and Certain Other Relationships........................  22
  Technological Change; Risk of Obsolescence; Dependence on New Services...  23
  Uncertainty of Market Acceptance of Computer Telephony...................  24
  Risks Associated with International Expansion............................  24
  Risks Associated With Expansion of Enhanced Fax Services.................  25
  Dependence on Key Management and Personnel...............................  25
  Limited Protection of Proprietary Rights and Technology..................  25
  Dependence on Switching Facilities and Computer Telephony Platforms;
   Damage, Failure and Downtime............................................  26
  Risk of Software Failures or Errors......................................  26
  Dependence Upon Telecommunication Providers; No Guaranteed Supply........  26
  Reliance on Supplier of Voice Messaging Equipment........................  27
  Risks of Infringement Claims.............................................  27
  Potential Adverse Impact of Pending Litigation...........................  28
  Risk of Loss From Returned Transactions; Fraud; Bad Debt; Theft of
   Services................................................................  28
  Regulation...............................................................  28
  Competition..............................................................  30
  Risks of Leverage........................................................  31
  Factors Affecting Operating Results; Potential Fluctuations in Quarterly
   Results.................................................................  31
  Registrations Rights.....................................................  32
  Anti-Takeover Effects of Certain Provisions of the Articles, Bylaws and
   the Georgia Code........................................................  33
General Information........................................................  34
  Xpedite Special Meeting..................................................  34
  Premiere Special Meeting.................................................  35

The Merger..................................................................  37
  General...................................................................  37
  Effective Time............................................................  37
  Background of the Merger..................................................  38
  Reasons for the Merger....................................................  43
  Opinions of Financial Advisors............................................  47
  Merger Consideration......................................................  58
  Distribution of Merger Consideration......................................  59
  Treatment of Options and Warrants.........................................  59
  Management and Operations After the Merger................................  60
  Interests of Certain Persons in the Merger................................  60
  Conditions to Consummation................................................  61
  Regulatory Approvals......................................................  62
  Conduct of Business Pending the Merger....................................  63
  Termination and Possible Exchange Ratio Increase..........................  65
  Expenses and Termination Fees.............................................  67
  Amendment and Waiver......................................................  69
  Certain Federal Income Tax Consequences...................................  69
  Accounting Treatment......................................................  71
  Resales of Premiere Common Stock..........................................  71
  Registration Rights.......................................................  71
  Stockholder Agreements....................................................  72
Pro Forma Condensed Combined Financial Data.................................  73
Stock Plan Amendment........................................................  82
  Purpose...................................................................  82
  Shares Subject to the Stock Plan..........................................  82
  Administration............................................................  82
  Amendment of the Plan.....................................................  83
  Eligibility...............................................................  83
  Terms of Awards...........................................................  83
  Other Types of Awards.....................................................  84
  Federal Income Tax Consequences...........................................  84
  Benefits to Named Executive Officers and Others...........................  85
  Approval By Premiere Stockholders.........................................  85
Description of Xpedite......................................................  86
  Overview..................................................................  86
  Strategy..................................................................  86
  Products and Services.....................................................  87
  Customer Base.............................................................  88
  Sales and Marketing.......................................................  88
  The Xpedite Network.......................................................  88
  Competition...............................................................  89
  Employees.................................................................  90
  Properties................................................................ 90
  Strategic Relationships and Acquisitions..................................  91
  Description of XSL's Business.............................................  92

Description of Premiere....................................................  94
  Overview.................................................................  94
  Customer Case Studies....................................................  95
  Strategy.................................................................  95
  Voice-Tel Acquisitions...................................................  96
  VoiceCom Acquisition.....................................................  96
  Additions and Changes to Management......................................  97
Stock Ownership of Certain Beneficial Owners and Management of Xpedite.....  98
Stock Ownership of Certain Beneficial Owners and Management of Premiere.... 100
Certain Differences in the Rights of Premiere and Xpedite Stockholders..... 102
  Authorized Capital Stock................................................. 102
  Directors; Vacancies..................................................... 102
  Removal of Directors..................................................... 103
  Voting Rights............................................................ 103
  Stockholder Meetings..................................................... 103
  Amendment of Certificate or Articles and Bylaws.......................... 104
  Indemnification and Director Exculpation................................. 105
  Actions by Stockholders Without a Meeting................................ 106
  Payment of Dividends..................................................... 106
  Dissolution and Liquidation.............................................. 107
  Merger, Consolidation, and Sale of Assets................................ 107
  Business Combinations with Certain Persons............................... 108
  Dissenters' Rights of Appraisal.......................................... 109
  Stockholder's Right to Examine Books and Records......................... 109
  Consideration of Societal Factors........................................ 110
  Interested Director Transactions......................................... 111
  Preemptive Rights........................................................ 111
  Stockholder Action--Quorum Requirement................................... 111
  Annual Meeting of Stockholders........................................... 112
Experts.................................................................... 113
Legal Matters.............................................................. 113
Stockholder Proposals...................................................... 113
  Xpedite.................................................................. 113
  Premiere................................................................. 113
Other Matters.............................................................. 114

ANNEXES:

  Annex A--Agreement and Plan of Merger, including exhibits
  Annex B--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated Annex C--Opinion of Prudential Securities Incorporated
  Annex D--Premiere's Second Amended and Restated 1995 Stock Plan

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. The Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus, and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Annexes. As used in this Joint Proxy Statement/Prospectus, the terms "Premiere" and "Xpedite" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

PARTIES TO THE MERGER

  Xpedite. Xpedite is a Delaware corporation that provides a wide range of computer and fax-based services focused primarily on high volume electronic document distribution. Xpedite is the leading independent worldwide provider of enhanced fax services, and a leading provider of discounted international fax services via a worldwide network with points of presence ("POPs") in over 70 cities in approximately 29 countries and over 14,500 fax lines. Xpedite also provides telex, Internet e-mail and mailgram services. Xpedite's principal executive offices are located at One Industrial Way West, Eatontown, New Jersey 07724; telephone number (732) 389-3900.

  In addition to the Merger Agreement described herein, pursuant to a Share Purchase Agreement, dated as of August 8, 1997 (the "XSL Purchase Agreement"), among Xpedite, Xpedite Systems Holdings (UK) Limited, a newly formed and wholly owned subsidiary of Xpedite ("XSL Acquisition Corp."), and the shareholders of Xpedite Systems Limited, an English corporation ("XSL"), XSL Acquisition Corp. purchased all the share capital of XSL for a purchase price of approximately $85.5 million, (the "XSL Acquisition"). The closing of the XSL Acquisition, which occurred on December 17, 1997, was a condition to the closing of the Merger. Pursuant to (i) a Share Purchase Agreement (the "APAX Purchase Agreement"), dated as of December 19, 1997, by and among Xpedite, Xpedite Systems Worldwide, Inc., a Delaware corporation and a wholly owned subsidiary of Xpedite ("Worldwide"), and APA German European Ventures Limited Partnership, a Delaware limited partnership, and (ii) a Share Purchase and Option Agreement (the "XSG Purchase Agreement", and together with the APAX Purchase Agreement, the "Xpedite Germany Purchase Agreements"), dated as of December 19, 1997, by and among Xpedite, Worldwide and certain shareholders of Xpedite Systems GmbH, a German corporation ("Xpedite Germany"), Xpedite has acquired, directly or indirectly, approximately 76.7% of the issued share capital of Xpedite Germany and indebtedness of Xpedite Germany to its former majority shareholder for an aggregate purchase price of approximately $13.2 million. This transaction closed on January 2, 1998. Together with the 19.9% of the issued share capital of Xpedite Germany previously owned by Xpedite, Xpedite currently owns approximately 96.6% of the issued share capital of Xpedite Germany. In addition, pursuant to the XSG Purchase Agreement, Xpedite has acquired an option to purchase the remaining 3.4% of the issued share capital of Xpedite Germany, exercisable at any time after February 15, 1998 at a purchase price of approximately $600,000.

  See "Available Information," "Incorporation of Certain Information by Reference," and "Description of Xpedite."

  Premiere. Premiere is a Georgia corporation that designs, develops, markets and provides enhanced personal communications services. Premiere's network-based computer telephony technology links together two or more stand-alone communications services, such as calling card long distance, voice mail, e-mail, fax mail and paging, and allows access to these services through telephones or computers. Premiere bundles these stand-alone services to allow users to store, manage, prioritize, deliver and distribute incoming and outgoing information in an easy, efficient and economical manner. Although Premiere offers stand-alone communications services, it primarily targets users who have multiple communications devices and a need to integrate them for greater functionality and convenience. Premiere's principal executive offices are located at 3399 Peachtree Road, N.E., Lenox Building, Suite 700, Atlanta, Georgia 30326; telephone number (404) 262-8400. See "Available Information," "Incorporation of Certain Information by Reference," and "Description of Premiere."


  Nets Acquisition Corp. Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Premiere that was incorporated in November 1997 solely as a vehicle to facilitate the Merger. See "The Merger."

XPEDITE SPECIAL MEETING; RECORD DATE; VOTE REQUIRED; RECOMMENDATION

  The Xpedite Special Meeting will be held at 10:00 a.m., local time on February 27, 1998, at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724. At the Xpedite Special Meeting, Xpedite's stockholders will consider and vote upon a proposal to adopt the Merger Agreement and transact such other business as may properly come before the Xpedite Special Meeting. See "The Merger." Xpedite's Board of Directors has fixed the close of business on January 23, 1998, as the record date for determining the Xpedite stockholders entitled to receive notice of and to vote at the Xpedite Special Meeting (the "Xpedite Record Date"). As of the close of business on the Xpedite Record Date, there were 9,083,473 shares of Xpedite Common Stock outstanding and entitled to be voted at the Xpedite Special Meeting. Holders of Xpedite Common Stock are entitled to one vote on each matter considered and voted on at the Xpedite Special Meeting for each share of Xpedite Common Stock held of record at the close of business on the Xpedite Record Date.

  The presence in person or by proxy of a majority of the votes entitled to be cast at the Xpedite Special Meeting by holders of Xpedite Common Stock will constitute a quorum for purposes of conducting business at the Xpedite Special Meeting. The affirmative vote of the majority of the outstanding shares of Xpedite Common Stock entitled to vote thereon will be required for adoption of the Merger Agreement. The failure to submit a proxy card (or vote in person at the Xpedite Special Meeting) or the abstention from voting by an Xpedite stockholder (including broker non-votes) will have the same effect as an "against" vote with respect to approval of the Merger Agreement. Proxies that do not contain any instruction to vote for or against adoption of the Merger Agreement will be voted in favor of such matter. Pursuant to Stockholder Agreements, each dated as of November 13, 1997 (the "Stockholder Agreements"), by and among Premiere, Xpedite and each of the holders of Xpedite Common Stock signatory thereto (the "Locked-Up Stockholders"), the Locked-Up Stockholders have agreed to vote the shares of Xpedite Common Stock owned by the Locked-Up Stockholders on the Xpedite Record Date in favor of the adoption of the Merger Agreement. See "The Merger--Stockholder Agreements." As of the Xpedite Record Date, the Locked-Up Stockholders held of record an aggregate of 2,976,941 shares of Xpedite Common Stock, representing approximately 32.8% of the outstanding Xpedite Common Stock. As of the Xpedite Record Date, directors and executive officers of Xpedite and their affiliates held approximately 29.6% of the shares of Xpedite Common Stock outstanding and entitled to vote at the Xpedite Special Meeting. As of the Xpedite Record Date, Premiere, its directors and executive officers, and their respective affiliates held no shares of Xpedite Common Stock. For additional information with respect to the Xpedite Special Meeting, including the Xpedite Record Date and votes required for adoption of the Merger Agreement, see "General Information--Xpedite Special Meeting."

  The Board of Directors of Xpedite (the "Xpedite Board") (other than Roy B. Andersen, Jr. who due to a potential conflict of interest did not attend the Xpedite Board meeting at which the Merger was voted upon, or vote for the Merger) believes that the Merger is fair to and in the best interests of Xpedite and its stockholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. Accordingly, the Xpedite Board recommends that the stockholders of Xpedite vote FOR adoption of the Merger Agreement. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, the Xpedite Board considered a number of factors, including the terms of the Merger, the compatibility of the operations of Xpedite and Premiere, the financial condition, results of operations, and future prospects of Xpedite and Premiere, and the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial advisor to the Xpedite Board of Directors, that, as of November 13, 1997, the Merger Consideration (as defined in "Summary--Merger,") was fair, from a financial point of view, to the holders of Xpedite Common Stock. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex B hereto and Xpedite stockholders are urged to read such opinion in its entirety. See "The Merger--Reasons for the Merger; Xpedite" and "The Merger--Opinions of Financial Advisors; Xpedite."

PREMIERE SPECIAL MEETING; RECORD DATE; VOTES REQUIRED; RECOMMENDATION

  The Premiere Special Meeting will be held at 10:00 a.m., local time on February 27, 1998, at the Terrace Garden Inn, 3405 Lenox Road, N.E., Atlanta, Georgia 30326. At the Premiere Special Meeting, Premiere's stockholders will consider and vote upon proposals to approve (1) the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement, and (2) the Stock Plan Amendment, and will transact such other business as may properly come before the Premiere Special Meeting. See "The Merger" and "Stock Plan Amendment." Premiere's Board of Directors has fixed the close of business on January 23, 1998, as the record date for determining the Premiere stockholders entitled to receive notice of and to vote at the Premiere Special Meeting (the "Premiere Record Date"). As of the close of business on the Premiere Record Date, there were 33,966,198 shares of Premiere Common Stock outstanding and entitled to be voted at the Premiere Special Meeting. Holders of Premiere Common Stock are entitled to one vote on each matter considered and voted on at the Premiere Special Meeting for each share of Premiere Common Stock held of record at the close of business on the Premiere Record Date. As of the close of business on the Premiere Record Date, there was one share of the Premiere "Series B Voting Preferred Stock" (the "Premiere Preferred Stock") outstanding and entitled to vote at the Premiere Special Meeting. The holder of the outstanding share of Premiere Preferred Stock is entitled to the number of votes that the holders of the shares of exchangeable non-voting shares of Voice-Tel Canada Limited, a subsidiary of Premiere (the "Exchangeable Shares") would be entitled to cast if all such Exchangeable Shares were exchanged for Premiere Common Stock on a one-to-one ratio. As of the Premiere Record Date, 329,840 Exchangeable Shares were outstanding. See "Certain Differences in the Rights of Premiere and Xpedite Stockholders--Voting Rights."

  The presence in person or by proxy of a majority of the votes entitled to be cast by holders of Premiere Common Stock and Premiere Preferred Stock will constitute a quorum for purposes of conducting business at the Premiere Special Meeting. The affirmative vote of the majority of the votes cast by the holders of shares of Premiere Common Stock and Premiere Preferred Stock, voting together as a single class, is required for approval of the issuance of the shares of Premiere Common Stock pursuant to the Merger Agreement and for approval of the Stock Plan Amendment. As of the Premiere Record Date, Premiere's directors and executive officers and their affiliates beneficially owned approximately 13.7% of the outstanding shares of Premiere Common Stock and Premiere Preferred Stock entitled to vote at the Premiere Special Meeting. See "General Information--Premiere Special Meeting."

  The Board of Directors of Premiere believes that both the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement and the Stock Plan Amendment are in the best interests of Premiere and its stockholders and has approved the Merger Agreement and the Stock Plan Amendment. The Premiere Board of Directors unanimously recommends that the stockholders of Premiere vote FOR approval of the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement and FOR approval of the Stock Plan Amendment.

  In deciding to approve the Merger Agreement, Premiere's Board of Directors considered a number of factors, including the terms of the Merger and the compatibility of the operations of Xpedite and Premiere, the financial condition, results of operations, and future prospects of Xpedite and Premiere, and the opinion of Prudential Securities Incorporated ("Prudential Securities") dated November 12, 1997, to the effect that, as of such date, the consideration to be paid by Premiere in the Merger was fair to Premiere from a financial point of view. See "The Merger--Reasons for the Merger; Premiere" and "The Merger--Opinions of Financial Advisors; Premiere."

THE MERGER

  Generally. Subject to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into Xpedite, which will be the surviving corporation of the Merger and, as a result thereof, will become a wholly owned subsidiary of Premiere. Upon consummation of the Merger, each outstanding share of Xpedite Common Stock (excluding shares held by Xpedite in its treasury) will cease to be outstanding and will be converted into the right to receive a number of shares of Premiere Common Stock equal to the Exchange Ratio (as defined herein), with cash being paid in lieu of any fractional share interest (the "Merger Consideration"). See the "The Merger--Merger Consideration." A copy of the Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus.

  Merger Consideration. The Exchange Ratio shall be determined by dividing $34.00 by the average of the daily last sale prices for the shares of Premiere Common Stock as reported on the Nasdaq National Market System ("Nasdaq") for the 20 consecutive trading days on which such shares are actually traded as over-the-counter securities on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Premiere and Xpedite) ending at the close of trading on the trading day immediately preceding the date of the Xpedite Special Meeting (the "Average Closing Price"); provided, that except in certain circumstances (see "The Merger--Termination and Possible Exchange Ratio Increase"), the Exchange Ratio will not be higher than 1.25 (corresponding to an Average Closing Price of $27.20 (the "Minimum Average Closing Price")) or lower than .867 (corresponding to an Average Closing Price of $39.20 (the "Maximum Average Closing Price")). See "The Merger--Merger Consideration."

  THE MERGER CONSIDERATION IS BASED, IN PART, ON THE AVERAGE CLOSING PRICE, ON WHICH THE MERGER AGREEMENT HAS PLACED THE LIMITS OF THE MINIMUM AVERAGE CLOSING PRICE AND THE MAXIMUM AVERAGE CLOSING PRICE. THE PREMIERE COMMON STOCK MAY EXPERIENCE SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS, WHICH MAY CAUSE THE ACTUAL AVERAGE CLOSING PRICE TO FALL BELOW THE MINIMUM AVERAGE CLOSING PRICE, OR TO RISE ABOVE THE MAXIMUM AVERAGE CLOSING PRICE, IN WHICH CASE THE DOLLAR VALUE OF THE PREMIERE COMMON STOCK THAT THE XPEDITE STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY BE MORE OR LESS THAN THE VALUE OF THE PREMIERE COMMON STOCK AS OF THE DATE OF EXECUTION OF THE MERGER AGREEMENT, THE DATE HEREOF, THE DATE OF THE XPEDITE SPECIAL MEETING, THE DATE OF RECEIPT OF SHARES OF PREMIERE COMMON STOCK BY HOLDERS OF XPEDITE COMMON STOCK, OR THE DATE ON WHICH SUCH SHARES ARE EVENTUALLY SOLD.

  Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4. See "The Merger-- Termination and Possible Exchange Ratio Increase."

  Effective Time. Assuming satisfaction or waiver (if permitted) of all conditions to the consummation of the Merger, the Merger is expected to become effective during the first quarter of 1998. The "Effective Time" will occur when a certificate of merger reflecting the Merger is duly filed with the Secretary of State of Delaware. Either Premiere or Xpedite may terminate the Merger Agreement if the Merger has not been consummated by April 30, 1998, provided that the date may be extended until May 30, 1998 if this Joint Proxy Statement/Prospectus has been mailed to the stockholders of both Xpedite and Premiere before April 30, 1998, and provided further that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement resulted in the failure of the Merger to occur on or before such date. See "The Merger--Effective Time," "--Conditions to Consummation," "--Regulatory Approvals," and "--Termination and Possible Exchange Ratio Increase."

  Distribution of the Merger Consideration. As soon as practicable after the Effective Time, Premiere shall cause a bank or trust company selected jointly by Premiere and Xpedite (the "Exchange Agent") to mail to each holder of record of Xpedite Common Stock, a form of letter of transmittal (a "Letter of Transmittal"). The Letter of Transmittal will specify that risk of loss and title to certificates of Xpedite Common Stock surrendered by Xpedite stockholders in the Merger (the "Xpedite Certificates") will pass upon delivery thereof to the Exchange Agent, and will contain instructions for use in effecting the surrender of the Xpedite Certificates. The Letter of Transmittal must be properly completed, signed and submitted to the Exchange Agent and accompanied by the Xpedite Certificates for Xpedite stockholders to receive the Merger Consideration.

  HOLDERS OF XPEDITE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SHARES OF XPEDITE COMMON STOCK UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO FORMER HOLDERS OF XPEDITE COMMON STOCK AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME.

  Opinions of Financial Advisors. On November 13, 1997, the Xpedite Board of Directors received an opinion of Merrill Lynch that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Xpedite Common Stock. For purposes of rendering the opinion, Merrill Lynch assumed that Xpedite would not consummate the Merger under circumstances where the Threshold Price Termination Right (as defined in "Summary--The Merger; Termination and Possible Exchange Ratio Increase") is exercisable and therefore such opinion would be inapplicable under such circumstances. See "The Merger-- Termination and Possible Exchange Ratio Increase." The full text of Merrill Lynch's written opinion delivered to the Xpedite Board of Directors, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex B hereto. Holders of Xpedite Common Stock are urged to and should read such opinion in its entirety. For additional information regarding the opinion of Merrill Lynch and a discussion of the qualifications of Merrill Lynch, its selection as independent financial advisor to the Xpedite Board of Directors, and certain relationships between Merrill Lynch and Xpedite, see "The Merger-- Opinions of Financial Advisors; Xpedite." See "The Merger--Termination and Possible Exchange Ratio Increase."

  On November 12, 1997, Prudential Securities delivered its written opinion to the Board of Directors of Premiere to the effect that as of such date the consideration to be paid by Premiere pursuant to the Merger was fair, from a financial point of view, to Premiere. The full text of such opinion, dated November 12, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of shares of Premiere Common Stock and Premiere Preferred Stock are urged to, and should, read such opinion in its entirety. For additional information regarding the opinion of Prudential Securities and a discussion of the qualifications of Prudential Securities, its selection as independent financial advisor to the Premiere Board of Directors, and certain relationships between Prudential Securities, and Premiere and Xpedite, see "The Merger--Opinions of Financial Advisors; Premiere."

  Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized for federal income tax purposes by Xpedite stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares. If for any reason the Merger does not so qualify, exchanging stockholders will recognize gain or loss on the exchange of their stock. A condition to consummation of the Merger is the receipt by each of Premiere and Xpedite of an opinion from Alston & Bird LLP ("Alston & Bird"), counsel to Premiere, that, among other things, the Merger will qualify as a tax-free reorganization. A discussion of matters regarding qualification for tax-free reorganization treatment is set forth below. See "The Merger--Certain Federal Income Tax Consequences."

  Upon the sale or exchange of Premiere Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the Premiere Common Stock. Under recently enacted legislation, capital gains recognized by certain non-corporate holders of Premiere Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months. Tax consequences to dealers in Premiere Common Stock, non-United States holders of Premiere Common Stock or others who have a special tax status (including, without limitation, financial institutions, insurance companies and tax-exempt entities) or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of Premiere Common Stock.

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH XPEDITE STOCKHOLDER AND BECAUSE VARIOUS FACTUAL MATTERS DISCUSSED BELOW MUST BE RESOLVED FAVORABLY FOR TAX FREE REORGANIZATION TREATMENT TO APPLY, EACH HOLDER OF XPEDITE COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

  Interests of Certain Persons in the Merger. Certain members of Xpedite's management and the Board of Directors of Xpedite have interests in the Merger in addition to their interests as stockholders of Xpedite generally. These include, among other things, provisions in the Merger Agreement relating to the agreement by Premiere to maintain existing officer and director indemnification and insurance benefits and the granting by Premiere of options and stay bonuses to certain key employees of Xpedite. See "The Merger--Management and Operations After the Merger" and "--Interests of Certain Persons in the Merger."

  Conditions to Consummation. Consummation of the Merger is subject to various conditions, including, among other matters: (i) adoption of the Merger Agreement by the requisite vote of the holders of Xpedite Common Stock; (ii) approval of the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement by the requisite vote of the holders of Premiere Common Stock and Premiere Preferred Stock, voting as a single class; (iii) consummation of the XSL Acquisition (which occurred on December 17, 1997); (iv) satisfaction of applicable antitrust requirements; (v) receipt by Premiere and Xpedite of an opinion of Alston & Bird dated as of the Effective Time relating to certain tax matters; and (vi) satisfaction of certain other usual conditions. See "The Merger--Conditions to Consummation" and "--Regulatory Approvals."

  Conduct of Business Pending the Merger. Xpedite generally has agreed in the Merger Agreement that, pending consummation of the Merger or termination of the Merger Agreement, unless the prior consent of Premiere is obtained or except as required by the XSL Purchase Agreement, Xpedite will operate its business only in the ordinary course consistent with past practice, and will use all reasonable efforts to preserve its business organizations, keep available the services of its officers, employees and consultants, and preserve present relationships with customers, suppliers, and others with which Xpedite has significant business relationships. In addition, Xpedite has agreed not to take certain actions relating to the operation of its business, except as contemplated by the Merger Agreement and the XSL Purchase Agreement, pending consummation of the Merger or the termination of the Merger Agreement, without the prior approval of Premiere.

  Premiere generally has agreed in the Merger Agreement that, pending consummation of the Merger or termination of the Merger Agreement, unless the prior consent of Xpedite is obtained, it will conduct its business, in a manner designed in its reasonable judgment to enhance the long-term value of the Premiere Common Stock and the business prospects of Premiere, and will use its reasonable efforts to preserve its core businesses and goodwill with their respective present officers, employees, consultants, customers, suppliers and other persons with which Premiere has significant business relations. The foregoing, however, does not prevent Premiere from acquiring any assets or businesses if such action is, in Premiere's judgment, desirable in the conduct of Premiere's businesses. In addition, Premiere has agreed not to take certain actions relating to the operation of its business, except as contemplated by the Merger Agreement, pending consummation of the Merger or the termination of the Merger Agreement, without the prior approval of Xpedite.

  Furthermore, Xpedite has agreed not to authorize, and to use its reasonable efforts to cause its officers, directors, employees, or agents not to, directly or indirectly: (i) solicit, initiate, or encourage any inquiries or proposals regarding any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, sale of any significant portion of assets, sale of shares of capital stock or similar transaction involving Xpedite other than the Merger ("Acquisition Proposal");
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any person in connection with any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal. Xpedite's Board of Directors, however, is entitled to consider, negotiate, discuss, approve, and recommend to Xpedite's stockholders a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided that the Xpedite Board of Directors determines in good faith that it is required to do so in order to discharge properly its fiduciary duties to Xpedite's stockholders. Xpedite must immediately notify Premiere after receipt of any Acquisition Proposal or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Xpedite or its subsidiaries or access to the properties, books or records of Xpedite or its subsidiaries by any person or entity that informs Xpedite that it is considering making, or has made, an Acquisition Proposal, and Xpedite must keep Premiere informed, on a reasonably current basis, as to the status and details of any bona fide consideration, negotiations or discussions concerning an Acquisition Proposal.

  See "The Merger--Conduct of Business Pending the Merger."

  Termination and Possible Exchange Ratio Increase. Either Premiere or Xpedite may terminate the Merger Agreement, before or after the approval by stockholders of Premiere or Xpedite, if: (i) the Boards of Directors of Premiere and Xpedite mutually agree; (ii) the Merger has not been consummated by April 30, 1998, provided that the date will be extended until May 30, 1998 if this Joint Proxy Statement/Prospectus has been mailed to the stockholders of both Xpedite and Premiere before April 30, 1998, and provided further that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement resulted in the failure of the Merger to occur on or before such date; (iii) any court of competent jurisdiction or other governmental, regulatory or administrative agency or commission has issued an order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order or action has become final and nonappealable, provided that the right to terminate the Merger Agreement shall not be available to any party who materially contributed to the issuance of any such order or the taking of such action; (iv) the Board of Directors of Xpedite recommends an Alternative Transaction (as defined in "The Merger--Termination and Possible Exchange Ratio Increase") to the Xpedite stockholders; or (v) a tender offer or exchange offer for 15% or more of the outstanding shares of Xpedite Common Stock is commenced (other than by Premiere or an affiliate of Premiere) and the Board of Directors of Xpedite recommends that the Xpedite stockholders tender their shares in such tender or exchange offer; provided that Xpedite shall not be entitled to exercise any termination rights under clauses (iv) or (v) unless
(x) any action of the Board of Directors of Xpedite referred to in such clauses is required to be taken by the Xpedite Board of Directors in order to properly discharge its fiduciary duties to the Xpedite stockholders and (y) Xpedite has complied with its obligations not to solicit Acquisition Proposals.

  The Merger Agreement further provides that it may be terminated by Premiere, before or after the approval by stockholders of Premiere or Xpedite: (i) in the event the Board of Directors of Xpedite withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Premiere; or (ii) in the event of a material breach by Xpedite of any representation, warranty, covenant or agreement contained in the Merger Agreement which has not been cured within 30 days following receipt by Xpedite of written notice of such breach, in any case such that Xpedite's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998; provided that Premiere may not terminate the Merger Agreement if Premiere is itself in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that Xpedite's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998.

  Xpedite may terminate the Merger Agreement before or after the approval by stockholders of Premiere or Xpedite: (i) if the Board of Directors of Premiere shall have recommended to the stockholders of Premiere (x) any acquisition or proposed acquisition of Premiere by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not Premiere is the entity surviving any such merger or business combination) in which the consideration to be received by Premiere stockholders in such business combination shall be other than cash, (y) any liquidation or dissolution of Premiere, or (z) any transaction or series of transactions in which Third Parties (as defined in "The Merger--Termination and Possible Exchange Ratio Increase") would acquire substantially all of the consolidated assets of Premiere; (ii) if a tender offer or exchange offer for 50% or more of the outstanding shares of Premiere Common Stock is commenced and the Board of Directors of Premiere recommends that the stockholders of Premiere tender their shares in such tender or exchange offer; (iii) if the Board of Directors of Premiere shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Xpedite; (iv) in the event of a material breach by Premiere of any representation, warranty, covenant or agreement contained in the Merger Agreement which has not been cured within 30 days following receipt by Premiere of written notice of such breach, in any case such that Premiere's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998, provided that Xpedite may not terminate the Merger Agreement if Xpedite is itself in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that Premiere's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998; or
(v) as set forth in the following paragraph.

  Finally, Xpedite may terminate the Merger Agreement (the "Threshold Price Termination Right") if the Board of Directors of Xpedite so determines by a vote of a majority of the members of its entire Board, at any time during the three-business-day period commencing on the day that the Average Closing Price is determined, if the actual Average Closing Price shall be less than $24.00 (the "Threshold Price"); subject, however, to the following: (x) if Xpedite elects to exercise its termination right pursuant to this clause, it shall give prompt written notice thereof to Premiere (provided that such notice of election to terminate may be withdrawn at any time within the three-business-day period referenced in clause (y) below); (y) during the three-business-day period commencing with its receipt of such notice, Premiere shall have the option, in its sole discretion, to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (I) the product of the Threshold Price and the Exchange Ratio (as then in effect) by (II) the Average Closing Price; and (z) if Premiere makes an election contemplated by clause (y) within such three-business-day period, it shall give prompt written notice to Xpedite of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred and the Merger Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in the Merger Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted.



  It is not possible to know if the Average Closing Price will be less than the Threshold Price until the day immediately preceding the date of the Xpedite Special Meeting and the Premiere Special Meeting. Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4. The fairness opinions received by each of Xpedite and Premiere are based on the conditions in effect at the time the parties executed the Merger Agreement. In addition, the Merrill Lynch Opinion (as defined in "The Merger--Opinions of Financial Advisors") expressly assumes that Xpedite would not consummate the Merger under circumstances where the Threshold Price Termination Right is exercisable. Accordingly, the Merrill Lynch Opinion does not address the circumstances that might arise if the Xpedite Board has decided to consummate the Merger in a case where the Threshold Price Termination Right is exercisable but the Premiere Board has chosen not to increase the Exchange Ratio. Likewise, the Prudential Securities Opinion (as defined in "The Merger-- Opinions of Financial Advisors") does not address the circumstance where the Average Closing Price is below the Threshold Price and the Premiere Board chooses to increase the Exchange Ratio. See "The Merger--Opinions of Financial Advisors." While the Xpedite Board currently intends to exercise its right to terminate the Merger Agreement if the Average Closing Price is less than the Threshold Price, it has not made a final determination and it is not obligated to exercise such right and the final decision as to whether it would exercise such right in such event, or to withdraw its notice of termination as provided in the Merger Agreement, would be made at the time the termination right becomes exercisable or in the event that the Premiere Board declines to increase the Exchange Ratio, as applicable. While the Premiere Board does not currently intend to increase the Exchange Ratio in the event Xpedite elects to exercise its termination right, its final decision whether to increase the Exchange Ratio would be made if and when Xpedite were to exercise its termination right. In considering whether to exercise their respective rights in each situation, each of the Xpedite and the Premiere Boards would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its respective financial advisors and legal counsel. APPROVAL OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF XPEDITE AT THE XPEDITE SPECIAL MEETING AND APPROVAL OF THE ISSUANCE OF SHARES OF PREMIERE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT BY THE STOCKHOLDERS OF PREMIERE AT THE PREMIERE SPECIAL MEETING WILL CONFER ON THE XPEDITE BOARD AND THE PREMIERE BOARD, RESPECTIVELY, THE POWER, CONSISTENT WITH THE FIDUCIARY DUTIES OF SUCH BOARDS, TO ELECT TO CONSUMMATE THE MERGER IF THE AVERAGE CLOSING PRICE IS LESS THAN THE THRESHOLD PRICE (IN THE CASE OF THE XPEDITE BOARD) OR TO ELECT TO INCREASE THE EXCHANGE RATIO IN THE EVENT XPEDITE ELECTS TO EXERCISE ITS TERMINATION RIGHT (IN THE CASE OF THE PREMIERE BOARD) WITHOUT ANY FURTHER ACTION BY, OR RESOLICITATION OF, THE STOCKHOLDERS OF XPEDITE AND PREMIERE, AS THE CASE MAY BE.

  See "The Merger--Termination and Possible Exchange Ratio Increase."

  Expenses and Termination Fees. The Merger Agreement provides that, except for the termination fees described below, each party is responsible for its own expenses incident to preparing for, entering into, and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby. In the event that the Merger Agreement is terminated by either party for any reason, Xpedite shall pay to Premiere an amount equal to $9,500,000 (the "Premiere Fee") plus all documented fees and expenses incurred by Premiere and its subsidiaries in connection with or related to the authorization, preparation, regulation, execution and performance of the Merger Agreement and the transactions contemplated thereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) (the "Premiere Expenses") up to a maximum of $1,000,000 in the aggregate; provided that: (i) Xpedite shall not be obligated to pay the Premiere Fee or any Premiere Expenses if the Merger Agreement is terminated under certain specified conditions; and (ii) Xpedite shall be obligated to reimburse Premiere for the amount of Premiere Expenses incurred by it up to a maximum of $1,000,000, but shall not be obligated to pay the Premiere Fee, if the Merger Agreement is terminated under certain other specified conditions. Notwithstanding the above, Premiere shall pay to Xpedite an amount equal to $9,500,000 plus all documented fees and expenses incurred by Xpedite and its subsidiaries in connection with or related to the authorization, preparation, regulation, execution and performance of the Merger Agreement and the Agreement and Plan of Merger dated as of August 8, 1997 between Xpedite and Xpedite Acquisition Corp., an entity formed by UBS Capital LLC ("UBS") and Fenway Partners, Inc. ("Fenway") (the "Prior Merger Agreement") and the transactions contemplated thereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) up to a maximum of $1,000,000 in the aggregate in the event the Merger Agreement is terminated under certain specified conditions. See "The Merger--Expenses and Termination Fees."

  Amendment and Waiver. To the extent permitted by law, Premiere and Xpedite may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of Xpedite; provided that after the approval of the Merger Agreement by Xpedite's stockholders, no amendment may change the consideration to be received by Xpedite stockholders or the rights of the Xpedite stockholders under the Merger Agreement without the requisite approval of such stockholders. To the extent required by the Nasdaq rules, any such amendment which increases the consideration payable to the Xpedite stockholders will be submitted to the Premiere stockholders for their approval.

  Prior to or at the Effective Time, either Xpedite or Premiere may also (i) extend the time for the performance of any of the obligations or other acts of the other party under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, or (iii) except to the extent prohibited by law, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

  Accounting Treatment. The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. See "The Merger--Accounting Treatment."

  Resales of Premiere Common Stock. The shares of Premiere Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Xpedite for purposes of Rule 145 under the Securities Act as of the date of the Xpedite Special Meeting. Such affiliates may not sell their shares of Premiere Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or any applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover resales of Premiere Common Stock received by any person who may be deemed to be an affiliate of Xpedite. See "The Merger--Resales of Premiere Common Stock."

  Registration Rights. As provided in the Merger Agreement, each person (a "Large Stockholder") who is precluded by Rule 145 under the Securities Act from selling or disposing of all of their shares of Premiere Common Stock received in the Merger (the "Registrable Securities") within one calendar quarter is entitled to certain registration rights. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the numbers of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten. See "The Merger-- Registration Rights."

  Stockholder Agreements. As provided in the Merger Agreement, Premiere and each of the directors and certain of the executive officers of Xpedite and certain holders of 5% or more of the outstanding shares of Xpedite Common Stock have entered into Stockholder Agreements that contain, among other things, an agreement to vote the shares of Xpedite Common Stock owned by them on the Xpedite Record Date in favor of the Merger. The Stockholder Agreements terminate upon the earlier of the termination of the Merger Agreement or the Effective Time. See "The Merger--Stockholder Agreements."

  No Dissenters' Rights. Holders of Xpedite Common Stock will not have any appraisal rights under the Delaware General Corporation Law ("Delaware GCL") in connection with the Merger Agreement and the consummation of the Merger. See "General Information--Xpedite Special Meeting," "General Information--Premiere Special Meeting," "The Merger--Interests of Certain Persons in the Merger," "Stock Ownership of Certain Beneficial Owners and Management of Xpedite" and "Stock Ownership of Certain Beneficial Owners and Management of Premiere."

  Differences in Stockholder Rights. The rights of Xpedite stockholders currently are determined by reference to the Delaware GCL, Xpedite's Amended and Restated Certificate of Incorporation ("Xpedite's Certificate") and Xpedite's Bylaws. Following the Effective Time, Xpedite stockholders will become stockholders of Premiere, and their rights as stockholders will be determined by the Georgia Business Corporation Code ("Georgia BCC"), Premiere's Articles of Incorporation, as amended ("Premiere's Articles"), and Premiere's Amended and Restated Bylaws ("Premiere's Bylaws"). For a description of the material differences in the rights of Xpedite and Premiere stockholders, see "Certain Differences in the Rights of Premiere and Xpedite Stockholders."

STOCK PLAN AMENDMENT

  The Premiere Board of Directors has adopted an amendment to Premiere's Second Amended and Restated 1995 Stock Plan (the "Stock Plan"), the purpose of which is to increase the number of shares of Premiere Common Stock reserved for issuance from 4,000,000 to 8,000,000. This proposal is separate from and in addition to the amendments previously adopted by the holders of Premiere Common Stock at the 1997 Annual Meeting.

  The purpose of the Stock Plan is to advance the interests of Premiere, its subsidiaries and shareholders by affording certain employees and directors of, and key consultants and advisors to, Premiere and its subsidiaries, an opportunity to acquire or increase their proprietary interests in Premiere. Particularly, the Plan promotes the growth and profitability of Premiere by providing such persons opportunities to acquire options, stock appreciation rights and restricted stock grants relating to the Premiere Common Stock (collectively, the "Awards"). Premiere believes that the grant of the Awards encourages such persons' continued association with, or service to, Premiere. Premiere intends to issue options to purchase up to 2,000,000 shares of Premiere Common Stock to the current employees of Xpedite and to individuals that Premiere recruits to join the Xpedite management team (the "Key Xpedite Employee Options"). The Key Xpedite Employee Options will be granted at the fair market value of Premiere Common Stock on the date of grant and generally will vest ratably over a period of four years. See "The Merger--Interests of Certain Persons in the Merger."

  The Premiere Board of Directors believes that the Stock Plan Amendment is needed to provide Premiere with greater flexibility to attract and retain highly qualified employees, directors, key consultants and advisors in the future. As of December 31, 1997, there were approximately 659,418 shares of Premiere Common Stock available for Awards. The Board believes that Premiere will need additional shares of Premiere Common Stock for future issuances.

  The affirmative vote of a majority of the shares of Premiere Common Stock and Premiere Preferred Stock, voting together as a single class, present at the Premiere Special Meeting is required to approve the Stock Plan Amendment.

  See "Stock Plan Amendment."

MARKET PRICES AND DIVIDENDS

  Premiere Common Stock is traded on Nasdaq under the symbol "PTEK" and Xpedite Common Stock is traded on Nasdaq under the symbol "XPED." The following table sets forth the high and low sales prices per share of Premiere Common Stock and Xpedite Common Stock on Nasdaq with respect to each quarterly period since January 1, 1995.

                                             XPEDITE        PREMIERE
                                          COMMON STOCK    COMMON STOCK
                                         --------------- ------------------
QUARTER ENDED                             HIGH     LOW    HIGH        LOW
-------------                            ------- ------- -------    -------
March 31, 1998 (through January 27,
 1998).................................. $31 1/4 $25 1/2 $28 5/8    $20 7/8
December 31, 1997....................... $30 1/2   $21   $38 1/2    $22 7/8
September 30, 1997...................... $22 1/4 $17 1/8 $34 1/2    $22 7/8
June 30, 1997........................... $20 3/4 $16 3/4 $30 1/2    $19 1/4
March 31, 1997.......................... $   23  $18 3/4 $27 1/2    $16 1/2
December 31, 1996....................... $23 1/4 $16 1/4 $31 1/4    $14 1/2
September 30, 1996...................... $27 3/4    $17  $35 3/4    $16
June 30, 1996........................... $28 1/4 $16 1/4 $50        $23 5/8
March 31, 1996.......................... $18 1/4 $14 1/4 $27 3/4(1) $21 3/4(1)
December 31, 1995....................... $17 7/8 $12 1/2       *          *
September 30, 1995...................... $18 3/4 $13 1/2       *          *
June 30, 1995........................... $23 1/2 $13 1/4       *          *
March 31, 1995.......................... $20 3/4 $16 1/4       *          *

-------
(1)Since March 5, 1996, the date of Premiere's initial public offering.

  On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4. See "The Merger--Termination and Possible Exchange Ratio Increase."

  The Merger Agreement provides for the filing of a listing application with Nasdaq covering the shares of Premiere Common Stock issuable pursuant to the Merger Agreement. It is a condition to consummation of the Merger that such shares of Premiere Common Stock be authorized for listing on Nasdaq, upon official notice of issuance. See "The Merger--Conditions to Consummation."

  Neither Xpedite nor Premiere has ever paid cash dividends on its common stock, and the current policy of Premiere's Board of Directors is to retain any available earnings for use in the operation and expansion of Premiere's business. Therefore, the payment of cash dividends on the Premiere Common Stock is unlikely in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Premiere Board of Directors and will depend upon Premiere's earnings, capital requirements, financial condition and any other factors deemed relevant by the Premiere Board of Directors.

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following summary presents certain selected comparative unaudited per share data for Premiere and Xpedite on a historical basis, and on a pro forma combined and equivalent pro forma combined basis assuming the Merger had been effective during the periods presented using an assumed 1.25 Exchange Ratio for the Merger and assuming the XSL Acquisition had been effective as of January 1, 1996. The Merger is reflected under the pooling-of-interests method of accounting and the XSL Acquisition is reflected under the purchase method of accounting and pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial statements of Premiere, Xpedite and XSL, including the respective notes thereto, incorporated by reference herein, and with the unaudited pro forma financial information including the notes thereto, appearing elsewhere or incorporated by reference herein. See "Available Information," "Incorporation of Certain Information by Reference," "The Merger--Accounting Treatment," and "Pro Forma Condensed Combined Financial Data."

                               NINE MONTHS
                                  ENDED          YEARS ENDED DECEMBER 31,
                              SEPTEMBER 30, -----------------------------------
                                  1997         1996        1995        1994
                              ------------- ----------- ----------- -----------
                               (UNAUDITED)  (UNAUDITED) (UNAUDITED) (UNAUDITED)
PREMIERE COMMON STOCK
Net income (loss) per
 share(1):
  Historical(5)..............    $(1.10)       $0.12       $0.14      $(1.18)
  Pro forma combined(2)......     (0.52)        0.50       (1.37)      (0.49)
Dividends per share:
  Historical(5)..............       --           --          --          --
  Pro forma combined.........       --           --          --          --
Book value per share(3):
  Historical.................      2.42         3.30       (0.59)      (1.11)
  Pro forma combined.........      1.78         3.02       (0.41)       0.49
XPEDITE COMMON STOCK
Net income (loss) per
 share(1):
  Historical.................      1.03         1.20       (6.67)       0.71
  Equivalent pro forma
   combined(4)...............     (0.68)        0.60       (1.71)      (0.61)
Dividends per share:
  Historical.................       --           --          --          --
  Equivalent pro forma
   combined..................       --           --          --          --
Book value per share(3):
  Historical.................      3.67         2.88       (0.16)       4.10
  Equivalent pro forma
   combined(4)...............      2.23         3.78       (0.51)       0.61

--------
(1) Net income (loss) represents net income (loss) from continuing operations.
(2) Pro forma combined amounts per share of Premiere Common Stock represent the sum of pro forma combined amounts for Premiere and Xpedite, divided by pro forma combined weighted average common shares outstanding.
(3) Historical book value per share information for Premiere and Xpedite as of the end of each period presented is computed by dividing historical stockholders' equity for each company by the number of shares of Premiere Common Stock or Xpedite Common Stock, as the case may be, outstanding at the end of each period presented, excluding stock options and warrants. Pro forma combined book value per share information as of the end of the period presented is computed by dividing pro forma stockholders' equity by the number of shares of Premiere Common Stock outstanding on such dates and the shares of Premiere Common Stock to be issued in the Merger.
(4) Equivalent pro forma combined amounts per share of Xpedite Common Stock represent the pro forma combined amounts per share of Premiere Common Stock, multiplied by an assumed 1.25 Exchange Ratio.
(5) Fully diluted net income (loss) per share is not used where antidilutive.

SELECTED FINANCIAL DATA

  Set forth below is certain unaudited historical consolidated selected financial data relating to Premiere and Xpedite, and certain unaudited combined selected financial data, giving effect to the Merger on a pooling-of-interests method of accounting and to the XSL Acquisition on a purchase accounting basis. See "The Merger-- Accounting Treatment." This information should be read in conjunction with the historical financial statements of Premiere, Xpedite and XSL, including the respective notes thereto, and with the unaudited pro forma combined financial information appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. The historical consolidated financial data for the years ended December 31, 1993 and 1992, have been derived from unaudited consolidated financial statements of Premiere and Xpedite which are not incorporated by reference herein. See "Available Information," "Incorporation of Certain Information by Reference," and "Pro Forma Condensed Combined Financial Data."

                SELECTED FINANCIAL DATA OF PREMIERE (HISTORICAL)
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

  The following table sets forth selected historical financial data of Premiere and has been derived from and should be read in conjunction with Premiere's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference." Interim unaudited historical data reflect, in the opinion of management of Premiere, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the nine months ended September 30, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                         ----------------------- -------------------------------------------------------
                            1997        1996       1996      1995       1994       1993(1)     1992(1)
                         ----------- ----------- --------- ---------  ---------  ----------- -----------
                         (UNAUDITED) (UNAUDITED) (AUDITED) (AUDITED)  (AUDITED)  (UNAUDITED) (UNAUDITED)
INCOME STATEMENT DATA:
 Revenues...............  $167,364    $143,537   $197,474  $147,543   $119,136    $100,055     $57,324
 Gross margin...........   122,344     101,523    141,873   103,675     85,229      59,111      31,996
 Operating income
  (loss)(2).............   (43,942)      1,538      6,865     7,003    (13,232)       (754)     (2,136)
 Net income (loss)(2)...   (34,544)      2,553      3,458     4,171    (15,519)     (5,116)     (5,023)
 Net income (loss)
  attributable to common
  shareholders for--
  primary net income
   (loss) per share.....   (34,544)      2,553      3,429     4,222    (15,839)     (5,116)     (5,023)
  fully diluted net
   income (loss) per
   share................       --          --         --      4,541        --          --          --
 Net income (loss) per
  common and common
  equivalent shares
  for--
  primary(2)(3).........  $  (1.10)   $   0.09   $   0.12  $   0.15   $  (1.18)   $  (0.51)    $ (0.50)
  fully diluted(4)......  $    --     $    --    $    --   $   0.14   $    --     $    --      $   --
 Shares used in
  computing net income
  (loss) per common and
  common equivalent
  shares for--
  primary...............    31,518      28,490     29,213    28,718     13,468       9,947       9,947
  fully diluted.........       --          --         --     31,814        --          --          --
BALANCE SHEET DATA (AT PERIOD END):
 Cash, cash equivalents
  and investments.......  $183,838      88,280   $ 83,270  $ 11,759   $  7,849    $  5,663     $ 5,213
 Working capital........   130,915      63,520     45,020   (16,093)   (12,521)    (17,742)     (8,527)
 Total assets...........   350,895     171,238    201,541    78,131     60,051      54,953      53,507
 Total debt.............   179,851      48,448     47,429    52,650     49,203      35,112      34,817
 Total stockholders'
  equity (deficit)......    78,160      74,058    104,533   (11,639)   (14,921)     (1,711)       (147)

--------

(1) Years ended December 31, 1992 and 1993 data was derived from the nine months ended December 31, 1992 and 1993 and interim data for the three months ended March 31, 1992 and 1993 consolidated with Voice-Tel Enterprises, Inc. ("VTE"), its affiliate, Voice-Tel Network Limited Partnership ("VTN"), substantially all of VTE's franchisees (the "Franchisees") (VTE, VTN and such Franchisees are collectively referred to as the "Voice-Tel Entities," or "Voice-Tel," and such acquisitions are referred to collectively as the "Voice-Tel Acquisitions") and VoiceCom Holdings, Inc. ("VoiceCom") for the years ended December 31, 1992 and 1993.

(2) Excluding charges for purchased research and development, accrued settlement costs and restructuring and other special charges incurred by Premiere in the amounts of approximately $0, $0 and $6.7 million, respectively, in 1994, and approximately $0, $2.5 and $0 million, respectively, in 1995, and approximately $11.0, $1.3 and $0 million, respectively, in 1996, operating income (loss), net income (loss) and pro forma net income (loss) per share (on a fully diluted basis when applicable) would have been approximately $(6.5) million, $(11.4) million and $(0.87) respectively, for 1994 and approximately $9.5 million, $5.7 million and $0.22, respectively, for 1995 and approximately $19.2 million, $11.0 million and $0.37, respectively, for 1996. Excluding charges for restructuring and other special charges attributable to the Voice-Tel Acquisitions and the acquisition of VoiceCom and accrued litigation and settlement costs of $73.6 million and $1.5 million, respectively, operating income, net income and pro forma net income per share (on a fully diluted basis when applicable) would have been approximately $31.2 million, $19.0 million and $0.55, respectively, for the nine months ended September 30, 1997.
(3) Pro forma net income (loss) per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from convertible preferred stock (using the if-converted method) and from stock options (using the modified treasury stock method). Further, for the years ended December 31, 1992, 1993, and 1994 and the nine months ended September 30, 1997, net income (loss) per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic net income (loss) per share calculations were used for the years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1997.
(4) Fully diluted net income (loss) per share is not presented where the effect is antidilutive.

                SELECTED FINANCIAL DATA OF XPEDITE (HISTORICAL)
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

  The following table sets forth selected historical financial data of Xpedite and has been derived from and should be read in conjunction with Xpedite's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. See "Available Information," "Incorporation of Certain Information by Reference," and "The Merger--Conduct of Business Pending the Merger." Interim unaudited historical data reflect, in the opinion of management of Xpedite, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data, and unaudited results of operations for the nine months ended September 30, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                         ----------------------- -------------------------------------------------
                            1997        1996       1996     1995(1)    1994     1993(2)    1992
                         ----------- ----------- --------- --------- --------- --------- ---------
                         (UNAUDITED) (UNAUDITED) (AUDITED) (AUDITED) (AUDITED) (AUDITED) (AUDITED)
INCOME STATEMENT DATA:
 Net revenues...........  $122,383     $94,767   $129,847   $55,684   $41,429   $29,072   $10,029
 Gross margin...........    63,610      51,352     69,870    34,082    24,437    15,073     5,298
 Operating income
  (loss)................    17,771      15,271     20,453   (44,079)    6,244     2,780        35
 Net income (loss)......     9,595       7,672     10,433   (46,562)    4,728     1,695      (488)
 Net income (loss) per
  common share(3).......      1.03        0.91       1.20     (6.67)     0.71       --        --
 Pro forma net income
  (loss) per common
  share(3)..............       --          --         --        --        --       0.34     (0.17)
 Weighted average shares
  outstanding...........     9,359       8,415      8,716     6,982     6,600     4,599     2,826
BALANCE SHEET DATA (AT
 PERIOD END):
 Cash, cash equivalents
  and investments.......  $  3,857     $ 7,211   $  6,680   $ 9,076   $16,139   $   472   $ 1,906
 Working capital........     6,796       6,330      4,473    (2,268)   16,459    (3,081)    2,023
 Total assets...........    93,917      87,487     88,391    72,883    34,352    13,962     5,019
 Total debt.............    29,376      35,968     35,478    47,282        44    12,068    11,054
 Stockholders' equity
  (deficit).............    34,332      22,618     25,137    (1,116)   27,085    (6,599)   (7,502)

--------
(1) On November 20, 1995, Xpedite acquired Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave," and collectively with Swift and ViTel, the "SVC Companies"). In connection with the acquisitions of the SVC Companies, Xpedite wrote off $53.0 million of in-process research and development costs.
(2) Xpedite acquired certain assets from TRT Communications, Inc. as of February 1, 1993.
(3) Pro forma net income per share in 1992 and 1993 were calculated after giving effect to dividends payable on outstanding preferred stock, in the amounts $74 and $149, respectively.

           SELECTED PRO FORMA FINANCIAL DATA OF PREMIERE AND XPEDITE
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

  The following table sets forth selected pro forma combined financial information for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 giving effect to the Merger using the pooling-of-interests method of accounting assuming a 1.25 Exchange Ratio and consummation of the Merger of the beginning of each period and the XSL Acquisition using the purchase method of accounting assuming consummation thereof as of January 1, 1996. See "The Merger--Accounting Treatment." The pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger or the XSL Acquisition been consummated at the beginning of the periods presented or of future results. The selected pro forma combined financial information is derived from the pro forma condensed combined financial information appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. This information should be read in conjunction with the historical financial statements of Premiere, Xpedite and XSL, including the respective notes thereto, incorporated by reference herein, and the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. See "Available Information," "Incorporation of Certain Information by Reference," and "Pro Forma Condensed Combined Financial Data."

                                NINE MONTHS
                                   ENDED           YEAR ENDED DECEMBER 31,
                               SEPTEMBER 30, -----------------------------------
                                   1997         1996        1995        1994
                               ------------- ----------- ----------- -----------
                                (UNAUDITED)  (UNAUDITED) (UNAUDITED) (UNAUDITED)
INCOME STATEMENT DATA:
 Revenues....................    $311,298     $348,508    $203,227    $160,565
 Gross margin................     214,901      240,913     143,949     114,273
 Operating income (loss)(1)..     (17,197)      42,223     (37,076)     (6,988)
 Net income (loss)(1)........     (22,465)      19,421     (42,391)    (11,736)
 Pro forma net income (loss)
  attributable to common
  shareholders for primary
  earnings per share(2)......     (22,465)      19,392     (42,699)    (12,056)
 Pro forma net income (loss)
  per common and common
  equivalent shares--
  primary(3).................    $  (0.52)    $   0.50    $  (1.37)   $  (0.49)
 Shares used in computing
  earnings per common and
  common equivalent shares--
  primary....................      42,854       39,006      31,204      24,804
BALANCE SHEET DATA (AT PERIOD
 END):
 Cash, cash equivalents and
  investments................    $187,886     $ 89,950    $ 20,835    $ 23,988
 Working capital.............     111,231       49,493     (18,361)      3,938
 Total assets................     538,497      289,932     151,014      94,403
 Total debt..................     296,227       82,907      99,932      49,247
 Total stockholders' equity
  (deficit)..................      77,511      129,670     (12,755)     12,164

--------

(1) Excluding charges for purchased research and development, accrued settlement costs and restructuring and other special charges incurred by Premiere and Xpedite in the amounts of approximately $0.0, $0.0 and $6.7 million, respectively in 1994, and approximately $53.0, $2.5 and $0.0 million, respectively in 1995 and approximately $0.0, $1.3 and $0.0 million, respectively in 1996, operating income, net income and pro forma net income (loss) per share would have been $(0.3) million, $(7.6) million and $(0.32), respectively, for 1994, approximately $18.4 million, $13.1 million and $0.42, respectively, for 1995, approximately $43.6 million, $20.2 million and $0.52, respectively, for 1996. Excluding charges for restructuring and other special charges attributable to the Voice-Tel Acquisitions and the acquisition of VoiceCom and accrued settlement costs of $73.6 million and $1.5 million, respectively, operating income, net income and pro forma net income per share would have been approximately $57.8 million, $31.1 million and $0.73, respectively, including applicable tax effects for the nine months ended September 30, 1997.

(2) Supplementary pro forma net income per share assuming the conversion of Premiere preferred stock and the retirement of notes payable for the year ended December 31, 1995 are not presented because the effect of the pro forma adjustments is immaterial.

(3) Pro forma net income (loss) per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from convertible preferred stock (using the if-converted method) and from stock options (using the modified treasury stock method). Fully diluted data is not presented as the effect is anti-dilutive or immaterial for all periods presented. Further, for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, net income per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic net income (loss) per share calculations were used for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997.

                                 RISK FACTORS

  Xpedite shareholders should carefully consider the risk factors set forth below, as well as the other information contained in this Joint Proxy Statement/Prospectus, in evaluating an exchange of Xpedite Common Stock for Premiere Common Stock. This Joint Proxy Statement/Prospectus and the documents incorporated herein contain certain forward-looking statements which are inherently uncertain. Premiere's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Joint Proxy Statement/Prospectus. See "Forward-Looking Statements."

ABILITY TO MANAGE GROWTH; ACQUISITION RISKS

  Premiere continually evaluates acquisition opportunities and, as a result, frequently engages in acquisition discussions, conducts due diligence activities in connection with possible acquisitions, and, where appropriate, engages in acquisition negotiations. Premiere has experienced substantial growth in revenue and personnel in recent years, particularly in 1997. A substantial portion of such growth has been accomplished through acquisitions, including the Voice-Tel Acquisitions and the acquisition of VoiceCom. Premiere's growth has placed significant demands on all aspects of Premiere's business, including its administrative, technical and financial personnel and systems. Additional expansion by Premiere, including the Merger, may further strain Premiere's management, financial and other resources. There can be no assurance that Premiere's systems, procedures, controls and existing space are or will be adequate to support expansion of Premiere's operations. Premiere's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its administrative, technical and financial control and reporting systems. If Premiere is unable to respond to and manage changing business conditions, then the quality of Premiere's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, Premiere will be required to add capacity to its computer telephony platform and its digital central office switches and will need to continually add capacity to its private frame relay network, thus requiring Premiere continuously to attempt to predict growth in its network usage and add capacity accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Acquisitions, including the Merger, also involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of Premiere's management's attention from other business concerns, entry into markets in which Premiere has little or no direct prior experience and the potential loss of key employees of the acquired company. Premiere is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. There are, at present, no understandings, agreements or arrangements concerning the issuance of additional shares of Premiere Common Stock in connection with possible acquisitions, except for the shares to be issued pursuant to the Merger Agreement.

  Future acquisitions by Premiere may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on Premiere's business, financial condition and results of operations. For example, the Voice-Tel Entities and VoiceCom established reserves for certain potential tax liabilities that Premiere's management believes to be adequate based on certain assumptions which Premiere's management believes are reasonable. If, however, such assumptions prove to be incorrect and the potential liabilities ultimately exceed established reserves, Premiere's business, financial condition and results of operations could be materially adversely affected. Premiere has recorded approximately $14.8 million of goodwill and other intangible assets in connection with the Voice-Tel Acquisitions. Premiere is amortizing the goodwill on a straight-line basis over 40 years, and Premiere believes the useful life of the Voice-Tel Entities to be at least 40 years. If the amortization period is accelerated due to a reevaluation of the useful life of the Voice-Tel Entities or otherwise, amortization expense may initially increase on a quarterly basis or require a write-down of the goodwill. An increase in the rate of amortization of goodwill or future write-downs and restructuring charges could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Premiere has taken, and in the future may take, charges in connection with acquisitions. During the second quarter of 1997, Premiere took a pre-tax charge of approximately $45.4 million in connection with the Voice-Tel Acquisitions and during the third quarter of 1997, Premiere took a pre-tax charge of approximately $28.2 million in connection with the acquisition of VoiceCom. Premiere may take additional charges in connection with future acquisitions including, but not limited to, the Merger. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based.

  In June 1997, Premiere completed the Voice-Tel Acquisitions. Prior to the Voice-Tel Acquisitions, the Voice-Tel Entities operated approximately 210 POPs in five countries. VTE operated as a franchisor, and each of the approximately 100 Franchisees was independently owned and operated. Premiere is in the process of consolidating these separate businesses by attempting to eliminate duplicative and unnecessary costs and to operate them under common management. Potential challenges to the successful consolidation of the Voice-Tel Entities include, but are not limited to: (i) centralization and consolidation of financial, operational and administrative functions; (ii) consolidation of the service centers, network and work force; (iii) elimination of unnecessary costs; and (iv) realization of economies of scale. Premiere is in the process of integrating Voice-Tel's service offerings, operations and systems with those of Premiere, and therefore, the Voice-Tel integration plans may materially change in the future. Challenges to the successful integration of the Voice-Tel Entities include, but are not limited to: (i) localization of Premiere products; (ii) integration of the Premiere platform with the Voice-Tel network; (iii) cross-selling of products and services to the customer base of Voice-Tel and Premiere; (iv) integration of new personnel; and (v) compliance with regulatory requirements.

  Because of the size and fragmented nature of the facilities and businesses of the Voice-Tel Entities and the technical complexity of integrating Premiere's products with those of Voice-Tel, the integration process is particularly complex and will place significant demands on Premiere's management, engineering, financial and other resources. There can be no assurance that the Voice-Tel Entities will be successfully consolidated or integrated with Premiere's operations on schedule or at all, that the Voice-Tel Acquisitions will result in sufficient net sales or earnings to justify Premiere's investment therein or the expenses related thereto, or that operational synergies will develop. The successful consolidation of the Voice-Tel Entities and their integration into Premiere's operations are critical to Premiere's future performance, especially because the combined revenues for the Voice-Tel Entities approximated 45.0% and 42.0% of Premiere's revenues in fiscal year 1996 and the nine months ended September 30, 1997, respectively. Failure to successfully consolidate and integrate the Voice-Tel Entities or to achieve operating synergies would have a material adverse effect on Premiere's business, financial condition and results of operations.

THE EFFECT OF STOCK PRICE FLUCTUATIONS ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF XPEDITE COMMON STOCK IN THE MERGER

  The price of Premiere Common Stock at the Effective Time may vary significantly from the closing price as of the date as of which the Merger Agreement was executed, the date hereof, or the date on which Xpedite stockholders vote on the Merger and the transactions contemplated thereby. The market price of Premiere Common Stock has historically been subject to significant fluctuation. See "Summary--Market Prices and Dividends." These variances may be due to a number of factors, including, without limitation, actual or anticipated quarterly fluctuations in financial results, changes in earnings estimates by securities analysts and announcements of material events by Premiere, its major strategic partners or licensees or its competitors, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, perceptions about market conditions in the telecommunications industry and the effect of general economic conditions, many of which are unrelated to Premiere's operating performance.

  The Exchange Ratio is based, in part, on the market price of the Premiere Common Stock. The Merger Agreement places a limitation on the Average Closing Price by deeming the Average Closing Price to be $27.20 if the actual Average Closing Price falls below the Minimum Average Closing Price, and $39.20 if the actual Average Closing Price is greater than the Maximum Average Closing Price. Accordingly, the dollar value of the Premiere Common Stock to be received by the holders of Xpedite Common Stock to be issued in the Merger will not be determined until the day immediately preceding the Xpedite Special Meeting. If the Average Closing Price of the Premiere Common Stock is below $27.20, or above $39.20, the dollar value of the Premiere Common Stock to be received by the holders of Xpedite Common Stock in the Merger may be substantially more or less than the value of the Premiere Common Stock as of the date of execution of the Merger Agreement, the date hereof, the date of the Xpedite Special Meeting, the date of receipt of shares of Premiere Common Stock by Xpedite stockholders, or the date on which such shares are eventually sold. The Exchange Ratio is subject to possible increase under certain circumstances if the actual Average Closing Price would be less than $24.00. Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4. See "The Merger-- Termination and Possible Exchange Ratio Increase."

  Shareholders should also note that, due to possible delays in receiving regulatory approvals or in satisfying other conditions to consummation of the Merger, there may be a significant delay between the date of the Xpedite Special Meeting and the date of consummation of the Merger. Accordingly, the market value of shares of Premiere Common Stock that holders of Xpedite Common Stock will receive upon consummation of the Merger may vary significantly from the market value of the shares of Premiere Common Stock that holders of Xpedite Common Stock would receive if the Merger were consummated on the date of this Joint Proxy Statement/Prospectus or the date of the Xpedite Special Meeting.

DEPENDENCE ON LICENSING AND STRATEGIC RELATIONSHIPS

  Premiere has licensing relationships with companies that have chosen to outsource part or all of their communications card services to Premiere. License fees accounted for approximately 7.0% of Premiere's revenues in 1996 and 11.6% of Premiere's revenues during the nine months ended September 30, 1997. One licensee, Communications Network Corporation ("CNC"), accounted for approximately 19.6% of Premiere's 1996 license fees and approximately 1.4% of Premiere's total 1996 revenues. On August 6, 1996, CNC was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. CNC owed Premiere approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WorldCom Network Services, Inc., d/b/a WilTel, is also obligated to pay this amount to Premiere. In addition, WorldCom, Inc. ("WorldCom") accounted for approximately 43.5% of Premiere's 1996 license fees and approximately 3.0% of Premiere's total 1996 revenues, and approximately 69.5% of Premiere's license fees and 8.1% of Premiere's total revenues for the nine months ended September 30, 1997. Premiere intends to increase its number of licensees and its licensee transaction volume in the future. Premiere's success depends in part upon the ultimate success or failure of its licensees. The telecommunications industry is intensely competitive and rapidly consolidating. The majority of companies that have chosen to outsource communications card services to Premiere are small or medium-sized telecommunications companies that may be unable to withstand the intense competition in the telecommunications industry. Licensees that ceased doing business with Premiere due to financial difficulties contributed in the aggregate approximately $2.9 million of Premiere's 1996 revenues. Although Premiere was able to add new licensees in 1996 and the first three quarters of 1997, there can be no assurance that the failure of one or more of Premiere's licensees to develop and sustain a market for Premiere's services, or termination of one or more of Premiere's licensing relationships, will not have a material adverse effect on Premiere's business, financial condition and results of operations.

UNCERTAINTY OF STRATEGIC RELATIONSHIPS

  A principal element of Premiere's strategy is the creation and maintenance of strategic relationships that will enable Premiere to offer its services to a larger customer base than Premiere could otherwise reach through its direct marketing efforts. Premiere has experienced growth in its existing strategic relationships during 1996 and 1997 and has entered into or initiated new strategic relationships with several companies, including WorldCom, American Express Travel Related Services, Inc. ("American Express") and CompuServe Incorporated ("CompuServe"). Although Premiere intends to continue to expand its direct marketing channels, Premiere believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, Premiere's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to market Premiere's services effectively. Failure of one or more of Premiere's strategic partners to successfully develop and sustain a market for Premiere's services, or the termination of one or more of Premiere's relationships with a strategic partner, could have a material adverse effect on Premiere's overall performance. The telecommunications industry is experiencing rapid consolidation. Recently WorldCom, which is a strategic partner of Premiere, entered into an agreement to acquire MCI, which competes with Premiere with respect to certain services. Consolidation in the communications industry, including consolidations involving Premiere's customers and strategic partners, could have a material adverse effect on Premiere's business, financial condition and results of operations.

  In November 1996, Premiere entered into a strategic alliance agreement with WorldCom, the fourth largest long distance carrier in the United States, whereby WorldCom is required, among other things, to provide Premiere with the right of first opportunity to provide certain enhanced computer telephony services for a period of at least 25 years. In connection with this agreement, Premiere issued to WorldCom 2,050,000 shares of Premiere Common Stock valued at approximately $25.2 million (based on an independent appraisal) and paid WorldCom $4.7 million in cash. Premiere recorded the value of this agreement as an intangible asset. While Premiere believes that the intangible asset will be recovered over the life of the agreement, this recoverability is dependent upon the success of the strategic relationship. Premiere will continually evaluate the realizability of the intangible asset recorded, and there can be no assurance that future evaluations will not require a write-down of this asset.

  Although Premiere views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with Premiere as significant for their own businesses or that they will not reassess their commitment to Premiere in the future. Premiere's arrangements with its strategic partners do not always establish minimum performance requirements for Premiere's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent Premiere from entering into strategic relationships with other companies in the same industry as Premiere's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when Premiere is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of Premiere's strategic partners to incorporate Premiere's services into successful commercial ventures will require Premiere, among other things, to continue to successfully enhance its existing services and develop new services. Premiere's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market Premiere's services, seeking alternative providers of communications and information services or canceling their contracts with Premiere, any of which could have a material adverse impact on Premiere's business, financial condition and results of operations.

RELIANCE ON AMWAY AND CERTAIN OTHER RELATIONSHIPS

  Historically, the Voice-Tel Entities have relied on sales through Amway Corporation ("Amway") for a substantial portion of their revenue. Such sales accounted for approximately 27.5%, 23.7% and 21.9% of Premiere's revenue for 1995, 1996 and the nine months ended September 30, 1997, respectively. Amway's relationship with VTE commenced in 1990 when VTE began managing the voice messaging operations previously conducted by Amway's subsidiary, Amvox, Inc. ("Amvox"). VTE subsequently acquired and franchised the former Amvox service centers from Amway in exchange for an equity interest in VTE. Amway later invested in the development of the private frame relay digital messaging network through VTN. As a result of these transactions, Amway also became the single largest equity holder in VTE and VTN. VTE and Amway have entered into a service and reseller agreement (the "Amway Agreement") providing, among other things, for the sale by VTE of voice messaging and network transmission services on an exclusive basis to Amway in the United States, Canada, New Zealand and Australia for resale by Amway to its independent distributors under the "Amvox" trade name. The Amway Agreement does not bind the Amway distributors, who are free to acquire messaging services from alternative vendors. The Amway Agreement may be canceled by either party upon 180 days prior written notice or upon shorter notice in the event of a breach. The Amway Agreement does not prohibit VTE from continuing to provide voice messaging and network transmission services to Amway's distributors following termination of the Amway Agreement. However, in the event that Amway recommended a voice messaging and network transmission services provider other than Premiere, there can be no assurance that Amway's distributors would not follow such recommendation. Amway has certain registration rights with respect to the Premiere Common Stock that it acquired in the Voice-Tel Acquisitions (see "Risk Factors-- Registration Rights"). Amway demanded registration of its shares in accordance with its rights and sold a significant portion of its Premiere Common Stock on December 30, 1997. Such sale by Amway decreased

Amway's interest in Premiere and may increase the possibility that Amway will recommend a voice messaging and network transmission services provider other than Premiere. There can be no assurance that Premiere's relationship with Amway and the Amway distributors will continue at historical levels or at all, nor can there be any assurance of long-term price protection for services provided to Amway. Loss or diminution in the Amway relationship, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on Premiere's business, financial condition and results of operations.

  In September 1997, Premiere entered into an agreement with DigiTEC 2000, Inc. ("Digitec") pursuant to which Digitec will act as a distributor to market and sell prepaid telephone cards. Under the terms of such agreement, Digitec agreed, starting January 1, 1998, to sell cards with a retail value of at least $4 million each month. In the event that Digitec has not sold all such cards by August 31, 1998, Digitec will be obligated to pay Premiere an amount equal to the retail value of the unsold cards less commissions that would have been payable on such cards. No assurance can be given that Digitec will be able to sell the amount of cards that it is obligated to under the terms of such agreement or, in the event that Digitec is unable to do so, that Digitec will have the financial resources available to it to make the payment required on August 31, 1998 under such agreement.

TECHNOLOGICAL CHANGE; RISK OF OBSOLESCENCE; DEPENDENCE ON NEW SERVICES

  The market for Premiere's and Xpedite's services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. Premiere's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services in a timely fashion, enhance its software and its computer telephony platform and compete successfully with products and services based on evolving or new technologies. Premiere expects new products and services, and enhancements to existing products and services, to be developed and introduced which will compete with the services offered by Premiere. Among the new and evolving technologies with which Premiere expects to compete are notebook computers equipped with sound cards, fax modems and cellular modems, portable Internet appliances which would allow connection to the Internet over wireless networks and personal digital assistants with enhanced communications features. In addition, aspects of Premiere's Orchestrate product line, which Premiere intends to begin marketing during the first quarter of 1998, is expected to compete within markets where larger companies are working to provide a unified messaging solution. Premiere is also aware that products currently exist which provide text-to-voice e-mail conversion and "call connect/call screening" services.

  Such technological advances may result in the availability of new services, products or methods of electronic document delivery that could compete with the electronic document distribution services currently provided by Premiere and Xpedite or decrease the cost of existing products or services which could enable Premiere's and/or Xpedite's established or potential customers to meet their own needs for electronic document distribution services more cost efficiently than through the use of the combined company's services. In addition, Premiere may experience difficulty integrating incompatible systems of acquired businesses into its network. There can be no assurance that Premiere will not be materially adversely affected in the event of such technological change or difficulty, or that changes in technology will not enable additional companies to offer services which could replace, or be more cost-effective than, some or all of the services offered now by Premiere or Xpedite or in the future by the combined company.

  The Voice-Tel Acquisitions constitute a significant investment by Premiere in a private frame relay network architecture. Alternative architectures currently exist, and technological advances may result in the development of additional network architectures. There can be no assurance that the telecommunications industry will not standardize on a protocol other than frame relay or that Premiere's frame relay architecture will not become obsolete. Such events would require Premiere to invest significant capital in upgrading or replacing its private frame relay network and could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Premiere must continually introduce new products in response to evolving industry standards and customer demands for enhancements to Premiere's existing products. One such new product is Orchestrate, which is operational and has been available in limited release. Premiere intends to begin marketing Orchestrate to customers through certain of Premiere's strategic partners such as CompuServe Incorporated ("CompuServe") and USA.NET, Inc. ("USA.NET") in the first quarter of 1998. Premiere anticipates commencing direct marketing of the Orchestrate product through print advertising and other channels during the second quarter of 1998. Premiere believes that its competitors have not yet developed a publicly available network-based product which incorporates all of the functionalities of Orchestrate, although Premiere's competitors have developed products which Premiere believes offer some, but not all, of the bundled services offered through Orchestrate. There can be no assurance that: (i) Premiere will be successful in developing and marketing service enhancements or new services that respond to these or other technological changes or evolving industry standards; (ii) Premiere will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its services, including Orchestrate; or (iii) its new services and the enhancements thereto, including Orchestrate, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of Premiere to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on Premiere's business, financial condition and results of operations.

UNCERTAINTY OF MARKET ACCEPTANCE OF COMPUTER TELEPHONY

  Premiere's future success depends upon the market acceptance of its existing and future computer telephony product lines and services. Computer telephony integrates the functionality of telephones and computers and thus represents a departure from standards for information and telecommunications services. Market acceptance of computer telephony products and services generally requires that individuals and enterprises accept a new way of exchanging information. Premiere believes that broad market acceptance of its computer telephony product lines and services will depend on several factors, including ease of use, price, reliability, access and quality of service, system security, product functionality and the effectiveness of strategic marketing and distribution relationships. There can be no assurance that Premiere's computer telephony products and services will achieve broad market acceptance or that such market acceptance will occur at the rate which Premiere currently anticipates. A decline in the demand for, or the failure to achieve broad market acceptance of, Premiere's computer telephony product lines and services would have a material adverse effect on Premiere's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  A key component of the Premiere strategy is its planned expansion into international markets. In 1996, Premiere opened a POP site in London, England which is currently being upgraded to a full switching facility and computer telephony platform. In addition, Premiere intends to pursue long term strategic relationships with European partners. Premiere also intends to establish high speed client/server networks of personal computers (called "Telnodes") and PCs utilizing Premiere's proprietary software (called "Network Managers") in Canada, New Zealand and potentially other countries in 1998. Premiere currently has voice messaging service centers in Canada, Australia, New Zealand and Puerto Rico. If international revenues are not adequate to offset the expense of establishing and maintaining these international operations, Premiere's business, financial condition and results of operations could be materially adversely affected. To date, Premiere has only limited experience in marketing and distributing its services internationally. There can be no assurance that Premiere will be able to successfully establish the proposed international Telnodes and Network Managers or to market, sell and deliver its services in international markets. In addition to the uncertainty as to Premiere's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. Premiere denominates foreign transactions in foreign currency and does not engage in hedging transactions. Premiere has not experienced any material losses from fluctuations in currency exchange rates, but there can be no assurance that Premiere will not incur material losses due to currency exchange rate fluctuations in the future.

  A significant portion of Xpedite's business is conducted outside the United States, and a significant portion of its revenues and expenses are derived in foreign currencies. Accordingly, Xpedite's results of operations may be materially affected by fluctuations in foreign currencies. Many aspects of Xpedite's international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of Xpedite within such governments' countries, including increased tariffs. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to Xpedite's operations and growth strategy. As a result of the XSL Acquisition and the acquisition of Xpedite Germany, a higher proportion of Xpedite's business is now conducted outside the United States and, accordingly, Xpedite may be subject, to a greater degree, to the foregoing risks.

RISKS ASSOCIATED WITH EXPANSION OF ENHANCED FAX SERVICES

  Premiere intends to accelerate growth of enhanced fax and message delivery services throughout the world by expansion of Xpedite's proprietary private world-wide document distribution network (the "Xpedite Network"), the integration of the Xpedite Network with Premiere's private frame relay network and computer telephony platform and the acquisition of entities engaged in the business of Enhanced Fax Services. There can be no assurance that Premiere will be able to expand its ability to provide services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of the Xpedite Network to process increasing amounts of document traffic, integrating and increasing the capability of the Xpedite Network to perform tasks required by Premiere's customers, or identifying and establishing alliances with new partners in order to enable Premiere to expand its network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of Premiere in the markets in which it provides services, which could have a material adverse effect on Premiere's business, financial condition and results of operations. In addition, such growth will involve substantial investments of capital, management and other resources. There can be no assurance that Premiere will generate sufficient cash for future growth of the Enhanced Fax Services business through earnings or external financings, or that such external financings will be available on terms acceptable to Premiere or that Premiere will be able to employ any such resources in a manner that will result in accelerated growth.

DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL

  Premiere's success is largely dependent upon its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on Premiere. Premiere believes that its continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, Chairman and President, and certain other key executives. Mr. Jones has entered into an employment agreement with Premiere which expires in December 1999, and Premiere maintains key man life insurance on Mr. Jones in the amount of $3.0 million. D. Gregory Smith, a co-founder of Premiere, recently resigned as director, Executive Vice President and Assistant Secretary of Premiere and as a director and officer of Premiere Communications, Inc. ("PCI") and certain other subsidiaries of Premiere, and Leonard A. DeNittis recently resigned as the Vice President of Engineering and Operations of PCI.

  Premiere also believes that to be successful it must hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is intense. The inability of Premiere to locate, hire and retain such personnel may have a material adverse effect on Premiere. No assurance can be given that Premiere will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

LIMITED PROTECTION OF PROPRIETARY RIGHTS AND TECHNOLOGY

  Premiere relies primarily on a combination of intellectual property laws and contractual provisions to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection of Premiere's proprietary rights and technology. Premiere's proprietary rights and technology include confidential information and trade secrets which Premiere attempts to protect through confidentiality and nondisclosure provisions in its licensing, services, resellers and distribution agreements. Premiere typically attempts to protect its confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period following termination of the agreement, typically one to two years at a minimum. In addition, Premiere has three patent applications pending and nine trademark or service mark registrations pending. Premiere has two registered service marks. Voice-Tel has been issued two U.S. patents and has one U.S. patent application pending. Voice-Tel also has five registered U.S. trademarks or service marks and approximately 40 foreign trademark or service mark registrations or pending applications. VoiceCom has two registered U.S. trademarks and one registered foreign trademark. Despite Premiere's efforts to protect its proprietary rights and technology through intellectual property laws and contractual provisions, unauthorized parties may attempt to copy aspects of Premiere's software or services or to obtain and use information that Premiere regards as proprietary. Although Premiere is not aware of any current or previous infringement of its proprietary rights and technology, there can be no assurance that Premiere's means of protecting its proprietary rights and technology will be adequate or that Premiere's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect Premiere's proprietary rights to as great an extent as the laws of the U.S.

DEPENDENCE ON SWITCHING FACILITIES AND COMPUTER TELEPHONY PLATFORMS; DAMAGE, FAILURE AND DOWNTIME

  Premiere currently maintains switching facilities and computer telephony platforms in Atlanta, Georgia, Dallas, Texas, and London, England. Premiere's network service operations are dependent upon its ability to protect the equipment and data at its switching facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Premiere has taken precautions to protect itself and its subscribers from events that could interrupt delivery of Premiere's services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware and fire protection systems. Premiere's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, and although Premiere has not experienced any significant downtime of its network in the last three years due to technical failures, natural disasters or similar events, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of Premiere's network or one of the switching facilities as a whole, thereby resulting in an interruption of Premiere's services. Such an interruption could have a material adverse effect on Premiere's business, financial condition and results of operations. Although Premiere maintains business interruption insurance providing for aggregate coverage of approximately $10.8 million per policy year, there can be no assurance that Premiere will be able to maintain its business interruption insurance, that such insurance will continue to be available at reasonable prices or that such insurance will be sufficient to compensate Premiere for losses it experiences due to Premiere's inability to provide services to its subscribers.

RISK OF SOFTWARE FAILURES OR ERRORS

  The software developed and utilized by Premiere in providing its services, including the Orchestrate software, may contain undetected errors. Although Premiere generally engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in the software after the software goes into use. Any such error may result in partial or total failure of Premiere's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use Premiere's network or the cancellation by subscribers of their service with Premiere, any of which could have a material adverse effect on Premiere. Premiere maintains technology errors and omissions insurance coverage of $10.0 million per policy aggregate. However, there can be no assurance that Premiere will be able to maintain its technology errors and omissions insurance, that such insurance will continue to be available at reasonable prices or will be sufficient to compensate Premiere for losses it experiences due to Premiere's inability to provide services to its subscribers.

DEPENDENCE UPON TELECOMMUNICATION PROVIDERS; NO GUARANTEED SUPPLY

  Premiere does not own a transmission network and, accordingly, depends on WorldCom, LCI International Telecom Corp. ("LCI"), MCI Communications Corp. ("MCI"), Sprint Corp. ("Sprint") and other facilities-based and non-facilities based carriers for transmission of its subscribers' long distance calls. These long distance telecommunications services generally are procured pursuant to supply agreements for terms of three to five years, subject to earlier termination in certain events. Certain of these agreements provide for minimum purchase requirements. Further, Premiere is dependent upon local exchange carriers ("LECs") for call origination and termination. If there is an outage affecting one of Premiere's terminating carriers, Premiere's platform automatically switches calls to another terminating carrier if capacity is available. Premiere has not experienced significant losses in the past due to interruptions of service at terminating carriers, but no assurance can be made in this regard in the future. Premiere's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunication services on favorable terms from long distance carriers and the cooperation of both interexchange and LECs in originating and terminating service for its subscribers in a timely manner. The partial or total loss of the ability to receive or terminate calls would result in a loss of revenues by Premiere and could lead to a loss of subscribers, which could have a material adverse effect on Premiere.

  Premiere leases capacity on the WorldCom backbone to provide connectivity and data transmission within Premiere's private frame relay network. The lease agreement expires in September 2000. Premiere's hub equipment is collocated at various WorldCom sites pursuant to co-location agreements that are terminable by either party upon 30 days written notice. Premiere's ability to maintain network connectivity is dependent upon its access to transmission facilities provided by WorldCom or an alternative provider. Premiere has no assurance that it will be able to continue such relationship with WorldCom beyond the terms of its current agreements with WorldCom or that it will be able to find an alternative provider on terms as favorable as those offered by WorldCom or on any other terms. If Premiere were required to relocate its hub equipment or change its network transmission provider, it could experience shutdowns in its service and increase costs which could have a material adverse effect on its customer relationships and customer retention and, therefore, its business, financial condition and results of operations.

RELIANCE ON SUPPLIERS OF VOICE MESSAGING EQUIPMENT

  Premiere does not manufacture voice messaging equipment used at its voice messaging service centers, and such equipment is currently available from a limited number of sources. Although Premiere has not historically experienced any significant difficulty in obtaining equipment required for its operations and believes that viable alternative suppliers exist, no assurance can be given that shortages will not arise in the future or that alternative suppliers will be available. The inability of Premiere to obtain this equipment could result in delays or reduced delivery of messages which would materially and adversely affect Premiere's business, financial condition and results of operations.

RISKS OF INFRINGEMENT CLAIMS

  Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications services and computer telephony. Premiere believes that in the ordinary course of its business third parties will claim that Premiere's current or future products or services infringe the patent, copyright or trademark rights of such third parties. No assurance can be given that actions or claims alleging patent, copyright or trademark infringement will not be brought against Premiere with respect to current or future products or services, or that, if such actions or claims are brought, Premiere will ultimately prevail. Any such claiming parties may have significantly greater resources than Premiere to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require Premiere to enter into royalty or licensing agreements, or cause Premiere to discontinue use of the challenged technology, trade name or service mark at potentially significant expense to Premiere associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on Premiere's business, financial condition and results of operations. See "Incorporation of Certain Information by Reference" and "Available Information."

  In February 1997, Premiere entered into a long-term nonexclusive license agreement with AudioFAX IP LLC ("AudioFAX") settling a patent infringement suit filed by AudioFAX in June 1996. In the third quarter of 1996, Premiere took a one-time charge for the estimated legal fees and other costs that Premiere expected to incur to resolve this matter. In September 1997, VoiceCom also entered into a long-term nonexclusive license agreement with AudioFAX.

  In July 1996, Xpedite received a letter from counsel for AudioFAX, which informed Xpedite that AudioFAX is the owner of certain U.S. and Canadian patents relevant to the fax processing business entitled "Facsimile Telecommunications Systems and Method" (the "Patents"), and inquired as to Xpedite's interest in obtaining a license to use the Patents. Xpedite has reviewed the Patents, obtained certain legal opinions with respect to the Patents and concluded that it is not necessary to obtain a license to the Patents. AudioFAX has continued to pursue the licensing of the Patents by Xpedite. Xpedite's management cannot predict the outcome of this matter, including but not limited to whether or not AudioFAX will commence a lawsuit against Xpedite in order to induce Xpedite to enter into a license to use the Patents. There can be no assurance that the resolution of such matter will not have a material adverse effect on Xpedite's or Premiere's business, financial condition and results of operations.

POTENTIAL ADVERSE IMPACT OF PENDING LITIGATION

  In the ordinary course of its business, Premiere is subject to claims and litigation from third parties alleging that Premiere's products and services infringe the patents, trademarks and copyrights of such third parties. Premiere has several litigation matters pending, not involving infringing claims, which Premiere is defending vigorously. Due to the inherent uncertainties of the litigation process and the judicial system, Premiere is unable to predict the outcome of such litigation matters. If the outcome of one or more of such matters is adverse to Premiere, it could have a material adverse effect on Premiere's business, financial condition and results of operations. See "Incorporation of Certain Information by Reference" and "Available Information."

RISK OF LOSS FROM RETURNED TRANSACTIONS; FRAUD; BAD DEBT; THEFT OF SERVICES

  Premiere uses two principal financial payment clearance systems: the Federal Reserve's Automated Clearing House for electronic fund transfers; and the national credit card systems for electronic credit card settlement. In its use of these established payment clearance systems, Premiere generally bears credit risks similar to those normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. From time to time, persons have gained unauthorized access to Premiere's network and obtained services without rendering payment to Premiere by unlawfully using the access numbers and Personal Identification Numbers ("PINs") of authorized users. In addition, in connection with Premiere's wholesale prepaid telephone card relationships, Premiere has experienced unauthorized activation of prepaid telephone cards. No assurance can be given that losses due to unauthorized use of access numbers and PINs, unauthorized activation of prepaid calling cards or activation of prepaid calling cards in excess of the prepaid amount, or theft of prepaid calling cards will not be material. Premiere attempts to manage these risks through its internal controls and proprietary billing system. Premiere's computer telephony platform is designed to prohibit a single access number and PIN from establishing multiple simultaneous connections to the platform, and Premiere establishes preset spending limits for each subscriber. Premiere also maintains reserves for such risks. Past experience in estimating and establishing reserves and Premiere's historical losses are not necessarily accurate indicators of Premiere's future losses or the adequacy of the reserves established by Premiere in the future. Although Premiere believes that its risk management and bad debt reserve practices are adequate, there can be no assurance that Premiere's risk management practices, including its internal controls, or reserves will be sufficient to protect Premiere from unauthorized or returned transactions or thefts of services which could have a material adverse effect on Premiere's business, financial condition and results of operations.

REGULATION

  Various regulatory factors affect Premiere's financial performance and its ability to compete. Premiere's operating subsidiaries that provide regulated long distance telecommunications services ("Operating Subsidiaries") are subject to regulation by the Federal Communications Commission ("FCC") and by various state public service and public utility commissions ("PUCs"), and are otherwise affected by regulatory decisions, trends and policies made by these agencies. FCC rules currently require interexchange carriers to permit resale of their transmission services. FCC rules also require LECs to provide all interexchange carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls.

If either or both of these requirements were eliminated, Premiere could be adversely affected. Moreover, the underlying carriers that provide services to the Operating Subsidiaries or that originate or terminate the Operating Subsidiaries' traffic may increase rates or experience disruptions in service due to factors outside Premiere's control, which could cause the Operating Subsidiaries to experience increases in rates for telecommunications services or disruptions in transmitting their subscribers' long distance calls.

  PCI, one of the Operating Subsidiaries, has made the requisite filings with the FCC to provide interstate and international long distance services. VoiceCom Systems, Inc. ("VCOM"), another Operating Subsidiary, is in the process of making the requisite filings with the FCC to provide interstate and international long distance services. There can be no assurance that the FCC will approve VCOM's filings. Failure by VCOM to comply with FCC requirements in connection with its provision of interstate and international long distance services could have a material adverse effect on Premiere's or on VCOM's business, financial condition and results of operation.

  In order to provide intrastate long distance service, the Operating Subsidiaries generally are required to obtain certification from state PUCs, to register with such state PUCs or to be found exempt from registration by such state PUCs. Each of PCI and VCOM has either filed the applications necessary to provide intrastate long distance telecommunications services throughout the United States or is in the process of filing such applications. To date, PCI is authorized to provide long distance telecommunications services in 46 states and in the District of Columbia and is seeking authorization to provide long distance telecommunications services in four states. With the exception of three states, Colorado, Michigan and Arizona, in which PCI's applications to provide operator service (i.e., "0+") are pending, PCI is authorized to provide operator service in each state where PCI provides long distance telecommunications service. VCOM, on the other hand, is authorized to provide long distance telecommunications services in 13 states and in the District of Columbia and is in the process of filing applications for certificates to provide long distance telecommunications services in 37 states. The Operating Subsidiaries' facilities do not prevent subscribers from using the facilities to make long distance calls in any state, including states in which the Operating Subsidiaries currently are not authorized to provide intrastate telecommunications services and operator services. There can be no assurance that the Operating Subsidiaries' provision of long distance telecommunications and operator services in states where the Operating Subsidiaries are not authorized to provide such services will not have a material adverse effect on Premiere's or on the Operating Subsidiaries' business, financial condition and results of operations.

  The Telecommuncations Act of 1996 (the "1996 Act") is intended to increase competition in the long distance and local telecommunications markets. The 1996 Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the regional bell operating companies ("RBOCs"). The 1996 Act allows RBOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region long distance services between Local Access and Transport Areas ("LATAs") until certain conditions are satisfied. An RBOC must apply to the FCC to provide in-region interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that RBOCs open their own local markets to competition before the FCC will approve such application. Recently a Texas federal district court held this ban to be unconstitutional. The court's decision is subject to further review. As a result of the 1996 Act and the court's decision, if upheld, Premiere may experience increased competition from others, including the RBOCs. In addition, the Operating Subsidiaries may be subject to additional regulatory requirements and fees, including universal service assessments and pay phone compensation surcharges resulting from the implementation of the 1996 Act.

  In conducting its business, Premiere is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on Premiere's business and industry and could have a material adverse effect on Premiere's business, financial condition and results of operations. Premiere's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

COMPETITION

  The market for Premiere's services is intensely competitive, rapidly evolving and subject to rapid technological change. Premiere expects competition to increase in the future. Many of Premiere's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than Premiere. Premiere believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the personal communications market and to attempt to integrate such services, resulting in greater competition for Premiere. Such competition could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Premiere attempts to differentiate itself from its competitors by offering an integrated suite of enhanced personal communications services. Other providers currently offer each of the individual services and certain combinations of the services offered by Premiere. Premiere's worldwide mobile communications services and features compete with services provided by companies such as AT&T Corp. ("AT&T"), MCI and Sprint as well as smaller interexchange long distance providers. Premiere's voice mail services, including those acquired in the Voice-Tel Acquisitions and the acquisition of VoiceCom, compete with voice mail services provided by AT&T, certain RBOCs and other service bureaus as well as by equipment manufacturers, such as Octel Communications Corporation ("Octel"), Northern Telecom, Inc. ("Northern Telecom"), Siemens Business Communications Systems, Inc. ("Siemens"), Centigram Communications Corporation ("Centigram"), Boston Technology, Inc. ("Boston Technology") and Digital Sound Corporation ("Digital Sound"). Premiere's enhanced travel, concierge, news and e-mail services compete with services provided by America Online, Inc. ("America Online"), Prodigy Services Co. ("Prodigy") and numerous Internet service providers. Premiere's paging services compete with paging services offered by companies such as AT&T and MCI.

  Premiere's Orchestrate service, which Premiere intends to begin marketing during the first quarter of 1998, is expected to compete with products offered by companies such as Octel, Microsoft Corp. ("Microsoft"), Novell, Inc. ("Novell"), Lucent Technologies, Inc. ("Lucent") and numerous other entities. For example, Octel and Microsoft recently announced a service, called "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by computer or telephone and MCI recently announced a service, called "networkMCI Contact," which provides users a toll-free number for their direct calls, voicemail, fax and paging and allows users to access their messages through a telephone or the Internet. In addition, the number of companies offering call center technology, including AT&T, MCI and Lucent, has grown dramatically over the past few years, primarily in response to major outsource initiatives and significantly lower technology costs. Premiere expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for Premiere's services.

  Xpedite's fax communication services currently compete with services provided by each of AT&T, MCI and Sprint, and many of the national postal, telephone and telegraph companies ("PTTs") around the world. Neither Premiere nor Xpedite can predict whether AT&T, MCI, Sprint, any Internet service provider or PTT or any other competitor will expand its fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, Xpedite's receiving, queuing, routing and other systems logic and architecture are not proprietary to Xpedite and as a result, there can be no assurance that such information will not be acquired or duplicated by Xpedite's existing and potential competitors. Xpedite does not typically have long-term contractual agreements with its customers, and there can be no assurance that its customers will continue to transact business with Premiere in the future. In addition, even if there is continued growth in the use of electronic document distribution services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for electronic document distribution services. There also can be no assurance that customers will not elect to use alternatives to Xpedite's electronic document distribution services, including the Internet, to carry such customers' communications or that companies offering such alternatives will not develop product features or pricing policies which are more attractive to customers than those currently offered by Xpedite.

  Furthermore, on February 8, 1996, President Clinton signed into law the 1996 Act, which allows LECs, including the RBOCs, to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with Premiere. Such increased competition could have a material adverse effect on Premiere's business, financial condition and results of operations.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, would not have a material adverse effect on Premiere's business, financial condition and results of operations.

  Premiere expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the technology of Premiere. Premiere does not have the contractual right to prevent its Premiere WorldLink subscribers from changing to a competing network, and Premiere's subscribers may generally terminate their service with Premiere at will.

RISKS OF LEVERAGE

  In connection with the issuance of its convertible notes to the public on June 30 and July 30, 1997 (the "Convertible Notes"), Premiere incurred $172.5 million in indebtedness. As a result of this increased leverage, Premiere's principal and interest obligations have increased substantially. The degree to which Premiere is leveraged could adversely affect Premiere's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. Premiere's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements, and in the event of a cash shortfall, Premiere could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements. The indenture related to the Convertible Notes does not contain any financial covenants or any other agreements restricting the payments of dividends, the repurchase of securities of Premiere, the issuance of additional equity or the incurrence of additional indebtedness.

FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY
RESULTS

  Premiere's operating results have varied significantly in the past and may vary significantly in the future. Special factors that may cause Premiere's future operating results to vary include: (i) the unique nature of strategic relationships into which Premiere may enter in the future; (ii) changes in operating expenses resulting from such strategic relationships and other factors; (iii) the continued acceptance of Premiere's licensing program; (iv) the financial performance of Premiere's licensees; (v) the timing of new service announcements; (vi) market acceptance of new and enhanced versions of Premiere's services; (vii) potential acquisitions; (viii) changes in legislation and regulation that may affect the competitive environment for Premiere's communications services; and (ix) general economic and seasonal factors. In the future, revenues from Premiere's strategic relationships may become an increasingly significant portion of Premiere's total revenues. Due to the unique nature of each strategic relationship, these relationships may change Premiere's mix of expenses relative to revenues.

  Quarterly revenues are difficult to forecast because the market for Premiere's services is rapidly evolving. Premiere's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, Premiere may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, Premiere believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter Premiere's operating results will be below the expectations of public market analysts and investors. In such event, the market price of Premiere Common Stock will likely be materially adversely affected.

REGISTRATION RIGHTS

  Prior to Premiere's initial public offering in March 1996, Premiere granted certain registration rights to holders of convertible preferred stock and warrants. Although these contractual rights remain in force, the shares subject to such registration rights may be freely disposed of pursuant to Rule 144 under the Securities Act.

  Subsequent to Premiere's initial public offering, Premiere has granted registration rights in connection with Premiere's execution of a strategic alliance agreement with WorldCom, and Premiere's acquisitions of TeleT Communications LLC ("TeleT"), the Voice-Tel Entities and VoiceCom. In each of these instances, Premiere is required to notify the holders of registration rights of Premiere's intent to register any Premiere Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Premiere Common Stock in such registration; provided, however, that: (i) with respect to WorldCom and VoiceCom, such notice must be given only if Premiere intends to register and sell newly issued shares; (ii) with respect to CMG@Ventures, L.P. ("CMG"), such notice must be given only if 20% of the shares held by CMG remain outstanding; and (iii) with respect to the former owners of the Voice-Tel Entities, such notice must be given only until April 30, 1998. These registrations rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  WorldCom has a one-time right to require Premiere to file a registration statement under the Securities Act, provided that such request is made: (i) between November 13, 1998 and November 13, 1999; or (ii) within 60 days from the date of a change in control of Premiere, the termination of either Boland
T. Jones or D. Gregory Smith as executive officers or the termination of the strategic alliance agreement with WorldCom if the events described in clause
(ii) occur prior to November 13, 1999. WorldCom has waived its right to require Premiere to file a registration statement under the Securities Act as a result of Mr. Smith's resignation. See "Risk Factors--Dependence on Key Personnel." In addition, the registration must be with respect to such minimum number of shares of Premiere Common Stock having an aggregate proposed offering price equal to $10.0 million.

  With respect to the former owners of the Voice-Tel Entities, such persons collectively had the one-time demand right to require Premiere to use all reasonable efforts to file a registration statement under the Securities Act. On December 23, 1997, a Registration Statement on Form S-3 was declared effective in connection with the exercise of such demand rights by the Voice-Tel holders and on December 30, 1997 the Voice-Tel holders sold approximately 921,500 shares of Premiere Common Stock. In addition, Premiere agreed to file a shelf registration statement (the "Voice-Tel Shelf") as soon as practicable following December 15, 1997 to include any shares of Premiere Common Stock then held by the former owners of the Voice-Tel Entities. These stockholders may include up to approximately 6.4 million shares in the Voice-Tel Shelf. Premiere has exercised certain contractual rights to postpone the Voice-Tel Shelf for up to 90 days.

  With respect to the former VoiceCom shareholders, Premiere has agreed to file a shelf registration statement (the "VoiceCom Shelf") on or before the date that is 30 days after the date Premiere files its Annual Report on Form 10-K for the fiscal year ended December 31, 1997. These shareholders may include up to approximately 446,000 shares in the VoiceCom Shelf. Premiere has the contractual right to postpone the VoiceCom Shelf under certain circumstances.

  No prediction can be made as to the effect, if any, that the availability of additional shares for sale will have on the market prices of the Premiere Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Premiere Common Stock in the public market could adversely affect prevailing market prices of the Premiere Common Stock and the ability of Premiere to raise equity capital in the future.

  For information regarding registration rights of Large Stockholders of Xpedite, see "The Merger--Registration Rights."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF PREMIERE'S ARTICLES, BYLAWS AND THE GEORGIA BCC

  The Board of Directors of Premiere is empowered to issue preferred stock without shareholder action. The existence of this "blank-check" preferred could render more difficult or discourage an attempt to obtain control of Premiere by means of a tender offer, merger, proxy contest or otherwise. Premiere's Bylaws divide the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of Premiere. Premiere is also subject to certain provisions of the Georgia BCC, which relate to business combinations with interested shareholders. In addition to considering the effects of any action on Premiere and its shareholders, Premiere's Articles permit the Premiere Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of Premiere, communities in which Premiere maintains offices or operations and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of Premiere.

                           GENERAL INFORMATION

XPEDITE SPECIAL MEETING

  The Xpedite Special Meeting will be held at 10:00 a.m., local time, on February 27, 1998, at the Sheraton Eatontown Hotel and Conference Center, Route 35 & Industrial Way East, Eatontown, New Jersey 07724. At the Xpedite Special Meeting, Xpedite's stockholders will consider and vote upon a proposal to adopt the Merger Agreement and transact such other business as may properly come before the Xpedite Special Meeting.

  Xpedite's Board of Directors has fixed the close of business on January 23, 1998, as the record date for determining the Xpedite stockholders entitled to receive notice of and to vote at the Xpedite Special Meeting. Only holders of record of Xpedite Common Stock as of the Xpedite Record Date are entitled to notice of and to vote at the Xpedite Special Meeting. As of the close of business on the Xpedite Record Date, there were 9,083,473 shares of Xpedite Common Stock issued and outstanding held by approximately 122 holders of record. Holders of Xpedite Common Stock are entitled to one vote on each matter considered and voted on at the Xpedite Special Meeting for each share of Xpedite Common Stock held of record at the close of business on the Xpedite Record Date. The presence in person or by proxy of a majority of the votes entitled to be cast at the Xpedite Special Meeting by holders of Xpedite Common Stock will constitute a quorum for purposes of conducting business at the Xpedite Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for adoption. Consequently, abstentions will have the effect of a vote against the adoption of the Merger Agreement.

  Proxies in the form enclosed are solicited by Xpedite's Board of Directors. Shares of Xpedite Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, AND AS DETERMINED BY THE PROXIES NAMED THEREIN AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE XPEDITE SPECIAL MEETING.

  An Xpedite stockholder who has given a proxy may revoke it at any time prior to its exercise at the Xpedite Special Meeting by (i) giving written notice of revocation to the Corporate Secretary of Xpedite, (ii) properly submitting to Xpedite a duly executed proxy bearing a later date, or (iii) voting in person at the Xpedite Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Xpedite as follows: Xpedite Systems, Inc., One Industrial Way West, Eatontown, New Jersey 07724, Attention: Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Xpedite's Corporate Secretary or other person responsible for tabulating votes on behalf of Xpedite.

  The expense of soliciting proxies for the Xpedite Special Meeting will be borne by Xpedite. In addition to the solicitation of stockholders of record by mail, telephone or personal contact, Xpedite will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Xpedite Common Stock. Such holders, after inquiry by Xpedite, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and Xpedite will reimburse them for the expense of mailing the proxy materials to such persons.

  The affirmative vote of the majority of the outstanding shares of Xpedite Common Stock entitled to vote thereon will be required for adoption of the Merger Agreement. As of the close of business on the Xpedite Record Date, the Locked-Up Stockholders held an aggregate of 2,976,941 shares of Xpedite Common Stock, or approximately 32.8% of the outstanding Xpedite Common Stock. Pursuant to the Stockholder Agreements, the Locked-Up Stockholders have agreed to vote the shares of Xpedite Common Stock owned by them on the Xpedite Record Date in favor of adoption of the Merger Agreement. See "The Merger-- Stockholder Agreements."

  HOLDERS OF XPEDITE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SHARES OF XPEDITE COMMON STOCK UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO FORMER HOLDERS OF XPEDITE COMMON STOCK AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME.

PREMIERE SPECIAL MEETING

  The Premiere Special Meeting will be held at 10:00 a.m., local time, on February 27, 1998 at the Terrace Garden Inn, 3405 Lenox Road, N.E., Atlanta, Georgia 30326. At the Premiere Special Meeting, holders of Premiere Common Stock will consider and vote upon proposals to approve the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement and to approve the Stock Plan Amendment, and will transact such other business as may properly come before the Premiere Special Meeting.

  Premiere's Board of Directors has fixed the close of business on January 23, 1998, as the record date for determining the holders of Premiere Common Stock and Premiere Preferred Stock entitled to receive notice of and to vote at the Premiere Special Meeting. Only holders of record of Premiere Common Stock and Premiere Preferred Stock as of the Premiere Record Date are entitled to notice of and to vote at the Premiere Special Meeting. As of the close of business on the Premiere Record Date, there were 33,966,198 shares of Premiere Common Stock issued and outstanding and held by approximately 539 holders of record and one share of Premiere Preferred Stock held of record by one holder. Holders of Premiere Common Stock are entitled to one vote on each matter considered and voted on at the Premiere Special Meeting for each share of Premiere Common Stock held of record at the close of business on the Premiere Record Date. The holder of the outstanding share of Premiere Preferred Stock is entitled to the number of votes that the holders of the Exchangeable Shares would be entitled to cast if all such Exchangeable Shares were exchanged. As of the Premiere Record Date, 329,840 Exchangeable Shares were outstanding. See "Certain Differences in the Rights of Premiere and Xpedite Stockholders-- Voting Rights." The presence in person or by proxy of majority of the votes entitled to be cast by holders of Premiere Common Stock and Premiere Preferred Stock will constitute a quorum for purposes of conducting business at the Premiere Special Meeting. As of the Premiere Record Date, Premiere's directors and executive officers and their affiliates beneficially owned approximately 13.7% of the outstanding shares of Premiere Common Stock entitled to vote at the Premiere Special Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for adoption. Consequently, abstentions will have no effect on the required vote for approval of such proposals.

  Proxies in the form enclosed are solicited by Premiere's Board of Directors. Shares of Premiere Common Stock and Premiere Preferred Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF SHARES OF PREMIERE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND FOR APPROVAL OF THE STOCK PLAN AMENDMENT, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE PREMIERE BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE PREMIERE SPECIAL MEETING.

  A Premiere stockholder who has given a proxy may revoke it at any time prior to its exercise at the Premiere Special Meeting by (i) giving written notice of revocation to the Corporate Secretary of Premiere, (ii) properly submitting to Premiere a duly executed proxy bearing a later date, or (iii) voting in person at the Premiere Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Premiere as follows: Premiere Technologies, Inc., 3399 Peachtree Road, N.E., Lenox Building, Suite 600, Atlanta, Georgia 30326, Attention: Corporate Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Premiere's Corporate Secretary or other person responsible for tabulating votes on behalf of Premiere.

  The expense of soliciting proxies for the Premiere Special Meeting will be paid by Premiere. The solicitation of proxies may be made by directors, officers and employees of Premiere in person or by mail, telephone or facsimile without additional compensation payable thereto. Arrangements have been made with brokerage houses and other custodians, nominees or fiduciaries to forward proxy solicitation materials to the beneficial owners of Premiere Common Stock held of record by such persons, and Premiere will reimburse them for reasonable expenses incurred by them in so doing. In addition, Premiere has engaged the services of Morrow & Co., Inc. to act as a proxy solicitor.

  The affirmative vote of the majority of the votes cast by the holders of shares of Premiere Common Stock and Premiere Preferred Stock, voting together as a single class, is required for approval of the issuance of the shares of Premiere Common Stock in the Merger and for approval of the Stock Plan Amendment.

  If proposal (1) set forth on the enclosed form of proxy of Premiere does not receive the requisite number of votes for approval, the Merger will not be consummated. If proposal (2) set forth on the enclosed form of proxy of Premiere does not receive the requisite number of votes for approval, the Stock Plan Amendment will not be consummated.

                                THE MERGER

  The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Annexes hereto, including the Merger Agreement, a copy of which is set forth in Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All stockholders of Xpedite and Premiere are urged to read the Annexes in their entirety.

GENERAL

  Subject to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into Xpedite, which will be the surviving corporation of the Merger and, as a result thereof, will become a wholly owned subsidiary of Premiere. Upon consummation of the Merger, each outstanding share of Xpedite Common Stock (excluding shares held by Xpedite in its treasury) will cease to be outstanding and will be converted into the right to receive a number of shares of Premiere Common Stock equal to the Exchange Ratio, with cash being paid in lieu of any fractional share interest. The Exchange Ratio shall be determined by dividing $34.00 by the average of the daily last sale prices of Premiere Common Stock as reported on Nasdaq for the 20 consecutive trading days on which shares of Premiere Common Stock are actually traded as over-the-counter securities and quoted on Nasdaq ending on the trading day immediately preceding the Xpedite Special Meeting (the "Average Closing Price"); provided, that except in certain circumstances (see "The Merger--Termination and Possible Exchange Ratio Increase"), the Exchange Ratio will not be higher than
1.25 (corresponding to the Minimum Average Closing Price) or lower than .867 (corresponding to the Maximum Average Closing Price). See "--Merger Consideration."

  Consummation of the Merger is subject to various conditions, including among other matters: (i) adoption of the Merger Agreement by the requisite vote of the holders of Xpedite Common Stock; (ii) approval of the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement by the requisite vote of the holders of Premiere Common Stock and Premiere Preferred Stock voting together as a single class; (iii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger;
(iv) receipt by Premiere of letters from Arthur Andersen and Ernst & Young dated as of the Effective Time to the effect that such firms are not aware of any matters relating to the Merger or Xpedite which would preclude the Merger from qualifying for pooling-of-interests accounting treatment;
(v) consummation of the XSL Acquisition (which occurred on December 17, 1997); and (vi) satisfaction of certain other usual conditions. See "--Conditions to Consummation," "--Regulatory Approvals," "--Termination and Possible Exchange Ratio Increase" and "--Amendment and Waiver." A copy of the Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus.

EFFECTIVE TIME

  Assuming satisfaction or waiver (if permitted) of all conditions to the consummation of the Merger, the Merger is expected to become effective during the first quarter of 1998. The Effective Time will occur when a certificate of merger reflecting the Merger is duly filed with the Secretary of State of Delaware. Either Premiere or Xpedite may terminate the Merger Agreement if the Merger has not been consummated by April 30, 1998, provided that the date will be extended until May 30, 1998, if the Joint Proxy Statement/Prospectus has been mailed to the stockholders of both Xpedite and Premiere before April 30, 1998, and provided further that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement resulted in the failure of the Merger to occur on or before such date. See "--Conditions to Consummation," "--Regulatory Approvals," and "--Termination and Possible Exchange Ratio Increase."

BACKGROUND OF THE MERGER

 Xpedite

  During 1995 and 1996, on various occasions a number of significant stockholders of Xpedite, including certain investment funds managed by Patricof & Co. Ventures, Inc. (the "Patricof Stockholders"), David, Stuart and Robert Epstein (collectively, the "Epstein Stockholders") and certain other stockholders (the "SVC Stockholders") which had acquired Xpedite Common Stock in connection with their sale of the SVC Companies to Xpedite, expressed to the Xpedite Board and senior management the view that (i) they believed that because the market price of Xpedite Common Stock had failed to rise to levels predicted by certain industry analysts, the value of Xpedite Common Stock was not being accurately reflected in the market price of Xpedite Common Stock,
(ii) Xpedite's stockholders were unable to achieve liquidity at the then prevailing market prices of Xpedite Common Stock, and (iii) accordingly, Xpedite should explore strategic alternatives to enhance stockholder value.

  Based upon the foregoing, (i) certain members of senior management of Xpedite began in the fall of 1996, with the approval of Xpedite's Board, to explore the possibility of making a proposal to acquire Xpedite, and (ii) on February 5, 1997, Xpedite's Board appointed a Special Strategic Committee (the "Special Committee"), consisting of Philip A. Campbell ("Campbell") and Robert Chefitz ("Chefitz"), to evaluate the strategic opportunities and alternatives available to Xpedite for enhancing stockholder value (collectively, the "Strategic Alternatives").

  On February 7, 1997, after interviewing a number of prominent investment banking firms, the Special Committee engaged Merrill Lynch to act as independent investment banker to the Special Committee and to advise the Special Committee with respect to Xpedite's Strategic Alternatives.

  In connection with senior management's exploration of the possibility of making a proposal to acquire Xpedite, they contacted UBS, which expressed an interest in such a transaction and, after introducing senior management to Fenway, such members of senior management, UBS and Fenway proceeded with their exploration of such a transaction. On February 7, 1997, UBS, Fenway and certain members of senior management of Xpedite, including Roy B. Andersen, Jr. ("Andersen"), Robert S. Vaters, Max A. Slifer, Dennis Schmaltz and George Abi Zeid (collectively, the "MBO Group"), made an offer (the "MBO Proposal") to acquire Xpedite for $22.50 per share in cash, subject to satisfaction of a number of conditions, including, but not limited to, (i) the acquisition by Xpedite of XSL (the "XSL Acquisition Condition") and Xpedite Germany, (ii) the satisfactory completion of a due diligence investigation of Xpedite by the MBO Group and (iii) the approval of the acquisition by Xpedite's Board.

  Following receipt of the MBO Proposal, the Special Committee instructed Merrill Lynch to conduct a process to identify additional bidders and solicit additional bids to purchase Xpedite. Throughout February, March and April 1997, Merrill Lynch conducted such process.

  In February and March 1997, the Special Committee engaged in preliminary discussions with the shareholders of XSL (the "XSL Shareholders") in an attempt to agree on terms and conditions under which Xpedite could acquire XSL. As the parties were unable to agree on the price payable for XSL, these discussions were not extensive and produced no agreements as to any such terms or conditions. Further, in addition to conducting the process referred to herein, Merrill Lynch advised the Special Committee and the Xpedite Board as to the other Strategic Alternatives which were available to Xpedite. Such Strategic Alternatives were discussed by the Special Committee with its legal and financial advisors and the Xpedite Board throughout the process described herein.

  On or about April 1, 1997, Merrill Lynch invited interested parties to submit preliminary indications of interest in pursuing the acquisition of Xpedite. On April 21, 1997, Merrill Lynch reported to the Special Committee that three additional parties had submitted indications of interest in acquiring Xpedite. Previously, on April 16, 1997, the MBO Group confirmed to the Special Committee that it continued to be interested in acquiring Xpedite.

  Of the parties which had submitted indications of interest in acquiring Xpedite, only the MBO Group submitted a final offer to purchase Xpedite.

  On July 7, 1997, the MBO Group submitted an offer to acquire Xpedite for $22.50 per share in cash (the "Final MBO Offer"). From July 7 through July 10, 1997, the Special Committee and its advisors extensively discussed the Final MBO Offer with the MBO Group.

  On July 11, 1997, the MBO Group amended the Final MBO Offer (the "Amended Final MBO Offer") to, among other things, increase the per share purchase price to $23.00, assuming a purchase price for XSL of $85 million; provided that the aggregate purchase price for shares of Xpedite Common Stock would be reduced by 50% of any amount by which the purchase price for XSL exceeded $85 million, but not below $22.50 per share.

  From July 11 through August 7, the Special Committee and its advisors extensively discussed the Amended Final MBO Offer with the MBO Group.

  On July 18, 1997, the Xpedite Board met via telephonic conference call to discuss the status of negotiations with the MBO Group and the transaction with XSL. It was determined that consummating a transaction to acquire XSL at a negotiated purchase price was beneficial to Xpedite (whether or not negotiations with the MBO Group were to be successful) and the Xpedite Board instructed the Special Committee to continue negotiations with the shareholders of XSL. Beginning July 20, 1997, the Special Committee and Andersen engaged in further extensive discussions with the XSL Shareholders regarding the purchase by Xpedite of XSL.

  On August 6, 1997, the Xpedite Board held a special meeting to consider the XSL Acquisition. Andersen and Xpedite's legal advisors explained in detail the material terms of the XSL Purchase Agreement and related agreements. In addition, Merrill Lynch made a presentation regarding the financial aspects of the XSL Acquisition. After extensive discussion and consideration, the members of Xpedite's Board in attendance at the meeting unanimously approved the XSL Acquisition, the XSL Purchase Agreement and related agreements, and the transactions contemplated thereby, and authorized execution of such agreements.

  On August 7, 1997, Andersen and Xpedite's legal advisors (i) negotiated the final details of the XSL Purchase Agreement and related agreements, and (ii) finalized the terms of the Prior Merger Agreement and related agreements. Also, on August 7, 1997, the Special Committee conducted a telephonic meeting with the MBO Group to discuss the final terms of the Prior Merger Agreement, including the price per share to be paid to acquire Xpedite. The MBO Group proposed, among other things to pay $23.25 per share of Xpedite Common Stock (the "Cash Price") to be acquired pursuant to the Prior Merger Agreement. After the receipt of the MBO Group's proposal, after negotiation of such proposal and after consultation with the Special Committee and its financial and legal advisors, the Special Committee agreed to present the MBO Group's proposal to the Xpedite Board.

  On August 8, 1997, the Xpedite Board held a special meeting to consider the Prior Merger Agreement. Since Andersen was a member of the MBO Group, he did not participate in or vote at such meeting, but was available by telephone to answer questions. Xpedite's legal advisors reviewed the material terms of the Prior Merger Agreement. Merrill Lynch reviewed the process it had conducted at the instruction of the Special Committee to identify bidders for Xpedite, reviewed the financial aspects of the Prior Merger Agreement, discussed Strategic Alternatives other than the transactions contemplated by the Prior Merger Agreement, and delivered their oral opinion (subsequently confirmed in writing) to the Xpedite Board that, as of such date, based upon and subject to the matters set forth in its written opinion (the form of which was substantially similar to the form of the Merrill Lynch Opinion), the Cash Price to be received by Xpedite's stockholders in the proposed merger transaction contemplated by the Prior Merger Agreement was fair, from a financial point of view. After further discussions and consideration, the members of the Xpedite Board in attendance unanimously approved the Prior Merger Agreement and the transactions contemplated thereby.

  The Prior Merger Agreement and the XSL Purchase Agreement were executed and announced on August 8, 1997.

  On October 24, 1997, Premiere informed the Special Committee that it would be prepared to enter into an agreement pursuant to which it would acquire Xpedite for $26.00 per share in Premiere Common Stock or a combination of Premiere Common Stock and cash. Premiere's unsolicited indication of interest (the "Premiere Proposal") was nonbinding and subject to certain conditions, including completion of due diligence and a mutually acceptable merger agreement. Additionally, the Premiere Proposal stipulated that Premiere would be prepared to offer Xpedite stockholders additional value if a combination could be accounted for as a pooling of interests.

  On each of October 25, 1997, and October 26, 1997, the Xpedite Board (along with its financial and legal advisors) held a special meeting by telephone to consider the Premiere Proposal, and conducted extensive discussions regarding the Premiere Proposal and the status of the transactions contemplated by the Prior Merger Agreement. Since Andersen was a member of the MBO Group, he did not participate in any of the Xpedite Board deliberations regarding the Premiere Proposal (or the Premiere Offer or the Final Premiere Offer, as defined below), except as described below. On October 26, 1997, Premiere and Xpedite entered into a mutual confidentiality agreement. On October 27, 1997, Xpedite's Board (along with its financial and legal advisors) held a special meeting by telephone to discuss the Premiere Proposal and Premiere's request to commence a due diligence investigation of Xpedite. On October 28, 1997, Premiere began its due diligence investigation of Xpedite, including (i) meetings with Chefitz, certain of Xpedite's executive officers and Xpedite's legal and financial advisors, and (ii) review of certain of Xpedite's nonpublic information. Later on October 28, 1997, the Xpedite Board (along with its financial and legal advisors) held a special meeting by telephone and extensively discussed developments regarding the Premiere Proposal and Xpedite. In addition, on October 29, 1997, Premiere subsequently informed Xpedite's financial and legal advisors that it intended to make a definitive offer to purchase Xpedite in a stock-for-stock transaction which Premiere believed would qualify to be treated as a pooling of interests for accounting purposes. Also on October 29, 1997, the Xpedite Board (along with its financial and legal advisors) held a special meeting by telephone to review developments regarding the Premiere Proposal and the status of the merger transaction contemplated by the Prior Merger Agreement.

  Premiere continued to conduct an extensive due diligence investigation of Xpedite after October 29, 1997.

  Beginning on October 31, 1997, Xpedite began to conduct an extensive due diligence investigation of Premiere. Xpedite's legal advisors began their investigation of Premiere on such day. On November 3 and 4, 1997, certain of Xpedite's executive officers, three non-management members of the Xpedite Board and representatives of Merrill Lynch traveled to Premiere's headquarters to conduct an investigation of Premiere. Separately, representatives of Ernst & Young (Xpedite's accountants) assisted Xpedite in its due diligence of Premiere at Premiere's offices and by telephone.

  On the evening of November 4, 1997, Premiere presented an offer to acquire Xpedite for a purchase price of $30 per share in Premiere Common Stock (the "Premiere Offer"). The Premiere Offer was subject to the same conditions as those contained in the Premiere Proposal. Premiere intended the transaction contemplated by the Premiere Offer to be accounted for as a pooling of interests.

  On November 5, 1997, the Xpedite Board (along with its legal and financial advisors) held a special meeting by telephone to discuss the Premiere Offer, the transactions contemplated by the Prior Merger Agreement and the progress of the due diligence investigation of Premiere. Also, beginning on November 5, 1997, and continuously thereafter, Xpedite and Premiere began to discuss the terms of a definitive merger agreement between them, and to fulfill certain of the conditions set forth in the Premiere Offer.

  On November 7 and 10, 1997, the Xpedite Board (along with its legal and financial advisors) held special meetings by telephone to consider the Premiere Offer and conducted extensive discussions regarding Premiere, the Premiere Offer and the status of the proposed merger transaction contemplated by the Prior Merger Agreement.

  On November 11, 1997, the Xpedite Board (along with its accounting, financial and legal advisors) held a special meeting by telephone to consider the Premiere Offer and conducted extensive discussions regarding

Premiere, the Premiere Offer and the status of the proposed merger transaction contemplated by the Prior Merger Agreement. Andersen participated in a segment of this meeting in order to discuss, among other things, his views regarding the strategic benefits which could result from a combination of Xpedite and Premiere. During this meeting, the Xpedite Board discussed the possibility that the MBO Group might make a new offer to acquire Xpedite for an amount in cash in excess of $23.25. The Xpedite Board instructed Merrill Lynch to solicit such a bid, and in general to strongly encourage both the MBO Group and Premiere to make bids which would maximize value for Xpedite's stockholders; the Xpedite Board also extensively discussed other factors, including, but not limited to, (i) timing (i.e., how soon a transaction with Premiere or the MBO Group could be consummated) and (ii) certainty (i.e., the conditions to which a transaction with the MBO Group or Premiere would be subject, and the likelihood that such conditions could be fulfilled and such transaction consummated). The Xpedite Board also instructed Merrill Lynch to use best efforts to maintain a "level playing field" between Premiere and the MBO Group (i.e., not to favor one over the other) in order to encourage each of Premiere and the MBO Group to make additional higher bids and to maximize value for Xpedite's stockholders.

  On November 11, 1997, the Xpedite Board delivered to Premiere and to the MBO Group a request that, to assist the Xpedite Board in discharging its fiduciary duties with respect to the Prior Merger Agreement and the Offer, both Premiere and the MBO Group submit to the Xpedite Board no later than 11:00 a.m. on November 12, 1997, any additional information that might be necessary or appropriate for the Xpedite Board to consider in evaluating the Prior Merger Agreement and the Premiere Offer. The purpose of such request was to encourage both Premiere and the MBO Group to increase the amounts they would offer to acquire Xpedite.

  On November 11, 1997, at approximately 10:45 p.m., Premiere notified the Xpedite Board that Premiere was increasing its offer to acquire Xpedite to $34 per share in a stock-for-stock merger, subject to the conditions contained in the Premiere Offer (the "Revised Premiere Offer"). While the MBO Group indicated that it might consider making a new offer to purchase Xpedite for $27 per share in cash, the MBO Group did not formally submit such a bid or any other information to the Xpedite Board.

  On November 12, 1997, Xpedite's legal and financial advisors continued to discuss with Premiere the terms of a definitive merger agreement to fulfill certain of the conditions set forth in the Revised Premiere Offer.

  On November 12, 1997, the Xpedite Board (along with its accounting, legal and financial advisors) held a special meeting in the offices of its legal advisors to consider the Revised Premiere Offer, and conducted extensive discussions regarding the Revised Premiere Offer and the status of the proposed merger transaction contemplated by the Prior Merger Agreement. The Xpedite Board considered all aspects of the Revised Premiere Offer and compared the Revised Premiere Offer to the proposed merger transaction contemplated by the Prior Merger Agreement. In this regard, the Xpedite Board was informed that the Patricof Stockholders and the Epstein Stockholders had held discussions with the MBO Group in which the MBO Group indicated that it would consider making a new offer to purchase Xpedite for $27 per share in cash if, among other things, such stockholders would agree to give the MBO Group an option to purchase such stockholders' shares of Xpedite Common Stock for an exercise price per share equal to $27. Notwithstanding such discussions, the MBO Group did not make a new offer to purchase Xpedite. Since Andersen was a member of the MBO Group, he did not participate in such meeting, but was available by telephone to answer questions.

  On November 13, 1997, the Xpedite Board (along with its accounting, legal and financial advisors) held a special meeting in the offices of its legal advisors to consider the Revised Premiere Offer. Since Andersen was a member of the MBO Group, he did not participate in such meeting, but was available by telephone to answer questions. Xpedite's legal advisors reviewed the material terms of the proposed Merger Agreement with Premiere. Xpedite's accountants reviewed the material accounting issues involved in the proposed Merger Agreement. Merrill Lynch reviewed the terms of the Merger Agreement and discussed the financial aspects of the Revised Premiere Offer, and delivered its opinion to the Board that, as of November 13, 1997 and based upon and subject to the matters set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Xpedite Common Stock. After further discussion and consideration, the members of the Xpedite Board in attendance unanimously agreed that the Merger was fair to and in the best interest of Xpedite's stockholders and withdrew their recommendation of the proposed merger transaction contemplated by the Prior Merger Agreement, authorized and directed Xpedite to terminate the Prior Merger Agreement, approved the Merger and the transactions contemplated thereby, and authorized and directed the execution and delivery of the Merger Agreement.

  The Merger Agreement was executed after 11:00 p.m. on November 13, 1997, and was announced on November 14, 1997.

  The Merger Consideration agreed to by the parties in the Merger Agreement was the result of arm's length negotiations.

 Premiere

  Since 1996, Premiere has employed a strategy of growth through acquisitions of complementary services, in addition to internal growth, to enhance shareholder value. Premiere's strategy is to offer a portfolio of enhanced, integrated personal communications services through a network-based service bureau solution, including e-mail and Internet-based services, voice-messaging, fax services, long distance calling card services and conference calling. In September 1996, Premiere acquired TeleT to advance its development of Orchestrate, a Web-based interface into Premiere's computer telephony platform. In April, May and June 1997, Premiere acquired the Voice-Tel Entities, which provide interactive digital voice messaging products on a service bureau basis through approximately 210 POPs in the United States, Puerto Rico, Canada, Australia and New Zealand. Premiere believes that the Voice-Tel Acquisitions broaden Premiere's customer base by allowing Premiere to offer local access to certain of its enhanced personal communications services, as well as providing Premiere with a direct sales force of approximately 300 persons in four countries, an expanded subscriber base and the potential for greater cross-selling opportunities. In September 1997, Premiere acquired VoiceCom, a provider of personal communications management services and telecommunication outsourcing solutions to large corporations, government entities and mobile professionals, including such services as voice messaging, mobile communications, full-service conference calling and voice response programming. The VoiceCom acquisition provides Premiere with Fortune 500 customers, an expanded corporate direct sales force and an opportunity to cross-sell its service offerings to VoiceCom's customer base.

  Premiere has in 1997 continued to consider a number of strategic acquisitions to complement Premiere's service offerings and to increase shareholder value. In September 1997, representatives of Prudential Securities met with representatives of Premiere management to discuss the potential advantages of the possible acquisition of Xpedite. During October 1997, Premiere's management reviewed publicly available information concerning Xpedite and continued discussions with representatives of Prudential Securities regarding a possible acquisition of Xpedite. On October 24, 1997, Prudential Securities was formally retained by Premiere to act as its financial advisor in connection with Premiere's consideration of a possible acquisition of Xpedite and related matters.

  On October 23, 1997, Premiere's Board of Directors held a special meeting and determined to consider further a possible combination with Xpedite and directed Premiere management to express to the Special Committee an indication of interest and to proceed with due diligence. On October 24, 1997, Mr. Boland T. Jones, Chairman, President and Chief Executive Officer of Premiere, sent a letter to the Special Committee expressing Premiere's interest in considering a possible combination. On October 26, 1997, Premiere and Xpedite entered into a mutual confidentiality agreement. Between October 28, 1997 and November 3, 1997, Premiere and its advisors conducted extensive financial, operational and legal due diligence of Xpedite, and conducted due diligence meetings with various members of Xpedite's management team and Xpedite's financial, legal and accounting advisors. On October 31, 1997, members of Premiere's management team conducted meetings with Xpedite's management team to discuss a possible acquisition. On November 2, 1997, representatives of Premiere submitted a draft Merger Agreement to representatives of Xpedite.

  On November 3, 1997, the Board of Directors of Premiere held a special meeting to receive a due diligence report from Premiere's management and Premiere's financial, accounting and legal advisors, and to review extensively the terms of a possible merger with Xpedite. These presentations included information about Xpedite and its management team and reasons for the proposed Merger and its benefits to Premiere. Premiere's legal advisors discussed certain legal matters, including the requirement for approval by Premiere stockholders for the issuance of shares of Premiere Common Stock in connection with the Merger and the impact of certain statutory and regulatory requirements, including antitrust approval under the HSR Act. Prudential Securities made a presentation regarding the financial terms of a proposed acquisition of Xpedite and expressed its preliminary view as to the fairness, from a financial point of view, to Premiere of a range of proposed purchase prices. After further extensive discussion and consideration of the factors described below, the Premiere Board of Directors unanimously authorized management to continue negotiations aimed at reaching definitive agreements consistent with the terms presented and subject to completion of its due diligence review.

  On November 4, 1997, Premiere and Xpedite management and Board members met, along with financial, accounting and legal advisors, and on the evening of November 4, 1997, Premiere presented the Premiere Offer to Xpedite. Between November 4, 1997 and November 11, 1997, representatives of Premiere and Xpedite negotiated extensively the terms of the Merger Agreement and ancillary documents, and continued due diligence.

  On November 11, 1997, the Xpedite Board of Directors delivered to representatives of Premiere a request that, to assist the Xpedite Board of Directors in discharging its fiduciary duties to Xpedite's stockholders, Premiere submit to the Xpedite Board no later than 11:00 a.m. on November 12, 1997, any additional information that may be necessary or appropriate for the Xpedite Board to consider. On November 11, 1997, the Premiere Board of Directors participated in a telephonic Board meeting, during which members of Premiere's management reviewed the reasons for the Merger and the benefits to Premiere and presented a summary of the final resolution of open issues in the Merger Agreement and ancillary documents. Management also reviewed with the Premiere Board information concerning its estimates of the likelihood and expected range of a revised competing cash offer from the MBO Group. Management discussed its views concerning the range of revised prices payable in Premiere Common Stock necessary to counter any such competing cash offer and its views concerning the appropriate timing of such a revised offer. Prudential Securities reviewed the financial terms of the Merger Agreement as adjusted to the proposed revised price level discussed at the meeting and delivered its oral opinion to the Premiere Board of Directors to the effect that, as of such date, the consideration to be paid by Premiere in the Merger was fair, from a financial point of view, to Premiere. The Premiere Board members participating in the telephonic meeting unanimously authorized Premiere management to increase the Premiere Offer to a fixed value within the price range considered by the Premiere Board of Directors, subject to finalizing the negotiation of the Merger Agreement and various ancillary documents related to the Merger Agreement. Premiere submitted to the Xpedite Board the Revised Premiere Offer, subject to various conditions, at approximately 10:45 p.m. on the evening of November 11, 1997.

  On November 12 and 13, 1997, representatives of Premiere and Xpedite continued negotiations of the terms of the Merger Agreement. After 11:00 p.m. on the evening of November 13, 1997, Premiere and Xpedite executed the Merger Agreement and certain ancillary documents, and the Merger was announced on November 14, 1997.

REASONS FOR THE MERGER

 Xpedite

  THE XPEDITE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, XPEDITE AND ITS STOCKHOLDERS. THE XPEDITE BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF XPEDITE VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  In reaching its unanimous determination that the Merger Agreement and the Merger are in the best interests of Xpedite and its stockholders, the Xpedite Board considered a number of factors (both positive and negative), including without limitation, the following:

    (i) the written opinion of Merrill Lynch that, as of such date and based upon and subject to the matters set forth in such written opinion, the Merger Consideration to be received by the holders of Xpedite Common Stock in the Merger was fair to such stockholders from a financial point of view (see "--Opinions of Financial Advisors; Xpedite");

    (ii) the relationship of the Merger Consideration to (a) the historical market prices for the Xpedite Common Stock (see "Summary--Market Prices and Dividends") and (b) the Cash Price (i.e., $23.25 per share) payable pursuant to the Prior Merger Agreement;

    (iii) the Xpedite Board's view that the terms of the Merger Agreement, as reviewed by the Xpedite Board with its legal advisors and Merrill Lynch, are advisable and fair to Xpedite and its stockholders in light of the nature of the transaction and provided Xpedite and its stockholders with the flexibility to, under certain circumstances, accept a third party proposal for an Alternative Transaction (as defined in the Merger Agreement) and terminate the Merger Agreement (see "--Conduct of Business Pending Consummation" and "--Termination and Possible Exchange Ratio Increase" and "--Expenses and Termination Fees");

    (iv) information relating to the financial condition and results of operations of Xpedite (see "Summary--Selected Historical Consolidated Financial Data") and Xpedite's financial projections (see "--Opinions of Financial Advisors; Xpedite"), which, in the Xpedite Board's view, supported a determination that the Merger Consideration is fair to Xpedite and its stockholders;

    (v) the ability of Premiere to consummate the transactions contemplated by the Merger Agreement on a timely basis and the likelihood that the conditions to closing set forth in the Merger Agreement will be fulfilled;

    (vi) Xpedite's exploration of Strategic Alternatives for maximizing stockholder value, as described under "--Background of the Merger; Xpedite," and particularly the Xpedite Board's conclusion that, based upon such exploration, it appeared that such Strategic Alternatives, even if successfully carried to completion, would not likely result in a per share consideration payable to Xpedite stockholders as high in value as the Merger Consideration. The Strategic Alternatives considered by Xpedite were those which the Xpedite Board believed would result in liquidity and enhanced value for Xpedite's stockholders;

    (vii) the Xpedite Board's desire to enable Xpedite's stockholders to achieve liquidity with respect to their investment in Xpedite at a fair price and the Xpedite Board's conclusion that the sale of Xpedite as a whole was the best way to achieve such liquidity in the foreseeable future;

    (viii) the fact that Xpedite stockholders will receive Premiere Common Stock in exchange for their Xpedite Common Stock, which the Xpedite Board believes will provide some flexibility to the Xpedite stockholders who might desire to retain Premiere Common Stock after the Merger and also to those Xpedite stockholders who might desire to liquidate their investments, insofar as the Xpedite Board believes that a liquid market exists for Premiere Common Stock; and

    (ix) the fact that the Merger Agreement requires the Merger to be submitted to the Xpedite stockholders for adoption, which allows for an informed vote of the Xpedite stockholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure; and the fact that the Merger Agreement provides that it may be terminated if such adoption is not received.

  In addition to the foregoing, the Xpedite Board considered the detriments of the Merger to Xpedite and its stockholders, including that (i) at certain times since Premiere's initial public offering, there has been a substantial amount of volatility in the market price of the Premiere Common Stock (see "Summary--Market Prices and Dividends"), (ii) uncertainty as to the timing and magnitude of business synergies or other benefits to be realized by either Premiere or Xpedite through the Merger, and (iii) as a result of the termination of the Prior Merger Agreement, Xpedite was required to pay a "break-up" fee of $7.5 million to Xpedite Acquisition Corp. and to reimburse Xpedite Acquisition Corp. for up to $2.0 million of documented expenses incurred in connection with the Prior Merger Agreement. The Xpedite Board also considered the fact that, although the process conducted by Merrill Lynch was conducted over a period of only about five months, in connection with such process Merrill Lynch solicited indications of interest in Xpedite from over 100 parties, including a substantial number of both strategic and financial investors.

  The foregoing discussion of the information and factors discussed by the Xpedite Board is not meant to be exhaustive but includes all material factors considered by the Xpedite Board. The Xpedite Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the Xpedite stockholders. The Xpedite Board believes the Merger achieves greater liquidity than that which presently exists for Xpedite's stockholders (in light of the historically low level of trading volume of the Xpedite Common Stock, relative to the number of outstanding shares of Xpedite Common Stock and the relatively high level of trading volume of the Premiere Common Stock) and enhanced value (in light of the fact that, except during a few isolated periods--including the period after the MBO Proposal was made, during which the Xpedite Board believes the market assumed Xpedite would be sold at a price equal to or greater than that set forth in the MBO Proposal--the Xpedite Common Stock has historically traded around or below $20 per share).

  The Xpedite Board was aware that certain members of Xpedite management and the Xpedite Board may be deemed to have certain interests in the Merger that are in addition to their interests as Xpedite stockholders generally and considered these interests in approving the Merger. Such interests did not weigh either in favor of or against approving the Merger. See "--Interests of Certain Persons in the Merger."

  If the holders of Xpedite Common Stock do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, the Xpedite Board expects to continue to operate Xpedite as an ongoing business as the Xpedite Board does not believe that liquidating Xpedite was a reasonable Strategic Alternative. In accordance with such view, Xpedite did not consider the liquidation value per share in determining whether the price offered was fair because it was the Xpedite Board's belief that the value that Xpedite would obtain through liquidating its assets would be materially lower than the value obtainable through selling Xpedite as an ongoing business.

  The Xpedite Board has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of Xpedite and its stockholders and have unanimously approved and adopted the Merger Agreement and the Merger. Accordingly, the Xpedite Board unanimously recommends that Xpedite stockholders vote "FOR" adoption of the Merger Agreement.

 Premiere

  In reaching its conclusion to approve the Merger and transactions contemplated thereby, the Premiere Board of Directors consulted with Premiere's management and its financial, accounting, and legal advisors. The Premiere Board of Directors considered the Merger and the transactions contemplated thereby primarily at its meeting on November 3, 1997 (and again on November 11, 1997) and considered various factors, including the following:

  Premiere Growth Strategy. Premiere's Board of Directors considered Premiere's strategy of complementing internal growth with acquisitions that strengthen Premiere's service offerings, customer base, distribution channels, network and platform capabilities, geographic reach and management depth. The Premiere Board concluded that the Merger is a major step in implementing and accelerating that strategy for long-term growth and enhanced stockholders' value. As a leading provider of enhanced electronic document distribution services, Xpedite provides an important and previously underdeveloped line of enhanced communications services that Premiere believes are important to its market strategy. Following the Merger, the combined company will offer a comprehensive suite of enhanced communication services including mobile personal communications, enhanced document distribution, voice messaging, and e-mail and Internet related services, both as separate service offerings and, through Premiere's intelligent network, on a bundled and integrated basis.

  In addition to the complementary service offerings, the Premiere Board reviewed information concerning Xpedite's large and diverse customer base and its domestic and international solution-oriented direct sales force.

The Premiere Board concluded that the combination of Premiere and Xpedite provides attractive opportunities for cross marketing other Premiere services and extends Premiere's reach into significant new international markets. The Premiere Board also concluded that Xpedite's extensive international network, when integrated with the international frame relay system acquired in the Voice-Tel Acquisitions, will create a powerful worldwide voice and data message transmission engine that offers significant cost saving opportunities for the combined company. As a result of the Merger, Premiere will have a direct sales force of approximately 600 sales employees in North America, Europe, Asia and Australia/New Zealand and a private network with approximately 300 POPs in 29 countries on six continents.

  The Premiere Board also reviewed management's assessment of Xpedite's senior management and concluded that Xpedite's culture of customer driven communications solutions would integrate well into Premiere's culture. In this regard, the Premiere Board also noted the employment agreements in place with senior management of Xpedite, the options held by such persons, the proposed options and stay bonuses to be granted and made available to such persons, and the agreement that Roy Andersen would be added to the Premiere Board following the Merger.

  Potential Cost and Operating Synergies. The Premiere Board has concluded that the combination of Premiere and Xpedite presents significant opportunities for cost savings and operating efficiencies. Premiere's management estimates that annual operating cost savings of approximately $20.5 million pre-tax are achievable by the year 2000. In addition, the combination of the Xpedite and Premiere networks will reduce capital expenditures required for operating and expanding stand-alone networks. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time period contemplated.

  Set forth below are the cost saving synergies estimated by Premiere to be achievable as a result of the Merger.

                                                FISCAL YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1998       1999       2000
                                                -------------------- ----------
                                                         (IN MILLIONS)
   Network/Transmission Synergies.............. $     2.8 $      8.9 $     14.3
   Other Operating Synergies...................       1.4        3.2        6.2
                                                --------- ---------- ----------
   Total Cost Synergies........................ $     4.2 $     12.1 $     20.5

  The information contained in this section was not prepared with a view toward compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and was not examined, reviewed or complied by independent public accountants and, accordingly, the independent public accountants do not express an opinion or any other form of assurance with respect thereto. The estimates of achievable cost synergies ("synergies") were based upon a variety of estimates and assumptions. The estimates and assumptions underlying the synergies involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Premiere and Xpedite and will be beyond the control of the combined companies. There can be no assurances that the synergies will be realized, and actual results may vary materially from those shown. Additionally, the synergies do not reflect revised prospects for Premiere, Xpedite or the combined companies' businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. None of the synergies were intended to be a forecast of profits by Premiere, Xpedite and the combined companies or any of their directors, and in deciding whether or not to approve the Merger, shareholders of Premiere and Xpedite should not put undue reliance on any such synergies. Neither Premiere nor Xpedite have updated or supplemented this information or intend to do so. See "Forward-Looking Statements" and "Risk Factors."

  Certain Financial and Related Information. The Premiere Board received certain additional information, including, but not limited to, (a) a financial review relating to historical financial performance, financial projections, service offerings and expenses, and (b) a merger analysis including, but not limited to, respective stock performance, comparative financial data, pro forma financial analyses, and comparable merger and acquisition transactions. The information was presented by Premiere's management, together with representatives of Premiere's financial advisors, as part of Premiere's due diligence process. See "--Opinions of Financial Advisors; Premiere."

  Certain Nonfinancial Information. Drafts of the principle documents relating to the Merger were distributed to the Premiere Board at its November 3, 1997 meeting and summarized by Premiere's management and legal advisors. These included (a) the then current draft of Merger Agreement, and related exhibits and schedules, and (b) the XSL Purchase Agreement. The Premiere Board of Directors also considered the management structure, options for Premiere Common Stock to be granted to members of Xpedite's management team and the addition of Mr. Andersen to the Premiere Board of Directors. Additionally, the Premiere Board considered the effect of the issuance of Premiere Common Stock in the Merger and the grant of options for Premiere Common Stock to members of Xpedite's management team. It also considered the termination fees and expenses of up to $9,500,000 payable to Xpedite Acquisition Corp. under certain circumstances upon the event of the termination of the Prior Merger Agreement. The Premiere Board was advised of the provision for a termination fee and expenses of up to $10,500,000 to be paid to Premiere if the Merger is not consummated under certain circumstances. See "--Expenses and Termination Fees."

  Advice of Financial Advisor and Fairness Opinion. Prudential Securities delivered an oral opinion to the Premiere Board on November 11, 1997, to the effect that, as of such date, the consideration to be paid by Premiere in the Merger was fair to Premiere from a financial point of view. Prudential Securities subsequently delivered its written opinion dated November 12, 1997, to the effect that, as of such date, the consideration to be paid by Premiere in the Merger was fair, from a financial point of view, to Premiere. See "-- Opinions of Financial Advisors; Premiere."

  Regulatory Approvals. The Premiere Board of Directors considered the likelihood of obtaining regulatory approvals that would be required with respect to the Merger, including approvals required under the HSR Act and approval of the European Union. See "--Regulatory Approvals."

  The foregoing discussion of the information and factors considered by the Premiere Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Premiere Board of Directors. In view of the variety of factors considered in connection with its evaluation of the proposed Merger, the Premiere Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Premiere Board of Directors may have given different weights to different factors.

  THE PREMIERE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF PREMIERE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT PREMIERE STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF PREMIERE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

 Xpedite

  Xpedite retained Merrill Lynch to act as its exclusive financial advisor in connection with its evaluation of Strategic Alternatives. On November 13, 1997, Merrill Lynch rendered to the Xpedite Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Xpedite Common Stock. For purposes of rendering the Merrill Lynch Opinion, Merrill Lynch assumed that Xpedite would not consummate the Merger under circumstances where the Threshold Price Termination Right is exercisable and therefore such opinion would be inapplicable under such circumstances. See "The Merger--Termination and Possible Exchange Ratio Increase."

  The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Stockholders of Xpedite are urged to read such opinion in its entirety. The Merrill Lynch Opinion was provided to the Xpedite Board for its information and is directed only to the fairness from a financial point of view of the Merger Consideration to the holders of Xpedite Common Stock, does not address the merits of the underlying decision by Xpedite to engage in the Merger and does not constitute a recommendation to any Xpedite stockholder as to how such stockholder should vote on the proposed Merger or any matter related thereto.

  The Merger Consideration was determined through negotiations between Premiere and Xpedite and was approved by the Xpedite Board. Merrill Lynch provided advice to Xpedite during the course of such negotiations.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Xpedite Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch and Xpedite. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was among several factors taken into consideration by the Xpedite Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Xpedite Board with respect to the fairness of the Merger Consideration.

  Merrill Lynch expresses no opinion as to the relative value of the Merger Consideration as compared to the consideration that may be proposed to be delivered pursuant to any other transaction proposal which Xpedite has received or may receive. In addition, Merrill Lynch expressed no opinion as to the prices at which Xpedite Common Stock, Premiere Common Stock or any other securities of Xpedite or Premiere would trade following the announcement or consummation of the Merger. In rendering its opinion, Merrill Lynch evaluated Xpedite on a pro forma basis after giving effect to the XSL Acquisition. However, the Merrill Lynch Opinion does not constitute an opinion on the fairness or any other aspect of the XSL Acquisition itself. Furthermore, in rendering its opinion, due to the speculative nature of the existing put-call arrangements relating to XSL, Xpedite Germany and Xpedite Systems S.A. (the "European Put-Call Arrangements"), Merrill Lynch evaluated Xpedite without regard to any aspect of the European Put-Call Arrangements. Merrill Lynch rendered its opinion as if the XSL Acquisition had been consummated and the European Put-Call Arrangements were not contemplated or consummated, and the Merrill Lynch Opinion does not take into consideration the potential financial ramifications to Xpedite of the European Put-Call Arrangements, including any element of value associated therewith.

  In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to Xpedite and Premiere which Merrill Lynch deemed to be relevant, (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Xpedite (including after giving effect to the XSL Acquisition) and Premiere (with respect to Premiere such financial forecast information was limited to fiscal years 1997 and 1998), furnished to Merrill Lynch by Xpedite and Premiere, respectively,
(iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of XSL, furnished to Merrill Lynch by Xpedite and XSL, (iv) conducted discussions with members of senior management and representatives of Xpedite and Premiere concerning the matters described in clauses (i) and (ii) above as well as their respective business and prospects before and after giving effect to the Merger; (v) conducted discussions with members of senior management and representatives of Xpedite and XSL concerning the matters described in clause
(iii) above, (vi) reviewed the market prices and valuation multiples for Xpedite Common Stock and Premiere Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant,
(vii) reviewed the results of operations of Xpedite (including after giving effect to the XSL Acquisition) and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (viii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant, (ix) participated in certain discussions and negotiations among representatives of Xpedite and Premiere and their financial and legal advisers, (x) reviewed the potential pro forma impact of the Merger, (xi) reviewed a recent draft of the Merger Agreement and (xii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Xpedite (including after giving effect to the XSL Acquisition) or Premiere or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Xpedite (including after giving effect to the XSL Acquisition) or Premiere. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Xpedite, XSL or Premiere, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Xpedite's, the XSL's or Premiere's management as to the expected future financial performance of Xpedite (including after giving effect to the XSL Acquisition) or Premiere, as the case may be. Merrill Lynch further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft it reviewed. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. For purposes of rendering this opinion, Merrill Lynch also assumed that Xpedite will not consummate the Merger under circumstances where the Threshold Price Termination Right is exercisable.

  The following is a brief summary of the material analyses presented by Merrill Lynch to the Xpedite Board in connection with the rendering of the Merrill Lynch Opinion.

 Valuation of Xpedite

  Comparable Public Company Analysis. Merrill Lynch concluded that there were no publicly-traded enhanced fax services providers comparable to Xpedite other than FaxSav, Inc., which, due to its $22.4 million market value, could not be considered a good comparable company. As a proxy for publicly traded companies comparable to Xpedite, Merrill Lynch compared certain financial and operating information and multiples for Xpedite with corresponding financial and operating information and multiples for a group of publicly-traded long-distance resellers which exhibited properties similar to Xpedite as value-added resellers of communication services. These companies included EXCEL Communications, Inc., LCI International, Inc. and Tel-Save Holdings, Inc. (collectively, the "Xpedite Comparables"). Based on information from certain publicly available research reports and analysts' forecasts, Merrill Lynch compared the (i) outstanding public float for the Xpedite Comparables, which ranged from $602 million to $1,835 million, to Xpedite's public float of $91 million, (ii) last 12 months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") margin for the Xpedite Comparables, which ranged from 16.7% to 18.9%, to Xpedite's LTM EBITDA margin of 21.3% (calculated on a stand-alone basis before giving effect to the XSL Acquisition), (iii) five-year estimated earnings growth rate for the Xpedite Comparables, which ranged from 12% to 32%, to Xpedite's five-year estimated earnings growth rate of 22% (calculated on a stand-alone basis before giving effect to the XSL Acquisition), (iv) 1998 estimated EBITDA trading multiples for the Xpedite Comparables, which ranged from 4.9X to 7.4X, to Xpedite's 1998 estimated EBITDA trading multiple of 5.4X (calculated on a stand-alone basis before giving effect to the XSL Acquisition), (v) 1997 estimated net income trading multiples for the Xpedite Comparables, which ranged from 19.1X to 39.5X, to Xpedite's 1997 estimated net income trading multiple of 15.3X (calculated on a stand-alone basis before giving effect to the XSL Acquisition) and (vi) 1998 estimated net income trading multiples for the Xpedite Comparables, which ranged from 13.9X to 20.4X, to Xpedite's 1998 estimated net income trading multiple of 10.9X (calculated on a stand-alone basis before giving effect to the XSL Acquisition). Merrill Lynch also compared historical multiples of one-year forward-looking earnings per share for the Xpedite Comparables, which averaged 28.4X, to Xpedite's historical multiples of one year forward looking earnings per share of 16.5X (calculated on a stand-alone basis before giving effect to the XSL Acquisition).

  Merrill Lynch also compared the ratio of the 1998 estimated price to earnings ratio to the 5-year growth rate (the "P/E to Growth Rate Ratio") for the Xpedite Comparables (based on certain information provided by IBES), which ranged from 64% to 116%, to Xpedite's P/E to Growth Rate Ratio of 50%. Merrill Lynch noted that the Xpedite Comparables typically trade at a multiple of forward earnings representing a discount to their expected long-term earnings growth rate. Due to a number of qualitative considerations regarding Xpedite and the market for enhanced fax services, Merrill Lynch determined that it was reasonable to expect that Xpedite would trade at a greater discount to its expected five-year earnings growth rate than the Xpedite Comparables.

  Merrill Lynch calculated a range of implied per share values for the Xpedite Common Stock based on 1998 estimated pro forma earnings per share of $2.15 (giving effect to the XSL Acquisition), a range of long-term compounded annual "core" earnings growth rates representing growth in earnings before interest and taxes ("Compounded Annual Core Earnings Growth Rates") of 15.0% to 25.0% and a range of P/E to Growth Rate Ratios of 45% to 65%. The range of Compounded Annual Core Earnings Growth Rates was determined by Merrill Lynch from its review of the pro forma projected long-term compounded annual "core" earnings growth rates resulting from the XSL Acquisition which were based on the Scenario A Pro Forma Projections, the Scenario B Pro Forma Projections and the Scenario C Pro Forma Projections (all as defined below under "--Discounted Cash Flow Analysis"). Merrill Lynch also calculated a range of implied price to earnings multiples ("P/E Multiples") for the Xpedite Common Stock based on these parameters. The summary reference range of per share values for Xpedite Common Stock resulting from the analysis ranged from $20.50 to $26.75 (representing P/E Multiples of 9.5X to 12.5X 1998 estimated earnings per share, pro forma for the XSL Acquisition, of $2.15).

  Due to the lack of comparable publicly-traded enhanced fax services providers, Merrill Lynch compared Xpedite with publicly-traded resellers of long-distance communications services in its analysis. An analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the value of such companies and Xpedite, including the differences between the enhanced fax services industry and the long-distance resellers industry.

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

  Comparable Acquisition Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding 15 selected long-distance communications and enhanced fax services related acquisitions and calculated trailing 12-month EBITDA multiples, earnings before interest and taxes ("EBIT") multiples and revenue multiples for such acquisitions. Among the 15 selected acquisitions, the analysis indicated transaction value as a multiple of (i) trailing 12-month EBITDA ranging from 6.8X to 24.3X with a mean of 13.0X, (ii) trailing 12-month EBIT ranging from 6.2X to 48.4X with a mean of 17.8X and (iii) trailing 12-month revenues ranging from 0.60X to 2.87X with a mean of 1.65X. Based on its comparison of such multiples, Merrill Lynch calculated a summary reference range of implied per share values of the Xpedite Common Stock of $24.50 to $32.00.

  No company utilized in the comparable transaction analysis was identical to Xpedite. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments primarily concerning differences in historical and projected financial, operating and trading characteristics of the companies involved in such other transactions and the circumstances surrounding such transactions.

  Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Merrill Lynch calculated a range of implied per share values for the Xpedite Common Stock based on (i) a range of terminal EBITDA multiples of 5.5X to 7.5X, (ii) a range of cash flow perpetuity rates of 4.0% to 6.0% and (iii) a range of discount rates of 14% to 16%. Based on Xpedite's "base-case" and XSL's "management case" projections ("Scenario A Pro Forma Projections"), Merrill Lynch calculated a summary reference range of implied per share values for the Xpedite Common Stock of $25.25 to $39.75. Based on Xpedite's "base-case" and XSL's "more conservative case projections" ("Scenario B Pro Forma Projections"), Merrill Lynch calculated a summary reference range of implied per share values for the Xpedite Common Stock of $23.25 to $36.75. Based on Xpedite's "more conservative case" and XSL's "more conservative case" projections ("Scenario C Pro Forma Projections"), Merrill Lynch calculated a summary reference range of implied per share values for the Xpedite Common Stock of $17.00 to $27.75.

  LBO Feasibility Analysis. Merrill Lynch calculated certain pro forma credit statistics for Xpedite based on the pro forma capital structure for the Company and an assumed $25.00 offer price (representing the mid-point of the reference range set forth below). Based on pro forma financial results (giving effect to the XSL Acquisition) for the last 12 months ending September 30, 1997 and Xpedite pro forma management estimates (giving effect to the XSL Acquisition) for the last twelve months ending December 31, 1997, Merrill Lynch calculated (i) EBITDA as a multiple of Total Interest of 1.9X and 2.0X, respectively, (ii) EBITDA minus capital expenditures as a multiple of total interest of 1.5X and 1.6X, respectively, (iii) Senior Debt as a multiple of EBITDA of 2.39X and 2.28X, respectively and (iv) total debt as a multiple of EBITDA of 5.57X and 5.32X, respectively.

  Merrill Lynch also calculated ranges of implied five-year equity returns for Xpedite Common Stock based on Scenario A Pro Forma Projections, Scenario B Pro Forma Projections and Scenario C Pro Forma Projections of (i) 30% to 37%, 26% to 34% and 8% to 18%, respectively, based on a terminal EBITDA multiple of 5.5X and (ii) 43% to 50%, 40% to 47% and 26% to 34%, respectively, based on a terminal EBITDA multiple of 7.5X.

  Based on its analysis of leveraged buyout feasibility utilizing such credit statistics and five-year equity returns, Merrill Lynch calculated a summary reference range implied per share values of the Xpedite Common Stock of $23.00 to $27.00.

  Historical Trading Observations. Merrill Lynch observed the historical stock price for Xpedite Common Stock from January 1, 1995 to October 30, 1997. Merrill Lynch calculated that the Merger Consideration to be paid to the holders of Xpedite Common Stock (assuming that Premiere Common Stock trades in a range that allows the holders of Xpedite Common Stock to receive $34.00 in value per share) represented a premium of (i) 126.7% over the February 14, 1994 IPO price of $15.00, (ii) 66.2% over the 12-month average historical closing price of $20.46, (iii) 46.2% over the Cash Price of $23.25, (iv) 82.5% over the closing price on July 3, 1997 (the last trading day prior to the announcement of the Final MBO Offer) of $18.63, (v) 56.3% over the closing price on October 30, 1997 (the last trading day prior to public disclosure of Premiere's initial indication of interest) of $21.75 and (vi) 22.5% over the all-time high closing price on July 3, 1996 of $27.75.

 Valuation of Premiere Technologies, Inc.

  Comparable Public Company Analysis. Merrill Lynch concluded that there were no publicly traded companies that provided network-based, unified messaging services and mobile communications services comparable to Premiere. As a proxy for publicly traded companies comparable to Premiere, Merrill Lynch compared certain financial and operating information and multiples for Premiere with corresponding financial and operating information and multiples for a group of publicly traded premise-based, unified messaging technology companies and a group of calling card and electronic transaction companies. The premise-based, unified messaging companies exhibited properties similar to Premiere in that they provide similar services to a similar customer base. The calling card and electronic services companies exhibited properties similar to Premiere in that they provide services through similar network platforms, generate revenues per transaction and rely on growth of a similar, technologically savvy consumer base. The premise-based, unified messaging companies included Comverse Technology, Centigram Communications, Applied Voice Technology and Active Voice Corporation (collectively, the "Messaging Comparables"). The calling card and electronic transaction companies included SmarTalk, Executive Telecard, E*Trade Group and Transaction Network Services (collectively, the "Mobile Communications Comparables" and, together with the Messaging Comparables, the "Premiere Comparable Companies").

  Merrill Lynch analyzed the Premiere Comparable Companies and derived a range of 1998 estimated earnings per share multiples of 24.5X to 35.0X. Based on Premiere's 1998 estimated earnings per share of $1.20 (based on First Call), Merrill Lynch calculated a summary reference range of per share values for Premiere Common Stock of $29.50 to $42.00.

  Due to the lack of comparable publicly traded, network-based unified messaging service companies, Merrill Lynch compared Premiere with publicly traded, premise-based, unified messaging technology and calling card and electronic transaction companies in its analysis. An analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the value of such companies and Premiere, including the differences between the network-based, unified messaging services industry and the premise-based, unified messaging technology, calling card and electronic transaction industries.

  52-Week High-Low. Merrill Lynch observed that the 52-week high and low stock price for Premiere Common Stock was $38.50 and $16.50, respectively.

  Segment Valuation. Merrill Lynch analyzed the implicit values of Premiere's business segments, voice messaging and mobile communications, based on certain financial and operating information and multiples of the Messaging Comparables and the Mobile Communications Comparables, respectively. Based on its valuations of Premiere's voice messaging and mobile communications segments, Merrill Lynch calculated a summary reference range of per share values for Premiere Common Stock of $19.25 to $34.75.

 Pro Forma Combination Analysis

  Based on 1998 estimates provided by Premiere management and Scenario B Pro Forma Projections provided by Xpedite management, Merrill Lynch analyzed certain pro forma effects of the Merger. Merrill Lynch's pro forma combination analysis (i) assumed that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles and (ii) did not assume any synergies from the Merger.

  Pro Forma Earnings Per Share and Five-Year Growth Rate Analysis. Merrill Lynch analyzed the pro forma impact of the Merger on Premiere's 1998 estimated earnings per share and Premiere's First Call five-year growth rate based on a range of exchange ratios resulting from Premiere share prices of $27.20 to $39.20. This analysis indicated that the Merger would (i) be accretive to Premiere's pro forma 1998 earnings per share and (ii) produce a range of pro forma three-year growth rates of 42.5% to 42.8%, as compared to Premiere's five-year growth rate of 47.0%.

  Contribution Analysis. Based on projections provided by Premiere's management and the Scenario B Pro Forma Projections provided by Xpedite's management, Merrill Lynch reviewed the relative contribution in terms of estimated 1998 pre-tax income, estimated 1998 net income and estimated 1998 after-tax cash flow of the pro forma combined company. This analysis showed that Xpedite stockholders would own approximately 20.5% of the outstanding shares of the pro forma combined company, on a fully diluted basis (assuming conversion of Premiere's Convertible Subordinated Notes due 2004 and based on a stock price of $29.25 for Premiere). Merrill Lynch calculated that Xpedite's implied contribution to the pro forma combined company for calendar year 1998 was 26.6% of pre-tax income, 26.0% of net income and 29.7% of after-tax cash flow (assuming conversion of Premiere's Convertible Subordinated Notes due 2004 and based on a stock price of $29.25 for Premiere).

  Pursuant to a letter agreement between Xpedite and Merrill Lynch, Xpedite agreed to pay Merrill Lynch (i) a fee of $100,000 payable on the date of the letter agreement, (ii) a fee in the amount of $750,000 payable upon the closing of the XSL Acquisition or certain other business combinations involving Xpedite or its affiliates and XSL, (iii) a fee in the amount of $500,000 payable upon the consummation of a recapitalization transaction, provided that such a fee shall be reduced by any fee paid pursuant to clause
(i), and (iv) an additional fee in an amount equal to 0.75% of the aggregate purchase price paid in the Merger or certain other business combinations involving Xpedite, payable upon the closing of the Merger or such other business combination, provided that any fee paid pursuant to this clause (iv) will be reduced by (A) the portion of any fee paid to Merrill Lynch pursuant to clause (ii) in excess of $500,000 and (B) any fee paid pursuant to clause
(iii); provided, however, that if no fee has been paid pursuant to clause
(iii), then the fee paid pursuant to clause (i) in lieu thereof. Pursuant to such letter agreement, Xpedite also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, Xpedite agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

  Xpedite retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Merrill Lynch may provide financial advisory and financing services to the surviving corporation in the Merger and/or its affiliates and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Xpedite and Premiere for their own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

 Premiere

  On November 3, 1997, Prudential Securities orally advised the Premiere Board of Directors that, as of such date and assuming a stipulated range of purchase prices between $27.00 and $35.00 per share for Xpedite paid in shares of Premiere Common Stock, Prudential Securities was of the view that such consideration to be paid by Premiere in the Merger would be fair, from a financial point of view, to Premiere. Prudential Securities made a presentation of the financial analyses underlying its oral advice at a meeting of the Premiere Board of Directors on November 3, 1997. All of the members of the Premiere Board of Directors were present (one participating via teleconference) and had an opportunity to ask questions regarding Prudential Securities' presentation. On

November 11, 1997, Prudential Securities delivered its oral opinion at a telephonic meeting of the Premiere Board of Directors to the effect that, as of such date, the consideration to be paid by Premiere in the Merger was fair, from a financial point of view, to Premiere and delivered its written opinion (the "Prudential Securities Opinion") to such effect on November 12, 1997.

  In requesting the Prudential Securities Opinion, the Premiere Board of Directors did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Prudential Securities Opinion. The amount of the Merger Consideration to be paid by Premiere was arrived at through arms-length negotiations between Premiere and Xpedite. A copy of the Prudential Securities Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated herein by reference. The summary of the Prudential Securities Opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities Opinion. The Premiere stockholders are urged to read the Prudential Securities Opinion in its entirety.

  THE PRUDENTIAL SECURITIES OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO PREMIERE OF THE CONSIDERATION TO BE PAID BY PREMIERE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF PREMIERE AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PREMIERE SPECIAL MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

  In conducting its analysis and arriving at the Prudential Securities Opinion, Prudential Securities reviewed such information and considered such financial and other factors as Prudential Securities deemed relevant under the circumstances, including: (i) a draft dated November 12, 1997 of the Merger Agreement; (ii) certain publicly-available information relating to Xpedite including, but not limited to, (a) Xpedite's Preliminary Proxy Statement dated September 18, 1997, (b) Xpedite's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on October 31, 1997, (c) Xpedite's Current Report on Form 8-K dated August 8, 1997, and (d) Xpedite's Schedule 13E-3 dated September 18, 1997 and Schedule 13E-3/A dated October 31, 1997;
(iii) certain publicly-available historical financial and operating data for Xpedite including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and (c) Proxy Statements for the Meetings of Stockholders held on January 10, 1996, October 1, 1996, and May 15, 1997;
(iv) certain publicly-available historical financial and operating data for Premiere, including, but not limited to, (a) the Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(b) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and
(c) the Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1997; (v) certain information relating to Premiere, including projected income statement data for the fiscal years ending December 31, 1997 and December 31, 1998, prepared by the management of Premiere; (vi) certain information relating to XSL, including historical financial data for the fiscal years ended December 31, 1993 through December 31, 1996, and projected financial forecasts for the fiscal years ending December 31, 1997 through December 31, 2001, prepared by the management of Xpedite and XSL; (vii) certain information relating to Xpedite, including financial forecasts for the fiscal years ending December 31, 1997 through December 31, 2001, prepared by the management of Xpedite; (viii) consolidated historical financial data for Xpedite and XSL for the fiscal years ending December 31, 1993 through December 31, 1996, and projected consolidated financial forecasts for the fiscal years ending December 31, 1997 through December 31, 2001, prepared by the management of Xpedite; (ix) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Xpedite or otherwise relevant to Prudential Securities' inquiry; (x) the financial terms of certain recent transactions Prudential Securities deemed relevant to Prudential Securities' inquiry; (xi) the historical stock prices and trading volumes of Premiere Common Stock and Xpedite Common Stock; and (xii) such other financial studies, analyses and investigations that Prudential Securities deemed appropriate. Prudential Securities assumed, with Premiere's consent, that the draft of the Merger Agreement which Prudential Securities reviewed would conform in all material respects to that document when in final form.

  Prudential Securities met with the senior management of Premiere, Xpedite and XSL to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies, and (iv) such other matters that Prudential Securities deemed relevant.

  In connection with its review and analysis and in arriving at the Prudential Securities Opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Premiere, Xpedite and XSL and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Premiere, Xpedite or XSL. With respect to certain financial forecasts provided to Prudential Securities by Premiere for Premiere and by Xpedite for Xpedite and XSL, Prudential Securities has assumed that such information (and the assumptions and bases therefor) represents each respective management's best currently available estimate as to the future financial performance of Premiere, Xpedite and XSL. The Prudential Securities Opinion is predicated on the Merger qualifying (i) as a reorganization within the meaning of Section 368(a) of the Code, and (ii) for pooling-of-interests accounting treatment.

  The Prudential Securities Opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to Premiere. In addition, the Prudential Securities Opinion does not in any manner address the prices at which the Premiere Common Stock will trade following consummation of the Merger.

  In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the Premiere Board of Directors at the November 3, 1997 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Premiere, Xpedite and XSL. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the Premiere Board of Directors at its meeting on November 3, 1997.

  Comparable Company Analysis. A comparable company analysis was employed by Prudential Securities to establish implied valuation ranges in comparison to the unlevered purchase price (defined as purchase price per share multiplied by Xpedite's fully-diluted shares outstanding plus the $87.0 million acquisition of XSL, and Xpedite's and XSL's combined net indebtedness) ("UPP") of $406.6 million to be paid by Premiere in the Merger (which assumed a purchase price per share of Xpedite Common Stock of $30.00). Prudential Securities analyzed publicly-available historical and projected financial results, including multiples of current stock price to latest 12 months ("LTM") earnings per share ("LTM EPS"), and projected calendar year 1998 earnings per share ("1998 EPS"), unlevered market value (defined as current stock price multiplied by the number of shares outstanding plus net indebtedness) to LTM revenues, LTM earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), to LTM earnings before interest and taxes ("LTM EBIT") of certain companies considered by Prudential Securities to be reasonably similar to Xpedite. The companies analyzed included: Aliant Communications, Inc., EXCEL Communications, Inc., LCI International, Inc., and Tel-Save Holdings, Inc. (the "Xpedite Comparable Companies"). All of the trading multiples of the Xpedite Comparable

Companies were based on closing stock prices on October 31, 1997 (the "October 31st Closing Price") and all of the earnings per share estimates were published by First Call, an on-line data service available to subscribers which compiles estimates developed by research analysts. The estimates published by First Call were not prepared in connection with the Merger or at the request of Prudential Securities or Premiere.

  The Xpedite Comparable Companies were found to have an October 31st Closing Price estimated to be within a range of 18.2X to 26.7X LTM EPS and 13.5X to 20.1X 1998 EPS, an unlevered market value estimated to be within a range of 1.7X to 3.7X LTM revenues, 7.7X to 10.5X LTM EBITDA, and 11.2X to 15.1X LTM EBIT. Applying such multiples to Xpedite's LTM revenues, LTM EBITDA, LTM EBIT, LTM net income and 1998 projected net income, in each case after giving effect to the XSL Acquisition, resulted in an implied range for UPP to LTM revenues of $295.3 million to $642.7 million (with a mean of $434.3 million), UPP to LTM EBITDA of $333.4 million to $454.7 million (with a mean of $415.7 million), UPP to LTM EBIT of $365.1 million to $492.3 million (with a mean of $417.3 million), UPP (after adjusting for the combined net indebtedness of Xpedite and XSL) to LTM net income of $359.7 million to $513.6 million (with a mean of $417.6 million) and UPP (after adjusted for the combined net indebtedness of Xpedite and XSL) to 1998 projected net income of $328.7 million to $474.5 million (with a mean of $412.6 million).

  None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Xpedite. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Xpedite Comparable Companies and other factors that could affect the public trading value of the Xpedite Comparable Companies as well as that of Xpedite.

  Comparable Transactions Analysis. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the Merger, and considered the multiple of the purchase price (defined as the purchase price of the acquired entity's equity) to the acquired entity's LTM net income and unlevered purchase price (defined as the purchase price plus the acquired entity's net indebtedness) to the acquired entity's LTM revenues, LTM EBITDA and LTM EBIT, based upon publicly available information for such transactions. The transactions considered were the combinations of: (i) ACC Corporation and Tel-Save Holdings Inc., (ii) Shared Technologies Fairchild Inc. and Tel-Save Holdings Inc., (iii) Telco Communications Group, Inc. and EXCEL Communications, Inc., (iv) Teledial America, Inc./ATS Network Communications and LCI International, Inc., (v) Corporate Telemanagement Group and LCI International, Inc. (vi) Schneider Communications, Inc. and Frontier Corporation, (vii) Alascom, Inc. and AT&T Corporation, (viii) American Sharecom, Inc. and Frontier Corporation, and (ix) Centex Telemanagement, Inc. and MFS Communications Company, Inc. (the "Comparable Transactions"). The Comparable Transactions resulted in a range of unlevered purchase price to LTM revenues of 0.9X to 2.9X, unlevered purchase prices to LTM EBITDA of 8.2X to 24.2X, unlevered purchase price to LTM EBIT of 6.2X to 46.5X and a range of purchase price to LTM net income of 17.8X to 44.5X. Applying such multiples to Xpedite's LTM revenues, LTM EBITDA, LTM EBIT and LTM net income, each case after giving effect to the XSL Acquisition, resulted in an implied range for UPP to LTM revenue of $159.8 million to $505.5 million (with a mean of $335.2 million), UPP to LTM EBITDA of $355.1 million to $1,047.9 million (with a mean of $692.8 million), UPP to LTM EBIT of $232.4 million to $1,546.1 million (with a mean of $783.4 million) and UPP (after adjusting for combined net indebtedness of Xpedite and XSL) to LTM net income of $352.5 to $836.5 (with a mean of $609.6 million).

  None of the acquired entities utilized in the above analysis for comparative purposes is, of course, identical to Xpedite. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired entities and other factors that could affect the consideration paid for each of the acquired entities as well as that of Xpedite.

  Pro Forma Earnings Per Share. Prudential Securities also analyzed the pro forma effect of the Merger (after giving effect to the XSL Acquisition) on Premiere's projected 1998 earnings per share. An analysis of anticipated future results based on projections provided by the management of Premiere for Premiere and by the management of Xpedite for Xpedite and XSL indicated that the Merger would result in an increase in Premiere's pro forma 1998 earnings per share assuming that no pre-tax synergies would result from the Merger.

  Projected financial and other information concerning Premiere, Xpedite and XSL and the pro forma impact of the Merger upon the holders of Premiere Common Stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Premiere, Xpedite and XSL.

  Relative Contribution Analysis. Prudential Securities also reviewed the relative contributions of Premiere and Xpedite (after giving effect to the XSL Acquisition) to the combined company. The financial and operating information reviewed in such analysis included LTM Revenues, LTM EBITDA, LTM EBIT, LTM net income, projected calendar year 1998 ("CY98") revenues, EBITDA and net income. This analysis showed that, while the Premiere stockholders would own approximately 83.5% of the outstanding shares of the combined entity on a fully diluted basis (without giving effect to the conversion of Premiere's Convertible Subordinated Notes due 2004 and an assumed price of the Premiere Common Stock of $34.00 per share), Premiere was contributing 48.4% of LTM revenues, 50.0% of LTM EBITDA, 48.8% of LTM EBIT, 47.6% of LTM net income, 62.3% of CY98 revenues, 67.6% of CY98 EBITDA, and 69.2% of CY98 net income.

  Stock Trading History. Prudential Securities also analyzed the history of the trading prices and volume for the Premiere Common Stock and the Xpedite Common Stock. Prudential Securities observed that, since the initial public offering of Premiere Common Stock, the shares of Premiere Common Stock traded in the range of $15.13 and $49.50 per share. Prudential Securities also observed that since the initial public offering of the Xpedite Common Stock that the shares of Xpedite Common Stock traded in the range of $12.75 and $27.75.

  November 11, 1997 Oral Presentation. On November 11, 1997, Prudential Securities orally advised the Premiere Board of Directors during a telephonic Board meeting that, as of such date, the consideration to be paid by Premiere in the Merger was fair, from a financial point of view, to Premiere.

  Based on a $34.00 per share purchase price for Xpedite paid in shares of Premiere Common Stock, Prudential Securities determined that as of such date the UPP for Xpedite was equal to $446.3 million, which Prudential Securities observed was within the range of unlevered purchase prices implied by the comparable company analysis and comparable transaction analysis presented to the Premiere Board of Directors at its November 3, 1997 meeting. Additionally, Prudential Securities analyzed the effect of an unlevered purchase price of $446.3 million on Premiere's projected 1998 earnings per share. Such analysis, based on projections provided by the management of Premiere for Premiere and by the management of Xpedite for Xpedite and XSL, indicated that the Merger (after giving effect to the XSL Acquisition) would result in an increase in Premiere's pro forma 1998 earnings per share assuming that no pre-tax synergies would result from the Merger.

  Premiere selected Prudential Securities to act as its financial advisor because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Merger. The engagement letter with Prudential Securities provides that Premiere will pay Prudential Securities an advisory fee equal to: (i) a retainer of $75,000, plus (ii) 0.8% of the total consideration in the Merger (less any amounts received pursuant to (i) above) upon consummation of the Merger. In addition, the engagement letter with Prudential Securities provides that Premiere will reimburse Prudential Securities for its out-of-pocket and incidental expenses including the fees and expenses of its legal counsel and those of any advisor retained by Prudential Securities, which fees and expenses of legal counsel and any other advisor retained by Prudential Securities will not exceed $25,000 in the aggregate, and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Merger or its engagement. In the ordinary course of business, Prudential Securities may actively trade the shares of Premiere Common Stock and Xpedite Common Stock for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities. Prudential Securities Incorporated provides equity research coverage on Xpedite and acted as lead-manager for the initial public offering of Xpedite's Common Stock on February 14, 1994 and as co-manager for an offering of Xpedite's Common Stock on August 15, 1996.

MERGER CONSIDERATION

  The Merger Agreement provides that, at the Effective Time, each share of Xpedite Common Stock (excluding shares held by Xpedite in its treasury) will be converted into the right to receive upon surrender of such holder's Xpedite Certificates in accordance with the Merger Agreement a number of shares of Premiere Common Stock equal to the Exchange Ratio (as defined below) (including cash in lieu of fractional shares, the "Merger Consideration," and the aggregate of all Merger Consideration to be paid to holders of Xpedite Common Stock in connection with the Merger is referred to hereinafter as the "Aggregate Merger Consideration").

  The exchange ratio for determining the number of shares of Premiere Common Stock to be issued in exchange for each share of Xpedite Common Stock (the "Exchange Ratio") will be determined by dividing $34.00 by the average of the daily last sale prices for the Premiere Common Stock as reported on Nasdaq for the 20 consecutive trading days on which Premiere Common Stock is actually traded as over-the-counter securities ending on the trading day immediately prior to the date of the Xpedite Special Meeting (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Premiere and Xpedite) (the "Average Closing Price"), provided that, except in certain circumstances (see "--Termination and Possible Exchange Ratio Increase"), the Exchange Ratio shall not be higher than 1.25 (corresponding to the Minimum Average Closing Price) or lower than .867 (corresponding to the Maximum Average Closing Price). All shares converted or exchanged into the Merger Consideration will no longer be outstanding, will automatically be canceled and retired, and will cease to exist, and each Xpedite Certificate thereafter will represent the right to receive, upon the surrender of such Xpedite Certificate in accordance with the Merger Agreement, only the applicable Merger Consideration.

  THE MERGER CONSIDERATION IS BASED, IN PART, ON THE AVERAGE CLOSING PRICE, ON WHICH THE MERGER AGREEMENT HAS PLACED THE LIMITS OF THE MINIMUM AVERAGE CLOSING PRICE AND THE MAXIMUM AVERAGE CLOSING PRICE. THE PREMIERE COMMON STOCK MAY EXPERIENCE SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS, WHICH MAY CAUSE THE AVERAGE CLOSING PRICE TO FALL BELOW THE MINIMUM AVERAGE CLOSING PRICE, OR TO RISE ABOVE THE MAXIMUM AVERAGE CLOSING PRICE, IN WHICH CASE THE DOLLAR VALUE OF THE PREMIERE COMMON STOCK THAT THE XPEDITE STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY BE MORE OR LESS THAN THE VALUE OF THE PREMIERE COMMON STOCK AS OF THE DATE OF EXECUTION OF THE MERGER AGREEMENT, THE DATE HEREOF, THE DATE OF THE XPEDITE SPECIAL MEETING, THE DATE OF RECEIPT OF SHARES OF PREMIERE COMMON STOCK BY HOLDERS OF XPEDITE COMMON STOCK, OR THE DATE ON WHICH SUCH SHARES ARE EVENTUALLY SOLD.

  Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4.

  Pursuant to the terms of the Merger Agreement, each holder of shares of Xpedite Common Stock exchanged pursuant to the Merger Agreement who otherwise would have been entitled to receive a fraction of a share of Premiere Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premiere Common Stock multiplied by the last sale price for the Premiere Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time as reported in The Wall Street Journal. No such holder will be entitled to vote or to exercise any other rights as a stockholder in respect of any fractional shares.

DISTRIBUTION OF MERGER CONSIDERATION

  Prior to the Effective Time, Xpedite and Premiere will select an Exchange Agent. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of Xpedite Common Stock a form of transmittal letter (a "Letter of Transmittal") and instructions for the surrender of Xpedite Certificates in exchange for the Merger Consideration. The Letter of Transmittal will specify that risk of loss and title to Xpedite Certificates surrendered by Xpedite stockholders will pass upon delivery thereof to the Exchange Agent. Upon surrender of Xpedite Certificates for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and executed and any other documents required by such instructions, the holder of such Xpedite Certificates will be entitled to receive for each of the shares of Xpedite Common Stock formerly represented by such Xpedite Certificates (x) the Merger Consideration, including cash in lieu of any fractional shares of Premiere Common Stock to which such holder is entitled, and (y) any dividends or distributions to which such holder may be entitled, in each such case without any interest thereon and less any required withholding of taxes, and the Xpedite Certificates so surrendered shall forthwith be canceled. If payment is to be made to a person other than the person in whose name an Xpedite Certificate so surrendered is registered on the stock transfer books of Xpedite, it shall be a condition of payment of such Merger Consideration that the Xpedite Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Xpedite Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as described herein, each Xpedite Certificate (other than Xpedite Certificates representing shares held by Xpedite in its treasury) will represent for all purposes only the right to receive the Merger Consideration for each share of Xpedite Common Stock represented thereby.

  Pursuant to the terms of the Merger Agreement, neither Premiere, Xpedite, nor the Exchange Agent will be liable to any holder of a Xpedite Certificate for any Merger Consideration delivered in respect of such Xpedite Certificate or the shares of Xpedite Common Stock formerly represented thereby to a public official pursuant to any abandoned property, escheat, or other similar law.

  No dividends or distributions that are declared on shares of Premiere Common Stock will be paid to persons entitled to receive certificates representing shares of Premiere Common Stock until such persons surrender their Xpedite Certificates. Upon such surrender, there will be paid to the person in whose name the certificates representing such shares of Premiere Common Stock will be issued, any dividends or distributions with respect to such shares of Premiere Common Stock which have a record date on or after the Effective Time and have become payable between the Effective Time and the time of such surrender. In no event will the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

TREATMENT OF OPTIONS AND WARRANTS

  The Merger Agreement provides that, at the Effective Time, each option and warrant (an "Xpedite Option" or, collectively, the "Xpedite Options") granted pursuant to Xpedite's 1992, 1993 or 1996 Incentive Stock Option Plans, the Officers' Contingent Stock Option Plan (the "Xpedite Stock Option Plans"), or the Non-Employee Directors' Warrant Plan which is outstanding at the Effective Time, whether or not such Xpedite Option is then vested or exercisable, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become rights with respect to Premiere Common Stock, and Premiere shall assume each Xpedite Option, in accordance with the terms of the Xpedite Stock Option Plan and stock option or warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) Premiere and its Compensation Committee shall be substituted for Xpedite and the Committee of Xpedite's Board of Directors (including, if applicable, the entire Board of Directors of Xpedite) administering such Xpedite Stock Option Plan, (ii) each Xpedite Option assumed by Premiere may be exercised solely for shares of Premiere Common Stock (or cash, if so provided under the terms of such Xpedite Option), (iii) the number of shares of Premiere Common Stock subject to such Xpedite Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of Xpedite Common Stock subject to such Xpedite Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Xpedite Option shall be adjusted by dividing the per share exercise price under each such Xpedite Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses (iii) and (iv) above, each Xpedite Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Xpedite Option, within the meaning of Section 424(h) of the Code.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Xpedite will be the surviving corporation resulting from the Merger and will become a wholly owned subsidiary of Premiere. The Merger Agreement provides that from and after the Effective Time, the Board of Directors of Xpedite will consist of the directors of Acquisition Sub immediately prior to the Effective Time. The officers of Xpedite after the Effective Time are expected to include officers of both Xpedite and Premiere. It is expected that Mr. Roy B. Andersen, Jr. will remain as the President and Chief Executive Officer of Xpedite and will join Premiere's Board of Directors in connection with the Merger. Additionally, Premiere has agreed that it will seek to add two new independent directors to the Premiere Board. It is not expected that the consummation of the Merger will result in any other changes in the Board of Directors of Premiere.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive directors of Xpedite have interests, described herein, that may present them with potential conflicts of interests in connection with the Merger. Xpedite's Board of Directors is aware of the conflicts described below and considered them in addition to other matters described under "--Reasons for the Merger; Xpedite."

  Each of the members of Xpedite's Board of Directors and certain executive officers of Xpedite have agreed pursuant to an individual Stockholder Agreement with Premiere to vote the shares of Xpedite Common Stock owned by such stockholders on the Xpedite Record Date in favor of adoption of the Merger Agreement.

  Pursuant to the Merger Agreement, the surviving corporation has agreed to indemnify all present directors and officers of Xpedite and its subsidiaries for six years after the Effective Time and will maintain during such period, if available, a directors' and officers' insurance policy with respect to such indemnification containing terms comparable to those applicable as of November 13, 1997 to directors and officers of Xpedite.

  In 1996, Xpedite adopted the Officers' Contingent Stock Option Plan (the "Officers' Plan"). Pursuant to the Officers' Plan, options exercisable for a maximum aggregate of 200,000 shares of Xpedite Common Stock were granted to certain members of Xpedite's senior management. The options authorized under the Officers' Plan were to be granted in two equal tranches upon Xpedite's Common Stock attaining and maintaining certain specified market prices. Options for 92,500 shares of Xpedite Common Stock (the "Tranche 1 Options") were granted upon the Xpedite Common Stock attaining and maintaining a price of $22.50 or more during 1996 as follows: Mr. Andersen--40,000 shares; Mr. Schmaltz--20,000 shares; Mr. Slifer--20,000 shares; and a former officer of Xpedite--12,500 shares. Options for an additional 100,000 shares of Xpedite Common Stock (the "Tranche 2 Options") were to be granted upon Xpedite attaining and maintaining a price of $30.00 or more during 1997. In April 1997, the Xpedite Board adopted resolutions to amend the Officers' Plan to eliminate the Tranche 2 Options, and in lieu thereof, in the event of a merger or consolidation of Xpedite, the sale of all or substantially all of the assets of Xpedite, the acquisition by any party of 51% or more of Xpedite Common Stock or a liquidation or dissolution of Xpedite following which Xpedite's business is conducted by another entity, cash bonuses were to be payable to senior, mid-level and low-level management and staff of Xpedite (the "Bonus Plan"). The approximate total bonuses which were to be paid to certain executive officers of Xpedite pursuant to the Bonus Plan as a result of the Merger was $1,530,000. Cash bonuses payable to other employees were to be approximately $860,000 in the aggregate. The Bonus Plan was terminated in November 1997 and no amounts will be payable in connection therewith.

  The Directors' Warrant Plan (the "Directors' Plan") adopted by Xpedite in 1996 provides for the issuance by Xpedite of warrants to purchase 25,000 shares of Xpedite Common Stock at a purchase price of $17.50 per share to non-employee directors of Xpedite. Pursuant to the Directors' Plan, each of Messrs. Baker, Campbell, Chefitz and Epstein were awarded warrants to purchase 25,000 shares of Xpedite Common Stock.

  Robert Chefitz, a member of the Xpedite Board who is also a general partner or executive officer of each of the Patricof Stockholders, owns an interest in the Patricof Stockholders. Mr. Chefitz also owns an indirect profit interest in APAX Ventures IV and APAX Ventures IV International Partners LP (collectively, the "APAX Funds"), which in turn owns shares of XSL. Mr. Chefitz has not participated and does not participate in the management of the APAX Funds. The Patricof Stockholders and the APAX Funds, respectively, have or have had investments in businesses other than Xpedite and XSL, respectively; accordingly, the value to Mr. Chefitz of his interest in the Patricof Stockholders and the APAX Funds, respectively, is dependent in part upon the performance of such other investments, and cannot be calculated at this time.

  John C. Baker, a member of the Xpedite Board, is a former general partner or executive officer of each of the Patricof Stockholders. Mr. Baker retains an interest in the Patricof Stockholders. The Patricof Stockholders have or have had investments in businesses other than Xpedite; accordingly, the value to Mr. Baker of his interest in the Patricof Stockholders is dependent in part on the performance of such other investments, and cannot be calculated at this time.

  As members of the Special Committee of the Xpedite Board, Messrs. Philip A. Campbell and Robert Chefitz are each entitled to a fee equal to $25,000 plus $1,500 for each eight hours of time which such Special Committee member devoted to the business of the Special Committee. The aggregate amount of such fees payable is expected to be approximately $250,000.

  The current executive officers of Xpedite will be the officers of the Surviving Corporation. Each of these officers has entered into an employment agreement with Xpedite which will remain effective after consummation of the Merger.

  To facilitate the retention of management and other key employees of Xpedite, Premiere has agreed to pay up to $2,500,000 of "stay bonuses." The "stay bonuses" will be allocated to the following executive officers of Xpedite in the amounts set forth next to their name: Mr. Andersen--$530,000; Mr. Slifer-- $305,000; Mr. Schmaltz--$305,000; Mr. Vaters--$415,000; and Mr. DeVita--
$220,000. In addition, $725,000 of the stay bonuses will be allocated among approximately 40 other individuals selected by Premiere (after consulting with Roy Andersen) in a manner consistent with the current relative salary and position of those individuals. Such bonuses vest and become due and payable as follows: 1/3 at the Effective Time; 1/3 on the 91st day after the Effective Time; and 1/3 on the 121st day after the Effective Time; provided, however that Premiere shall not be obligated to pay any bonus amounts to any individual who terminates his employment without "good reason" or whose employment is terminated for "cause" as such terms are defined in such individuals' current employment agreements with Xpedite.

  In addition to the "stay bonuses," Premiere intends to issue Key Xpedite Employee Options (as defined in "Summary--Stock Plan Amendment") to the following persons in the amounts set forth next to their name: Mr. Andersen-- 500,000; Mr. Slifer--300,000; Mr. Schmaltz--150,000; Mr. Vaters--200,000; Mr.
DeVita--150,000; and David Proctor, President of XSL--250,000. In addition, up to 450,000 Key Xpedite Employee Options will be allocated among other current employees of Xpedite and to individuals that Premiere recruits to join the Xpedite management team. The Key Xpedite Employee Options will be granted at the fair market value of Premiere Common Stock on the date of grant and will generally vest ratably over a four year period.

CONDITIONS TO CONSUMMATION

  The obligations of Xpedite and Premiere to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions: (i) the holders of Xpedite Common Stock shall have duly

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


adopted the Merger Agreement by the requisite vote; (ii) the holders of Premiere Common Stock and Premiere Preferred Stock, voting together as a single class, shall have duly approved the issuance of shares of Premiere Common Stock pursuant to the Merger Agreement by the requisite vote; (iii) the required regulatory approvals and consents described under "--Regulatory Approvals" shall have been received and shall be in effect at the Effective Time; (iv) there shall not be in effect any law or order of a court or governmental or regulatory agency of competent jurisdiction directing that the Merger not be consummated; (v) the shares of Premiere Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on Nasdaq; (vi) Premiere shall have received a written opinion from Alston & Bird, dated as of the Effective Time, as to certain federal income tax consequences of the Merger; (vii) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective under the Securities Act by the SEC and shall not be subject to a stop order or a proceeding by the SEC seeking a stop order; (viii) the representations and warranties of the other party as set forth in the Merger Agreement shall be accurate in all material respects, as of the date of the Merger Agreement and the Effective Time (except where a representation or warranty speaks as of a particular date, in which case such representation and warranty need be accurate only as of such date); (ix) the other party shall have performed in all material respects all of its respective covenants and agreements to be performed by it pursuant to the Merger Agreement; (x) there shall have been no material adverse effect with respect to the other party since the date of the Merger Agreement; and (xi) each of Premiere and Xpedite shall have received a certificate dated as of the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of the other party certifying as to the fulfillment of the conditions listed in clauses (viii), (ix) and (x) above. The obligation of Premiere to consummate the Merger is further subject to the satisfaction or waiver of the following condition: all conditions precedent to the closing of the transactions contemplated by the XSL Purchase Agreement shall have been satisfied, and such transactions shall have been consummated in accordance with the terms and conditions of the XSL Purchase Agreement (which transaction occurred on December 17, 1997).

  The conditions to consummation of the Merger may be waived, in whole or in part, and the time for the performance of any of the obligations of the parties to the Merger Agreement may be extended, in each case to the extent permissible under applicable law, by the parties to the Merger Agreement in writing. See "--Amendment and Waiver."

  No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

REGULATORY APPROVALS

  HSR Act. Under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied.

  Pursuant to the requirements of the HSR Act, Premiere and Xpedite each filed a Notification and Report Form with the Antitrust Division and the FTC on January 8, 1998 requesting early termination of the waiting period under the HSR Act. Premiere and Xpedite's request for early termination of the waiting period under the HSR Act was granted and such termination became effective on January 20, 1998. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the termination of the waiting period.

  At any time before or after the consummation of the Merger, and notwithstanding the granting of early termination or the expiration of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Premiere or Xpedite. Private parties (including individual states) may also seek to take legal action under the antitrust laws under certain circumstances. Based on information available to them, Premiere and Xpedite believe that the Merger can be effected in compliance with applicable federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Premiere and Xpedite would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

  Other than the approvals discussed above, Premiere and Xpedite are not aware of any federal, state or foreign regulatory requirements that must be complied with or approval that must be obtained in connection with the Merger other than the filing with the SEC of this Joint Proxy Statement/Prospectus and compliance with applicable state securities laws and regulations. Should any such approval be required, it is currently contemplated that such approval will be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

  Xpedite generally has agreed in the Merger Agreement that, pending consummation of the Merger or termination of the Merger Agreement, unless the prior consent of Premiere is obtained or except as required by the XSL Purchase Agreement, Xpedite will operate its business and cause the business of its subsidiaries to be operated only in the ordinary course consistent with past practice, and will use all reasonable efforts to preserve its and its subsidiaries' business organizations, keep available the service of its officers, employees, and consultants, and those of its subsidiaries, and preserve present relationships with customers, suppliers, and others which Xpedite or any of its subsidiaries have significant business relationships. In addition, Xpedite has agreed not to take certain actions relating to the operation of its business, except as contemplated by the Merger Agreement and the XSL Purchase Agreement, pending consummation of the Merger or the termination of the Merger Agreement, without the prior approval of Premiere. These actions generally include, without limitation:

  (i) amending or otherwise changing its Certificate of Incorporation or Bylaws or similar organizational documents of its subsidiaries;

  (ii) subject to certain exceptions, issuing, selling, disposing of, or, except in connection with any financings in connection with the transactions contemplated by the XSL Purchase Agreement and the acquisition of a majority interest in Xpedite Germany, pledging or encumbering additional shares of any capital stock, any rights to acquire any such stock, or any security convertible into such stock or any other ownership interest in Xpedite or its subsidiaries;

  (iii) other than in connectiton with the consummation of the transactions contemplated by the XSL Purchase Agreement and the acquisition of a majority interest in Xpedite Germany and any financings related thereto, and subject to certain other exceptions, selling, pledging, disposing of, or encumbering any assets of Xpedite or its subsidiaries;

  (iv) subject to certain exceptions, declaring, setting aside, making or paying any dividend or other distribution in respect of any of its capital stock;

  (v) except in connection with the consummation of the transactions contemplated by the XSL Purchase Agreement and the acquisition of a majority interest in Xpedite Germany and any financings related thereto
      (a) acquiring any corporation, partnership or other business organization or division or equity interest therein; (b) incurring any indebtedness for borrowed money or issue any debt securities, subject to certain exceptions; (c) entering into or amending any material contract or agreement; (d) authorizing any capital expenditures or purchase of fixed assets, in the aggregate, in excess of $1,000,000 per month for Xpedite and its subsidiaries taken as a whole; (e) making any loan to, or investment in any minority affiliate or XSL, except as in the ordinary course of business; or (f) entering into or amending any contract, agreement, commitment, or arrangement to effect any of the prohibited matters described herein;

  (vi) subject to certain exceptions, increasing the compensation payable or to become payable or to its officers or employees, except for increases in salary or wages of employees of Xpedite or its subsidiaries who are not officers of Xpedite in the ordinary course of business in accordance with past practice and increases provided for in employment agreements, granting any severance or termination pay to, or entering into or amending any employment or severance agreement with, any director, officer, or other employee of Xpedite or any its subsidiaries, or establishing, adopting, or entering into or amending any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as required by law;

  (vii) changing any method of accounting or accounting practice, except as required by generally acceptable accounting principles or by law;

  (viii) making any material tax election inconsistent with past practice or settling or compromising or amending any material federal, state, local or foreign tax liability or agreeing to an extension of the statute of limitations;

  (ix) paying, discharging, or satisfying any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice or liabilities reflected or reserved against in financial statements in filings made by Xpedite with the SEC, filed prior to the date of the Merger Agreement or incurred in the ordinary course of business and consistent with past practice;

  (x) offering employment to any person as an officer of Xpedite, or promoting any existing employee to such office;

  (xi) settling or agreeing to a final settlement of any litigation against Xpedite or any of its subsidiaries for an amount in the excess of $450,000;

  (xii) amending or granting waivers or approvals in its discretion under the XSL Purchase Agreement (other than converting the purchase price and other dollar denominated provisions contained therein to Pounds Sterling provisions at an agreed upon conversion rate); or

  (xiii) taking, or agreeing to take, any of the actions described above, or any action which would make any the representations or warranties of Xpedite contained in the Merger Agreement untrue or incorrect or prevent Xpedite from performing its covenants contained in the Merger Agreement.

  Premiere generally has agreed in the Merger Agreement that, pending consummation of the Merger or termination of the Merger Agreement, unless the prior consent of Xpedite is obtained, it will conduct its business, and cause the business of its subsidiaries to be conducted, in a manner designed in its reasonable judgment to enhance the long-term value of the Premiere Common Stock and the business prospects of Premiere and its subsidiaries, and will use its reasonable best efforts to preserve intact its and its subsidiaries' core businesses and goodwill with their respective present officers, employees, consultants, customers, suppliers and other persons with which Premiere or any of its subsidiaries has significant business relations. The foregoing, however, does not prevent Premiere or its subsidiaries from acquiring any assets or businesses if such action is, in Premiere's judgment, desirable in the conduct of Premiere's and its subsidiaries' businesses. In addition, Premiere has agreed not to take certain actions relating to the operation of its business, except as contemplated by the Merger Agreement, pending consummation of the Merger or the termination of the Merger Agreement, without the prior approval of Xpedite. These actions generally include, without limitation:

  (i) amending or otherwise changing Premiere's Articles or Bylaws in any manner adverse to the holders of Xpedite Common Stock as compared to the current holders of Premiere Common Stock;

  (ii) changing any method of accounting or accounting practice, except as required by generally acceptable accounting principles or by law; or

  (iii) taking, or agreeing to take, any of the actions described above, or any action which would make any the representations or warranties of Premiere contained in the Merger Agreement untrue or incorrect or prevent Premiere or Acquisition Sub from performing their respective covenants contained in the Merger Agreement.

  Furthermore, Xpedite has agreed not to authorize, and to use its reasonable efforts to cause its officers, directors, employees, or agents not to, directly or indirectly, (i) solicit, initiate, or encourage or take any other action to facilitate the institution of any inquiries or proposals regarding any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, sale of any significant portion of assets, sale of shares of capital stock or similar transaction involving Xpedite or any of its subsidiaries other than the Merger ("Acquisition Proposal"); (ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any person in connection with any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal. Xpedite's Board of Directors, however, is entitled to consider, negotiate, discuss, approve, and recommend to Xpedite's stockholders a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided that the Xpedite Board determines in good faith that it is required to do so in order to discharge properly is fiduciary duties to Xpedite's stockholders. Xpedite must immediately notify Premiere after receipt of any Acquisition Proposal or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Xpedite or its subsidiaries or access to the properties, books or records of Xpedite or its subsidiaries by any person or entity that informs Xpedite that it is considering making, or has made, an Acquisition Proposal, and Xpedite must keep Premiere informed, on a reasonably current basis, as to the status and details of any bona fide consideration, negotiations or discussions concerning an Acquisition Proposal.

TERMINATION AND POSSIBLE EXCHANGE RATIO INCREASE

  Termination Rights of Both Xpedite and Premiere. Either Premiere or Xpedite may terminate the Merger Agreement and abandon the Merger, before or after the approval by stockholders of Premiere or Xpedite, if: (i) the Boards of Directors of Premiere and Xpedite mutually agree; (ii) the Merger has not been consummated by April 30, 1998, provided that the date will be extended until May 30, 1998 (the "Outside Termination Date"), if the Joint Proxy Statement/Prospectus has been mailed to the stockholders of both Xpedite and Premiere before April 30, 1998, and provided further that the right to so terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement resulted in the failure of the Merger to occur on or before such date; (iii) any court of competent jurisdiction or other governmental, regulatory or administrative agency or commission has issued an order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order or action has become final and nonappealable, provided that the right to terminate the Merger Agreement shall not be available to any party who materially contributed to the issuance of any such order or the taking of such action; (iv) the Xpedite Board recommends an Alternative Transaction to the Xpedite stockholders; or (v) a tender offer or exchange offer for 15% or more of the outstanding shares of Xpedite Common Stock is commenced (other than by Premiere or an affiliate of Premiere) and the Xpedite Board recommends that the Xpedite stockholders tender their shares in such tender or exchange offer; provided that Xpedite shall not be entitled to exercise any termination rights under clauses (iv) or (v) unless (x) any action of the Xpedite Board referred to in such clauses is required to be taken by the Xpedite Board in order to properly discharge its fiduciary duties to Xpedite's stockholders and (y) Xpedite has complied with its obligations not to solicit Acquisition Proposals.

  The term "Alternative Transaction" means (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Premiere or its subsidiaries (a "Third Party") acquires or would acquire more than 15% of the outstanding shares of Xpedite Common Stock, whether from Xpedite or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of Xpedite or any of its subsidiaries by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not Xpedite or any of its subsidiaries is the entity surviving any such merger or business combination), (iii) any reorganization, recapitalization, liquidation or dissolution of Xpedite or any of its subsidiaries (other than the liquidation or dissolution of a wholly-owned subsidiary of Xpedite or any of its subsidiaries) or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Xpedite and any entity surviving any merger or business combination with any subsidiary) of Xpedite or any of its subsidiaries having a fair market value equal to more than 15% of the fair market value of all the assets of Xpedite and its subsidiaries, taken as a whole, immediately prior to such transaction.

  Additional Termination Rights of Premiere. The Merger Agreement further provides that it may be terminated by Premiere and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of Premiere or Xpedite, (i) in the event the Xpedite Board withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Premiere; or (ii) in the event of a material breach by Xpedite of any representation, warranty, covenant or agreement contained in the Merger Agreement which has not been cured within 30 days following receipt by Xpedite of written notice of such breach, in any case such that Xpedite's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998, provided that Premiere may not terminate the Merger Agreement if Premiere is itself in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that Xpedite's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998.

  Additional Termination Rights of Xpedite. Finally, Xpedite may terminate the Merger Agreement and abandon the Merger prior to the Effective Time, before or after the approval by stockholders of Premiere or Xpedite, (i) if the Board of Directors of Premiere shall have recommended to the stockholders of Premiere
(x) any acquisition or proposed acquisition of Premiere by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not Premiere is the entity surviving any such merger or business combination) in which the consideration to be received by Premiere stockholders in such business combination shall be other than cash, (y) any liquidation or dissolution of Premiere, or (z) any transaction or series of transactions in which Third Parties would acquire substantially all of the consolidated assets of Premiere; (ii) a tender offer or exchange offer for 50% or more of the outstanding shares of Premiere Common Stock is commenced and the Board of Directors of Premiere recommends that the stockholders of Premiere tender their shares in such tender or exchange offer; (iii) if the Board of Directors of Premiere shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Xpedite; (iv) in the event of a material breach by Premiere of any representation, warranty, covenant or agreement contained in the Merger Agreement which has not been cured within 30 days following receipt by Premiere of written notice of such breach, in any case such that Premiere's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998, provided that Xpedite may not terminate the Merger Agreement if Xpedite is itself in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that Premiere's conditions to consummation of the Merger set forth in the Merger Agreement would be incapable of being satisfied by April 30, 1998, or (v) as set forth in the paragraph titled "Possible Exchange Ratio Increase."

  Possible Exchange Ratio Increase. If the Xpedite Board so determines by a vote of a majority of the members of its entire Board, at any time during the three-business-day period commencing on the day that the Average Closing Price is determined, if the Average Closing Price shall be less than $24.00 (the "Threshold Price"); subject, however, to the following: (x) if Xpedite elects to exercise its termination right pursuant to this clause, it shall give prompt written notice thereof to Premiere (provided that such notice of election to terminate may be withdrawn at any time within the three-business-day period referenced in clause (y) below); (y) during the three-business-day period commencing with its receipt of such notice, Premiere shall have the option, in its sole discretion, to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (I) the product of the Threshold Price and the Exchange Ratio (as then in effect) by (II) the Average Closing Price;
(z) if Premiere makes an election contemplated by clause (y) within such three-business-day period, it shall give prompt written notice to Xpedite of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this clause (v) and the Merger Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in the Merger Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted.

  It is not possible to know if the Average Closing Price will be less than the Threshold Price until the day immediately preceding the date of the Xpedite Special Meeting and the Premiere Special Meeting. Since the date of the Merger Agreement, the market price of Premiere Common Stock has been subject to significant fluctuation, with the high and low closing price therefor ranging from $28 11/16 to $21 7/8. On January 27, 1998, the closing price of Premiere Common Stock was $24 1/4. The fairness opinions received by each of Xpedite and Premiere are based on the conditions in effect at the time the parties executed the Merger Agreement. In addition, the Merrill Lynch Opinion expressly assumes that Xpedite would not consummate the Merger under circumstances where the Threshold Price Termination Right is exercisable. Accordingly, the Merrill Lynch Opinion does not address the circumstances that might arise if the Xpedite Board has decided to consummate the Merger in a case where the Threshold Price Termination Right is exercisable but the Premiere Board has chosen not to increase the Exchange Ratio. Likewise, the Prudential Securities Opinion does not address the circumstance where the Average Closing Price is below the Threshold Price and the Premiere Board chooses to increase the Exchange Ratio. See "The Merger--Opinions of Financial Advisors." While the Xpedite Board currently intends to exercise its right to terminate the Merger Agreement if the Average Closing Price is less than the Threshold Price, it has not made a final determination and it is not obligated to exercise such right and the final decision as to whether it would exercise such right in such event, or to withdraw notice of termination as provided in the Merger Agreement, would be made at the time the termination right becomes exercisable or in the event that the Premiere Board declines to increase the Exchange Ratio, as applicable. While the Premiere Board does not currently intend to increase the Exchange Ratio in the event Xpedite elects to exercise its termination right, its final decision whether to increase the Exchange Ratio would be made if and when Xpedite were to exercise its termination right. In considering whether to exercise their respective rights in each situation, each of the Xpedite and the Premiere Boards would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its respective financial advisors and legal counsel. APPROVAL OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF XPEDITE AT THE XPEDITE SPECIAL MEETING AND APPROVAL OF THE ISSUANCE OF SHARES OF PREMIERE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT BY THE STOCKHOLDERS OF PREMIERE AT THE PREMIERE SPECIAL MEETING WILL CONFER ON THE XPEDITE BOARD AND THE PREMIERE BOARD, RESPECTIVELY, THE POWER, CONSISTENT WITH THE FIDUCIARY DUTIES OF SUCH BOARDS, TO ELECT TO CONSUMMATE THE MERGER IF THE AVERAGE CLOSING PRICE IS LESS THAN THE THRESHOLD PRICE (IN THE CASE OF THE XPEDITE BOARD) OR TO ELECT TO INCREASE THE EXCHANGE RATIO IN THE EVENT XPEDITE ELECTS TO EXERCISE ITS TERMINATION RIGHT (IN THE CASE OF THE PREMIERE BOARD) WITHOUT ANY FURTHER ACTION BY, OR RESOLICITATION OF, THE STOCKHOLDERS OF XPEDITE AND PREMIERE, AS THE CASE MAY BE.

EXPENSES AND TERMINATION FEES

  Expenses Generally. The Merger Agreement provides that, except for the termination fees described below, each party is responsible for its own expenses incident to preparing for, entering into, and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby. Any party who willfully breaches any of its representations, warranties, covenants, or agreements set forth in the Merger Agreement, however, will be liable for damages occasioned by such breach, including any expenses incurred by the other party in connection with the Merger Agreement.

  Termination Fees. In the event that the Merger Agreement is terminated by either party for any reason, Xpedite shall pay to Premiere an amount equal to $9,500,000 (the "Premiere Fee") plus all documented fees and expenses incurred by Premiere and its subsidiaries in connection with or related to the authorization, preparation, regulation, execution and performance of the Merger Agreement and the transactions contemplated thereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) (the "Premiere Expenses") up to a maximum of $1,000,000 in the aggregate, provided, that Xpedite shall not be obligated to pay the Premiere Fee or any Premiere Expenses if the Merger Agreement is terminated under the following conditions:

  (i) pursuant to the mutual agreement of Premiere and Xpedite;

  (ii) by Xpedite pursuant to clauses (i), (ii), (iii), (iv) or (v) of the paragraph titled "--Termination and Possible Exchange Ratio Increase; Additional Termination Rights of Xpedite";

  (iii) by Xpedite pursuant to clause (ii) of the paragraph titled "-- Termination and Possible Exchange Ratio Increase; Termination Rights of Both Xpedite and Premiere" solely as a result of the failure to satisfy any of the conditions to the consummation of the Merger relating to (t) the expiration of the waiting period under the HSR Act and the requirements of governmental authorities in foreign jurisdictions, (u) the issuance of a governmental order that prohibits or restricts the Merger (other than if any such order results from claims made by stockholders of Xpedite or any Third Party proposing an Alternative Transaction), (v) the failure to receive the required tax opinions, (w) the failure of the Registration Statement of which this Joint Prospectus/Proxy Statement is a part to be declared effective by the SEC, (x) the failure of shares of Premiere Common Stock issuable pursuant to the Merger to have been approved for listing on Nasdaq, (y) the breach by Premiere of any of its representations, warranties, covenants and agreements in the Merger Agreement, or (z) the occurrence of a material adverse effect with respect to Premiere;

  (iv) by either Premiere or Xpedite pursuant to clause (ii) of the paragraph titled "--Termination and Possible Exchange Ratio Increase; Termination Rights of Both Premiere and Xpedite" solely as a result of the failure of the Premiere stockholders to approve the issuance of Premiere Common Stock in the Merger or any other aspect of the Merger which is submitted for their approval at the Premiere Stockholders Meeting, but only if the stockholders of Xpedite have adopted the Merger Agreement;

  (v) by Premiere pursuant to clause (ii) of the paragraph titled "-- Termination and Possible Exchange Ratio Increase; Termination Rights of Both Xpedite and Premiere" solely as a result of the failure to satisfy any of the conditions to the consummation of the Merger relating to (u) the expiration of the waiting period under the HSR Act and the requirements of governmental authorities in foreign jurisdictions, (v) the failure to receive the required tax opinions, (w) the failure of the Registration Statement of which this Prospectus/Proxy Statement is a part to be declared effective by the SEC, (x) the failure of shares of Premiere Common Stock issuable pursuant to the Merger to have been approved for listing on Nasdaq, or (y) the failure to receive the required Xpedite affiliate letters; or

  (vi) by either Xpedite or Premiere pursuant to clause (iii) of the paragraph titled "--Termination and Possible Exchange Ratio Increase; Termination Rights of Both Xpedite and Premiere," if any such injunction results from claims made by stockholders of Xpedite or any Third Party proposing an Alternative Transaction;

and, provided further, that Xpedite shall not be obligated to pay the Premiere Fee but shall only be obligated to reimburse Premiere for the amount of Premiere Expenses incurred by it up to a maximum of $1,000,000 if the Merger Agreement is terminated under the following conditions:

  (i) by Premiere pursuant to clause (ii) of the paragraph titled "-- Termination and Possible Exchange Ratio Increase; Termination Rights of Both Xpedite and Premiere" solely as a result of the failure to satisfy the condition to consummation of the Merger related to the UK Purchase Agreement (other than as a result of Xpedite's breach of a representation or warranty in the UK Purchase Agreement or Xpedite's failure to fulfill any of its material obligations in the UK Purchase Agreement) or the occurrence of a material adverse effect with respect to Xpedite; or

  (ii) by Xpedite pursuant to clause (iii) of the paragraph titled "-- Termination and Possible Exchange Ratio Increase; Additional Termination Rights of Xpedite" if there shall have occurred a material adverse effect with respect to Xpedite after the date of the Merger Agreement and prior to the date on which Premiere's Board of Directors withdrew, modified or changed its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Xpedite.

  Notwithstanding the above, Premiere shall pay to Xpedite an amount equal to $9,500,000 plus all documented fees and expenses incurred by Xpedite and its subsidiaries in connection with or related to the authorization, preparation, regulation, execution and performance of the Merger Agreement and the Prior

Agreement and the transactions contemplated hereby and thereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) up to a maximum of $1,000,000 in the aggregate in the event the Merger Agreement is terminated under the following conditions:

  (i) by Xpedite pursuant to clauses (i), (ii) and (iv) of the paragraph titled "--Termination and Possible Exchange Ratio Increase; Additional Termination Rights of Xpedite;"

  (ii) by Xpedite pursuant to clause (ii) of the paragraph titled "-- Termination and Possible Exchange Ratio Increase; Termination Rights of Both Premiere and Xpedite" solely as a result of the failure to satisfy any of the conditions to the consummation of the Merger that relate to (x) the issuance of a governmental order that prohibits or restricts the Merger (other than if any such order results from claims made by stockholders of Xpedite or any Third Party proposing an Alternative Transaction), (y) the breach by Premiere of any of its representations, warranties, covenants and agreements in the Merger Agreement, or (z) the occurrence of a material adverse effect with respect to Premiere;

  (iii) by Xpedite or Premiere pursuant to clause (ii) of the paragraph titled "--Termination and Possible Exchange Ratio Increase; Termination Rights of Both Premiere and Xpedite" solely as a result of the failure of the Premiere stockholders to approve the issuance of Premiere Common Stock in the Merger or any other aspect of the Merger which is submitted for their approval at the Premiere Stockholders Meeting, but only if the stockholders of Xpedite have adopted the Merger Agreement;

  (iv) by Xpedite or Premiere pursuant to clause (iii) of the paragraph titled "--Termination and Possible Exchange Ratio Increase; Termination Rights of Both Xpedite and Premiere," if any such injunction results from claims made by stockholders of Premiere or any Third Party proposing an Alternative Transaction with Premiere, or

  (v) by Xpedite pursuant to clause (iii) of the paragraph titled "-- Termination and Possible Exchange Ratio Increase; Additional Termination Rights of Xpedite" (unless there shall have occurred a material adverse effect with respect to Xpedite after the date of the Merger Agreement and prior to the date on which Premiere's Board of Directors withdrew, modified or changed its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Xpedite.

AMENDMENT AND WAIVER

  To the extent permitted by law, Premiere and Xpedite may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of Xpedite, provided that after the approval of the Merger Agreement by Xpedite's stockholders, no amendment may change the consideration to be received by Xpedite stockholders or the rights of the Xpedite stockholders under the Merger Agreement without the requisite approval of such stockholders.

  Prior to or at the Effective Time, either Xpedite or Premiere may also (i) extend the time for the performance of any of the obligations or other acts of the other party under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, or (iii) except to the extent prohibited by law, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on provisions of the Code, the Treasury regulations promulgated thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The discussion is included for general information purposes only, applies only to Xpedite stockholders who hold their stock as a capital asset, and may not apply to Xpedite stockholders who received their stock upon the exercise of employee stock options or otherwise as compensation or who have a special tax status including, but not limited to, financial institutions, insurance companies, dealers in securities, holders that are not citizens or residents of the United States and tax-exempt entities. Premiere and Xpedite have not requested a ruling from the IRS.

  It is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and as a condition to consummation of the Merger each of Premiere and Xpedite will receive an opinion of Alston & Bird, counsel to Premiere, among other things, as to the qualification of the Merger as a tax-free reorganization within the meaning of
Section 368(a) of the Code. In order to so qualify, various factual matters must be true. In this regard, based upon certain factual representations of officers of Premiere and Xpedite and the terms of the Merger, such counsel has advised Premiere and Xpedite that the Merger will qualify as a tax-free reorganization.

  Assuming, however, as is anticipated, that the Merger is treated as a reorganization as defined in Section 368(a) of the Code, based on the aforementioned opinion of Alston & Bird, Xpedite stockholders will realize the following material federal income tax consequences:

    (i) No gain or loss will be recognized by an Xpedite stockholder upon the receipt of Premiere Common Stock solely in exchange for all of its shares of Xpedite Common Stock.

    (ii) The aggregate tax basis of the Premiere Common Stock received by a Xpedite stockholder in the transaction will, in each instance, be the same as the aggregate tax basis of the Xpedite Common Stock surrendered in exchange therefor less any basis allocated to any fractional share of Premiere Common Stock settled by cash payment.

    (iii) The holding period of the Premiere Common Stock received by an Xpedite stockholder (including the holding period of any fractional share interest) will include the holding period of the Xpedite Common Stock surrendered in exchange therefor, provided the Xpedite Common Stock was held as a capital asset on the date of the exchange.

    (iv) The payment of cash in lieu of fractional shares of Premiere Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Premiere. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Premiere Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

  Upon the sale or exchange of Premiere Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the Premiere Common Stock. Under recently enacted legislation, capital gains recognized by certain non-corporate holders of Premiere Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months. Tax consequences to dealers in Premiere Common Stock, non-United States holders of Premiere Common Stock or others who have a special tax status (including, without limitation, financial institutions, insurance companies and tax-exempt entities) or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of Premiere Common Stock.

  Each Xpedite stockholder who receives Premiere Common Stock in the Merger will be required to attach a statement to such stockholder's federal income tax return for the year of the Merger which describes the facts of the Merger, including the stockholder's basis in the Xpedite Common Stock exchanged, and the number of shares of Premiere Common Stock received in exchange for Xpedite Common Stock. Each stockholder should also keep as part of such stockholder's permanent records information necessary to establish such stockholder's basis in, and holding period for, the Premiere Common Stock received in the Merger.

  If the Merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows: (i) no gain or loss would be recognized to Premiere or Xpedite as a result of the Merger; (ii) gain or loss would be recognized by the holders of Xpedite Common Stock upon the exchange of such shares in the Merger for shares of Premiere Common Stock; (iii) the tax basis of the Premiere Common Stock to be received by the holders of Xpedite Common Stock in the Merger would be the fair market value of such shares of Premiere Common Stock at the Effective Time; and (iv) the holding period of such shares of Premiere Common Stock to be received by Xpedite stockholders pursuant to the Merger would begin the day after the Effective Time.

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH XPEDITE STOCKHOLDER, EACH HOLDER OF XPEDITE COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

  The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. Under this method of accounting, as of the Effective Time, the assets and liabilities of Xpedite would be added to those of Premiere at the recorded book values and the stockholders' equity accounts of Premiere and Xpedite would be combined on Premiere's consolidated balance sheet.

RESALES OF PREMIERE COMMON STOCK

  The shares of Premiere Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Xpedite for purposes of Rule 145 under the Securities Act as of the date of the Xpedite Special Meeting. Such affiliates may not sell their shares of Premiere Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. Premiere may place restrictive legends on certificates representing Premiere Common Stock issued to all persons who are deemed to be "affiliates" of Xpedite under Rule 145. In addition, Xpedite has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Joint Proxy Statement/Prospectus does not cover resales of Premiere Common Stock received by any person who may be deemed to be an affiliate of Xpedite.

REGISTRATION RIGHTS

  As provided in the Merger Agreement, each person (a "Large Stockholder") who is precluded by Rule 145 under the Securities Act from selling or disposing of all of their shares of Premiere Common Stock received in the Merger (the "Registrable Securities") within one calendar quarter is entitled to the registration rights set forth in Exhibit C to the Merger Agreement. The following is a summary of the registration rights and is qualified in its entirety by reference to such Exhibit C to the Merger Agreement.

  For a period of three months commencing 30 days after financial results covering at least 30 days of combined operations of Premiere and Xpedite have been published, the Large Stockholders have a one-time right to require Premiere to file a registration statement under the Securities Act relating to all or part of their Registrable Securities (a "Demand Registration"). Premiere is obligated to use its commercially reasonable efforts to effect a Demand Registration as soon as reasonably practical after the request is made, except that Premiere has the right, under certain circumstances, to delay the effective date of a registration statement or any sales thereunder for a period not to exceed 120 days from the date of the request for registration. In addition, Premiere is not be obligated to effect a Demand Registration (i) for less than one million shares or (ii) within three months of a Large Stockholder selling any Registrable Securities pursuant to a Piggyback Registration (defined below). Unless Premiere shall otherwise consent, any offering pursuant to a Demand Registration shall be underwritten and Premiere shall select the underwriters and any additional investment bankers to be used.

  If Premiere proposes to file a registration statement under the Securities Act with respect to an offering for Premiere's own account or for the account of any holders of Premiere Common Stock other than the Large Stockholders, any Large Stockholder may request registration under the Securities Act of all or part of its Registrable Securities on the same terms and conditions as Premiere or such other holders of Premiere Common Stock (a "Piggyback Registration"). In the case of a Piggyback Registration, Premiere has the right to terminate or withdraw any registration undertaken by it prior to the effectiveness of such registration whether or not any Large Stockholder has elected to include Registrable Securities in such registration.

  These registration rights are subject to certain limitations and restrictions, including the right of the underwriters of an underwritten offering to limit the numbers of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  Premiere is required to bear the expenses of registration, except for underwriting discounts and commissions related to the Registrable Securities and the out of pocket expenses of the Large Stockholders (including their counsel fees and expenses). Premiere and any Large Stockholder whose Registrable Securities are included in any Demand or Piggyback Registration have certain indemnification and contribution rights against one another for certain losses, claims, damages or liabilities.

STOCKHOLDER AGREEMENTS

  As provided in the Merger Agreement, Premiere and each of the directors of Xpedite, certain executive officers of Xpedite and certain holders of five percent or more of the outstanding shares of Xpedite Common Stock (the "Stockholders") have entered into Stockholder Agreements that contain, among other things, the agreement to vote the shares of Xpedite Common Stock owned by the Stockholders on the Xpedite Record Date in favor of the Merger. The following is a summary of the Stockholder Agreements and is qualified in its entirety by reference to the Stockholder Agreements, a copy of which is attached as Exhibit B to the Merger Agreement in Annex A to this Joint Proxy Statement/Prospectus.

  Under the Stockholder Agreements, the Stockholders agreed to, or have given the officers of Premiere an irrevocable proxy to, vote the shares of Xpedite Common Stock owned by the Stockholders on the Xpedite Record Date in favor of the adoption of the Merger Agreement.

  The Stockholder Agreements terminate upon the earlier of the termination of the Merger Agreement and the Effective Time of the Merger.

               PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  The following unaudited pro forma condensed combined balance sheet as of September 30, 1997, reflects the assumed consummation of the Merger accounted for under the pooling-of-interests method of accounting and the assumed consummation of the XSL Acquisition accounted for under the purchase method as of that date. The following unaudited pro forma condensed combined statements of income for the nine months ended September 30, 1997, and for the year ended December 31, 1996, reflect the assumed consummation of the Merger accounted for under the pooling-of-interests method as of the beginning of each such period and the assumed consummation of the XSL Acquisition accounted for under the purchase method as of January 1, 1996. The following unaudited pro forma condensed combined statement of income for each year in the three years ended December 31, 1994, December 31, 1995 and December 31, 1996, reflect the assumed consummation of the Merger accounted for under the pooling-of-interests method of accounting as of the beginning of each such period. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. See "The Merger--Accounting Treatment."

  In addition, the unaudited pro forma condensed combined financial information gives effect to Premiere's acquisition of TeleT on September 18, 1996 as though the transaction occurred January 1, 1996. Premiere exchanged 498,187 shares of its common stock and paid approximately $2.8 million in cash for TeleT. This acquisition has been accounted for under the purchase method of accounting.

  The number of pro forma weighted average common shares and common share equivalents used to compute pro forma net income per share reflects the aggregate of the weighted average outstanding shares or owners' interests in Xpedite, adjusted to equivalent shares of Premiere for all periods presented.

  Certain balance sheet and income statement amounts in the pro forma financial information of Xpedite have been reclassified to conform with the unaudited pro forma combined financial information presentation and disclosure practices of Premiere.

  The pro forma financial data has been prepared by the managements of Premiere and Xpedite based upon the historical financial statements of Premiere, TeleT, Xpedite and XSL. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the result of operations or combined financial position that would have resulted had the Merger or the XSL Acquisition been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Premiere, TeleT, Xpedite and XSL, incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The unaudited pro forma condensed combined financial information gives effect to the Merger as though such transaction occurred on January 1, 1994. Premiere and Xpedite entered into a definitive merger agreement on November 13, 1997. Under the terms of the merger agreement, Premiere will exchange its common shares for Xpedite's using an exchange ratio which values Xpedite's shares at $34 per share and Premiere's shares at its average trading price for the 20 trading days preceding the date on which Xpedite stockholders vote on the Merger. Except in certain limited circumstances, the exchange ratio is subject to a maximum and minimum ratio of the number of Premiere's shares to be issued for each share of Xpedite's of 1.25 and 0.8675 per share, respectively. The pro forma unaudited combined financial information reflect this transaction assuming an exchange ratio of 1.25 shares of Premiere's stock for each outstanding share of Xpedite.

  The unaudited pro forma condensed combined statement of operations also gives effect to the XSL Acquisition as though such transaction occurred effective January 1, 1996. The unaudited pro forma condensed combined balance sheet also gives effect to the XSL Acquisition as though the transaction occurred September 30, 1997. These companies entered into a definitive agreement on August 8, 1997, under which Xpedite paid approximately $85.5 million in cash to acquire XSL. The XSL Acquisition will be accounted for under the purchase method of accounting. The historical financial statements of XSL are presented herein on a basis consistent with generally accepted accounting principles of the United States.

  In addition, the unaudited pro forma condensed combined financial information gives effect to Premiere's acquisition of TeleT on September 18, 1996 as though the transaction occurred January 1, 1996. Premiere exchanged 498,187 shares of its common stock and paid approximately $2.8 million in cash for TeleT. This acquisition has been accounted for under the purchase method of accounting.

  The number of pro forma weighted average common shares and common share equivalents used to compute pro forma net income per share reflects the aggregate of the weighted average outstanding shares or owners' interests in Xpedite, adjusted to equivalent shares of Premiere for all periods presented.

  Certain balance sheet and income statement amounts in the condensed combined pro forma financial information of Xpedite have been reclassified to conform with the unaudited pro forma condensed combined financial information presentation and disclosure practices of Premiere.

  The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisitions of Xpedite and XSL occurred at the beginning of the periods presented nor is it indicative of future financial position or results of operations. The unaudited pro forma condensed combined financial information is based on the respective historical financial statements for Premiere, TeleT, Xpedite and XSL and should be read in conjunction with the respective historical financial statements incorporated by reference herein.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                    XPEDITE
                                    -----------------------------------------
                                                                               PRO FORMA
                                                       PRO FORMA              ADJUSTMENTS PRO FORMA
                                      HISTORICAL      ADJUSTMENTS  PRO FORMA   PREMIERE/  PREMIERE/
                         HISTORICAL ----------------      XSL         XSL       XPEDITE    XPEDITE
                          PREMIERE  XPEDITE    XSL    ACQUISITION ACQUISITION   MERGER     MERGER
                         ---------- -------  -------  ----------- ----------- ----------- ---------
Assets:
Current Assets:
 Cash, cash equivalents
  and investments.......  $183,838  $ 3,857  $   191    $   --     $  4,048     $   --    $187,886
 Accounts receivable....    14,142   29,711    8,635       (622)E    37,724                 51,866
 Deferred taxes, net....    14,146    1,904      --         --        1,904         --      16,050
 Prepaid expenses and
  other current assets..     9,053    3,715      --         --        3,715         --      12,768
                          --------  -------  -------    -------    --------     -------   --------
 Total current assets...   221,179   39,187    8,826       (622)     47,391         --     268,570
                          --------  -------  -------    -------    --------     -------   --------
Property and equipment,
 net....................    49,121   22,838    4,690        --       27,528       2,536 C   79,185
Deferred taxes, net.....     7,535    1,880      --         --        1,880         --       9,415
Strategic alliance
 contract intangible,
 net....................    28,898      --       --         --          --          --      28,898
Goodwill................    17,488    9,686   11,139     66,133 F    86,958         --     104,446
Other assets............    26,674   20,326      --       3,000 H    23,845      (2,536)C   47,983
                                                           (981)I
                                                          1,500 J
                          --------  -------  -------    -------    --------     -------   --------
Total Assets:...........  $350,895  $93,917  $24,655    $69,030    $187,602     $   --    $538,497
                          ========  =======  =======    =======    ========     =======   ========

Liabilities and Shareholders' Equity:
Current liabilities:
 Current portion of long
  term debt.............  $  7,157  $ 6,554  $   --     $(6,050)K  $    504     $   --    $  7,661
 Accounts payable &
  accrued expenses......    49,252   25,835    8,610       (622)E    32,571         --      81,823
                                                         (1,252)K
 Accrued restructuring
  and other special
  charges...............    33,855      --       --         --          --       34,000 D   67,855
                          --------  -------  -------    -------    --------     -------   --------
 Total current
  liabilities...........    90,264   32,389    8,610     (7,924)     33,075      34,000    157,339
                          --------  -------  -------    -------    --------     -------   --------
Long term Liabilities:
 Long term debt.........     5,587   22,822    1,002    (22,500)K   115,872         --     121,459
                                                         (1,002)K
                                                        115,550 J
 Convertible
  subordinated notes,
  net...................   167,107      --       --         --          --          --     167,107
 Deferred taxes, net....       --     3,591      --         930 L     4,521         --       4,521
 Other accrued
  liabilities...........     9,777      783    9,518     (9,518)K       783         --      10,560
                          --------  -------  -------    -------    --------     -------   --------
 Total long-term
  liabilities...........   182,471   27,196   10,520     83,460     121,176         --     303,647
                          --------  -------  -------    -------    --------     -------   --------
Shareholders' Equity:
 Common stock...........       323       91      501       (501)M        91          23 A      437
 Preferred stock........       --       --     8,108     (8,108)K       --          --         --
 Additional paid in
  capital...............   161,007   65,672      --         --       65,672        (239)A  226,440
 Treasury stock.........       --      (216)     --         --         (216)        216 A      --
 Cumulative translation
  adjustment............        52   (1,321)     --         --       (1,321)        --      (1,269)
 Accumulated deficit....   (83,222) (29,894)  (3,084)     3,084 M   (30,875)    (34,000)D (148,097)
                                                           (981)I
                          --------  -------  -------    -------    --------     -------   --------
Total equity............    78,160   34,332    5,525     (6,506)     33,351     (34,000)    77,511
                          --------  -------  -------    -------    --------     -------   --------
Total liabilities and
 shareholders' equity...  $350,895  $93,917  $24,655    $69,030    $187,602     $   --    $538,497
                          ========  =======  =======    =======    ========     =======   ========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   UNAUDITED
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                        XPEDITE
                                        ------------------------------------------
                                                                                    PRO FORMA
                                                            PRO FORMA              ADJUSTMENTS PRO FORMA
                                           HISTORICAL      ADJUSTMENTS  PRO FORMA   PREMIERE/  PREMIERE/
                          HISTORICAL    -----------------      XSL         XSL       XPEDITE    XPEDITE
                           PREMIERE     XPEDITE     XSL    ACQUISITION ACQUISITION   MERGER     MERGER
                          ----------    --------  -------  ----------- ----------- ----------- ---------
Revenues................   $167,364     $122,383  $24,237    $(1,188)N  $143,934     $   --    $311,298
                                                              (1,498)O
Cost of services........     45,020       58,773    9,697     (1,188)N    65,819     (14,442)C   96,397
                                                              (1,463)O
                           --------     --------  -------    -------    --------     -------   --------
Gross margin............    122,344       63,610   14,540        (35)     78,115      14,442    214,901
                           --------     --------  -------    -------    --------     -------   --------
Operating expenses:
 Selling, general and
  administrative........     78,367       38,449    3,096        --       41,545      13,774 C  133,686
 Depreciation and
  amortization..........     12,822        7,390    1,789        281 P     9,825         668 C   23,315
                                                                 382 Q
                                                                 161 S
                                                                (178)R
 Restructuring and other
  special charges.......     73,597          --       --         --          --          --      73,597
 Accrued settlement
  costs.................      1,500          --       --         --          --          --       1,500
                           --------     --------  -------    -------    --------     -------   --------
 Total operating
  expenses..............    166,286       45,839    4,885        646      51,370      14,442    232,098
                           --------     --------  -------    -------    --------     -------   --------
Operating income
 (loss).................    (43,942)      17,771    9,655       (681)     26,745         --     (17,197)
Other income (expense):
Interest, net...........        (61)      (1,839)    (265)     2,447 S    (7,023)        --      (7,084)
                                                              (7,366)R
Other, net..............        186           56      --         --           56         --         242
                           --------     --------  -------    -------    --------     -------   --------
Net income (loss) before
 income taxes...........    (43,817)      15,988    9,390     (5,600)     19,778         --     (24,039)
Provision (benefit) for
 income taxes...........     (9,273)       6,393    3,169     (1,863)T     7,699                 (1,574)
                           --------     --------  -------    -------    --------     -------   --------
Net income (loss).......   $(34,544)    $  9,595  $ 6,221    $(3,737)   $ 12,079     $   --    $(22,465)
                           ========     ========  =======    =======    ========     =======   ========
Net income (loss)
 attributable to common
 shareholders for
 primary net income
 (loss) per share.......   $(34,544)    $  9,595                        $ 12,079               $(22,465)
                           ========     ========                        ========               ========
Net income (loss)
 attributable to common
 shareholders for
 primary net income
 (loss) per share.......   $  (1.10)(1) $   1.03                        $   1.29               $  (0.52)(1)
                           ========     ========                        ========               ========
Shares used in computing
 net income (loss) per
 common and common
 equivalent shares for
 primary................     31,518        9,359                           9,359       1,977 B   42,854
                           ========     ========                        ========     =======   ========

-------
(1) For the nine months ended September 30, 1997, net income (loss) per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic net income (loss) per share was used for the nine months ended September 30, 1997.

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                   UNAUDITED
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                    PREMIERE                                       XPEDITE
                   --------------------------------------------    ------------------------------------------  PRO FORMA
                                                                                       PRO FORMA              ADJUSTMENTS
                      (1)          (2)      PRO FORMA    PRO          HISTORICAL      ADJUSTMENTS  PRO FORMA   PREMIERE/
                   HISTORICAL   HISTORICAL ADJUSTMENTS  FORMA      -----------------      XSL         XSL       XPEDITE
                    PREMIERE      TELET       TELET    PREMIERE    XPEDITE     XSL    ACQUISITION ACQUISITION   MERGER
                   ----------   ---------- ----------- --------    --------  -------  ----------- ----------- -----------
Revenues.........   $197,474     $   251     $   --    $197,725    $129,847  $25,599    $(2,012)N  $150,783    $    --
                                                                                         (2,651)O
Cost of servic-
es...............     55,601         --          --      55,601      59,977   14,081     (2,012)N    69,940     (17,946)C
                                                                                         (2,106)O
                    --------     -------     -------   --------    --------  -------    -------    --------    --------
Gross margin.....    141,873         251         --     142,124      69,870   11,518       (545)     80,843      17,946
                    --------     -------     -------   --------    --------  -------    -------    --------    --------
Operating ex-
penses:
 Selling, general
 and administra-
 tive............    108,544         885                109,429      41,797    3,374        --       45,171      17,128 C
 Depreciation and
 amortization....     14,184         --           54 U   14,238       7,620    2,043        375 P    10,656         818 C
                                                                                            638 Q
                                                                                           214 S
                                                                                           (234)R
 Write off of in-
 process research
 and development
 costs...........     11,030         --      (11,030)V      --          --       --         --          --          --
 Accrued settle-
 ment costs......      1,250         --          --       1,250         --       --         --          --          --
                    --------     -------     -------   --------    --------  -------    -------    --------    --------
 Total operating
 expenses........    135,008         885     (10,976)   124,917      49,417    5,417        993      55,827      17,946
                    --------     -------     -------   --------    --------  -------    -------    --------    --------
Operating income
(loss)...........      6,865        (634)     10,976     17,207      20,453    6,101     (1,538)     25,016         --
Other income (ex-
pense):
 Interest, net...     (1,690)        --         (112)W   (1,802)     (3,155)    (696)     4,377 S    (9,296)        --
                                                                                         (9,822)R
 Other, net......       (286)        (13)        --        (299)        254      --         --          254         --
                    --------     -------     -------   --------    --------  -------    -------    --------    --------
Net income (loss)
before income
taxes............      4,889        (647)     10,864     15,106      17,552    5,405     (6,983)     15,974         --
Provision
(benefit) for
income taxes.....      1,372        (252)      4,236 X    5,356       7,119    1,401     (2,217)T     6,303         --
                    --------     -------     -------   --------    --------  -------    -------    --------    --------
Net income
(loss)...........   $  3,517     $  (395)    $ 6,628   $  9,750    $ 10,433  $ 4,004    $(4,766)   $  9,671    $    --
                    ========     =======     =======   ========    ========  =======    =======    ========    ========
Net income
attributable to
common
shareholders for
primary net
income per
share............   $  3,488(3)                        $  9,721    $ 10,433                        $  9,671
                    ========                           ========    ========                        ========
Net income
attributable to
common
shareholders for
primary net
income per
share............   $   0.12(5)                        $   0.33(5) $   1.20                        $   1.11
                    ========                           ========    ========                        ========
Shares used in
computing net
income per common
and common
equivalent shares
for primary......     29,213                     498 Y   29,711       8,716                           8,716         579 B
                    ========                 =======   ========    ========                        ========    ========
                   PRO FORMA
                   PREMIERE/
                    XPEDITE
                    MERGER
                   ------------
Revenues.........  $348,508
Cost of servic-
es...............   107,595
                   ------------
Gross margin.....   240,913
                   ------------
Operating ex-
penses:
 Selling, general
 and administra-
 tive............   171,728
 Depreciation and
 amortization....    25,712
 Write off of in-
 process research
 and development
 costs...........       --
 Accrued settle-
 ment costs......     1,250
                   ------------
 Total operating
 expenses........   198,690
                   ------------
Operating income
(loss)...........    42,223
Other income (ex-
pense):
 Interest, net...   (11,098)
 Other, net......       (45)
                   ------------
Net income (loss)
before income
taxes............    31,080
Provision
(benefit) for
income taxes.....    11,659
                   ------------
Net income
(loss)...........  $ 19,421
                   ============
Net income
attributable to
common
shareholders for
primary net
income per
share............  $ 19,392(4)
                   ============
Net income
attributable to
common
shareholders for
primary net
income per
share............  $   0.50(6)
                   ============
Shares used in
computing net
income per common
and common
equivalent shares
for primary......    39,006
                   ============

----
(1) Excludes effect of extraordinary loss of $59, net of tax effect.
(2) Derived from the historical statements of operations of the Company and Connect, Inc. (incorporated by reference herein), Leitess Information Solutions LLC and Planet Communications LLC (collectively, "TeleT Communications LLC").
(3) Amount includes preferred dividends of $29 assumed under the modified treasury stock method.
(4) Amount includes preferred dividends of $29.
(5) Fully diluted net income per share is antidilutive. Accordingly, fully diluted net income per share is not presented.
(6) Net income per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic net income per share was used.

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                   UNAUDITED
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     PRO FORMA
                                                    ADJUSTMENTS       PRO FORMA
                          HISTORICAL   HISTORICAL PREMIERE/XPEDITE PREMIERE/XPEDITE
                           PREMIERE     XPEDITE        MERGER           MERGER
                          ----------   ---------- ---------------- ----------------
Revenues................   $147,543     $ 55,684      $   --           $203,227
Cost of services........     43,868       21,602       (6,192)C          59,278
                           --------     --------      -------          --------
                            103,675       34,082        6,192           143,949
                           --------     --------      -------          --------
Operating expenses:
 Selling, general and
  administrative........     83,719       22,437        5,854 C         112,010
 Depreciation and
  amortization..........     10,453        2,724          338 C          13,515
 Write off of in-process
  research and
  development costs.....        --        53,000          --             53,000
 Accrued settlement
  costs.................      2,500          --           --              2,500
                           --------     --------      -------          --------
 Total operating
  expenses..............     96,672       78,161        6,192           181,025
                           --------     --------      -------          --------
Operating income
 (loss).................      7,003      (44,079)         --            (37,076)
Other income (expense):
 Interest, net..........     (4,323)         234          --             (4,089)
 Other, net.............      1,506           23          --              1,529
                           --------     --------      -------          --------
Net income (loss) before
 income taxes...........      4,186      (43,822)         --            (39,636)
Provision for income
 taxes..................         15        2,740          --              2,755
                           --------     --------      -------          --------
Net income (loss).......   $  4,171     $(46,562)     $   --           $(42,391)
                           ========     ========      =======          ========
Net income (loss)
 attributable to common
 shareholders for
 primary net income per
 share..................   $  4,222(1)  $(46,562)                      $(42,699)(3)
                           ========     ========                       ========
Net income (loss)
 attributable to common
 shareholders for fully
 diluted net income per
 share..................   $  4,541(2)  $    --                        $    --  (4)
                           ========     ========                       ========
Net income (loss) per
 common and common
 equivalent shares for
 primary shares.........   $   0.15     $  (6.67)                      $  (1.37)(4)
                           ========     ========                       ========
Net income (loss) per
 common and common
 equivalent shares for
 fully diluted shares...   $   0.14     $    --                        $    --  (4)
                           ========     ========                       ========
Shares used in computing
 net income (loss) per
 common and common
 equivalent shares for
 primary................     28,718        6,982        4,087 B          31,204
                           ========     ========      =======          ========
Shares used in computing
 net income (loss) per
 common and common
 equivalent shares for
 fully diluted..........     31,814          --                             --  (4)
                           ========     ========                       ========

--------
(1) Amount includes preferred dividends of $308 and net interest expense reduction of $359 under the modified treasury stock method.
(2) Amount includes interest expense reduction of $370 under the modified treasury stock method.
(3) Amount includes preferred dividends of $308.
(4) Net income (loss) per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly basic net income (loss) per share was used.

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1994
                                   UNAUDITED
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      PRO FORMA
                             (2)                     ADJUSTMENTS       PRO FORMA
                          HISTORICAL    HISTORICAL PREMIERE/XPEDITE PREMIERE/XPEDITE
                           PREMIERE      XPEDITE        MERGER           MERGER
                          ----------    ---------- ---------------- ----------------
Revenues................   $119,136      $41,429       $   --           $160,565
Cost of services........     33,907       16,992        (4,607)C          46,292
                           --------      -------       -------          --------
Gross margin............     85,229       24,437         4,607           114,273
                           --------      -------       -------          --------
Operating expenses:
 Selling, general and
  administrative........     82,208       16,761         4,365 C         103,334
 Depreciation and
  amortization..........      9,598        1,432           242 C          11,272
 Restructuring and other
  special charges.......      6,655          --            --              6,655
                           --------      -------       -------          --------
 Total operating
  expenses..............     98,461       18,193         4,607           121,261
                           --------      -------       -------          --------
Operating income
 (loss).................    (13,232)       6,244           --             (6,988)
Other income (expense):
 Interest, net..........     (4,386)         434           --             (3,952)
 Other, net.............        245          --            --                245
                           --------      -------       -------          --------
Net income (loss) before
 income taxes...........    (17,373)       6,678           --            (10,695)
Provision (benefit) for
 income taxes...........       (909)       1,950           --              1,041
                           --------      -------       -------          --------
Net income (loss).......   $(16,464)     $ 4,728           --           $(11,736)
                           ========      =======       =======          ========
Net income (loss)
 attributable to common
 shareholders for
 primary net income
 (loss) per share.......   $(16,784)(1)  $ 4,728                        $(12,056)(1)
                           ========      =======                        ========
Net income (loss)
 attributable to common
 shareholders for
 primary net income
 (loss) per share.......   $  (1.25)(3)  $   .71                        $  (0.49)(3)
                           ========      =======                        ========
Shares used in computing
 net income (loss) per
 common and common
 equivalent shares for
 primary................     13,468        6,600         4,736 B          24,804
                           ========      =======       =======          ========

--------
(1) Amount includes preferred dividends of $320.
(2) Excludes effect of extraordinary gain of $(945), net of tax effect.
(3) For the year ended December 31, 1994, net income (loss) per share was not calculated under the modified treasury stock method as the results were antidilutive. Accordingly, basic net income (loss) per share was used for the year ended December 31, 1994.

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS - THE MERGER

PRO FORMA ADJUSTMENTS HAVE BEEN MADE TO:

(A) Reflect the issuance of shares of Premiere Common Stock in exchange for all of the outstanding Xpedite Common Stock.

(B) Give effect to additional shares of Premiere common stock issued to Xpedite stockholders in connection with the Merger as though such shares were issued January 1, 1994.

(C) Conform Xpedite to accounting policies followed by Premiere.

(D) Reflect transaction expenses and restructuring and related costs (including severance costs, charges for asset impairment and closing certain facilities) to be incurred in connection with the Merger. Such costs, which will be incurred by both Premiere and Xpedite, are reflected as an increase in accumulated deficit and accrued liabilities net of income tax effects. The amount reflects a current estimate based on available information and may vary from the amounts ultimately incurred.

PRO FORMA ADJUSTMENTS--XSL ACQUISITION.

  A preliminary allocation of the purchase price of XSL is presented in the pro forma condensed combined financial statements. A final allocation of the purchase price to the XSL assets acquired and liabilities assumed is dependent upon certain valuations and studies which will be performed at a future date. While management believes that consideration in excess of the historical book value of XSL's assets and liabilities will be primarily comprised of goodwill, such amount may be allocated to certain research and development projects and other intangible assets. To the extent a portion of the purchase price is allocated to research and development projects for which technological feasibility has not been established, a charge, which may be material to the combined operations of Premiere and Xpedite, will be recorded in a period subsequent to the merger of these companies. Pro forma adjustments necessary to reflect the XSL Acquisition as though such transaction occurred effective January 1, 1996 have been made to:

(E) To eliminate amounts due from XSL to Xpedite.

(F) To record costs in excess of fair value of net assets of XSL.

(G) To record payment of $85.5 million cash consideration due at closing of the XSL Acquisition and related fees.

(H) To record the estimated fair value of XSL customer list.

(I) To eliminate debt issue costs on existing Xpedite debt.

(J) To record acquisition financing, refinancing of Xpedite's existing credit facility and related debt issuance costs.

(K) To record refinancing of Xpedite's existing credit facility and the elimination of existing XSL debt, preferred stock and related accrued dividends which were not assumed.

(L) To record a deferred tax liability related to the difference in basis in tax and financial reporting purposes for customer lists acquired from XSL.

(M) To record the elimination of the existing common shareholders stock and retained earnings of XSL as a result of the XSL Acquisition by Xpedite which is accounted for under the purchase method of accounting.

(N) To eliminate telecommunications costs incurred by Xpedite and XSL delivered on behalf of each.

(O) To eliminate system sales from the Xpedite to XSL and royalty revenue from Xpedite charged to XSL.

(P) To record amortization related to the estimated fair value of the customer list of XSL assuming an eight year useful life.

(Q) To record amortization of costs in excess of fair value of net assets acquired of XSL assuming a 40-year useful life.

(R) To record interest and amortization of debt issuance costs related to the acquisition financing and the refinancing of Xpedite's existing credit facility.

(S) To eliminate historical interest expense and related amortization of debt costs on existing Xpedite and XSL debt to be refinanced in connection with the XSL Acquisition. The pro forma condensed combined statements of operations do not include an extraordinary charge of approximately $1.0 million related to unamortized debt issue costs which will be written off upon the repayment of existing indebtedness.

(T) To record the tax effect on all adjustments.

PRO FORMA STATEMENT OF INCOME ADJUSTMENTS--TELET

  Pro forma adjustments necessary to reflect the purchase of TeleT as though such transaction occurred effective January 1, 1996 have been made to:

(U) Reflect additional depreciation and amortization expense associated with the increase in the basis of the acquired assets to fair market value at the date of acquisition.

(V) Reverse the nonrecurring charge for in process research and development.

(W) Reflect reduction in interest income resulting from cash paid in acquisition.

(X) Reflect income tax effect of pro forma adjustments.

(Y) Give effect to additional shares issued in connection with the acquisition as though such shares were issued January 1, 1996.

                             STOCK PLAN AMENDMENT

  Premiere's Board of Directors has adopted, subject to shareholder approval, certain amendments (the "Stock Plan Amendments") to Premiere's Second Amended and Restated 1995 Stock Plan (the "Plan"). These amendments propose to increase the number of shares of Premiere Common Stock reserved for issuance pursuant to the Plan from 4,000,000 to 8,000,000. Premiere intends to issue options to purchase up to 2,000,000 shares of Premiere Common Stock to current and future employees of Xpedite and individuals that Premiere plans to recruit to join the Xpedite management team (the "Key Xpedite Employee Options"). The Key Xpedite Employee Options will be granted at the fair market value of Premiere Common Stock on the date of grant and generally will vest ratably over a period of four years. This proposal is separate from and in addition to the amendments previously adopted by the shareholders at the 1997 Annual Meeting.

  The Board of Directors of Premiere believes that the Stock Plan Amendment is needed to provide Premiere with greater flexibility to attract and retain highly qualified employees, directors, key consultants and advisors in the future. As of December 31, 1997, there were approximately 659,418 shares of Premiere Common Stock available for issuance under options, SARs and restricted stock grants (collectively, the "Awards") pursuant to Premiere's then existing Plan. The Board believes that Premiere will need additional shares of Premiere Common Stock available for issuance for future use.

  THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE PLAN, BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN SET FORTH AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. PREMIERE STOCKHOLDERS ARE URGED TO READ THE ACTUAL TEXT OF THE PLAN.

PURPOSE

  The purpose of the Plan is to advance the interests of Premiere, its subsidiaries and shareholders by affording certain employees and directors of and key consultants and advisors to Premiere, and its subsidiaries, an opportunity to acquire or increase their proprietary interests in Premiere. The objective of the Awards is to promote the growth and profitability of Premiere by providing Award recipients an additional incentive to achieve Premiere's objectives through participation in its success and growth and by encouraging their continued association with or service to Premiere.

SHARES SUBJECT TO THE STOCK PLAN

  A total of 4,000,000 shares of Premiere Common Stock have been reserved for issuance upon the exercise of options or SARs or upon the grant of restricted stock awards under the Plan. The amendments increase the number of shares of Premiere Common Stock reserved for issuance under the Plan from 4,000,000 to 8,000,000. If the number of outstanding shares of Premiere Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Premiere by reason of merger, consolidation, reorganization, recapitalization, stock split or stock dividend or other change in corporate structure, the number and type of shares shall be adjusted appropriately by the 1995 Stock Plan Committee. If any option terminates for any reason without having been exercised in full, or any Award is forfeited, the shares of Premiere Common Stock not issued will then become available for additional grants under the Plan.

  The Plan provides for a limitation on the number or amount of Awards which may be issued to any one participant in a given calendar year in order to comply with Section 162(m) of the Code. The Plan establishes 500,000 shares of Premiere Common Stock with respect to options and SARs and $2,000,000 in fair market value with respect to restricted stock grants as the maximum annual limits.

ADMINISTRATION

  The Plan is administered by the 1995 Stock Plan Committee, which consists of at least two directors appointed from time to time by the Board who are (i) "non-employee directors," as that term is defined in Rule

16b-3 promulgated under Section 16 of the Exchange Act, and (ii) "outside directors," as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder. During any time that the Premiere Board is acting as administrator of the Plan, it shall have all the powers of the 1995 Stock Plan Committee under the Plan.

  The 1995 Stock Plan Committee has complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the details and provisions of each award agreement and to make all other determinations necessary or advisable for the administration of the Plan. Discussions and determinations of the 1995 Stock Plan Committee shall be binding on all persons.

  The 1995 Stock Plan Committee may, but is not required to, grant Awards the benefit of which is determined solely on the basis of: (i) the achievement by Premiere or a subsidiary of a specified target return on equity or return on assets; (ii) Premiere's or a subsidiary's stock price; (iii) the achievement by a business unit of Premiere or a subsidiary of a specified target net income or earnings per share, including, without limitation, earnings before interest, taxes, depreciation and amortization; or (iv) any combination of the goals set forth in (i) through (iii) above. The 1995 Stock Plan Committee shall have the right for any reason to reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. If an Award is made on such basis, the 1995 Stock Plan Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Code). Any payment of an Award granted with performance goals shall be conditioned on the written certification of the 1995 Stock Plan Committee in each case that the performance goals and any other material conditions were satisfied.

AMENDMENT OF THE PLAN

  The Premiere Board may at any time and from time to time terminate, amend or modify the Plan without Premiere shareholder approval; provided, however, that the Premiere Board may condition any amendment on shareholder approval if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No termination, amendment or modification of the Plan shall adversely affect any previously granted Awards under the Plan without the consent of the participant.

ELIGIBILITY

  The 1995 Stock Plan Committee may make Awards to those persons whose participation in the Plan the 1995 Stock Plan Committee determines to be in the best interests of Premiere. The class of persons eligible to receive Awards includes, but is not limited to, all employees and directors of and key consultants and advisors to Premiere and its subsidiaries. In selecting the recipients of Awards, as well as in determining the number of shares subject to or granted in each Award, the 1995 Stock Plan Committee takes into consideration such factors as it deems relevant to accomplish the purpose of the Plan.

TERMS OF AWARDS

  The terms of each Award granted under the Plan are determined by the 1995 Stock Plan Committee. Incentive stock options ("ISOs") and nonqualified stock options ("NSOs") may be granted under the Plan, provided that only employees of Premiere or its subsidiaries shall be eligible to receive ISOs. The exercise price for each option will be established by the 1995 Stock Plan Committee, provided that the exercise price of an ISO shall not be less than the fair market value of the Premiere Common Stock on the grant date. Vested options may be exercised at any time during the term of the option, provided that no option which is an ISO may be exercised after ten years from the grant date, and provided further that no option which is an ISO and which is granted to any person owning more than 10% of the total combined voting power of all Common Stock of Premiere outstanding on the grant date may be exercised after five years from the grant date.

OTHER TYPES OF AWARDS

  The Plan also permits the grant of SARs and restricted stock awards. An SAR entitles the recipient to receive the difference between the fair market value of the Premiere Common Stock on the date of exercise and the SAR price, in cash or in shares of Premiere Common Stock, or a combination of both, as determined in the discretion of the 1995 Stock Plan Committee. The SAR price will be established by the 1995 Stock Plan Committee, provided that the SAR price must be at least 100% of the fair market value of the Premiere Common Stock on the grant date when issued in tandem with ISOs. Restricted stock awards entitle the recipient to receive shares of Premiere Common Stock, subject to forfeiture restrictions that lapse over time or upon the occurrence of events specified by the 1995 Stock Plan Committee. No SARs or restricted stock awards have been granted.

FEDERAL INCOME TAX CONSEQUENCES

  THE FOLLOWING DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS INTENDED TO BE A SUMMARY OF APPLICABLE FEDERAL INCOME TAX LAW. STATE AND LOCAL TAX CONSEQUENCES MAY DIFFER. BECAUSE THE FEDERAL INCOME TAX RULES GOVERNING OPTIONS, SARS AND RESTRICTED STOCK AND RELATED PAYMENTS ARE COMPLEX AND SUBJECT TO FREQUENT CHANGE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR TAX ADVISORS PRIOR TO THE EXERCISE OF OPTIONS OR SARS, OR DISPOSITIONS OF RESTRICTED STOCK OR PREMIERE COMMON STOCK ACQUIRED PURSUANT TO AN OPTION EXERCISE.

  ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 and related Sections of the Code. NSOs need not comply with such requirements.

  A participant is not taxed on the grant of an NSO. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of the exercise. Premiere is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following exercise. Premiere does not receive an income tax deduction for this gain.

  A participant is not taxed on the grant or exercise of an ISO. The difference between the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise, the participant's gain, if any, on a subsequent disposition of such shares will be treated as long-term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired pursuant to the exercise of an ISO before satisfying the one- and two-year holding periods described above, the participant will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of: (i) the amount realized on disposition less the participant's adjusted basis in the stock (usually the exercise price); or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO. Premiere is not entitled to an income tax deduction on the grant or the exercise of an ISO or on the participant's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, Premiere will be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to the ordinary income recognized by the participant.

  Recipients of SARs do not recognize income upon the grant of such rights. When a participant receives or is deemed under applicable tax rules to have received payment of an SAR, the participant recognizes ordinary income in the amount equal to the cash and/or fair market value of shares of Premiere Common Stock to which the SAR relates, and Premiere is entitled to an income tax deduction equal to such amount.

  Unless a recipient of a restricted stock award makes an election to accelerate recognition of income to the grant date, the participant will not recognize income upon the grant of the restricted stock award. When the restrictions are deemed to have lapsed under applicable tax rules, the participant recognizes ordinary income in an amount equal to the fair market value of shares of Common Stock to which the restricted stock award relates, and Premiere is entitled to an income tax deduction equal to such amount.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

  The following table sets forth the options granted under the 1995 Stock Plan as of December 31, 1997. The 1995 Stock Plan Committee has not yet made any determination as to which eligible participants will be awarded options under the Stock Plan in the future. Consequently, it is not presently possible to determine the benefits or amounts that will be received in the future by the persons or groups shown in the table below pursuant to the Stock Plan.

                                1995 STOCK PLAN

                                                         DOLLAR VALUE   NUMBER
NAME AND POSITION                                           ($)(1)    OF OPTIONS
-----------------                                        ------------ ----------
Boland T. Jones.........................................    300,000     300,000
 President
Jeffrey A. Allred.......................................    450,000     450,000
 Senior Vice President
 of Strategic Development
Patrick G. Jones........................................     90,000      65,000
 Senior Vice President of Finance
 and Legal, and Secretary
All current executive officers as a group...............    840,000     815,000
All current directors that are not
 executive officers as a group..........................    490,000     100,000
All employees, including all current officers
 that are not executive officers, as a group............  7,709,482   2,327,382

--------

(1) These values have been calculated by subtracting the option exercise price from the market price of the Premiere Common Stock on January 23, 1998 and multiplying that figure by the number of options.

APPROVAL BY PREMIERE STOCKHOLDERS

  Affirmative votes of the holders of a majority of the Premiere Common Stock and Premiere Preferred Stock, voting together as a single class, present (in person or by proxy) at the Special Meeting will be required to approve the Stock Plan Amendments. Abstentions and broker and non-votes will be counted for purposes of determining the presence or absence of a quorum.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL TO THE STOCK PLAN AMENDMENT.

                          DESCRIPTION OF XPEDITE

OVERVIEW

  Xpedite is a worldwide leader and innovator in the enhanced fax services business and also provides discounted fax, e-mail, telex, Internet and mailgram services. Xpedite serves customers who require high-quality, cost-effective, rapid, and confirmed communications. Xpedite has developed sophisticated applications in a wide range of industries that enable customers to deliver common or customized documents to hundreds or thousands of recipients around the world via fax or electronic mail using Xpedite's proprietary, private, world-wide document distribution network (the "Xpedite Network").

  Based in Eatontown, New Jersey, Xpedite delivers its document distribution services over the Xpedite Network, with POPs in over 70 cities in approximately 29 countries around the world. The Xpedite Network includes over 14,500 dedicated lines in addition to complete Internet access and compatibility to allow for the ability to receive and deliver messages in whatever format is optimal to ensure timely delivery.

STRATEGY

  In 1988, Xpedite was formed and began marketing enhanced fax and messaging delivery services ("Enhanced Services"). From its inception, Xpedite's focus was on the provision of value-added fax services consisting primarily of "fax broadcast" and "gateway messaging" services in the U.S. market. Xpedite strives to build value-added relationships with its customers through a sales force of 273 employees working from 50 sales offices in 13 countries. Fax broadcast allows a single document to be faxed to multiple recipients through a single transmission to the Xpedite Network, while gateway messaging provides high volume transmission of individual documents, each of which is in the same format, but contains customized information. Xpedite's Enhanced Services provide customers with rapid, cost-effective delivery of documents worldwide. Xpedite's strategy consists of three elements:

    (i) identifying new applications for Xpedite's fax services and offering messaging capabilities beyond fax (e.g., telex and electronic mail);

    (ii) expanding Xpedite's service business internationally through the establishment of service bureaus around the world; and

    (iii) adding new services to Xpedite's products mix and leveraging Xpedite's sales force as the Enhanced Services business grew and justified domestic and international networks.

  The execution of this strategy continues to involve expanding Xpedite's sales force, completing strategic acquisitions, continuously developing the enhanced messaging services platform and leveraging the existing Xpedite Network. For example, Xpedite's second major product offering utilizes the existing Xpedite Network to provide discounted international messaging services ("Discounted International Services") which provide real-time and delayed transmission of documents over the Xpedite Network at significant savings to Xpedite's customers.

  By expanding its sales organization and developing new applications for its services, Xpedite has become the largest provider of Enhanced Services in the United States and now offers these services throughout North America, Europe and the Pacific Rim. Xpedite believes that significant opportunities exist for continued development in international markets. One strategy for international expansion involves marketing applications which are established and widely used in the United States but which are only in the early stages of adoption overseas. Xpedite's sales force continues to identify new applications as well as to further customize and market established applications. In addition, Xpedite's ability to leverage (i) its solution-oriented sales force by developing new and cost-effective document distribution solutions that stimulate market demand, and (ii) its network infrastructure through growth in fax traffic resulting from existing applications, new applications and new products, creates what Xpedite believes is a platform for profitable worldwide growth. To further stimulate market demand, Xpedite has, to date, passed a portion of these benefits to customers through the form of price reductions.

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

  Xpedite's current strategy is to expand from being primarily a provider of Enhanced Services in North America to become a provider of both Enhanced Services and Discounted International Services worldwide and to continue to integrate multiple transmission approaches like fax, Internet and e-mail in unique ways to meet its customers' needs. The key elements of Xpedite's strategic plan are to:

    (i) leverage its proven experience in the Enhanced Services market by continuing to develop new applications for the Enhanced Services and by establishing a leadership position in new markets through "exporting" proven Enhanced Services to geographic areas in which Xpedite has not historically offered such services;

    (ii) capitalize on the multi-billion dollar market for Discounted International Services by aggressively marketing both its "store-and-forward" and "real-time" services through its direct sales force, sales agents, resellers and Nodal Partners (as defined herein), and by installing the infrastructure required for the delivery of such services on a worldwide basis;

    (iii) continue to expand and develop its solution-oriented direct sales force, which Xpedite believes is one of the key factors for its success;

    (iv) develop and/or acquire additional technologies and applications to expand Xpedite's messaging capabilities and leverage its sales force and market presence;

    (v) expand the Xpedite Network by adding new geographic points of presence ("Nodes") and leased telecommunications lines in order to continue to lower its fax delivery costs; and

    (vi) increase market share, expand geographic coverage, leverage the Xpedite Network and achieve economies of scale through strategic alliances and other business relationships.

PRODUCTS AND SERVICES

  Xpedite's services provide customers with a lower cost, more reliable and more time efficient information delivery method than most other document distribution alternatives. Xpedite's Enhanced Services consist primarily of its "fax broadcast" and "gateway messaging" services. Fax broadcast services enable a customer to rapidly distribute the same document to multiple recipients by sending a single transmission through Xpedite's system to a list of fax addresses. The appeal of the fax broadcast service is the significant cost and time savings as compared to internally printing and mailing documents or managing the fax process. Examples of the types of communications delivered via fax broadcast services include the dissemination of research reports by financial services organizations and the transmission of campaign information by political groups. In addition, a portion of Xpedite's fax broadcast revenues are attributable to customers utilizing Xpedite's proprietary "PC Xpedite" software, which enables a customer to input the document to be broadcast and transmit it to Xpedite, and supports the customer's capability to maintain lists of fax addresses. Gateway messaging, Xpedite's other primary Enhanced Service, enables a customer to send information from the customer's computer through Xpedite's system to a recipient's fax or telex machine, or to a recipient via the Internet or X.400 electronic mail networks or other electronic media. Xpedite's gateway messaging service typically involves the processing of a large volume of individual communications (i.e., a single document to a single recipient or from a single sender), each of which is in the same format but contains different information. Examples of the types of communications delivered via gateway messaging services include the delivery of confirmations of reservations by hotels and airlines and the delivery of invoices, purchase orders and shipping documents by manufacturing and shipping companies.

  In connection with its Enhanced Services, Xpedite offers a number of applications that Xpedite believes increases the attractiveness of its products and differentiates Xpedite in the marketplace. Examples of these applications include: (i) "Fax on Demand" which allows callers to select information using a touch tone phone and to have such information sent directly to their fax machine; (ii) "Enhanced Fax Merging" which permits senders to personalize information which can be inserted into original text at any point in a standard multi-address document; and (iii) "Toll-Free Fax Response" which allows senders to receive responses by fax to a toll-free 800 number.

  Xpedite's Discounted International Services allow a customer to use an automatic dialing device attached to the customer's fax machine (at a cost of less than $100) to direct international faxes to the Xpedite Network for delivery to the recipient at a discount of approximately 15% to 25% to standard international toll calls. Xpedite's initial Discounted International Service was a "store-and-forward" service, in which the fax is transmitted by the sender and stored in Xpedite's system for subsequent delivery. In response to demand in the market for a discounted international fax service that would enable the sender to obtain immediate confirmation that the fax had been delivered, Xpedite launched its "real-time" service in the second half of 1996. With real-time service, the customer uses the same automatic dialing device as is used in the store-and-forward service, but rather than store the fax for subsequent delivery, Xpedite connects the sender's fax machine directly to the recipient's fax machine, thereby delivering the fax immediately.

CUSTOMER BASE

  Xpedite has achieved significant growth in its customer base. Applications for Xpedite's messaging services are utilized by a broad array of customers including those in the publishing, public relations and investor relations, commercial banking, manufacturing, travel, electronics, legal and pharmaceutical industries. Xpedite's international network and capacities have also attracted customers from additional industries such as the global freight industry. Xpedite's customer base is broadly diversified, with no single domestic industry group accounting for greater than 15% of revenues. Xpedite believes that this diversification limits its susceptibility to the cyclicality of any particular industry or a general business downturn in any particular sector.

SALES AND MARKETING

  Xpedite's business has grown as a result of, among other things, the development of a highly-trained sales organization. In selling Enhanced Services, Xpedite's sales force is trained to identify the issues surrounding a specific industry sector and consult and educate its clients to create the optimal solution for the clients' needs. Technically competent sales people are required to market and implement Xpedite's product due to the "problem solving" or "solution-oriented" nature of the selling strategy. In addition, through the launch of Xpedite's real time service, Xpedite's global sales force has exhibited the ability to successfully and quickly implement the sale of new products and services. Xpedite's full-time direct sales force has increased from 41 people at the end of 1992 to 273 people as of December 31, 1997. These full-time sales personnel are deployed throughout Xpedite's 50 sales offices in 13 countries today with approximately 171 operating in North America. Xpedite also utilizes a significant network of third party distributors (sales agents and resellers) both in countries where it has a direct sales presence and in locations where it does not currently have such a presence. These third party distributors accounted for approximately 20% of Xpedite's net revenues in 1996.

THE XPEDITE NETWORK

  In order to offer high quality Enhanced Services and Discounted International Services in a cost efficient manner, Xpedite has established the Xpedite Network. The Xpedite Network is able to serve the electronic messaging needs of its customers through the use of proprietary software and a document distribution system network of over 14,500 leased telecommunications lines and its "Nodal Partners." "Nodal Partners" are independent entities that have purchased an electronic document distribution system from Xpedite and which sell Discounted International Services. A "Node" is an element of the Xpedite Network located at a geographically distinct "point of presence" that allows access to or egress from the Xpedite Network via a local call.

  The proprietary network software that has been developed by Xpedite allows its Enhanced Services customers access to the Xpedite Network via several communications options including fax machines, the Internet, mainframe or mini computers, and Local Area Networks ("LANs"). Customers who use fax machines to access the Xpedite Network for Enhanced Services or Discounted International Services are connected to the Xpedite Network through an "autodialer," which routes the document over a lower-cost telecommunications line leased by Xpedite.

  The low-cost structure of the Xpedite Network is achieved through the use of leased telecommunications lines and Nodal Partners which allow Xpedite to transmit a greater number of faxes through inexpensive local calls rather than high priced long distance or international calls. The Xpedite Network is intended to provide Xpedite's Enhanced Services and Discounted International Services customers with a reliable alternative for long distance and international document distribution at significant price discounts and cost savings, particularly in overseas telecommunications markets that are highly regulated and have limited competition. As it increases fax messaging traffic over the Xpedite Network, Xpedite is able to exploit economies of scale which result in lower costs per minute or per page and then pass a portion of these cost savings on to customers, further stimulating demand for Xpedite's services.

  Xpedite charges for its fax services both on a per minute and a per page basis, with the bulk of its sales occurring on a per minute basis. A substantial portion of Xpedite's fax traffic terminates in cities where Xpedite or its affiliates have Nodes. Xpedite estimates that approximately 40% of its domestic fax deliveries in 1996 were routed over the Xpedite Network. Xpedite purchases long-distance services from MCI, Cable & Wireless LDDS (WorldCom) and a number of PTTs around the world, among others, to carry fax traffic that is routed to destinations where Xpedite does not have Nodes. In the future, Xpedite expects its total telecommunications costs per minute of fax traffic to decrease as an increasing amount of traffic is routed over the Xpedite Network.

COMPETITION

  Xpedite competes based on a number of factors, such as customer service and support, service features and price. Of these factors, Xpedite believes that service and support are the most important for Enhanced Services, while price is the critical competitive component with respect to Discounted International Services in developed countries with high quality long distance networks. In a service industry in which a broad range of optional features are offered, Xpedite's competitive strategy emphasizes a sales and support network that is well-versed in the capabilities of the services offered to customers. Xpedite believes that, while it continues to expand its development activity in order to add a broad range of features to its services, it is the focus of its sales and support organizations on customers' needs that enables Xpedite to compete effectively.

  AT&T, MCI and Sprint, as well as other long distance carriers, Internet Services Providers ("ISPs") and national PTTs, provide certain fax communications services in competition with Xpedite. Xpedite believes it can compete effectively with its competitors because of its focus on the fax communications services market, its broad array of service features and its cost-effective worldwide Xpedite Network. Particularly in the market for basic fax services, Xpedite believes that by using the Xpedite Network it can offer high quality service to customers at rates lower than those available from other carriers, such as PTTs, which have historically dominated this market, but typically provide telecommunications services at regulated rates that may be significantly greater than the underlying cost of the transmission. In addition, Xpedite believes that, while AT&T and Sprint have begun to expand the number of international Nodes employed by them, they have not committed to the direct deployment of targeted sales personnel to focus on the international fax markets, and that AT&T and Sprint currently are relying primarily on worldwide partners and agents in marketing their fax services outside of the United States.

  In addition to the long distance carriers, ISPs and PTTs, Xpedite competes with a number of service bureaus based on the factors described above. Many service bureaus face considerable obstacles in developing a business competitive with Xpedite's. While it may be easy to begin service with a small personal computer-based system, considerable system development expenditures are required to enable such a system to grow to support the volumes and features needed to be an effective competitor in the marketplace. Further, a small service bureau typically will not have a sufficient volume of traffic to develop the economic leverage necessary to obtain telecommunications services at rates enabling it to compete cost-effectively with Xpedite. In addition, considerable investment in a sales and marketing organization is required to develop a substantial business base. As a result of the Xpedite's investment in its sales and marketing organization, Xpedite believes that the size of its sales force significantly exceeds that of any service bureau in the United States, and Xpedite knows of no other service bureau with as many sales personnel and Nodes in as many countries as Xpedite.

  As of October 1, 1997, Xpedite had approximately 13,500 telecommunication lines dedicated to fax transmission, which Xpedite believes was more than twice as many dedicated lines as its nearest competitor. Xpedite intends to continue to add dedicated lines as its volume of fax transmissions makes the installation of such lines cost effective to support the growth of Xpedite's business.

  Xpedite believes that its major advantages in addressing the international market is that it is offering its services and already has operating centers and full time sales personnel in the major telecommunications centers around the world, and that its network of Nodal Partners extends this presence beyond such major centers. Another major advantage is that Xpedite's basic fax services include both real-time and store and forward options, while Xpedite's competitors may only offer one of such options.

  Another alternative to using Xpedite's services is for a potential customer to fulfill its own needs for fax communications services. The "home grown" solution may simply be an individual at a fax machine or may involve the customer acquiring its own computerized fax communications system (sometimes known as "customer premise equipment" or "CPE"). Xpedite believes that the CPE solution is suitable in some applications, but is generally not feasible for Xpedite's customers, who require the capacity to effect a significant volume of electronic document deliveries in a short period of time. Xpedite believes that the CPE solution for a fax broadcast application would require the customer to obtain and maintain a large number of telephone transmission lines which would remain idle for significant periods of time. Further, for international fax traffic, the customer would be required to set up a worldwide nodal network; Xpedite believes that this is only practical for large multinational firms and even these firms would be unlikely to develop a network which would reach as many countries as the Xpedite Network. As a fax communications services provider with many customers, Xpedite is able to spread the costs of operating the Xpedite Network over a large number of users. In addition to being concerned with the irregular nature of demand, a customer selecting a CPE solution must consider the total cost of system acquisition, ongoing technical support, reliability, technological obsolescence and accountability. Based on the foregoing, Xpedite believes that a substantial percentage of customers in the market for fax communications services will elect a service provider rather than CPE. In fact, as Xpedite's prices have fallen over time in the United States, a number of customers who tried to implement CPE solutions have returned as service customers.

  Similarly, delivery of electronic information via the Internet provides an alternative to Xpedite's fax services. However, Internet delivery does not offer prompt confirmation of receipt of information in "real time" and has the additional risks of limited security and confidentiality of information delivered over a worldwide network easily accessed by third parties. Finally, while a fax transmission alerts the recipient that information has been delivered, information delivered via e-mail often relies on the recipient inquiring whether information has been delivered. Delivery by the Internet cannot be an alternative if a sender or recipient of information does not have access to the Internet. Xpedite currently has the capability to deliver information using the Internet and utilizes this network both as an optional access vehicle to its services and as an e-mail delivery vehicle. Xpedite may expand the use of these features as business users increase their reliance on the Internet.

EMPLOYEES

  Xpedite considers its relationship with its employees to be satisfactory. Xpedite employed 763 persons as of December 31, 1997, substantially all of whom were full-time employees, and none of whom was covered by a collective bargaining arrangement. Of these employees, 427 were engaged in sales and marketing; 208 in operations; 51 in research and development; and 77 in general and administrative activities. Approximately 30% of Xpedite's employees are located in Xpedite's Eatontown, New Jersey headquarters; none of Xpedite's remaining offices employs more than 10% of Xpedite's employees.

PROPERTIES

  Xpedite's headquarters facility, which includes its principal administrative, sales, marketing, management information systems and product development offices and its operations center is located in approximately 49,000 square feet of leased space in Eatontown, New Jersey. The lease on this facility terminates on September 30, 1998 (excluding a five-year renewal option exercisable by Xpedite ). Xpedite also maintains a development facility, located in approximately 9,000 square feet of leased space, in Ft. Lauderdale, Florida. The lease on this facility expires December 31, 2001. Xpedite owns an office building located in London, consisting of approximately 4,000 square feet of office space.

  Xpedite also maintains approximately 20,000 square feet of leased space for the principal administrative, sales, and management information systems offices and operations center of its international division in Glen Head, New York. The lease covering approximately 75% of this space expires on December 30, 1999, and the lease covering the remaining space expires on September 30, 2001, subject, in each case, to extension or earlier termination in certain circumstances.

  Since 1994, Xpedite has leased approximately 4,900 square feet of space in a Piscataway, New Jersey facility, where Xpedite has established an additional operations center which is substantially identical, in terms of capability, to its current operations center at its headquarters in Eatontown, New Jersey. This facility provides Xpedite with another level of protection in its operational systems, and is expected to enable Xpedite to continue its operations in the event of a disaster at either facility. The lease on this facility terminates February 28, 2001. The additional facility is designed to enable Xpedite to more easily expand its systems, will provide additional processing and transmission capacity and will be linked with Xpedite's facilities at its headquarters. As of December 31, 1996, Xpedite has invested approximately $0.9 million establishing this facility.

  As of December 31, 1997, Xpedite leased an additional 32 sales and support offices across the United States and Canada, consisting of approximately 36,000 square feet in the aggregate, pursuant to the terms of various short-term lease agreements. Xpedite also leased 17 sales and support offices in other countries around the world, consisting of approximately 30,000 square feet in the aggregate, pursuant to the terms of various short-term lease agreements. Xpedite believes that its existing facilities are adequate to meet current requirements and that suitable additional space in close proximity to its existing headquarters will be available as needed to accommodate growth of its operations and additional sales and support offices through the foreseeable future.

STRATEGIC RELATIONSHIPS AND ACQUISITIONS

  To complement its internal sales growth and expand internationally, Xpedite has completed eight acquisitions since 1993. In February 1993, Xpedite acquired certain enhanced fax and messaging services assets from TRT/FTC Communications, Inc. In November 1995, Xpedite acquired the SVC Companies, which together had POPs in 35 countries and a 45 person direct sales force. The acquisition of the SVC Companies significantly expanded Xpedite's North American and international businesses and allowed Xpedite to accelerate its entry into the international fax market. On a pro forma basis, the acquisition of the SVC Companies, which had revenues of over $55 million in 1995, approximately doubled Xpedite's net revenues for the year ended December 31, 1995. More recently, Xpedite continued its expansion in the Pacific Rim through (i) the acquisition in September 1996 of the fax service business of PosData Company Ltd., Xpedite's Nodal Partner in South Korea, (ii) the acquisition in December 1996 of the enhanced fax service business of PacStar, known as Fax 2000, an Australian fax service provider, and (iii) the establishment in early 1997 of a 50%-owned joint venture which offers message delivery services in Singapore.

  In connection with its international expansion, Xpedite has also entered into relationships with each of XSL, Xpedite Germany and Xpedite Systems SA, (collectively the "European Affiliates.") At the time of formation of each of these entities, Xpedite entered into a System and Marketing Agreement and a Put and Call Option Agreement (collectively, the "Put/Call Agreements") with each European Affiliate and, in the case of the Put/Call Agreements, each affiliate's shareholders. These agreements provided for the sale by Xpedite to each European Affiliate of Xpedite's document distribution system, along with a license to the software used to operate such system (for which the European Affiliate pays royalties on a declining percentage basis), joint marketing efforts, and put and call rights which, upon the achievement of specified levels of financial performance by the relevant European Affiliate and fulfillment of certain other conditions, would enable or require Xpedite to purchase interests in the relevant European Affiliate.

  In December 1997, XSL Acquisition Corp. purchased all the share capital of XSL for a purchase price of approximately $85.5 million. Pursuant to the XSL Purchase Agreement, the Put/Call Agreement with respect to XSL has been terminated. In January 1998, Xpedite acquired, directly or indirectly, approximately 76.7% of the issued share capital of Xpedite Germany and indebtedness of Xpedite Germany to its former majority shareholder for an aggregate purchase price of approximately $13.2 million. Together with the 19.9% of the issued share capital of Xpedite Germany previously owned by Xpedite, Xpedite currently owns approximately 96.6% of the issued share capital of Xpedite Germany. In addition, Xpedite has an option to purchase the remaining 3.4% of the issued share capital of Xpedite Germany, exercisable at any time after February 15, 1998, at a purchase price of approximately $600,000. Pursuant to the Xpedite Germany Purchase Agreements, the Put/Call Agreement with respect to Xpedite Germany has been terminated.


DESCRIPTION OF XSL'S BUSINESS

  General. XSL is a leading provider of Enhanced Services in the United Kingdom. To capitalize on the market need for the provision of Enhanced Services, XSL was formed as a start-up company in January 1993 by certain members of XSL's management and the APAX Funds. The APAX Funds currently own approximately 75% of XSL's outstanding share capital, a United Kingdom bank owns approximately 0.5%, and the remainder of such outstanding share capital is held by XSL's management. Through internal growth and strategic acquisitions, XSL has significantly improved its financial performance since its formation. For the six months ended June 30, 1997, net revenues increased 24% to (Pounds)9.8 million, EBITDA increased 121% to (Pounds)4.5 million and net income increased 89.8% to (Pounds)2.8 million as compared to the same period in 1996. For the fiscal year ended December 31, 1996, net revenues increased 139% to (Pounds)16.3 million, EBITDA increased from (Pounds)0.6 million to (Pounds)5.2 million and net income increased to (Pounds)3.4 million from a loss of (Pounds)0.3 million in the prior year. For the fiscal year ended December 31, 1995, net revenues increased 497% to (Pounds)6.8 million, EBITDA increased (Pounds)0.2 million from a loss of (Pounds)0.6 million and net loss decreased from (Pounds)0.7 million to (Pounds)0.3 million from the prior year. Excluding acquisitions, XSL "same store" revenues grew 262% to (Pounds)15.9 million in 1996 from (Pounds)4.4 million in 1995. The historical audited consolidated financial statements of XSL for each of the three fiscal years ended December 31, 1996 and the unaudited consolidated statements for the six months ended June 30, 1997 and 1996 and the related notes thereto are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

  Based in York, England, XSL primarily provides to the U.K. market fax broadcast and gateway messaging services similar to those provided by Xpedite via XSL's network with points of presence in five cities located in three countries and approximately 1,000 fax lines. XSL's customer base has historically been concentrated in the U.K. financial sector where XSL has a significant market share.

  Products and Services. XSL currently provides a wide range of Enhanced Services. XSL's offering of fax broadcast and gateway messaging services is substantially similar to those offered by the Company with the exception that XSL does not offer certain specialty fax broadcast services such as Xpedite's "Enhanced Fax Merging" service. Gateway messaging services accounted for approximately 5% of XSL's net revenues in 1996.

  Approximately 68% of XSL's revenues for the year ended December 31, 1996 were generated by customers in the financial services industry. Accordingly, a downturn in this industry could have a material adverse impact on XSL's business.

  The XSL Network. Since January 1993, XSL and Xpedite have been party to a System and Marketing Agreement (the "System and Marketing Agreement") whereby, among other things, XSL agreed to purchase Xpedite's document distribution system and license Xpedite's software (for which XSL pays royalties to Xpedite of approximately 8% of XSL's net revenues until December 31, 1998 and 6% thereafter). As a result, XSL's

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

network architecture essentially mirrors Xpedite's architecture. The main operations center and system resides in York, England with remote delivery capability in Leeds, London, Milan, Zurich and Geneva, all linked by XSL-leased private circuits. XSL's system is then interconnected with the networks and systems of Xpedite, Xpedite Germany and XSSA via private circuits owned by Xpedite, Xpedite Germany and XSSA. Currently XSL has over 1,000 outbound telephone lines operational in the U.K. and has a dual carrier strategy in the U.K. to provide enhanced fault protection.

  A substantial portion of XSL's fax traffic terminates in major capital cities where XSL or its affiliates have Nodes. XSL purchases its telecommunications services in the U.K. primarily from two carriers. In 1996, approximately (Pounds)6.9 million of the total (Pounds)8.9 million cost of sales related to telecommunications costs with another (Pounds)0.2 million relating to XSL network costs.

  Sales and Marketing. Direct sales by XSL's sales personnel accounted for more than 90% of XSL's net revenues in 1996. As of June 30, 1997, XSL employed an 15-member sales force.

  In addition to XSL's direct sales force, indirect sales are made through sales agents and resellers. While indirect sales were not a significant component of XSL's sales efforts in prior years, it is becoming an increasing focus of XSL's sales program. Sales agents accounted for approximately 7% of XSL's net revenues in 1996 with resellers representing the remaining 3%.

  Strategic Acquisitions and Relationships. Another component of XSL's recent growth has been through two several strategic acquisitions completed by XSL. In July 1995, XSL acquired Transmit International Ltd. ("Transmit"), and in March 1996 it acquired Connaught Commercial Services Ltd. ("Connaught"). Both businesses consisted entirely of fax broadcast services. The customer bases from both of these acquisitions have been migrated to XSL's network and both of the acquired businesses' U.K. operations have been closed down.

  In addition, XSL has entered into a number of agreements with U.K. companies which are primarily systems integrators to provide computer to fax capabilities utilizing the XSL network.

  Competition. The market for Enhanced Services in the United Kingdom has consolidated over the last three years, in part due to the acquisition by XSL of Transmit and Connaught and the acquisition by Xpedite of the SVC Companies. The market for Enhanced Services in the United Kingdom is less mature than in the United States and is comprised principally of XSL and several domestic ad international voice carriers, including British Telecommunications plc, Cable & Wireless and Sprint.

  There are a number of smaller, independent operators competing in the UK market, but XSL believes that none of these smaller operators currently has the installed infrastructure to provide the options and features or to offer customer service comparable to XSL.

  Employees. As of June 30, 1997, XSL employed 70 individuals. None of the employees are represented by a union or subject to a collective bargaining agreement. XSL considers its relations with its employees to be satisfactory.

  Properties. In early 1997, XSL completed the purchase of a two-story building in York, England consisting of 13,000 square feet in which XSL's headquarters are located.

  XSL also leases a self-contained facility within a multi-occupancy building in the City of London consisting of 2,005 square feet on a lease which expires in November 2002 on an annual rental of (Pounds)46,000. XSL also leases 3,000 square feet of offices in York, England on a lease due to expire in May 1999. Currently, XSL subleases 1,500 square feet.

                         DESCRIPTION OF PREMIERE

OVERVIEW

  Premiere designs, develops, markets and provides enhanced personal communications services. Premiere's network-based computer telephony technology links together two or more stand-alone communications services, such as calling card long distance, voice mail, e-mail, fax mail and paging, and allows access to these services through telephones or computers. Premiere bundles these stand-alone services to allow users to store, manage, prioritize, deliver and distribute incoming and outgoing information in an easy, efficient and economical manner. Although Premiere offers stand-alone communications services, it primarily targets users who have multiple communications devices and a need to integrate them for greater functionality and convenience.

  Today, many stand-alone communications services are provided through legacy systems, including landline telephone systems, messaging devices and LANs, that reside in whole or in part at a customer's location. The architecture of the customer premises equipment, or "CPE," that comprises such systems is often closed in nature, which makes integration with other systems and networks difficult and expensive. However, users are increasingly demanding that their existing CPE be integrated with more open and intelligent worldwide communications networks such as the Internet. Premiere believes that, due to the complexity of such integration, users will increasingly outsource their communications requirements to third parties such as Premiere. Premiere believes that customers will prefer Premiere's network-based service solution for personal communications to traditional CPE-based product solutions because Premiere's solution reduces customers' costs of equipment ownership and exposure to technology obsolescence.

  The core of the Premiere solution is its "intelligent network" which links, or integrates, stand-alone communications services using technology developed by Premiere's research and development team. The intelligent network consists of (i) a state-of-the-art proprietary platform that integrates digital switching technology with enhanced personal communications features and (ii) Premiere's private telecommunications network which transmits voice and data utilizing the frame relay packet switching protocol, the "private frame relay network." Premiere's modular and scaleable intelligent network incorporates an open-system design, which allows Premiere to easily expand capacity and provides Premiere with the flexibility to develop and customize its service offerings. Premiere offers bundled services in a variety of packages and tailors these packages to meet the requirements of strategic marketing and co-brand partners. Premiere's private frame relay network, with approximately 210 POPs is accessible via local access in metropolitan and other geographic areas which include approximately 90% of the United States, Canadian and Australian populations and approximately 50% of the New Zealand population. Premiere anticipates that its private frame relay network will be accessible via local access by a significant portion of the U.K. population in the near future. Premiere plans to invest $40-$50 million in capital expenditures over the next 12 months as part of its effort to integrate its proprietary platform with its recently acquired private frame relay network. Once integration is completed, Premiere believes that its intelligent network will allow Premiere to offer its customers enhanced personal communications services through either local or 800 access via telephone or computer.

  Premiere currently markets its services: (i) directly under the Premiere WorldLink, Voice-Tel, VoiceCom and VoiceCom Access One names; (ii) indirectly through strategic partners such as American Express and CompuServe; (iii) indirectly through co-brand relationships with companies such as First Union National Bank of Georgia ("First Union"), and Discover Card Services, Inc. ("Discover Card") and others; and (iv) indirectly through licensing or wholesale arrangements with companies including WorldCom, NationsBanc Services, Inc. ("NationsBank"), an affiliate of NationsBank Corporation, UniDial Communications, Inc. ("UniDial") and Cincinnati Bell Long Distance. Although Premiere has historically focused its direct marketing efforts on print advertising and direct mailings targeted at mobile professionals, Premiere recently acquired a nationwide direct sales force with a national accounts program.

CUSTOMER CASE STUDIES

  Some examples of Premiere's enhanced personal communications services, which illustrate the convenience of and benefits provided by Premiere's technology innovations and intelligent network, include the following:

  E-mail Over the Phone. A consultant calls in to hear her voice mail messages. During the same call, she can have her e-mail messages read to her over the phone via Premiere's text-to-speech technology and save, delete, forward or return all of her e-mail messages using one of a list of preprogrammed responses.

  Personal Assistant Services. A field salesperson presents a bid to a project approval committee. After submitting her proposal, she leaves for her next meeting. Upon review of the proposal, the committee notices several issues that need immediate clarification. Rather than trying to track down the salesperson at multiple locations, the committee calls her personal assistant number, which automatically locates her by pager, which she had designated as her preferred method of contact on that day. If she has selected the "call connect" feature, she can call the Premiere platform and automatically be connected to the committee's incoming call.

  Premiere's Orchestrate product, which Premiere intends to begin marketing during the first quarter of 1998, is expected to offer the following additional features:

  Universal Inbox. A busy executive can go to any Internet browser-enabled computer to check all of his messages--voice mail, e-mail and fax mail. After looking at a list of incoming voice and text messages, he can choose which messages to hear or read. He can then choose to save, delete, forward or return his messages.

  Click "n' Call Conference Calling. A manager with employees in eight different offices holds weekly staff meetings by conference call. Rather than going through the time and expense of arranging for a conference bridge with an outside supplier, he is able to go to his computer, click on his contact database list with his mouse and initiate the conference call without ever picking up a telephone. After initiating the conference call, the manager simply answers the call that the Premiere platform places to his telephone, enters his account and PIN numbers and presses the "star" key to command the Premiere platform to add additional parties sequentially. In the future, features are expected to include muting and addition and deletion of selected callers.

STRATEGY

  Premiere's goal is to become the world's leading provider of network-based enhanced personal communications services. Premiere's strategy to achieve this goal is to:

  Increase Service Offerings and Cross-Media Functionality. Premiere believes that changes in technology continually create new business opportunities for providers of enhanced personal communications services. Premiere continually strives to make its interfaces more user friendly and its services functionally equivalent regardless of the customer's chosen access device or message transport medium. For example, Premiere has introduced such features as text-to-speech e-mail delivery, a unified messaging interface utilizing the World Wide Web ("Web") and an integrated Web-based contact database manager. Possible future service features include, among others, speech recognition.

  Leverage Network Facilities. To date, the majority of Premiere's services have been accessed by 800 toll free service. Premiere recently acquired an international private frame relay network. Once this network is fully integrated with Premiere's proprietary platform, Premiere plans to use the private frame relay network and local messaging systems to provide users local access to certain of its enhanced personal communications services, which access Premiere believes will make these services more attractive to a broader market. In addition, through transitioning more of its subscribers to local access, Premiere expects to realize a reduction in transmission costs.

  Expand Customer Base and Distribution Channels. Premiere believes that an increasing number of businesses will transition their communications systems from CPE-based products to network-based services. Premiere believes that a substantial opportunity exists to meet the outsourcing needs of these companies.

Premiere intends to use its direct sales force and national accounts program as part of its effort to expand its customer base and to improve cross-selling of its services. Premiere also plans to continue to enter into strategic alliances and wholesale and licensing relationships in order to reach additional customers that Premiere believes are likely to be extensive users of its services.

  Pursue Strategic Acquisitions. Historically, Premiere has engaged in acquisitions in order to obtain new technology, build its infrastructure and increase its sales force and customer base. Premiere intends to continue to examine acquisition and joint venture opportunities, which may accelerate its growth, add new customers, develop new technologies or penetrate new geographic markets.

  Expand International Presence. Premiere intends to deliver its services to more international users through strategic partnerships, third-party distribution agreements, direct sales efforts and relationships with existing customers that have international operations. To accommodate these prospective users, Premiere has opened a data and switching center in London and has also begun development of a similar center in Toronto. Targeting the Pacific Rim, Premiere expects to begin installation of a data and switching center in New Zealand during 1998. These international centers are designed to reduce transmission costs associated with system access from international locations and to allow Premiere to more effectively pursue opportunities with international customers and strategic partners. Additionally, Premiere expects to increase the international scope of its private frame relay network by installing POPs in additional overseas locations, specifically targeting the United Kingdom for local messaging in the near future. See "Risk Factors-- Ability to Manage Growth; Acquisition Risks."

VOICE-TEL ACQUISITIONS

  On June 12, 1997, Premiere announced the completion of the Voice-Tel Acquisitions. The Voice-Tel Entities provide interactive digital voice messaging products on a service bureau basis through approximately 210 POPs in the United States, Puerto Rico, Canada, Australia and New Zealand. In connection with the Voice-Tel Acquisitions, Premiere acquired various components of, and now operates, VoiceTel's digital private frame relay network and POPs.

  Premiere believes that the Voice-Tel Acquisitions will broaden Premiere's customer base by allowing Premiere to offer local access to certain of its enhanced personal communications services customers. While Premiere's measured 800 access products have appealed primarily to a mobile customer base, Premiere believes that a local access product will appeal to a broader base of customers. In addition to the anticipated advantages of interconnected local access, the Voice-Tel Acquisitions provide Premiere with a direct sales force of approximately 300 persons in four countries, an expanded subscriber base and the potential for greater cross-selling opportunities. Premiere is currently consolidating these separate businesses by eliminating duplicative and unnecessary costs, consolidating them under common management and integrating Voice-Tel's service offerings, operations and systems with those of Premiere. In connection with the Voice-Tel Acquisitions, Premiere took a pre-tax charge in the second quarter of 1997 of approximately $45.4 million, consisting of transaction expenses and restructuring and related costs attributable to the Voice-Tel Acquisitions. See "Risk Factors--Ability to Manage Growth; Acquisition Risks."

VOICECOM ACQUISITION

  During the third quarter of 1997, Premiere acquired approximately 97.5% of the outstanding capital stock of VoiceCom in exchange for approximately 446,000 shares of Premiere Common Stock. In addition, Premiere converted existing VoiceCom options into options to acquire approximately 76,000 shares of Premiere Common Stock. VoiceCom, based in Atlanta, Georgia, is a provider of personal communications management services and telecommunication outsourcing solutions to large corporations, government entities and mobile professionals. Its service offerings include voice messaging, mobile communications, full-service conference calling and voice response programming. In connection with the acquisition of VoiceCom, Premiere took a pre-tax charge in the third quarter of 1997 of approximately $28.2 million, consisting of transaction expenses and restructuring and related costs attributable to the acquisition of VoiceCom. See "Risk Factors--Ability to Manage Growth; Acquisition Risks."

  VCOM, which is an operating subsidiary of Premiere as a result of the acquisition, has a customer base that includes several Fortune 500 companies, including, among others, Abbott Laboratories ("Abbott Labs"), Beverly Enterprises, Inc. ("Beverly Enterprises") and ConAgra, Inc. ("ConAgra"). Premiere plans to cross-sell its product offerings to VCOM's customer base.

ADDITIONS AND CHANGES TO MANAGEMENT

  To support its continuing growth, Premiere has recently added new management personnel. These additions have included Jeffrey A. Allred, Executive Vice President of Strategic Development; Curtis L. Garner, Jr., President of PCI; William E. Welsh, President of VTE; and Randolph W. Salisbury, Senior Vice President of Marketing of PCI. In addition, D. Gregory Smith, a co-founder of Premiere, recently resigned as director, Executive Vice President and Assistant Secretary of Premiere and as a director and officer of PCI and certain other subsidiaries of Premiere, and Leonard A. DeNittis recently resigned as the Vice President of Engineering and Operations of PCI. See "Risk Factors--Additions and Changes to Management."

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL

                     OWNERS AND MANAGEMENT OF XPEDITE

  The following table sets forth certain information regarding the beneficial ownership of the Xpedite Common Stock as of January 23, 1998 with respect to
(i) each director and each executive officer of Xpedite named below; (ii) all current directors and executive officers of the Xpedite as a group; and (iii) all persons known by Xpedite to own beneficially more than 5% of the outstanding shares of Xpedite Common Stock. Except as set forth in the footnotes to the table, Xpedite believes that each person named below has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

          NAME                                       NUMBER             PERCENT
          ----                                      ---------           -------
Robert Chefitz..................................... 1,774,171(1)(3)(12)  19.7%
 Patricof & Co. Ventures, Inc.
 445 Park Avenue
 New York, NY 10022
APA Excelsior III, L.P............................. 1,121,882(2)(12)     12.4%
 Patricof & Co. Ventures, Inc.
 445 Park Avenue
 New York, NY 10022
Finance Management Ltd.............................   598,379(12)         6.6%
 2100-1066 West Hastings Street
 Vancouver, BC V6E 3X1
 Canada
David Epstein......................................   545,895(3)(12)      6.1%
 830 Post Road East
 Westport, CT 06880
Robert A. Epstein..................................   489,734             5.4%
 88 Field Point Road
 Greenwich, CT 06836
Paulson & Co., Inc.................................   862,660(4)          9.6%
 277 Park Avenue
 New York, NY 10172
Paulson International Limited......................   640,950(4)          7.1%
 c/o Maples & Calder
 P. O. Box 309
 Grand Cayman, Cayman Islands
 British West Indies
Roy B. Andersen, Jr................................   242,271(5)(12)      2.6%
Max A. Slifer......................................   177,107(6)(12)      1.9%
Dennis Schmaltz....................................   128,448(7)(12)      1.4%
George Abi Zeid....................................    98,150             1.1%
John C. Baker......................................    25,000(3)(12)         *
Philip A. Campbell.................................    17,666(8)(12)         *
Robert S. Vaters...................................     5,000(9)(12)         *
Vincent DeVita.....................................     2,350(10)(12)        *
All officers and directors as a group (10           3,016,058(11)        32.0%
 persons)..........................................

--------
* Less than one percent (1%).
 (1) Includes shares owned by the Patricof Stockholders, as follows: 1,121,882 shares owned by APA Excelsior III, L.P.; 427,634 shares owned by Coutts & Co. (Jersey), Ltd., Custodian for APA Excelsior III/Offshore, L.P.; 142,417 shares owned by APA/Fostin Pennsylvania Venture Capital Fund, L.P.; and 57,238 shares owned by CIN Venture Nominees, Ltd. Mr. Chefitz disclaims beneficial ownership of such shares. Mr. Chefitz, a director of the Company, is a general partner of, or an officer of the general partner of, each of the Patricof Stockholders.
 (2) Does not include any shares owned by the other Patricof Stockholders. APA Excelsior III, L.P. is an affiliate of Patricof & Co. Ventures, Inc.

 (3) Includes 25,000 shares of Xpedite Common Stock issuable upon exercise of stock warrants that are exercisable on or prior to March 24, 1998.
 (4) Includes 640,950 shares owned by Paulson International Limited ("PIL"), which is managed by Paulson & Co., Inc. ("PCI"). All shares deemed beneficially owned by PCI are held by PIL, Paulson Partners, L.P., whose general partner is PCI, or managed accounts overseen by PCI.

 (5) Includes 100,771 shares of Xpedite Common Stock issuable upon exercise of stock options that are exercisable on or prior to March 24, 1998. Does not include 52,833 shares of Xpedite Common Stock issuable upon the exercise of stock options that are exercisable after March 24, 1998.

 (6) Includes 68,807 shares of Xpedite Common Stock issuable upon exercise of stock options that are exercisable on or prior to March 24, 1998. Does not include 15,167 shares of Xpedite Common Stock issuable upon the exercise of stock options that are exercisable after March 24, 1998.

 (7) Includes 62,398 shares of Xpedite Common Stock issuable upon exercise of stock options that are exercisable on or prior to March 24, 1998. Does not include 14,917 shares of Xpedite Common Stock issuable upon the exercise of stock options that are exercisable after March 24, 1998.

 (8) Includes 16,666 shares of Xpedite Common Stock issuable upon exercise of stock options that are exercisable on or prior to March 24, 1998.

 (9) Includes 5,000 shares of Xpedite Common Stock issuable upon exercise of stock options that are exercisable on or prior to March 24, 1998. Does not include 50,000 shares of Xpedite Common Stock issuable upon the exercise of stock options that are exercisable after March 24, 1998.

(10) Includes 688 shares of Xpedite Common Stock issuable upon exercise of stock options that are exercisable on or prior to March 24, 1998. Does not include 26,500 shares of Xpedite Common Stock issuable upon the exercise of stock options that are exercisable after March 24, 1998.

(11) Includes 1,749,171 shares of Xpedite Common Stock owned by the Patricof Stockholders, as to which Mr. Chefitz disclaims beneficial ownership. Also includes 237,664 shares of Xpedite Common Stock issuable upon the exercise of stock options and warrants that are exercisable on or prior to March 24, 1998.
(12) Pursuant to the terms of the Stockholder Agreements, dated as of November 13, 1997, among Xpedite, Premiere, and those persons specified therein, Premiere may be deemed to have beneficial ownership of these shares by virtue of Premiere's power to direct the vote of such shares.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL

                    OWNERS AND MANAGEMENT OF PREMIERE

  The following table sets forth certain information known to Premiere with respect to the beneficial ownership of Premiere's Common Stock as of December 31, 1997 by: (i) each of Premiere's directors and executive officers named below; (ii) all current directors and executive officers of Premiere as group; and (iii) all persons known by Premiere to own beneficially more than 5% of the outstanding shares of Premiere Common Stock. Except as set forth in the footnotes to the table, Premiere believes that each person named below has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

    NAME                                                  NUMBER(1)     PERCENT
    ----                                                  ---------     -------
WorldCom, Inc............................................ 2,050,000(2)    6.0%
 515 East Amite Street
 Jackson, Mississippi 39201-2702
Boland T. Jones.......................................... 3,901,098(3)   11.0%
 3399 Peachtree Road, N.E.
 The Lenox Building, Suite 600
 Atlanta, Georgia 30326
D. Gregory Smith......................................... 1,763,814(4)    5.1%
 1907 Oakmont Avenue
 Tampa, Florida 33629
George W. Baker, Sr. ....................................   130,832(5)      *
Eduard J. Mayer..........................................   164,400(6)      *
Raymond H. Pirtle, Jr. ..................................    60,000(7)      *
Patrick G. Jones.........................................   507,728(8)    1.5%
Jeffrey A. Allred........................................   150,000(9)      *
All executive officers and directors as a group (6        4,914,058(10)  13.7%
 persons)................................................

--------
   *Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of Premiere Common Stock subject to warrants or options that are currently exercisable or exercisable within 60 days of December 31, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Based upon shares owned as of December 31, 1996 and information Premiere has obtained from WorldCom's Schedule 13D.

(3) Includes 2,232,594 shares held of record by Mr. Jones, 1,523,624 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days, 590 shares held of record by Mr. Jones' wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, and 144,290 shares held of record by 22 stockholders for which Mr. Jones holds the right to vote pursuant to irrevocable proxies granted by such stockholders to Mr. Jones.

(4) Includes 1,403,814 shares held of record by Mr. Smith and 360,000 shares subject to options or warrants which are immediately exercisable.
(5) Includes 110,832 shares held of record by Mr. Baker and 20,000 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days. Does not include 44,000 shares held of record by Mr. Baker's wife as to which shares Mr. Baker disclaims beneficial ownership.
 (6) Includes 94,400 shares held of record by Mr. Mayer and 70,000 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days.

 (7) Includes 50,000 shares held in a 401(k) plan for the benefit of Mr. Pirtle and 10,000 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days.
 (8) Includes 10,028 shares held of record by Mr. Jones, 225,000 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days and 272,700 shares owned by six trusts of which Mr. Jones is the sole trustee.
 (9) Includes 150,000 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days.

(10) Includes 1,998,624 shares subject to warrants or options exercisable immediately or which become exercisable within 60 days.

                 CERTAIN DIFFERENCES IN THE RIGHTS OF PREMIERE
                           AND XPEDITE STOCKHOLDERS

  At the Effective Time, holders of Xpedite Common Stock will become holders of Premiere Common Stock, and the rights as stockholders will be determined by Premiere's Articles and Bylaws. In addition, Xpedite is a Delaware corporation governed by the Delaware GCL and Premiere is a Georgia corporation governed by the Georgia BCC. The following is a summary of the material differences in the rights of stockholders of Xpedite and Premiere. Except as set forth below, there are no material differences between the rights of an Xpedite stockholder under Xpedite's Certificate and Bylaws and the Delaware GCL, on the one hand, and the rights of a Premiere stockholder under Premiere's Articles and Bylaws and the Georgia BCC, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Delaware GCL, the Georgia BCC and Certificate, Articles and Bylaws of each corporation. See "Available Information" and "Incorporation of Certain Information by Reference."

AUTHORIZED CAPITAL STOCK

  Xpedite. Xpedite's Certificate authorizes the issuance of up to (i) 15,000,000 shares of Xpedite Common Stock, of which 9,083,473 shares were issued and outstanding and 72,000 shares were in held in Xpedite's treasury as of January 23, 1998; (ii) 1,000,000 shares of preferred stock, par value $.01 per share ("Xpedite Preferred Stock"), of which none were outstanding or held in Xpedite's treasury as of January 23, 1998, and of which 20,000 shares are designated as the 8% Redeemable Preferred Stock. Xpedite's Certificate authorizes the Xpedite Board of Directors, with the exception of the 8% Redeemable Preferred Stock, to issue from time to time the Xpedite Preferred Stock in one more series, to establish the number of shares to be included in such series, and to fix the designation, powers, preferences and rights, dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Xpedite Preferred Stock, and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not above the total number of authorized shares of Xpedite Preferred Stock and not below the number of shares of such series then outstanding, without any further action by the stockholders unless such action is required by law or Xpedite's Certificate.

  Premiere. Premiere's Articles authorize the issuance of up to (i) 150,000,000 shares of Premiere Common Stock, of which 33,966,198 shares (which does not include the 329,840 outstanding Exchangeable Shares) were issued and outstanding as of January 23, 1998; and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which one share, which has been designated "Series B Voting Preferred Stock," par value $.01 per share, was outstanding as of January 23, 1998. Premiere's Articles authorize the Premiere Board of Directors, from time to time, to establish and designate part or all of the preferred stock in such series and with such preferences, limitations and relative rights as they may determine.

DIRECTORS; VACANCIES

  Xpedite. Xpedite's Bylaws and Certificate provide for a Board of Directors of not less than three nor more than nine directors, except that when all of the capital stock is owned by less than three stockholders, the number of directors may be less than three, but not less than the number of stockholders. The Xpedite Board has the sole authority to determine the number of directors and may increase or decrease the number of directors from time to time, but a decrease in the number of directors may not have the effect of shortening the term of any incumbent director. The number of directors has been fixed at five. The Xpedite Board is classified in accordance with its Certificate into three classes, as nearly equal in number as possible, with each class elected to a three-year term, and the term of office of one class expiring each year. Xpedite's Bylaws and Certificate provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Xpedite's Bylaws provide that if there are no directors then in office, an election of directors may be held in the manner provided by statute. In addition, if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, summarily order an election to be held to fill the vacancy, or to replace the directors chosen by the directors then in office.

  Premiere. Premiere's Bylaws provide for a Board of Directors having such number of members as shall be fixed by resolution of the Premiere Board of Directors from time to time and, until otherwise determined, will be between three and seven, provided that a decrease in the number of directors will not have the effect of shortening the term of an incumbent director. The number of directors was initially fixed by Premiere's Bylaws and Articles at five. The Premiere Board is divided into three classes of directors, with each class accounting for one-third, as near as may be, of the total, and each serving for staggered three year terms. A vacancy occurring in the Premiere Board of Directors may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors though less than a quorum (unless the stockholders have elected a successor). If the vacant office, however, was held by a director elected by a particular voting group, only the holders of shares of that voting group or the remaining directors elected by that voting group will be entitled to fill the vacancy, provided that if there is no remaining director elected by that voting group, the other remaining directors may fill the vacancy during the interim period before the stockholders of the vacated director's voting group act to fill the vacancy.

REMOVAL OF DIRECTORS

  Xpedite. Xpedite's Certificate and Bylaws provide that a director may be removed only for cause, and only by the holders of a majority of the outstanding shares of all classes of capital stock of the corporation entitled to vote in the election of directors, considered for this purposes as one class. The Delaware GCL does not permit directors to remove other directors.

  Premiere. Premiere's Bylaws provide that any director, or the entire Premiere Board of Directors, may be removed only for cause and only by holders of 75% of the votes entitled to be cast, provided that directors elected by a particular voting group may be removed only by the stockholders in that voting group. Directors may not be removed without cause. The Georgia BCC permits the articles of incorporation or a bylaw adopted by the stockholders to govern the removal of directors.

VOTING RIGHTS

  Xpedite. Unless otherwise provided in Xpedite's Certificate, each stockholder is entitled to one vote for each share of Xpedite's capital stock having voting power held by such stockholder.

  Premiere. Premiere's Bylaws provide that, unless otherwise required by the Georgia BCC or Premiere's Articles, each outstanding share of any class or series having voting rights is entitled to one vote on each matter that is submitted to a vote of stockholders. Premiere's Articles give the holder of the Premiere Preferred Stock a number of votes equal to the number of votes that the holders of Exchangeable Shares (referred to above) would be entitled if all such Exchangeable Shares were exchanged for shares of Premiere Common Stock. In respect of all matters concerning the voting of shares, the Premiere Preferred Stock and Premiere Common Stock vote as a single class.

STOCKHOLDER MEETINGS

  Xpedite. The Delaware GCL provides that special meetings of stockholders may be called only by the directors or any other person as may be authorized by the corporation's certificate of incorporation or bylaws. Xpedite's Bylaws provide that special meetings of the stockholders may be called for any purpose, unless otherwise prescribed by statute or the Certificate, either by the Chairman of the Board or the President and shall be called by the Secretary, upon written request, or by resolution adopted by the affirmative vote of a majority of the Xpedite Board of Directors. Stockholders are not entitled to request a special meeting. Written notice of a special meeting, stating the place, date and hour of the meeting and the purpose for which the meeting is called, must be given not less than ten nor more than sixty days before the date of such meeting, to each stockholder entitled to vote at such meeting.

  Premiere. The Georgia BCC permits the board of directors or any person specified in the corporation's articles of incorporation or bylaws to call special meetings of stockholders. A special meeting may also be called by the holders of at least 25%, or such greater or lesser percentages as the articles of incorporation or bylaws provide, of all votes entitled to be cast on any issue proposed to be considered at a special meeting. Premiere's Bylaws provide that special meetings of the stockholders or a class or series of stockholders may be called at any time by the Premiere Board of Directors, the Chairman of the Board or the President of Premiere, and that such meetings shall be called upon the written request of the holders of shares representing at least 75% of the votes entitled to be cast on each issue presented at such meeting (25% at any time Premiere has fewer than 100 shareholders of record). Premiere must give written notice of the date, time, and place of special stockholders' meeting no fewer than ten days nor more than 60 days before the meeting date to each stockholder of record entitled to vote at the meeting. Such notice must state the purpose for which the meeting is called.

AMENDMENT OF CERTIFICATE OR ARTICLES AND BYLAWS

  Xpedite. The Delaware GCL permits a corporation to amend its certificate of incorporation so long as the amended certificate of incorporation contains only provisions it would be lawful and proper to insert in an original certificate of incorporation filed at the time the amendment is filed. Without limiting the general power of amendment, the Delaware GCL specifically allows a corporation to amend its certificate of incorporation so as to (i) change its corporate name, (ii) change the nature of its business or its corporate powers and purposes, (iii) increase, decrease or reclassify its authorized capital stock, (iv) cancel or otherwise affect the right of the holders of shares of any class to receive accrued, undeclared dividends, (v) create a new class of stock, or (vi) change the duration of the corporate charter. All amendments must be approved by the Xpedite Board of Directors and the stockholders by the affirmative vote of a majority of outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. Xpedite's Certificate states that the corporation reserves the right to amend, alter, change or repeal any provision contained in Xpedite's Certificate.

  Under the Delaware GCL, the power to adopt, amend, or repeal bylaws rests with those stockholders entitled to vote, provided that any corporation's certificate of incorporation may additionally confer such power upon the directors. Conferring the power to adopt, amend or repeal bylaws upon the directors may not divest, nor limit, the stockholders' power to adopt, amend or repeal bylaws. Xpedite's Certificate authorizes the Xpedite Board to make, alter or repeal Xpedite's Bylaws. Xpedite's Bylaws provide that the Bylaws may be altered, amended, or repealed or new Bylaws adopted by the stockholders or by the Xpedite Board. The power to adopt, amend or repeal the Xpedite Bylaws conferred upon the Xpedite Board by Xpedite's Certificate does not divest or limit the power of the stockholders to adopt, amend, or repeal the Xpedite Bylaws.

  Premiere. Under the Georgia BCC, the Premiere Board of Directors may adopt certain amendments to the articles of incorporation including, among others, amendments to (i) delete the names and address of the initial directors, initial registered agent or registered office, (ii) change each issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding, (iii) make certain minor changes to the corporate name, (iv) extend the corporation's duration if it was incorporated at a time the law required limited duration, or (v) change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding. Other amendments must be approved by the board of directors and by the shareholders by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, with each class voting separately. Premiere's Articles do not contain a provision which alters the Georgia BCC requirements with respect to amending a corporation's articles.

  The Georgia BCC permits a corporation's Board of Directors to amend, repeal or adopt bylaws, unless (i) the articles of incorporation reserve this power exclusively to stockholders, or (ii) the stockholders expressly

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reserve the power to amend or repeal a particular bylaw. The stockholders alone may amend, repeal or adopt bylaws limiting the authority of the board of directors or establishing staggered terms for directors. In addition, the Board of Directors may not amend, repeal, or adopt a bylaw fixing a greater stockholder quorum or voting requirement. Premiere's Bylaws state that, except as provided under the Georgia BCC, the Premiere Board of Directors has the power to alter, amend, or repeal the Bylaws or adopt new Bylaws. Any Bylaws adopted by the Premiere Board of Directors may be altered, amended, or repealed, and new Bylaws adopted, by the stockholders, upon the affirmative vote of the holders of 75% of the shares entitled to vote on the matter. Premiere's Bylaws also provide that the stockholders may prescribe in adopting any Premiere Bylaw that such Premiere Bylaw not be altered, amended, or repealed by the Premiere Board of Directors.

INDEMNIFICATION AND DIRECTOR EXCULPATION

  Xpedite. The Delaware GCL allows a corporation to indemnify their directors and officers against civil and criminal liabilities incurred if the directors and officers acted in good faith and in a manner the directors and officers reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful.

  Xpedite's Bylaws provide that Xpedite will, to the broadest and maximum extent permitted by the Delaware GCL, as it exists from time to time (except in the case of an amendment to the Delaware GCL, only to the extent that such amendment permits Xpedite to provide broader rights of indemnification), indemnify each person who is or was a party, or threatened to become a party, in any civil, criminal, administrative proceeding or investigation by reason of the fact that the person is or was a director or officer of Xpedite, or serving at the request of Xpedite as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, and pay to such person such expenses in advance of the final disposition of the proceeding upon receipt of an undertaking to repay such amount if it be determined that such person is not entitled to indemnification. Xpedite, however, will not indemnify a person with respect to the following: (i) remuneration paid to such person if it shall be determined that such remuneration was in violation of law; or (ii) any accounting of profits made for the purchase or sale by such person of the corporation's securities within the meaning of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local statutory law; or
(iii) actions brought about or contributed by the dishonesty of such person, if such acts were committed with actual dishonest purpose and were material to the adjudication; or (iv) actions based on or attributable to such person having gained any personal profit or advantage to which such person was not entitled; or (v) any matter in respect of which a final decision by a court with competent jurisdiction determines that indemnification is unlawful.

  Xpedite's Certificate limits or eliminates, to the fullest extent that the Delaware GCL permits, the personal liability of a director to Xpedite or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited (i) for any breach of the director's duty of loyalty to Xpedite or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations under Section 174 of the Delaware GCL (which makes directors liable for unlawful distributions), or (iv) for any transaction from which the director derived an improper personal benefit.

  Premiere. Under the Georgia BCC, a corporation may indemnify any director or officer made a party to a proceeding if such director or officer acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in a derivative proceeding, or in a proceeding by or in the right of the corporation, in which the director is adjudged liable to the corporation, or in connection with any other proceeding in which he is adjudged liable on the basis he improperly received a personal benefit. The corporation may not indemnify a director unless a determination is made that he or she has met the applicable standard of conduct. The corporation is required to indemnify a director to the extent that the director has been successful in the defense of a proceeding.

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

  Premiere's Articles eliminate a director's personal liability to Premiere or any of its stockholders for any breach of duties of such position, to the fullest extent permitted by the Georgia BCC. Accordingly, such elimination of liability does not apply to (i) appropriations of business opportunities from the company, (ii) knowing or intentional misconduct or violation of law, (iii) liability for assent to distribution which are illegal or improper under the Georgia BCC or Premiere's Articles, and (iv) liability for any transaction in which an improper personal benefit is derived. In addition, Premiere's Articles state that if the Georgia BCC is ever amended to allow for greater exculpation of directors than presently permitted, the directors shall be relieved from liabilities to the fullest extent provided by the Georgia BCC, as so amended, without further action by the Premiere Board or the stockholders, unless the Georgia BCC provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided thereby with respect to any alleged act occurring before the effective date of such modification or repeal.

  Premiere's Board of Directors has the power to cause the corporation to provide to officers, employees, and agents of Premiere ("Indemnified Persons") all or part of the right to indemnification permitted for such persons under the Georgia BCC. Premiere shall also provide to each director, and the Premiere Board of Directors have the power to cause the corporation to provide to any officer, employee, or agent of Premiere who is or was serving at Premiere's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise ("Indemnified Persons") all or part of the right to indemnification and similar rights permitted for such persons under the Georgia BCC.

  Premiere's Bylaws allow the Premiere Board of Directors to specify that advancement of expenses may be made available to a director or Indemnified Person, provided that the director or Indemnified Person give Premiere a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and a written agreement to repay to Premiere any such advances if it is later determined that the director or Indemnified Person is not entitled to be indemnified by Premiere for such amounts.

  Premiere's Bylaws provide that these rights of indemnification and advancement of expenses, unless otherwise provided when such right are granted, will continue as to a person who has ceased to be director, officer, employee, or agent and will inure to the benefit of the heirs, executors, and administrators of such person.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

  Xpedite. Unless a corporation's certificate of incorporation otherwise provides, the Delaware GCL permits any action required to be taken at an annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting where all shares entitled to vote thereon were present and voted, and shall be delivered to the corporation in accordance with the Delaware GCL. Xpedite's Certificate provides that its stockholders do not have the power to act by means of written consent.

  Premiere. Under the Georgia BCC, any action required or permitted to be taken by vote may be taken without a meeting by written consent, setting forth the action so taken and signed by holders of all of the shares entitled to vote on the action, provided that the articles of incorporation may permit action by written consent of the holders of less than all outstanding shares. Premiere's Bylaws provide that actions required to be taken at a stockholder meeting may be taken without a meeting only if the unanimous written consent of the stockholders entitled to vote at such meeting is obtained and delivered to Premiere for inclusion in its minute book or other corporate records.

PAYMENT OF DIVIDENDS

  Xpedite. The Delaware GCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from a corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. However, if the

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corporation's capital (generally defined in the Delaware GCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

  Xpedite's Bylaws provide that dividends upon its capital stock, subject to the provisions of Xpedite's Certificate, may be declared by the Xpedite Board at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to provisions of Xpedite's Certificate. Before the payment of a dividend, the Xpedite Board may set aside such sums as they, from time to time, in their absolute discretion, think proper as reserves to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish such reserve in the manner in which it was created.

  Premiere. The Georgia BCC provides that a board of directors may authorize and a corporation may make distributions to its stockholders subject to any restrictions imposed in the corporation's articles of incorporation, except that no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Unless Premiere's Articles provide otherwise, pursuant to Premiere's Bylaws, the Premiere Board of Directors, from time to time in its discretion, may authorize or declare distributions or share dividends in accordance with the Georgia BCC. Premiere's Articles provide that the holder of Premiere Preferred Stock is not entitled to receive any dividends declared and paid by Premiere.

DISSOLUTION AND LIQUIDATION

  Xpedite. The Delaware GCL requires the approval of the Xpedite Board and the holders of a majority of the outstanding stock of a corporation entitled to vote thereon for voluntary dissolution of a Delaware corporation. Xpedite's Certificate and Bylaws do not contain a provision which alters the Delaware GCL requirements with respect to dissolutions.

  Premiere. The Georgia BCC requires approval of the Premiere Board of Directors (unless the Board elects because of a conflict of interest or other special circumstances to make no recommendation) and the holders of a majority of all the votes entitled to be cast (unless the articles of incorporation require a greater vote or voting by groups) for voluntary dissolution of a Georgia corporation. Premiere's Articles and Bylaws do not contain a provision which alters the Georgia BCC requirements with respect to dissolutions. In the event of liquidation, dissolution, or winding up of Premiere, and subject to any prior rights of holders of preferred stock ranking senior to the Premiere Preferred Stock, the holder of the share of Premiere Preferred Stock will be paid in an amount equal to $1.00, together with payment to any class of stock ranking equally with Premiere Preferred Stock.

MERGER, CONSOLIDATION, AND SALE OF ASSETS

  Xpedite. The Delaware GCL requires the approval of the Xpedite Board and the holders of a majority of the outstanding stock of a corporation entitled to vote thereon for mergers or consolidations involving a Delaware corporation, and for sales, leases, or exchanges of substantially all of a Delaware corporation's property and assets. The Delaware GCL does not provide explicitly for share exchanges. The Delaware GCL permits Xpedite to merge with another corporation without obtaining the approval of its stockholders if:
(i) Xpedite is the surviving corporation of the merger; (ii) the merger agreement does not require an amendment to Xpedite's Certificate; (iii) each share of Xpedite stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Xpedite after the merger; and (iv) any authorized but unissued

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shares or treasury shares of Xpedite Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Xpedite Common Stock outstanding immediately prior to the effective date of the merger. The Xpedite Certificate and Bylaws do not contain a provision which alters the Delaware GCL voting requirements with respect to mergers.

  Premiere. The Georgia BCC generally requires the affirmative vote of a majority of all votes entitled to be cast on the matter, voting as a single group, to approve mergers and share exchanges. Stockholders of the surviving corporation need not approve a merger if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger;
(ii) each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number and type of shares immediately after the merger; (iii) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger, do not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger. Premiere's Articles and Bylaws do not contain a provision which alters the Georgia BCC voting requirements with respect to mergers.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

  Xpedite. Section 203 of the Delaware GCL, "Business Combinations with Interested Shareholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) unless certain super majority votes are obtained. Xpedite has not opted out of
Section 203 in its Certificate and consequently is subject to the restrictions contained in Section 203.

  Premiere. Pursuant to its Bylaws, Premiere is subject to the provisions of the Georgia BCC, including provisions prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of Premiere. Such provisions prohibit any business combination with an interested shareholder unless either (i) prior to such time, the Premiere Board of Directors approves either the business combination or the transaction by which such stockholder became an interested shareholder, (ii) in the transaction that resulted in the stockholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of Premiere which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of Premiere, or (iii) subsequent to becoming an interested shareholder, such stockholder acquired additional shares resulting in such stockholder owning at least 90% of the outstanding voting stock of Premiere and the business combination is approved by a majority of the disinterested stockholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of Premiere. Under the relevant provisions of the Georgia BCC, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of Premiere having an aggregate book value of 10% or more of Premiere's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of Premiere or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder, (ii) the liquidation or dissolution of Premiere, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Premiere, other than in the ordinary course of business and (iv) certain other transactions involving the issuance or reclassification of securities of Premiere which produce the result that 5% or more of the total equity shares of Premiere, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the Georgia BCC to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of Premiere, or any person that is an affiliate of Premiere and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of Premiere. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaw which made the provisions

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applicable to Premiere nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder have been an interested shareholder but for the inadvertent acquisition.

  The Georgia BCC also contains a provision concerning "Fair Price Requirements" (the "Fair Price Provision") which imposes certain requirements on "business combinations" of a Georgia corporation with any person who is an "interested shareholder" of that corporation. Under the Fair Price Provision, business combinations with interested shareholders must meet one of three criteria designed to protect the minority shareholders: (i) the transaction must be unanimously approved by the "continuing directors" of the corporation (generally directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder); or (ii) the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by stockholders other than the interested shareholder; or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests. A Georgia corporation's bylaws must specify that all requirements of the Fair Price Provision apply to the corporation in order for the Fair Price Provision to apply. The Premiere Bylaws, however, do not presently contain a provision electing to be governed by the Fair Price Provision.

DISSENTERS' RIGHTS OF APPRAISAL

  Xpedite. Pursuant to the Delaware GCL, any stockholder has the right to dissent from any merger or consolidation, except as described below, of which Xpedite is a constituent corporation. No such appraisal rights are available for the shares of any class or series of Xpedite capital stock if (i) as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, such shares were either listed on a national securities exchange, designated as a national market system security on an automated quotations system operated by a national securities association, or held of record by more than 2,000 stockholders, or (ii) Xpedite is the surviving corporation of a merger and the merger did not require the approval of Xpedite's stockholders, unless in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above. Stockholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. Xpedite's Certificate contains no provision enlarging such appraisal rights.

  Premiere. The Georgia BCC grants stockholders the right to dissent and receive payment of the fair value of their shares in the event of certain amendments or changes to the articles of incorporation adversely affecting their shares, or certain business transactions, including certain mergers. This right is not available when the affected shares are listed on a national securities exchange (which is defined in the Georgia BCC to include Nasdaq) or held of record by more than 2,000 stockholders unless (i) the articles of incorporation or a resolution of the board of directors approving the transaction provide otherwise, or (ii) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly held corporation, except for payments in lieu of fractional shares. Premiere's Articles do not modify this limitation on dissenters' appraisal rights.

STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

  Xpedite. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

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  Premiere. The Georgia BCC states that stockholders are entitled to inspect and copy the following records of the corporation upon at least five days prior written notice: (i) its articles and any amendments thereto; (ii) its bylaws and any amendments thereto; (iii) resolutions adopted by either its stockholders or board of directors increasing or decreasing the number of directors, the classification of directors, if any, and the names and residence addresses of all members of the board of directors; (iv) resolutions adopted by its board of directors creating one or more classes or series of shares, and fixing their relative rights preferences, and limitations, if shares issued pursuant to those regulations are outstanding and any resolutions adopted by the board of directors that affect the size of the board of directors; (v) the minutes of all stockholders' meetings, executed waivers of notice of meetings, and executed written consents evidencing all action taken by stockholders without a meeting, for the past three years; (vi) all written communications to stockholders generally within the past three years, including the financial statements furnished for the past three years under Section 14-2-1620 of the Georgia BCC; (vii) a list of the names and business addresses of its current directors and officers; and (viii) its most recent annual registration delivered to the Secretary of State under Section 14-2-1622 of the Georgia BCC.

  Shareholders are entitled to inspect and copy, upon at least five days prior notice, (i) excerpts from minutes of any meeting of the board of directors or stockholders, or records of any action taken by a committee of the board acting on behalf of the corporation, the shareholders, or the board of directors taken without a meeting, (ii) accounting records of the corporation, and (iii) the record of stockholders, if (w) such demand is made in good faith and for a proper purpose that is reasonably relevant to his or her legitimate interest as a stockholder, (x) the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect,
(y) the records are directly connected to such purpose, and (z) the records are to be used only for the stated purpose. The right to inspect these documents may also be limited by a corporation's articles of incorporation or bylaws for stockholders owning two percent or fewer of the shares outstanding.

  Pursuant to Premiere's Bylaws, the Board of Directors has the power to determine which accounts, books, and records of the corporation will be available for stockholders to inspect or copy, except for those books and records required by the Georgia BCC to be made available upon compliance by a stockholder with applicable requirements. The Premiere Board of Directors are also granted the power to fix reasonable rules and regulations (including confidentiality restrictions and procedures), not in conflict with applicable law, for the inspection and copying of accounts, books, and records that by law or by determination of the Premiere Board of Directors are made available. Unless required by the Georgia BCC or otherwise provided by the Premiere Board of Directors, a shareholder holding less than two percent of the total shares of Premiere then outstanding has no right to inspect Premiere's books and records.

CONSIDERATION OF SOCIETAL FACTORS

  Xpedite. Delaware does not explicitly provide for the consideration of societal interests by a corporation's board of directors in making decisions. The Delaware Supreme Court has, however, held that, in discharging their responsibilities to a corporation, directors may consider constituencies other than stockholders, such as creditors, customers, employees and perhaps even the community in general, as long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has held, however, that concern for non-stockholder interest is inappropriate when a sale of a company is inevitable and an auction among active bidders is in progress. Xpedite's Certificate does not directly discuss consideration of societal factors.

  Premiere. In addition to considering the effects of any action on the company and its stockholders, Premiere's Articles permit the Premiere Board of Directors and the committees and the individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of Premiere, communities in which Premiere maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of Premiere. This provision solely grants discretionary authority to the directors and should not be deemed to provide to any other constituency any right to be considered.


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INTERESTED DIRECTOR TRANSACTIONS

  Xpedite. The Delaware GCL provides that no transaction between Xpedite and one or more of its directors or officers or an entity in which one or more of its directors or officers are directors or officers of have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors or committee which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by disinterested directors, a committee of disinterested directors, or stockholders, or the transaction must be fair as to the corporation.

  Premiere. Pursuant to the Georgia BCC, if a director has a conflicting interest respecting a transaction, such transaction needs to receive the affirmative vote of a majority (but not less than two) of those qualified directors on the board of directors who voted on the transaction after either
(i) disclosure by the director who has a conflicting interests of (a) the existence and nature of his conflicting interests and (b) all facts known to him respecting the subject matter that an ordinarily prudent person would reasonably believe to be material to a judgment as to whether or not to proceed with the transaction; or (ii) the interested director (a) prior to the vote, discloses to the directors voting on the transaction the existence and nature of the conflicting interest, and the character of and limitations imposed by the interested director's duty under law or professional canon, or duty of confidentiality, that causes the director to be unable to make the disclosure described above and (b) plays not part, directly or indirectly, in their deliberations or vote.

PREEMPTIVE RIGHTS

  Xpedite. The Delaware GCL does not automatically confer preemptive rights on stockholders, therefore stockholders have no preemptive rights unless and except to the extent the corporation's certificate of incorporation expressly grants such rights. Xpedite's Certificate does not contain a provision expressly granting preemptive rights, consequently holders of shares of Xpedite's capital stock do not have preemptive rights.

  Premiere. Under the Georgia BCC, the stockholders of all corporations do not have preemptive rights except to the extent the articles of incorporation so provide. Premiere's Articles do not grant its stockholders preemptive rights.

STOCKHOLDER ACTION--QUORUM AND VOTING REQUIREMENTS

  Xpedite. The Delaware GCL allows a corporation's certificate of incorporation or bylaws to specify the number of shares and/or the amount of other securities having voting power whose holders shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business, but requires the quorum to consist of at least one-third of the shares entitled to a vote at the meeting. Absent specifications in the certificate of incorporation or bylaws of the corporation a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a stockholders' meeting and in all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote will be the action of the stockholders. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election. Where a separate vote by class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, constitutes a quorum entitled to take action with respect to the vote on that matter, and the affirmative vote of the majority of shares of class or classes present in person or represented by proxy at the meeting and entitled to vote is the act of the class. Neither Xpedite's Certificate or Bylaws modify the Delaware GCL's quorum or voting requirements for shareholder action. Xpedite's Certificate does not authorize cumulative voting.

  Premiere. According to the Georgia BCC, shares entitled to vote as a separate group may take action on a matter at a meeting only if a quorum of those shares exist with respect to that matter. Unless a corporation's articles of incorporation or the Georgia BCC provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group of action on that matter. The Georgia

BCC further provides that if a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action unless the Georgia BCC, the articles of incorporation, or a provision of the bylaws adopted by the shareholders in accordance with the Georgia BCC or any successor statute, requires a greater number of affirmative votes. According to the Georgia BCC, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The articles of incorporation or a bylaw adopted according to the Georgia BCC may provide for a greater or lesser quorum (but not less than one-third of the votes entitled to be cast) or a greater voting requirement for shareholders (or voting groups of shareholders) than is provided for in the Georgia BCC; however, an amendment to the articles of incorporation of bylaws that changes or deletes a greater quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements prescribed in the provision being amended. Neither Premiere's Articles or Bylaws modify the Georgia BCC's quorum or voting requirements for stockholder action. Premiere's Articles do not authorize cumulative voting.

ANNUAL MEETING OF STOCKHOLDERS

  Xpedite. The Delaware GCL requires a corporation to hold an annual meeting of stockholders to elect directors and transact any other proper business as the bylaws designate. Xpedite's Certificate provides that, except as otherwise required by law, meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of directors, or by the Chairman of the Xpedite Board or the President. Stockholders are not permitted to call an annual meeting or to require that the Xpedite Board call an annual meeting. Xpedite's Bylaws provide that annual meetings of stockholders will be held on the second Tuesday in May if not a legal holiday, and if a legal holiday, the on the next secular day following, at 10:00 a.m., or at such other date and time as shall be designated from time to time by the Xpedite Board and stated in a notice of the meeting.

  Premiere. The Georgia BCC provides that a corporation shall hold a meeting of stockholders at a time stated in or fixed in accordance with the bylaws. Premiere's Bylaws state that the annual meeting of stockholders will be held at a time determined by the Premiere Board of Directors.

                                    EXPERTS

  The consolidated financial statements of Premiere as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996 as contained in Premiere's Annual Report on Form 10-K for the year ended December 31, 1996 and Premiere's Current Report on Form 8-K dated November 13, 1997 as amended by Premiere's Current Reports on Form 8-K/A filed with the Securities and Exchange Commission on December 24, 1997 and January 27, 1998 and the financial statements of VTE, VTN and certain Franchisees as contained in Premiere's Current Report on Form 8-K dated April 30, 1997 as amended by Premiere's Current Report on Form 8-K/A filed with the Securities Exchange Commission on June 16, 1997 and Premiere's Current Report on Form 8-K dated May 16, 1997 as amended by Premiere's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 26, 1997 for the periods included therein, incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Representatives of Arthur Andersen LLP are expected to be present at the Premiere Special Meeting, where they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The consolidated financial statements of Xpedite as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 as contained in Premiere's Current Report on Form 8-K dated November 13, 1997, as amended by Premiere's Current Reports on Form 8-K/A filed with the Securities and Exchange Commission on December 24, 1997 and January 27, 1998, incorporated by reference herein, and appearing in Xpedite's Annual Report for the year ended December 31, 1996, on Form 10-K also incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Representatives of Ernst & Young LLP are expected to be present at the Xpedite Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The consolidated financial statements of XSL as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Premiere's Current Report on Form 8-K dated November 13, 1997, as amended by Premiere's Current Reports on Form 8-K/A filed with the Securities and Exchange Commission on December 24, 1997 and January 27, 1998, incorporated by reference herein, have been so included in reliance on the report of Price Waterhouse, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The legality of the shares of Premiere Common Stock being offered hereby is being passed upon for Premiere by Alston & Bird LLP, Atlanta, Georgia.

                             STOCKHOLDER PROPOSALS

XPEDITE

  Proposals of shareholders intended to be presented at the 1998 annual meeting must have been received by Xpedite on or before December 15, 1997 to be eligible for inclusion in Xpedite's Proxy Statement and proxy related to that meeting.

PREMIERE

  Proposals of shareholders intended to be presented at the 1998 annual meeting must have been received by Premiere on or before December 2, 1997 to be eligible for inclusion in Premiere's Proxy Statement and proxy related to that meeting.

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of Premiere and Xpedite know of no matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before either of the Special Meetings or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of such Special Meeting as determined by a majority of the Board of Directors of Premiere or Xpedite, as applicable.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          PREMIERE TECHNOLOGIES, INC.,

                             NETS ACQUISITION CORP.

                                      AND

                             XPEDITE SYSTEMS, INC.

                         DATED AS OF NOVEMBER 13, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I. [INTENTIONALLY OMITTED].......................................    1
ARTICLE II. THE MERGER...................................................    1
 SECTION 2.01. THE MERGER................................................    1
 SECTION 2.02. CLOSING...................................................    1
 SECTION 2.03. CERTIFICATE OF INCORPORATION..............................    2
 SECTION 2.04. BY-LAWS...................................................    2
 SECTION 2.05. DIRECTORS.................................................    2
 SECTION 2.06. OFFICERS..................................................    2
 SECTION 2.07. EFFECTIVE TIME............................................    2
ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
 CORPORATIONS; EXCHANGE OF CERTIFICATES..................................    2
 SECTION 3.01. EFFECT ON COMPANY COMMON STOCK............................    2
 SECTION 3.02. CONVERSION OF ACQUISITION SUB COMMON STOCK................    3
 SECTION 3.03. FRACTIONAL SHARES.........................................    4
 SECTION 3.04. EXCHANGE PROCEDURES.......................................    4
 SECTION 3.05. STOCK TRANSFER BOOKS......................................    5
 SECTION 3.06. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.......    5
 SECTION 3.07. LOST, STOLEN OR DESTROYED CERTIFICATES....................    5
 SECTION 3.08. COMPANY STOCK OPTIONS AND WARRANTS........................    5
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................    6
 SECTION 4.01. ORGANIZATION AND STANDING.................................    6
 SECTION 4.02. AUTHORITY AND STATUS......................................    7
 SECTION 4.03. CAPITALIZATION............................................    7
 SECTION 4.04. NO CONFLICT, REQUIRED FILINGS AND CONSENTS................    8
 SECTION 4.05. COMPLIANCE; PERMITS.......................................    9
 SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS.........................   10
 SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS......................   10
 SECTION 4.08. NO UNDISCLOSED LIABILITIES................................   11
 SECTION 4.09. ABSENCE OF LITIGATION.....................................   11
 SECTION 4.10. EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS.............   11
 SECTION 4.11. LABOR MATTERS.............................................   12
 SECTION 4.12. INFORMATION SUPPLIED......................................   12
 SECTION 4.13. TITLE TO PROPERTY.........................................   13
 SECTION 4.14. TAXES.....................................................   13
 SECTION 4.15. ENVIRONMENTAL MATTERS.....................................   14
 SECTION 4.16. INSURANCE.................................................   15
 SECTION 4.17. OPINION OF FINANCIAL ADVISOR..............................   15
 SECTION 4.18. BROKERS...................................................   15
 SECTION 4.19. BOOKS AND RECORDS.........................................   15
 SECTION 4.20. CERTAIN PAYMENTS..........................................   15
 SECTION 4.21. INTELLECTUAL PROPERTY.....................................   16
 SECTION 4.22. CONTRACTS.................................................   16
 SECTION 4.23. INFORMATION SYSTEMS.......................................   16
 SECTION 4.24. REGULATION OF BUSINESS....................................   17
 SECTION 4.25. TAX MATTERS...............................................   17

                                                                           Page
                                                                           ----
 SECTION 4.26. STATE TAKEOVER LAWS........................................  17
 SECTION 4.27. STOCKHOLDER VOTING AGREEMENTS..............................  17
 SECTION 4.28. BOARD RECOMMENDATION.......................................  17
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB...  17
 SECTION 5.01. ORGANIZATION AND STANDING..................................  17
 SECTION 5.02. AUTHORITY AND STATUS.......................................  18
 SECTION 5.03. CAPITALIZATION.............................................  18
 SECTION 5.04. NO CONFLICT, REQUIRED FILINGS AND CONSENTS.................  19
 SECTION 5.05. COMPLIANCE; PERMITS........................................  20
 SECTION 5.06. SEC FILINGS; FINANCIAL STATEMENTS..........................  20
 SECTION 5.07. ABSENCE OF CERTAIN CHANGES OR EVENTS.......................  21
 SECTION 5.08. NO UNDISCLOSED LIABILITIES.................................  21
 SECTION 5.09. ABSENCE OF LITIGATION......................................  21
 SECTION 5.10. EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS..............  22
 SECTION 5.11. LABOR MATTERS..............................................  22
 SECTION 5.12. INFORMATION SUPPLIED.......................................  23
 SECTION 5.13. TITLE TO PROPERTY..........................................  23
 SECTION 5.14. TAXES......................................................  23
 SECTION 5.15. ENVIRONMENTAL MATTERS......................................  24
 SECTION 5.16. INSURANCE..................................................  25
 SECTION 5.17. OPINION OF FINANCIAL ADVISOR...............................  25
 SECTION 5.18. BROKERS....................................................  25
 SECTION 5.19. BOOKS AND RECORDS..........................................  25
 SECTION 5.20. CERTAIN PAYMENTS...........................................  25
 SECTION 5.21. INTELLECTUAL PROPERTY......................................  25
 SECTION 5.22. CONTRACTS..................................................  26
 SECTION 5.23. INFORMATION SYSTEMS........................................  26
 SECTION 5.24. REGULATION OF BUSINESS.....................................  26
 SECTION 5.25. NO BUSINESS................................................  26
 SECTION 5.26. TAX MATTERS................................................  26
 SECTION 5.27. BOARD RECOMMENDATION.......................................  26
ARTICLE VI. CONDUCT OF BUSINESS PENDING THE MERGER........................  27
 SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.       27
 SECTION 6.02. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER...........  29
 SECTION 6.03. NO SOLICITATION............................................  30
ARTICLE VII. ADDITIONAL AGREEMENTS........................................  31
 SECTION 7.01. HSR ACT; ETC...............................................  31
 SECTION 7.02. PREPARATION OF THE PROSPECTUS/PROXY STATEMENT..............  31
 SECTION 7.03. STOCKHOLDER APPROVAL.......................................  32
 SECTION 7.04. ACCESS TO INFORMATION; CONFIDENTIALITY.....................  33
 SECTION 7.05. CONSENTS; APPROVALS........................................  34
 SECTION 7.06. INDEMNIFICATION AND INSURANCE..............................  34
 SECTION 7.07. EMPLOYMENT AND BENEFIT MATTERS.............................  35
 SECTION 7.08. NOTIFICATION OF CERTAIN MATTERS............................  35
 SECTION 7.09. FURTHER ACTION.............................................  36
 SECTION 7.10. PUBLIC ANNOUNCEMENTS.......................................  36
 SECTION 7.11. CONVEYANCE TAXES...........................................  36

                                                                           Page
                                                                           ----
 SECTION 7.12. NASDAQ LISTING.............................................  36
 SECTION 7.13. NO ACQUISITION SUB BUSINESS................................  36
 SECTION 7.14. NEGOTIATIONS WITH MINORITY AFFILIATE.......................  36
 SECTION 7.15. ACCOUNTING AND TAX MATTERS.................................  37
 SECTION 7.16. REGISTRATION RIGHTS........................................  37
ARTICLE VIII. CONDITIONS TO THE MERGER....................................  37
 SECTION 8.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
  MERGER..................................................................  37
 SECTION 8.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT.............  38
 SECTION 8.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY.........  39
ARTICLE IX. TERMINATION...................................................  40
 SECTION 9.01. TERMINATION................................................  40
 SECTION 9.02. EFFECT OF TERMINATION......................................  42
 SECTION 9.03. FEES AND EXPENSES..........................................  44
ARTICLE X. GENERAL PROVISIONS.............................................  44
 SECTION 10.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
  AGREEMENTS, ETC.........................................................  44
 SECTION 10.02. NOTICES...................................................  45
 SECTION 10.03. CERTAIN DEFINITIONS.......................................  46
 SECTION 10.04. AMENDMENT.................................................  47
 SECTION 10.05. WAIVER....................................................  47
 SECTION 10.06. HEADINGS..................................................  47
 SECTION 10.07. SEVERABILITY..............................................  47
 SECTION 10.08. ENTIRE AGREEMENT..........................................  48
 SECTION 10.09. ASSIGNMENT................................................  48
 SECTION 10.10. PARTIES IN INTEREST.......................................  48
 SECTION 10.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.....  48
 SECTION 10.12. GOVERNING LAW.............................................  48
 SECTION 10.13. COUNTERPARTS..............................................  48
 SECTION 10.14. CONSENT TO JURISDICTION...................................  48

                               INDEX OF EXHIBITS

EXHIBIT A Form of Affiliate Letter
EXHIBIT B Form of Company Stockholder Agreement
EXHIBIT C Registration Rights

                              INDEX OF SCHEDULES*

 SCHEDULE 4.01(b)     Certificate of Incorporation and By-Laws of the Company
 SCHEDULE 4.03(a)     Capitalization
 SCHEDULE 4.03(b)     Conversion Rights
 SCHEDULE 4.03(c)     Minority Affiliates
 SCHEDULE 4.04(a)     Contracts
 SCHEDULE 4.04(b)     Defaults
 SCHEDULE 4.04(c)     Conflicts
 SCHEDULE 4.05(a)     Compliance with Laws and Agreements
 SCHEDULE 4.05(b)     Permits
 SCHEDULE 4.06        Company SEC Reports
 SCHEDULE 4.07(a)-(g) Absence of Certain Changes
 SCHEDULE 4.08        Liabilities
 SCHEDULE 4.09        Litigation
 SCHEDULE 4.10        ERISA Matters
 SCHEDULE 4.11        Labor Matters
 SCHEDULE 4.13        Title to Property
 SCHEDULE 4.14        Taxes
 SCHEDULE 4.15        Environmental Matters
 SCHEDULE 4.18        Brokers
 SCHEDULE 4.21        Intellectual Property Rights
 SCHEDULE 4.22(a)     Change of Control Provisions
 SCHEDULE 4.22(b)     Affiliate Contracts
                      Articles of Incorporation and By-Laws of Parent and
 SCHEDULE 5.01(b)      Acquisition Sub
 SCHEDULE 5.03(a)     Capitalization
 SCHEDULE 5.03(b)     Conversion Rights
 SCHEDULE 5.04(a)     Contracts
 SCHEDULE 5.04(b)     Defaults
 SCHEDULE 5.04(c)     Conflicts
 SCHEDULE 5.05(a)     Compliance with Laws and Agreements
 SCHEDULE 5.05(b)     Permits
 SCHEDULE 5.06        Parent SEC Reports
 SCHEDULE 5.07(a)-(f) Absence of Certain Changes
 SCHEDULE 5.08        Liabilities
 SCHEDULE 5.09        Litigation
 SCHEDULE 5.10        ERISA Matters
 SCHEDULE 5.11        Labor Matters
 SCHEDULE 5.13        Title to Property
 SCHEDULE 5.14        Taxes
 SCHEDULE 5.15        Environmental Matters
 SCHEDULE 5.18        Brokers
 SCHEDULE 5.21        Intellectual Property Rights
 SCHEDULE 5.22        Change of Control Provisions
 SCHEDULE 6.01        Conduct of Business by the Company
 SCHEDULE 6.02        Conduct of Business by Parent
 SCHEDULE 7.08        Benefit Plans

--------
*Pursuant to Item 601(b)(2) of Regulation S-K, the registrant has omitted all schedules and similar attachments to the Merger Agreement. The registrant agrees to furnish copies of all such schedules and similar attachments to the Commission upon request.

                              INDEX OF DEFINITIONS

DEFINITION                                                      SECTION
----------                                                      -------
"1996 Company Balance Sheet"................................... Section 4.08
"1996 Parent Balance Sheet".................................... Section 5.08
"Acquisition Proposal"......................................... Section 6.03(a)
"Acquisition Sub Common Stock"................................. Section 3.02
"Acquisition Sub".............................................. Introduction
"affiliate".................................................... Section 10.03(a)
"Agreement".................................................... Introduction
"Alternative Transaction"...................................... Section 9.01
"Antitrust Division"........................................... Section 7.01
"Average Closing Price"........................................ Section 3.01(a)
"beneficial owner"............................................. Section 10.03(b)
"Benefit Plan"................................................. Section 7.07
"Blue Sky Laws"................................................ Section 4.04(d)
"business day"................................................. Section 10.03(c)
"Certificate of Merger"........................................ Section 2.07
"Certificate".................................................. Section 3.04(b)
"Closing Date"................................................. Section 2.02
"Closing"...................................................... Section 2.02
"Code"......................................................... Section 3.04(f)
"Company Common Stock"......................................... Section 3.01(a)
"Company Employee Plans"....................................... Section 4.10
"Company Permits".............................................. Section 4.05(b)
"Company SEC Reports".......................................... Section 4.06(a)
"Company Stock Option Plans"................................... Section 3.08(a)
"Company Stockholder Agreements"............................... Section 4.27
"Company Stockholders Meeting"................................. Section 4.12
"Company"...................................................... Introduction
"Confidentiality Letter"....................................... Section 7.04
"control"...................................................... Section 10.03(d)
"Determination Date"........................................... Section 3.01(a)
"Effective Time"............................................... Section 2.07
"Environmental Laws"........................................... Section 4.15
"ERISA"........................................................ Section 4.10
"Exchange Act"................................................. Section 4.04(a)
"Exchange Agent"............................................... Section 3.04(a)
"Exchange Ratio"............................................... Section 3.01(a)
"Excluded Shares".............................................. Section 3.01(b)
"FTC".......................................................... Section 7.01
"GCL".......................................................... Section 2.01
"generally accepted accounting principles"..................... Section 10.03(e)
"HSR Act"...................................................... Section 4.04(d)
"Indemnified Parties".......................................... Section 7.06(b)
"Intellectual Property Rights"................................. Section 4.21
"IRS".......................................................... Section 4.10
"Large Stockholder"............................................ Section 7.16
"Laws"......................................................... Section 4.04(c)
"Liens"........................................................ Section 4.03(a)
"Material Adverse Effect"...................................... Section 10.03(f)
"Maximum Average Closing Price"................................ Section 3.01(a)

DEFINITION                                                      SECTION
----------                                                      -------
"Merger Consideration"......................................... Section 3.04(b)
"Merger"....................................................... Introduction
"Minimum Average Closing Price"................................ Section 3.01(a)
"Minority Affiliate"........................................... Section 4.03(c)
"NASDAQ"....................................................... Section 3.01(a)
"Option"....................................................... Section 3.08(a)
"Parent Common Stock".......................................... Section 3.01(a)
"Parent Employee Plans"........................................ Section 5.10
"Parent Expenses".............................................. Section 9.02(b)
"Parent Fee"................................................... Section 9.02(b)
"Parent Permits"............................................... Section 5.05(b)
"Parent SEC Reports"........................................... Section 5.06(a)
"Parent Stockholders Meeting".................................. Section 5.12
"Parent"....................................................... Introduction
"PBGC"......................................................... Section 4.10
"person"....................................................... Section 10.03(g)
"Prior Agreement".............................................. Section 4.04(b)
"Prospectus/Proxy Statement"................................... Section 4.12
"S-4 Registration Statement"................................... Section 4.12
"SEC".......................................................... Section 4.06
"Securities Act"............................................... Section 4.04(d)
"Shares"....................................................... Section 3.01(a)
"Significant Subsidiary"....................................... Section 4.01(a)
"Subsidiary"................................................... Section 4.01(a)
"Surviving Corporation Common Stock"........................... Section 3.02
"Surviving Corporation"........................................ Section 2.01
"Tax Opinion".................................................. Section 8.01(d)
"Tax Returns".................................................. Section 4.14(a)
"Tax" or "Taxes"............................................... Section 4.14(a)
"Third Party".................................................. Section 9.01
"Threshold Price".............................................. Section 9.01(h)
"UK Purchase Agreement"........................................ Section 8.02(c)
"Xpedite Germany".............................................. Section 6.01
"Xpedite"...................................................... Introduction
"XSL".......................................................... Section 8.02(c)

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), dated as of November 13, 1997, is entered into by and among PREMIERE TECHNOLOGIES, INC., a Georgia corporation ("PARENT"), NETS ACQUISITION CORP., a Delaware corporation ("ACQUISITION SUB"), and XPEDITE SYSTEMS, INC., a Delaware corporation (the "COMPANY" or "XPEDITE").

  WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and the Company, and, in the case of Acquisition Sub, the sole stockholder of Acquisition Sub, have approved the merger of Acquisition Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein; and

  WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe various conditions to the Merger;

  NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, Parent, Acquisition Sub and the Company agree as follows:

                                  ARTICLE I.

                            [INTENTIONALLY OMITTED]

                                  ARTICLE II.

                                  THE MERGER

  SECTION 2.01. THE MERGER. In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware, as amended (the "GCL"), at the Effective Time (as defined in SECTION 2.07), Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of Acquisition Sub shall cease.

  SECTION 2.02. CLOSING. The closing of the Merger (the "CLOSING") will take place as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VIII (the "CLOSING DATE") at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, NY 10022, unless another date or place is agreed to in writing by the parties hereto (taking into account the provisions of SECTION 9.01(i)).

  SECTION 2.03. CERTIFICATE OF INCORPORATION. As of the Effective Time, the Certificate of Incorporation of the Company immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law or in such Certificate of Incorporation.

  SECTION 2.04. BY-LAWS. The By-Laws of Acquisition Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended or repealed as provided by law.

  SECTION 2.05. DIRECTORS. The directors of Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  SECTION 2.06. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  SECTION 2.07. EFFECTIVE TIME. The Merger shall become effective at the time of filing of a certificate of merger reflecting the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the GCL. The Certificate of Merger shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The time when the Merger becomes effective is herein referred to as the "EFFECTIVE TIME."

                                 ARTICLE III.

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  SECTION 3.01. EFFECT ON COMPANY COMMON STOCK.

    (a) Except as otherwise provided herein, each share of common stock, par value $.01 per share of the Company (each, a "SHARE" or collectively, the "SHARES" or the "COMPANY COMMON STOCK") actually issued and outstanding immediately prior to the Effective Time (except for the Excluded Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for that multiple of a share (rounded to the nearest one-thousandth of a share) of the common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK") obtained by dividing $34.00 by the Average Closing Price (as defined below) (as the same may be adjusted pursuant to this Agreement, the "EXCHANGE RATIO"). "AVERAGE CLOSING PRICE" shall mean the average of the daily last sale prices for the shares of Parent Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market ("NASDAQ") (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent and the Company) ending at the close of trading on the trading day immediately preceding the date of the Company Stockholders Meeting (the "DETERMINATION DATE")); provided, that for purposes of this SECTION 3.01, the Average Closing Price shall be deemed to equal $27.20 (the "MINIMUM AVERAGE CLOSING PRICE") in the event the actual Average Closing Price is less than the Minimum Average Closing Price and shall be deemed to equal $39.20 (the "MAXIMUM AVERAGE CLOSING PRICE") in the event the actual Average Closing Price is greater than the Maximum Average Closing Price.

    (b) Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Time (the "EXCLUDED SHARES") shall, at the Effective Time, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

    (c) In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Exchange Ratio has been finally determined and prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect the effects of such stock split, stock dividend or recapitalization. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the date on which the Exchange Ratio is finally determined, the Average Closing Price, the Minimum Average Closing Price, the Maximum Average Closing Price and the Threshold Price (as hereinafter defined) shall be appropriately adjusted to reflect the effects of such stock split, stock dividend or recapitalization.

  SECTION 3.02. CONVERSION OF ACQUISITION SUB COMMON STOCK. Each share of common stock, par value $.01 per share, of Acquisition Sub (the "ACQUISITION SUB COMMON STOCK") issued and outstanding at the Effective Time shall, at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and nonassessable share of the common stock of the Surviving Corporation ("SURVIVING CORPORATION COMMON STOCK"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

  SECTION 3.03. FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the market value of one share of Parent Common Stock at the Effective Time. The market value of one share of Parent Common Stock at the Effective Time shall be the last sale price of such common stock on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

  SECTION 3.04. EXCHANGE PROCEDURES.

    (a) Prior to the Effective Time, the Company and Parent jointly shall select a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT").

    (b) As soon as reasonably practicable after the Effective Time, Parent shall mail or cause the Exchange Agent to mail to each holder of record entitled to the Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Surviving Corporation, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for consideration provided in
  SECTION 3.01 (the "MERGER CONSIDERATION") to which such holder is entitled. Upon the proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal and any additional documentation as Parent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, together with all undelivered dividends or distributions in respect of the shares of Parent Common Stock so issuable (without interest thereon), and the Certificate so surrendered shall forthwith be canceled. If any Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment of such Merger Consideration that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent that such tax has been paid or is not applicable.

    (c) Until surrendered in accordance with the provisions of this SECTION 3.04, from and after the Effective Time, each Certificate (other than Certificates representing Excluded Shares) shall represent for all purposes only the right to receive, upon such surrender, the Merger Consideration into which the Shares represented by such Certificates shall have been converted pursuant to SECTION 3.01, and shall cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law.

    (d) Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of retained Company Common Stock (or dividends or distributions with respect thereto) for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

  SECTION 3.05. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  SECTION 3.06. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender of a certificate representing Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

  SECTION 3.07. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or any stockholder of Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, the Merger Consideration attributable to such Certificates as may be required pursuant to
SECTION 3.04.

  SECTION 3.08. COMPANY STOCK OPTIONS AND WARRANTS.

    (a) At the Effective Time, each option and warrant granted by the Company to purchase shares of Company Common Stock, which is outstanding immediately prior thereto (an "OPTION" or, collectively, the "OPTIONS"), granted by the Company under the Company's 1992, 1993 or 1996 Incentive Stock Option Plans or the Officers' Contingent Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS") or the Non-Employee Directors' Warrant Plan or otherwise, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Option, in accordance with the terms of the Company Stock Option Plan and stock option or warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for the Company and the Committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such the Company Stock Option Plan,
  (ii) each Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Option), (iii) the number of shares of Parent Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of Company Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this SECTION 3.08(a), each Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of Section 424(h) of the Code.

    (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under any of the Company Stock Option Plans or the Non-

  Employee Directors' Warrant Plan or otherwise and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section (except for such action that may require the approval of the Company's stockholders).

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent as follows:

  SECTION 4.01. ORGANIZATION AND STANDING.

    (a) Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the full corporate power and authority to carry on its business in the places as it is now being conducted and to own and lease the properties and assets which it now owns or leases, except where the failure of same will not in any case result in a Material Adverse Effect. The Company and each of its Subsidiaries is now duly qualified to transact business and in good standing as a foreign corporation in all jurisdictions in which the character of the property owned or leased by it and the nature of the business conducted by it require such qualification, except where failure to be qualified could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a "SUBSIDIARY" of any person is any corporation, partnership, joint venture or other legal entity of which a majority of all outstanding shares of capital stock or other equity interests (the holders of which are ordinarily and generally entitled to vote for the election of the board of directors or other governing body thereof) is owned, directly or indirectly, by such person (either alone or through or together with any other Subsidiary).

    (b) True, correct and complete copies of the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and By-Laws of the Company are attached hereto as SCHEDULE 4.01(b).

  SECTION 4.02. AUTHORITY AND STATUS.

    (a) The Company has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

    (b) This Agreement has been approved by the Board of Directors of the Company in accordance with the GCL and except for the approval of the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (c) This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter relating to creditors' rights generally, and by equitable principles (whether considered in a proceeding at law or in equity).

  SECTION 4.03. CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) fifteen million (15,000,000) shares of common stock, par value $.01 per share, of which 8,997,105 Shares were issued and outstanding and 72,000 Shares were held in the Company's treasury as of October 31, 1997; (ii) one million (1,000,000) shares of preferred stock, par value $.01 per share, of which none are outstanding or held in the Company's treasury as of October 31, 1997; and (iii) as of October 31, 1997, 777,851 and 136,832 Shares reserved for future issuance pursuant to outstanding stock options and warrants under the Company Stock Option Plans and the Non-Employee Directors' Warrant Plan together with certain other warrant awards, respectively. All of the issued and outstanding capital stock of the Company is validly issued, fully paid and non-assessable.

  All of the outstanding capital stock of each of the Company's Subsidiaries is owned directly or indirectly by the Company free and clear of all security interests, liens, pledges, claims, charges, escrows, encumbrances, mortgages, indentures or easements (collectively, "LIENS") of any nature, except as disclosed on SCHEDULE 4.03(a).

    (b) Except as set forth in SECTION 4.03(a) or on SCHEDULE 4.03(b), there are no other shares of capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements or claims of any character by which the Company or any of its Subsidiaries is or may become bound to issue, transfer, sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interest of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any such shares or other ownership interest.

    (c) SCHEDULE 4.03(c) sets forth a complete and accurate list of entities (each, a "MINORITY AFFILIATE"), other than the Company's Subsidiaries, of which the Company owns equity securities (as defined in Rule 3a-11 promulgated under the Exchange Act (as hereinafter defined)), including, as to each Minority Affiliate, its name, its jurisdiction of incorporation, formation or organization and its capitalization (including the identity of each stockholder or owner of equity securities or other securities and the number of shares or other securities held thereby). None of the Company or any of its Subsidiaries has entered into any commitment, contract or agreement to provide equity financing to any other person or entity.

  SECTION 4.04. NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

    (a) The exhibit index to the Company's most recently filed Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed since such Annual Report on Form 10-K, as supplemented by
  SCHEDULE 4.04(a), include each agreement, contract or other instrument (including all amendments thereto) to which the Company or any of its Subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. The Company has made available to Parent on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

    (b) Except as disclosed in SCHEDULE 4.04(b), (i) neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in SECTION 4.04(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in SECTION 4.04(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in SECTION 4.04(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Material Adverse Effect.

    (c) Except as set forth in SCHEDULE 4.04(c), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any of its Subsidiaries, (ii) conflict with or violate in any material respect any federal, foreign, state, local or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company's or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected. The only obligations of the Company under that certain Agreement and Plan of Merger, dated as of August 8, 1997, by and between Xpedite Acquisition Corp. and the Company (the "PRIOR AGREEMENT"), are the obligations set forth in Sections 7.04, 9.02 and 9.03 of the Prior Agreement.

    (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the premerger notification requirements of the European Community and other requirements of foreign jurisdictions and the filing and recordation of the Certificate of Merger or other documents as required by the GCL.

  SECTION 4.05. COMPLIANCE; PERMITS.

    (a) Except as disclosed in SCHEDULE 4.05(a), neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation in any material respect of, (i) any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, tariff or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause
  (ii), for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

    (b) Except as disclosed in SCHEDULE 4.05(b), the Company and its Subsidiaries hold all permits, licenses, franchises, easements, variances, exemptions, consents, certificates, authorizations, orders and approvals from domestic and foreign governmental and regulatory authorities which are material to the operation of the business of the Company and its Subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"), and the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

  SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports and documents required to be filed with the United States Securities and Exchange Commission (the "SEC") and has made available to Parent (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) all other reports or registration statements filed by the Company with the SEC since January 1, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since January 1, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC ((i)(iv) collectively, the "COMPANY SEC REPORTS"). Except as disclosed in SCHEDULE 4.06, the Company SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SCHEDULE 4.07(a) through SCHEDULE 4.07(g) or Company SEC Reports filed prior to the date of this Agreement, since December 31, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of its Subsidiaries; (c) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect or that would constitute a Material Adverse Effect if not covered by insurance; (d) any material change by the Company in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any material revaluation by the Company of any of its or any of its Subsidiaries' assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale, pledge, disposition of or encumbrance upon any assets of the Company or any of its Subsidiaries (except (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of other assets not in excess of $100,000 in the aggregate); or (g) any other action or event that would have required the consent of Parent pursuant to SECTION 6.01 had such event occurred after the date of this Agreement.

  SECTION 4.08. NO UNDISCLOSED LIABILITIES. Except as is disclosed in SCHEDULE 4.08, neither the Company nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 included in the Company's 1996 Annual Report on Form 10-K (the "1996 COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Company Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice or (d) incurred in connection with this Agreement.

  SECTION 4.09. ABSENCE OF LITIGATION. Except as set forth in SCHEDULE 4.09, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that if determined adversely to the Company, would be reasonably likely to constitute a Material Adverse Effect.

  SECTION 4.10. EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS. Except in each case as set forth in SCHEDULE 4.10, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1975, as amended ("ERISA") and Section 4975 of the Code, with respect to any employee pension plans (as defined in Section 3(2) of ERISA, any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "COMPANY EMPLOYEE PLANS") which could result in any liability of the Company or any of its Subsidiaries; (ii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of any Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), (viii) none of the Company or any of its Subsidiaries is a party to any employment, consulting or similar agreement; and (ix) none of the Company or any of its Subsidiaries is or will be liable for any severance or other payments to any of its employees as a result of this Agreement or the consummation of the transactions contemplated hereby.

  SECTION 4.11. LABOR MATTERS. Except as set forth in SCHEDULE 4.11: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

  SECTION 4.12. INFORMATION SUPPLIED. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed by Parent with the SEC in connection with the Merger, including the definitive joint proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof (the "S-4 REGISTRATION STATEMENT"), will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendments or supplements thereto, will not, on the date the Prospectus/Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders in connection with the meeting of the Company stockholders to consider the Merger (the "COMPANY STOCKHOLDERS MEETING"), at the time of the Company Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Subsidiaries or any of their respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Prospectus/Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any of its representatives which is contained or incorporated by reference in any of the foregoing documents.

  SECTION 4.13. TITLE TO PROPERTY. Except as set forth in SCHEDULE 4.13, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all material liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries; and, all leases pursuant to which the Company or any of its Subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

  SECTION 4.14. TAXES.

    (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) Other than as disclosed in SCHEDULE 4.14, (i) the Company and its Subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) the Company and its Subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other material Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. Except as does not involve or would not result in material liability to the Company or any of its Subsidiaries: (i) there are no tax liens on any assets of the Company or any Subsidiary thereof; and
  (ii) neither the Company nor any of its Subsidiaries has been granted a waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as at the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis.

    (c) Other than as disclosed in SCHEDULE 4.14, (i) all Tax Returns filed with respect to Tax years of the Company and each of the Subsidiaries through the Tax year ended December 31, 1992 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) to the knowledge of the Company, there is no claim, audit, action, suit, proceeding, or investigation now pending against or with respect to the Company or any Subsidiary in respect of any Tax; (iii) there are no written requests for rulings or determinations in respect of any Tax pending between the Company or any Subsidiary and any taxing authority; (iv) neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any Tax period following the Closing under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Tax period prior to the Closing or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any Subsidiary for any Tax period prior to the Closing; (v) all material Taxes that the Company or any Subsidiary is, or was, required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority; (vi) the Company is not a U.S. real property holding corporation, as defined under Section 897(c)(2) of the Code; and (vii) there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code.

  SECTION 4.15. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 4.15, the Company and each of its Subsidiaries: (i) have obtained all material approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS") by the Company or its Subsidiaries or their respective agents; (ii) are in compliance in all material respects with all terms and conditions of such required approvals, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder.

  SECTION 4.16. INSURANCE. The Company maintains fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

  SECTION 4.17. OPINION OF FINANCIAL ADVISOR. The Company has been advised by its financial advisor, Merrill Lynch & Co., that in its opinion, as of the date hereof, the Merger Consideration set forth herein is fair to the holders of shares of Company Common Stock from a financial point of view.

  SECTION 4.18. BROKERS. Except as set forth in SCHEDULE 4.18, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries or affiliates. The fees and expenses of the entities listed on SCHEDULE 4.18 will be paid by the Company. The Company has heretofore furnished to Acquisition Sub a complete and correct copy of all agreements between the Company and the entities listed on SCHEDULE
4.18 pursuant to which such entities would be entitled to any payment relating to the transactions contemplated hereunder.

  SECTION 4.19. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company and its Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

  SECTION 4.20. CERTAIN PAYMENTS. Since June 17, 1992, none of the Company or any of its Subsidiaries or any director, officer, agent, or employee of, or any other person associated with or acting for or on behalf of, the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of any Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries.

  SECTION 4.21. INTELLECTUAL PROPERTY. The Intellectual Property Rights (as hereinafter defined) of the Company and its Subsidiaries are listed in
SCHEDULE 4.21. Except as set forth in SCHEDULE 4.21, each of the Company and each of its Subsidiaries owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information (collectively, "INTELLECTUAL PROPERTY RIGHTS") used or held for use in connection with its business as currently conducted or as contemplated to be conducted, and, to the knowledge of the Company, there is no assertion or claim challenging the ownership or validity of any of the foregoing. Except as set forth in SCHEDULE 4.21, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with any Intellectual Property Rights of any third party. To the knowledge of the Company, there are no infringements of any Intellectual Property Rights used or held for use in connection with the business of the Company and its Subsidiaries.

  SECTION 4.22. CONTRACTS.

    (a) Except as set forth on SCHEDULE 4.22(a), none of the Company or any of its Subsidiaries is a party to or is bound by any employment agreement, telecommunications agreement, vendor agreement, credit agreement, mortgage or indenture, or any material joint venture agreement which (i) provides that the terms thereof or any or all of the benefits or burdens thereunder will be affected or altered (including, without limitation, by means of acceleration) by, or are contingent upon, or (ii) will be subject to termination or cancellation as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

    (b) Except as set forth on SCHEDULE 4.22(b), (i) none of the Company or any of its Subsidiaries is a party to any agreement with any beneficial owner of 5% or more of the capital stock of, or any executive officer or director of, the Company or any of its Subsidiaries or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such person, (ii) no officer or director of the Company or any of its Subsidiaries or any associate of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries is a party to any agreement with any of the Company's Minority Affiliates or XSL.

  SECTION 4.23. INFORMATION SYSTEMS. The Company's computer and software systems (including backup systems) are fully operational, and, to the best of the Company's knowledge, there has been no material malfunction or other material problem with such systems.

  SECTION 4.24. REGULATION OF BUSINESS. To the best knowledge of the Company's management, there has not been any change or proposed change in any Laws which has resulted in or is reasonably likely to result in the regulation of the business of the Company or any of its Subsidiaries by the Federal Communications Commission or any other foreign, federal, state or local governmental agency or other governing body, the compliance with which would have a material cost to the Company or an adverse impact on the business of the Company.

  SECTION 4.25. TAX MATTERS. Neither the Company nor any of its Subsidiaries nor any affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  SECTION 4.26. STATE TAKEOVER LAWS. Each of the Company and its Subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including Section 203 of the GCL.

  SECTION 4.27. STOCKHOLDER VOTING AGREEMENTS. Each of the directors of the Company and those holders of 5% or more of the outstanding shares of Company Common Stock listed in EXHIBIT B has executed and delivered to Parent an agreement in substantially the form of EXHIBIT B (the "COMPANY STOCKHOLDER AGREEMENTS").

  SECTION 4.28. BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office, other than Roy
B. Andersen, Jr., who did not attend or vote at such meeting due to a potential conflict of interest) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Stockholder Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and (ii) resolved to recommend that the holders of the shares of the Company Common Stock adopt this Agreement.

                                  ARTICLE V.

         REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB.

  Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

  SECTION 5.01. ORGANIZATION AND STANDING.

    (a) Each of Parent and its Subsidiaries, including, but not limited to, Acquisition Sub, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the full corporate power and authority to carry on its business in the places as it is now being conducted and to own and lease the properties and assets which it now owns or leases, except where the failure of same will not in any case result in a Material Adverse Effect. Each of Parent and its Subsidiaries, including, but not limited to, Acquisition Sub, is now duly qualified to transact business and in good standing as a foreign corporation in all jurisdictions in which the character of the property owned or leased by it and the nature of the business conducted by it require such qualification, except where failure to be qualified could not reasonably be expected to have a Material Adverse Effect.

    (b) True, correct and complete copies of the Articles of Incorporation, as amended, certified by the Secretary of State of the State of Georgia, and the Amended and Restated By-Laws of Parent and the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and By-Laws of Acquisition Sub, in each case as of the date hereof, are attached hereto as SCHEDULE 5.01(b).

  SECTION 5.02. AUTHORITY AND STATUS.

    (a) Each of Parent and Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

    (b) This Agreement has been approved by the respective Boards of Directors of Parent and Acquisition Sub and by the sole stockholder of Acquisition Sub in accordance with the GCL and, except for the approval of the issuance of shares of Parent Common Stock by the stockholders of Parent, no other corporate proceeding on the part of either Parent or Acquisition Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

    (c) This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and is a valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter relating to creditors' rights generally, and by equitable principles (whether considered in a proceeding at law or in equity).

  SECTION 5.03. CAPITALIZATION.

    (a) The authorized capital stock of Parent consists of (i) 150,000,000 shares of common stock, par value $.01 per share, of which 32,235,160 shares (which includes 402,748 shares of exchangeable non-voting shares of Voice-Tel Canada Limited, a Subsidiary of Parent) were issued and outstanding as of November 2, 1997; (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which one share, which has been designated "Series B Voting Preferred Stock," par value $.01 per share, was outstanding as of November 2, 1997; and (iii) 10,389,362 shares of Parent Common Stock reserved as of November 2, 1997, for future issuance pursuant to outstanding stock options under Parent's stock option plans or other arrangements. All of the issued and outstanding capital stock of Parent is validly issued, fully paid and non-assessable, and all of the shares of Parent Common Stock issuable pursuant to this Agreement is validly issued and, when issued in accordance with the provisions of this Agreement, will be fully paid and non-assessable. All of the outstanding capital stock of each of Parent's Subsidiaries is owned directly or indirectly by Parent free and clear of all Liens of any nature, except as disclosed on SCHEDULE 5.03(a).

    (b) Except as set forth in SECTION 5.03(a) or on SCHEDULE 5.03(b), there are no other shares of capital stock of Parent, or securities convertible into or exchangeable or exercisable for shares of capital stock of Parent or any of Parent's Subsidiaries, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements or claims of any character by which Parent or any of Parent's Subsidiaries is or may become bound to issue, transfer, sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interest of Parent or any of Parent's Subsidiaries, or any securities convertible into or exchangeable or exercisable for any such shares or other ownership interest.

  SECTION 5.04. NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

    (a) The exhibit index to Parent's most recently filed Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed since such Annual Report on Form 10-K, as supplemented by
  SCHEDULE 5.04(a), include each agreement, contract or other instrument (including all amendments thereto) to which Parent or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement, and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. Parent has made available to the Company on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

    (b) Except as disclosed in SCHEDULE 5.04(b), (i) neither Parent nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in SECTION 5.04(a), (ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument referred to in SECTION 5.04(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in SECTION 5.04(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Material Adverse Effect.

    (c) Except as set forth in SCHEDULE 5.04(c), the execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or the organizational documents of any of its Subsidiaries, (ii) conflict with or violate in any material respect any Laws applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent's or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected.

    (d) The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the premerger notification requirements of the European Community and other requirements of foreign jurisdictions and the filing and recordation of the Certificate of Merger or other documents as required by the GCL.

  SECTION 5.05. COMPLIANCE; PERMITS.

    (a) Except as disclosed in SCHEDULE 5.05(a), neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation in any material respect of, (i) any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, tariff or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii), for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

    (b) Except as disclosed in SCHEDULE 5.05(b), Parent and its Subsidiaries hold all permits, licenses, franchises, easements, variances, exemptions, consents, certificates, authorizations, orders and approvals from domestic and foreign governmental and regulatory authorities which are material to the operation of the business of Parent and its Subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"), and Parent and its Subsidiaries are in compliance in all material respects with the terms of Parent Permits.

  SECTION 5.06. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has made available to the Company (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) all other reports or registration statements filed by Parent with the SEC since January 1, 1997, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC ((i)(iv) collectively, the "PARENT SEC REPORTS"). Except as disclosed in SCHEDULE 5.06, the Parent SEC Reports
  (a) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 5.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SCHEDULE 5.07(a) through SCHEDULE 5.07(f) or Parent SEC Reports filed prior to the date of this Agreement, since December 31, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or By-Laws of Parent; (c) any damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect or that would constitute a Material Adverse Effect if not covered by insurance; (d) any material change by Parent in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any revaluation by Parent or any of its Subsidiaries of any of its or any of its Subsidiaries' assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (f) any other action or event that would have required the consent of the Company pursuant to SECTION 6.02 had such event occurred after the date of this Agreement.

  SECTION 5.08. NO UNDISCLOSED LIABILITIES. Except as is disclosed in SCHEDULE 5.08, the Parent SEC Reports, or on any other SCHEDULE referred to in this
Article 5, neither Parent nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for in Parent's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 included in Parent's 1996 Annual Report on Form 10-K as amended by Parent's Current Report on Form 8-K, dated September 26, 1997 (the "1996 PARENT BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Parent Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice or (d) incurred in connection with this Agreement.

  SECTION 5.09. ABSENCE OF LITIGATION. Except as set forth in SCHEDULE 5.09, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that if determined adversely to Parent, would be reasonably likely to constitute a Material Adverse Effect.

  SECTION 5.10. EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS. Except in each case as set forth in SCHEDULE 5.10, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any employee pension plans (as defined in Section 3(2) of ERISA, any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "PARENT EMPLOYEE PLANS") which could result in any liability of Parent or any of its Subsidiaries; (ii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, PBGC, IRS or Secretary of the Treasury), and Parent and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of Parent Employee Plans; (iii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of any Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for Parent or any of its Subsidiaries; and (vii) neither Parent nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course).

  SECTION 5.11. LABOR MATTERS. Except as set forth in SCHEDULE 5.11: (i) there are no claims or proceedings pending or, to the knowledge of Parent or any of its Subsidiaries, threatened, between Parent or any of its Subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; (ii) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor does Parent or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries.

  SECTION 5.12. INFORMATION SUPPLIED. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendments or supplements thereto, will not, on the date the Prospectus/Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders in connection with the meeting of Parent stockholders to consider the issuance of shares of Parent Common Stock pursuant to this Agreement (the "PARENT STOCKHOLDERS MEETING"), at the time of Parent Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Subsidiaries or any of their respective affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Prospectus/Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in any of the foregoing documents.

  SECTION 5.13. TITLE TO PROPERTY. Except as set forth in SCHEDULE 5.13, Parent and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all material liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Parent or any of its Subsidiaries; and, all leases pursuant to which Parent or any of its Subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

  SECTION 5.14. TAXES.

    (a) Other than as disclosed in SCHEDULE 5.14, (i) Parent and its Subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) Parent and its Subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Parent is maintaining adequate reserves, and (iii) there are no other material Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required. Except as does not involve or would not result in material liability to Parent or any of its Subsidiaries: (i) there are no tax liens on any assets of Parent or any Subsidiary thereof; and (ii) neither Parent nor any of its Subsidiaries has been granted a waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Parent Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of Parent as at the last day of Parent's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis.

    (b) Other than as disclosed in SCHEDULE 5.14, (i) all Tax Returns filed with respect to Tax years of Parent and each of the Subsidiaries through the Tax year ended December 31, 1992 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) to the knowledge of Parent, there is no claim, audit, action, suit, proceeding, or investigation now pending against or with respect to Parent or any Subsidiary in respect of any Tax; (iii) there are no written requests for rulings or determinations in respect of any Tax pending between Parent or any Subsidiary and any taxing authority; (iv) neither Parent nor any Subsidiary will be required to include any adjustment in taxable income for any Tax period following the Closing under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Tax period prior to the Closing or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of Parent or any Subsidiary for any Tax period prior to the Closing; and (v) all material Taxes that Parent or any Subsidiary is, or was, required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority.

  SECTION 5.15. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.15, Parent and each of its Subsidiaries: (i) have obtained all material approvals which are required to be obtained under all Environmental Laws by Parent or its Subsidiaries or their respective agents; (ii) are in compliance in all material respects with all terms and conditions of such required approvals, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its Subsidiaries (or any of their respective agents) thereunder.

  SECTION 5.16. INSURANCE. Parent maintains fire and casualty, general liability, business interruption, and professional liability insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

  SECTION 5.17. OPINION OF FINANCIAL ADVISOR. Parent has been advised by its financial advisor, Prudential Securities Incorporated, that in its opinion, as of the date hereof, the Merger Consideration set forth herein is fair to Parent from a financial point of view.

  SECTION 5.18. BROKERS. Except as set forth in SCHEDULE 5.18, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries or affiliates. The fees and expenses of the entities listed on SCHEDULE 5.18 will be paid by Parent.

  SECTION 5.19. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Parent are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not Parent is subject to that Section), including the maintenance of an adequate system of internal controls.

  SECTION 5.20. CERTAIN PAYMENTS. Since June 17, 1992, none of Parent or any of its Subsidiaries or any director, officer, agent, or employee of, or any other person associated with or acting for or on behalf of, Parent or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of any Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Parent or any of its Subsidiaries.

  SECTION 5.21. INTELLECTUAL PROPERTY. Except as set forth in SCHEDULE 5.21, each of Parent and each of its Subsidiaries owns or possesses adequate licenses or other valid rights to use all Intellectual Property Rights used or held for use in connection with its business as currently conducted or as contemplated to be conducted, and, to the knowledge of Parent, there is no assertion or claim challenging the ownership or validity of any of the foregoing. Except as set forth in SCHEDULE 5.21 and SCHEDULE 5.09, the conduct of the business of Parent and its Subsidiaries as currently conducted does not conflict with any Intellectual Property Rights of any third party. To the knowledge of Parent, there are no infringements of any Intellectual Property Rights used or held for use in connection with the business of Parent and its Subsidiaries.

  SECTION 5.22. CONTRACTS. Except as set forth on SCHEDULE 5.22, none of Parent or any of its Subsidiaries is a party to or is bound by any employment agreement, telecommunications agreement, vendor agreement, credit agreement, mortgage or indenture, or any material joint venture agreement which (i) provides that the terms thereof or any or all of the benefits or burdens thereunder will be affected or altered (including, without limitation, by means of acceleration) by, or are contingent upon, or (ii) will be subject to termination or cancellation as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

  SECTION 5.23. INFORMATION SYSTEMS. Parent's computer and software systems (including backup systems) are fully operational, and, to the best of Parent's knowledge, there has been no material malfunction or other material problem with such systems.

  SECTION 5.24. REGULATION OF BUSINESS. To the best knowledge of Parent's management, and except as set forth in the Parent SEC Reports, there has not been any change or proposed change in any Laws which has resulted in or is reasonably likely to result in the regulation of the business of Parent or any of its Subsidiaries by the Federal Communications Commission or any other foreign, federal, state or local governmental agency or other governing body, the compliance with which would have a material cost to Parent or an adverse impact on the business of Parent.

  SECTION 5.25. NO BUSINESS. Acquisition Sub was formed solely for the purpose of effecting the Merger, and has undertaken no business other than in connection with the transactions contemplated by this Agreement.

  SECTION 5.26. TAX MATTERS. Neither Parent nor any of its Subsidiaries nor any affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  SECTION 5.27. BOARD RECOMMENDATION. The Board of Directors of Parent, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated hereby, taken together, are fair to and in the best interests of the stockholders and (ii) resolved to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to this Agreement.

                                  ARTICLE VI.

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing and except as required by the UK Purchase Agreement, (i) the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take an action except in, the ordinary course of business and in a manner consistent with past practice, and (ii) the Company shall use all reasonable effort to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as required by the UK Purchase Agreement or as described on SCHEDULE 6.01, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its Subsidiaries;

    (b) issue, sell, dispose of, or, except in connection with any financings in connection with the transactions contemplated by the UK Purchase Agreement and the acquisition of a majority interest in Xpedite Germany, pledge or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock issuable pursuant to stock options which were granted under the Company Stock Option Plans and are outstanding on the date hereof, in accordance with the terms of the Company Stock Option Plans);

    (c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
  (ii) dispositions of obsolete or worthless assets, (iii) sales of other assets not in excess of $100,000 in the aggregate, and (iv) in connection with any financings related to the consummation of the transactions contemplated by the UK Purchase Agreement or the acquisition of a majority interest in Xpedite Systems, GmbH ("Xpedite Germany"));

    (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned

  Subsidiary of the Company may declare and pay a dividend to its parent,
  (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

    (e) except in connection with the consummation of the transactions contemplated by the UK Purchase Agreement and the acquisition of a majority interest in Xpedite Germany and any financings related thereto (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or any equity interest therein; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings not in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for the intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets, in the aggregate, in excess of $1,000,000 per month for the Company and its Subsidiaries taken as a whole; (v) make any loan to, or investment in, any Minority Affiliate or XSL, other than business transactions with Minority Affiliates or XSL in the ordinary course of business; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this SECTION 6.01;

    (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice and except for increases in salary or wages as provided for in employment agreements;
  (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries; or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

    (g) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    (h) make any material tax election inconsistent with past practice or settle or compromise or amend any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

    (j) offer employment to any person as an officer of the Company, or promote any existing employee to such office;

    (k) settle or agree to a final settlement of any litigation against the Company or any of its Subsidiaries for an amount in excess of $450,000;

    (l) amend or grant waivers or approvals in its discretion under the UK Purchase Agreement (other than converting the purchase price and other dollar denominated provisions contained therein to Pounds Sterling provisions at an agreed upon conversion rate); or

    (m) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 6.01(a) through (l) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  SECTION 6.02. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, continue to conduct its business, and cause its Subsidiaries to continue to conduct their respective businesses, in a manner designed in its reasonable judgment, to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and its Subsidiaries and to the extent consistent therewith use all reasonable best efforts to preserve intact the core businesses and goodwill of Parent and its Subsidiaries with their respective present officers, employees, consultants, customers, suppliers and other persons with which Parent or any of its Subsidiaries has significant business relations; provided, that the foregoing shall not prevent Parent or any of its Subsidiaries from acquiring any assets or other businesses or from discontinuing or disposing of any of their respective assets or businesses if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and such Subsidiaries. By way of amplification and not limitation, except as contemplated by this Agreement or as described on
SCHEDULE 6.02, Parent shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

    (a) amend or otherwise change the Certificate of Incorporation or By-Laws of Parent in any manner adverse to the holders of Company Common Stock as compared to the current holders of Parent Common Stock;

    (b) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); or

    (c) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 6.02(a) or (b) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent or Acquisition Sub from performing or cause Parent or Acquisition Sub not to perform their respective covenants hereunder.

  SECTION 6.03. NO SOLICITATION.

    (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate or encourage or take any other action to facilitate the institution of any inquiries or proposals regarding any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, sale of all or any significant portion of assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transactions involving the Company or any Subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any person in connection with any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this SECTION 6.03(a) shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, PROVIDED that the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties to the Company's stockholders; and PROVIDED, FURTHER, that the Company shall keep Parent informed, on a reasonably current basis, as to the status and details of any such consideration, negotiations or discussions. Nothing contained in this SECTION 6.03 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

    (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in SECTION 6.03(c) and, if reasonably practicable, shall be made prior to furnishing any such information to, or entering into negotiations or discussions with, such person.

    (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause the Company to act as provided in this SECTION 6.03(c) in order to discharge properly the directors' fiduciary duties to the Company's stockholders, then, PROVIDED that such person has executed a confidentiality agreement substantially similar to the one then in effect among the Company and Parent the Company may provide such person with access to information regarding the Company.

    (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this SECTION 6.03.

                                 ARTICLE VII.

                             ADDITIONAL AGREEMENTS

  SECTION 7.01. HSR ACT; ETC. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act and the legal requirements of the European Community and any other foreign jurisdictions requiring notification in connection with the Merger and the transactions contemplated hereby. The Company and Parent shall respond as promptly as practicable to any inquires received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and shall respond as promptly as practicable to all inquires and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

  SECTION 7.02. PREPARATION OF THE PROSPECTUS/PROXY STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Prospectus/Proxy Statement and the S-4 Registration Statement and the Company shall cooperate in the preparation and filing of the Prospectus/Proxy Statement and S-4 Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions. Parent and the Company shall use their reasonable best efforts to respond to all SEC comments, to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Prospectus/Proxy Statement to be mailed to Parent's and the Company's respective stockholders at the earliest practicable date. Parent shall use its reasonable best efforts to take any action required to be taken under the applicable Blue Sky Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger.

    (b) The Company has disclosed in SCHEDULE 7.02(b) all persons whom it reasonably believes is or will be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of EXHIBIT A, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of the Company Common Stock held by such person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder and, if the Merger is accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is accounted for using the pooling-of-interests method of accounting, shares of Parent Common Stock issued to such affiliates of the Company in exchange for shares of the Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
  SECTION 7.02(b) (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of the Company pursuant to this Agreement to enforce the provisions of this
  SECTION 7.02(b)).

  SECTION 7.03. STOCKHOLDER APPROVAL.

    (a) As soon as practicable after the S-4 Registration Statement is effective, the Company shall call and hold the Company Stockholders Meeting in accordance with applicable laws for the purpose of voting upon the adoption of this Agreement. In connection with the Company Stockholders Meeting, the Board of Directors of the Company shall recommend to its stockholders the approval of the matters submitted for approval at such meeting (subject to the Board of Directors of the Company, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to the Company's stockholders under applicable law), and the Board of Directors and officers of the Company shall use their reasonable best efforts to obtain such stockholders' approval (subject to the Board of Directors of the Company, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to the Company's stockholders under applicable law). At the Company Stockholders Meeting, Parent shall cause all of the shares of Company Common Stock for which it holds proxies to vote to be voted in favor of adoption of this Agreement.

    (b) As soon as practicable after the S-4 Registration Statement is effective, Parent shall call and hold the Parent Stockholders Meeting in accordance with applicable laws for the purpose of voting upon the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement. In connection with the Parent Stockholders Meeting, the Board of Directors of Parent shall recommend to its stockholders the approval of the matters submitted for approval (subject to the Board of Directors of Parent, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to Parent's stockholders under applicable law), and the Board of Directors and officers of Parent shall use their reasonable best efforts to obtain such stockholders' approval (subject to the Board of Directors of Parent, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Parent's stockholder under applicable law).

  SECTION 7.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable best efforts to be released), the Company and Parent shall each (and shall cause each of their Subsidiaries, and in the case of the Company, use commercially reasonable efforts to cause its Minority Affiliates and XSL, to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their Subsidiaries, and in the case of the Company, use commercially reasonable efforts to cause its Minority Affiliates and XSL, to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business (including, in the case of the Company, the business of the Minority Affiliates and XSL), properties and personnel as either Parent or the Company may reasonably request. From and after the date of this Agreement through the Effective Time, the Company shall provide to Parent monthly consolidated statements of operations and cash flows and monthly consolidated balance sheets for the Company and its Subsidiaries and, if the Company receives such statements from its Minority Affiliates or XSL, from such Minority Affiliates or XSL, within 30 days following the end of each calendar month during such period. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated October 26, 1997 (the "CONFIDENTIALITY LETTER") between Parent and the Company. The Company shall use its reasonable best efforts to exercise its rights under confidentiality agreements entered into with persons which were considering an Alternative Transaction (as defined in SECTION 9.01 with respect to the Company to preserve the confidentiality of the information relating to the Company and its Subsidiaries and Minority Affiliates and XSL provided to such persons and their affiliates and representatives.

  SECTION 7.05. CONSENTS; APPROVALS. The Company and Acquisition Sub shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Prospectus/Proxy Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  SECTION 7.06. INDEMNIFICATION AND INSURANCE.

    (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

    (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any cost or expense (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (c) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

    (d) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; PROVIDED that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and PROVIDED, FURTHER, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

    (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

  SECTION 7.07. EMPLOYMENT AND BENEFIT MATTERS. The Surviving Corporation shall for a period of one (1) year following the Effective Time maintain the contractual benefit programs identified in SCHEDULE 7.07 (each, a "BENEFIT PLAN"); PROVIDED that nothing herein shall affect the Surviving Corporation's rights to modify or terminate any such Benefit Plan at or after the end of such one (1) year period.

  SECTION 7.08. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence and nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED, FURTHER, that failure to give such notice shall not be treated as a breach of covenant for the purposes of SECTIONS 8.02(a) and 8.03(a) unless the failure to give such notice results in material prejudice to the other party.

  SECTION 7.09. FURTHER ACTION. Upon the terms and subject to the conditions hereof each of the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

  SECTION 7.10. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, but following consultation with the other party and the use of reasonable best efforts to agree on a mutually satisfactory text, which shall not be unreasonably withheld; PROVIDED that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of NASDAQ, as the case may be.

  SECTION 7.11. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  SECTION 7.12. NASDAQ LISTING. Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ the shares of Parent Common Stock to be issued to the holders of the Company Common Stock pursuant to the Merger, and Parent shall, on a timely basis, give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

  SECTION 7.13. NO ACQUISITION SUB BUSINESS. Prior to the Effective Time, Acquisition Sub shall not undertake any business other than as necessary to consummate the transactions contemplated by this Agreement.

  SECTION 7.14. NEGOTIATIONS WITH MINORITY AFFILIATE. Parent and/or the Company shall be entitled to commence and conduct (including without limitation the formulation of the terms and conditions of) negotiations with Xpedite Germany with respect to the acquisition by the Company of all or substantially all the outstanding capital stock or assets of Xpedite Germany (which acquisition shall not be conditioned upon the consummation of the Merger).

  SECTION 7.15. ACCOUNTING AND TAX MATTERS. Each of the parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

  SECTION 7.16. REGISTRATION RIGHTS. Each person (including its "affiliates" and "associates," as defined under the Securities Act) who is precluded by Rule 145 under the Securities Act from selling or disposing of all of the shares of Parent Common Stock received by such person in the Merger within one calendar quarter in the absence of an effective registration statement therefor, or another exemption from registration, under the Securities Act (each, together with such affiliates and associates, a "LARGE STOCKHOLDER") shall be entitled to registration rights for such shares as set forth in EXHIBIT C.

                                 ARTICLE VIII.

                           CONDITIONS TO THE MERGER

  SECTION 8.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER.

  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL OF THE MERGER. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and the issuance of shares of Parent Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of Parent;

    (b) HSR ACT, ETC. The waiting period applicable to the consummation of the Merger under the HSR Act and under any legal requirement of the European Community shall have expired or been terminated, and any material requirements of other foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied;

    (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

    (d) TAX OPINION. Each party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such parties (the "TAX OPINION"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of the Company Common Stock for Parent Common Stock will not give rise to gain or loss to the stockholders of the Company with respect to such exchange (except to the extent of any cash received), and (iii) none of the Company, Acquisition Sub or Parent will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to such counsel;

    (e) S-4 REGISTRATION STATEMENT. The S-4 Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under the Securities Act or Exchange Act or Blue Sky Laws relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received; and

    (f) NASDAQ LISTING. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

  SECTION 8.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

    (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

    (c) ACQUISITION OF XPEDITE SYSTEMS LIMITED. All conditions precedent to the closing of the transactions contemplated by the Share Purchase Agreement dated as of August 8, 1997 (the "UK PURCHASE AGREEMENT") by and among Xpedite Systems Holdings (UK) Limited, Xpedite Systems, Inc. and the stockholders of Xpedite Systems Limited, a company organized under the laws of England ("XSL") shall have been satisfied, and such transactions shall have been consummated in accordance with the terms and conditions of the UK Purchase Agreement;

    (d) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect with respect to the Company since the date of this Agreement, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

    (e) POOLING LETTERS. Parent shall have received a letter, dated as of the Effective Time, addressed to Parent, in form and substance reasonably acceptable to Parent, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Parent also shall have received a letter, dated as of the Effective Time, addressed to Parent, in form and substance reasonably acceptable to Parent, from Ernst & Young LLP to the effect that such firm is not aware of any matters relating to the Company and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

    (f) AFFILIATE AGREEMENTS. Parent shall have received from each affiliate of the Company the affiliates letter referred to in SECTION 7.02(b), to the extent necessary to assure in the reasonable judgment of Parent that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

  SECTION 8.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Parent; and

    (b) AGREEMENTS AND COVENANTS. Parent and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Parent.

    (c) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect with respect to Parent since the date of this Agreement, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer or the Chief Financial Officer of Parent.

                                  ARTICLE IX.

                                  TERMINATION

  SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or the stockholders of Parent:

    (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

    (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1998 (PROVIDED that such date shall be extended by an additional 30 days in the event the Prospectus/Proxy Statement shall have been mailed to stockholders of both the Company and Parent by such date; and PROVIDED, FURTHER, that the right to terminate this Agreement under this SECTION 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (PROVIDED that the right to terminate this Agreement under this SECTION 9.01(c) shall not be available to any party who has not complied with its obligations under SECTION 7.09 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); PROVIDED, FURTHER, that for the purposes of this SECTION 9.01(c), a temporary injunction restraining, enjoining or otherwise prohibiting the Merger shall be deemed to be a nonappealable final order hereunder if such injunction remains continuously in effect for 60 days after the date of issuance thereof; and PROVIDED, FURTHER, that during such period all obligations of the Company or Parent to expend funds or incur monetary obligations in connection with the transactions contemplated hereby shall be suspended; or

    (d) by Parent or the Company, if: (i) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below) or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; PROVIDED that the Company shall not be entitled to exercise any termination rights under clause (i) or (ii) of this SECTION 9.01(d) unless (x) any action of the Board of Directors of the Company referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties to its stockholders and (y) the Company has complied with its obligations in SECTION 6.03; or

    As used herein, "ALTERNATIVE TRANSACTION" means (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Parent or its Subsidiaries (a "THIRD PARTY") acquires or would acquire more than 15% of the outstanding shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its Subsidiaries by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not the Company or any of its Subsidiaries is the entity surviving any such merger or business combination), (iii) any reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries (other than the liquidation or dissolution of a wholly-owned Subsidiary of the Company or any of its Subsidiaries) or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or business combination with any Subsidiary) of the Company or any of its Subsidiaries having a fair market value equal to more than 15% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

    (e) by the Company, if: (i) the Board of Directors of Parent shall have recommended to the stockholders of Parent (x) any acquisition or proposed acquisition of Parent by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not the Company is the entity surviving any such merger or business combination) in which the consideration to be received by Parent stockholders in such business combination shall be other than cash, (y) any liquidation or dissolution of Parent, or (z) any transaction or series of transactions in which Third Parties would acquire substantially all of the consolidated assets of Parent or (ii) a tender offer or exchange offer for 50% or more of the outstanding shares of Parent Common Stock is commenced and the Board of Directors of Parent recommends that the stockholders of Parent tender their shares in such tender or exchange offer; or

    (f) by Parent, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent; or

    (g) by the Company, if the Board of Directors of Parent shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to the Company; or

    (h) by either the Company or Parent, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach, in any case such that the conditions set forth in SECTIONS 8.02 or 8.03, as the case may be, would be incapable of being satisfied by April 30, 1998 (PROVIDED that the right to terminate this Agreement under this SECTION 9.01(h) shall not be available to any party who is itself in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in SECTIONS 8.02 OR 8.03, as the case may be, would be incapable of being satisfied by April 30, 1998); or

    (i) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-business-day period commencing on the Determination Date, if the Average Closing Price shall be less than $24.00 (the "THRESHOLD PRICE"); subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this SECTION 9.01(i), it shall give prompt written notice thereof to Parent (provided that such notice of election to terminate may be withdrawn at any time within the three-business-day period referenced in the following sentence). During the three-business-day period commencing with its receipt of such notice, Parent shall have the option, in its sole discretion, to elect to increase the Exchange Ratio to equal the quotient obtained by dividing (x) the product of the Threshold Price and the Exchange Ratio (as then in effect) by (y) the Average Closing Price. If Parent makes an election contemplated by the preceding sentence within such three-business-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this SECTION 9.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this SECTION 9.01(i).

  SECTION 9.02. EFFECT OF TERMINATION.

    (a) Except as provided in SECTION 10.01, in the event of the termination of this Agreement pursuant to SECTION 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, subject to the provisions of SECTION 9.02(b) and SECTION 9.02(c), and nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Letter shall survive termination of this Agreement as set forth therein.

    (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated by either party for any reason, except as provided in clauses (i) and (ii) below, the Company shall pay to Parent an amount equal to $9,500,000 (the "PARENT FEE") plus all documented fees and expenses incurred by Parent and its Subsidiaries in connection with or related to the authorization, preparation, regulation, execution and performance of this Agreement and the transactions contemplated hereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) (the "PARENT EXPENSES") up to a maximum of $1,000,000 in the aggregate. Notwithstanding the foregoing:

      (i) the Company shall not be obligated to pay the Parent Fee or any Parent Expenses if this Agreement is terminated

        (1) pursuant to SECTION 9.01(a),

        (2) by the Company pursuant to SECTION 9.01(e), 9.01(g), 9.01(h) or SECTION 9.01(i),

        (3) by the Company pursuant to SECTION 9.01(b) solely as a result of the failure to satisfy any of the conditions set forth in SECTION 8.01(b), 8.01(c) (other than if any such injunction results from claims made by stockholders of the Company or any Third Party proposing an Alternative Transaction), 8.01(d), 8.01(e), 8.01(f), 8.03(a), 8.03(b) or 8.03(c),

        (4) by either party pursuant to SECTION 9.01(b) solely as a result of the failure to satisfy the condition set forth in SECTION 8.01(a), but only if the stockholders of the Company have adopted this Agreement and the stockholders of Parent have not approved the issuance of shares of Parent Common Stock in the Merger or any other aspect of the Merger which is submitted for their approval at the Parent Stockholders Meeting,

        (5) by Parent pursuant to SECTION 9.01(b) solely as a result of the failure to satisfy any of the conditions set forth in SECTION 8.01(b), 8.01(d), 8.01(e), 8.01(f), 8.02(e) or 8.02(f),

        (6) by either party pursuant to SECTION 9.01(c) if any such injunction results from claims made by stockholders of the Company or any Third Party proposing an Alternative Transaction, or

        (7) by the Company pursuant to SECTION 9.01(g); and

      (ii) the Company shall not be obligated to pay the Parent Fee but shall only be obligated to reimburse Parent for the amount of Parent Expenses incurred by it up to a maximum of $1,000,000 if this Agreement is terminated

        (1) by Parent pursuant to SECTION 9.01(b) solely as a result of the failure to satisfy the condition set forth in SECTION 8.02(c) (other than as a result of the Company's breach of a representation or warranty in the UK Purchase Agreement or the Company's failure to fulfill any of its material obligations in the UK Purchase Agreement) or the condition set forth in SECTION 8.02(d), or

        (2) by the Company pursuant to SECTION 9.01(g) if there shall have occurred a Material Adverse Effect with respect to the Company after the date of this Agreement and prior to the date on which Parent's Board of Directors withdrew, modified or changed its approval or recommendation of this Agreement or the Merger in a manner adverse to the Company.

    (c) Notwithstanding anything to the contrary contained in this Agreement, in the event this Agreement is terminated

      (i) by the Company pursuant to SECTION 9.01(e) or 9.01(h),

      (ii) by the Company pursuant to SECTION 9.01(b) solely as a result of the failure to satisfy any of the conditions set forth in SECTION 8.01(c) (if any such injunction results from claims made by stockholders of Parent or any Third Party proposing an Alternative Transaction with Parent), 8.03(a), 8.03(b) or 8.03(c),

      (iii) by either party pursuant to SECTION 9.01(b) solely as a result of the failure to satisfy the condition set forth in SECTION 8.01(a), but only if the stockholders of the Company have adopted this Agreement and the stockholders of Parent have not approved the issuance of shares of Parent Common Stock in the Merger or any other aspect of the Merger which is submitted for their approval at the Parent Stockholders Meeting,

      (iv) by either party pursuant to SECTION 9.01(c) if any such injunction results from claims made by stockholders of Parent or any Third Party proposing an Alternative Transaction with Parent, or

      (v) by the Company pursuant to SECTION 9.01(g) (unless there shall have occurred a Material Adverse Effect with respect to the Company after the date of this Agreement and prior to the date on which Parent's Board of Directors withdrew, modified or changed its approval or recommendation of this Agreement or the Merger in a manner adverse to the Company),

  Parent shall pay to the Company an amount equal to $9,500,000 plus all documented fees and expenses incurred by Parent and its Subsidiaries in connection with or related to the authorization, preparation, regulation, execution and performance of this Agreement and the Prior Agreement and the transactions contemplated hereby and thereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) up to a maximum of $1,000,000 in the aggregate.

    (d) Any payment required to be made pursuant to SECTION 9.02(b) or
  SECTION 9.02(c), as the case may be, shall be made to the party entitled to receive such payment (the "Recipient") or its designee not later than two business days after delivery by the Recipient or its designee to the party obligated to make such payment of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the Recipient or its designee in the notice of demand for payment delivered pursuant to this SECTION 9.02(d).

    (e) The parties acknowledge that the loss to either party resulting from breach of this Agreement by the other party or other failure of the Merger to be consummated is not susceptible of ready measurement and, therefore, that the payments provided in this SECTION 9.02 are intended by the parties to constitute liquidated damages for any breach by a party of the terms of this Agreement, and not a penalty.

  SECTION 9.03. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, subject to the provisions of SECTION 9.02(b) and SECTION 9.02(c).

                                  ARTICLE X.

                              GENERAL PROVISIONS

  SECTION 10.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS, ETC. Except as otherwise provided in this SECTION 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 9.01, as the case may be, except that the agreements set forth in ARTICLE III and SECTION 7.06 shall survive the Effective Time indefinitely and those set forth in SECTIONS 7.04, 9.02 and
9.03 shall survive such termination indefinitely. Nothing in this SECTION
10.01 shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

  SECTION 10.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Parent:

            Premiere Technologies, Inc.
            The Lenox Building, Suite 400
            3399 Peachtree Road, N.E.
            Atlanta, Georgia 30326

            Telecopier No.: (404) 262-8540
            Telephone No.: (404) 262-8400
            Attention: Jeffrey A. Allred
                    Executive Vice President
                    Strategic Development

      With copies to:

            Alston & Bird, LLP
            One Atlantic Center
            1201 West Peachtree Street
            Atlanta, GA 30309-3424

            Telecopier No.: (404) 881-4777
            Telephone No.: (404) 881-7000
            Attention: David E. Brown, Jr.

    (b) If to the Company:

            Xpedite Systems, Inc.
            1 Industrial Way
            Eatontown, New Jersey 07724

            Telecopier No.: (732) 544-1044
            Telephone No.: (732) 389-3900
            Attention: President

      With a copy to:

            Neil A. Torpey, Esq.
            Paul, Hastings, Janofsky & Walker LLP
            399 Park Avenue New York, New York 10022

            Telecopier No.: (212) 319-4090
            Telephone No.: (212) 318-6000

  SECTION 10.03. CERTAIN DEFINITIONS. For purposes of this agreement, the term:

    (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "beneficial owner" with respect to any shares of Company Common Stock or Parent Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly,
  (a) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

    (c) "business day" means any day other than a day on which banks in the State of New York are required or authorized to be closed;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly, or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles;

    (f) "Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the business, assets, properties, condition (financial or other), results of operations or prospects of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, in each case taken as a whole, or (ii) the ability of the Company or Parent to perform their respective obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (i) actions and omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby or (ii) the Merger and the transactions contemplated hereby on the operating performance of the Company, including expenses incurred by the Company in consummating the transactions contemplated by this Agreement or the Prior Agreement; and

    (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

  SECTION 10.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED that after approval of the Merger by the stockholders of the Company or the stockholders of Parent, no amendment may be made which by law required further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 10.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 10.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 10.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  SECTION 10.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  SECTION 10.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Acquisition Sub may assign all or any of its rights hereunder to any direct wholly owned Subsidiary of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder.

  SECTION 10.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than SECTION 7.06 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  SECTION 10.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 10.12. GOVERNING LAW. This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware without giving effect to principles of conflicts of laws.

  SECTION 10.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  SECTION 10.14. CONSENT TO JURISDICTION. Each of the parties hereto:

    (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the Chancery or other Courts of the State of Delaware otherwise;

    (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

    (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such courts;

    (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party to its address set forth in SECTION 10.02 or at such other address of which a party shall have been notified pursuant thereto; and

    (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

  IN WITNESS WHEREOF, each of Parent, Acquisition Sub and the Company has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.

                                          PREMIERE TECHNOLOGIES, INC.

                                          By: /s/ Jeffrey A. Allred
                                             ----------------------------------
                                          Name: Jeffrey A. Allred
                                          Title: Executive Vice President

                                          NETS ACQUISITION CORP.

                                          By: /s/ Jeffrey A. Allred
                                             ----------------------------------
                                          Name: Jeffrey A. Allred
                                          Title: Executive Vice President

                                          XPEDITE SYSTEMS, INC.

                                          By: /s/ Robert Chefitz
                                             ----------------------------------
                                          Name: Robert Chefitz
                                          Title: Director

                                   EXHIBIT A

                                    FORM OF
                               AFFILIATE LETTER

Premiere Technologies, Inc.
3399 Peachtree Road NE
Lenox Building, Suite 400
Atlanta, Georgia 30326

Attention:Patrick G. Jones
     Executive Vice President Finance and Legal

Gentlemen:

  The undersigned is a stockholder of Xpedite Systems, Inc. (the "COMPANY"), a Delaware corporation, and will become a stockholder of Premiere Technologies, Inc. ("PARENT"), a Georgia corporation, pursuant to the transactions described in the Agreement and Plan of Merger, dated as of November 13, 1997 (the "AGREEMENT"), by and among Parent, Nets Acquisition Corp. ("ACQUISITION SUB") and the Company. Under the terms of the Agreement, Acquisition Sub will be merged into and with the Company (the "MERGER"), and the shares of the $.01 par value common stock of the Company ("COMPANY COMMON STOCK") will be converted into and exchanged for shares of the $.01 par value common stock of Parent ("PARENT COMMON STOCK"). This Affiliate Letter represents an agreement between the undersigned and Parent regarding certain rights and obligations of the undersigned in connection with the shares of Parent to be received by the undersigned as a result of the Merger.

  In consideration of the Merger and the mutual covenants contained herein, the undersigned and Parent hereby agree as follows:

  1. Affiliate Status. The undersigned understands and agrees that as to the Company the undersigned may be deemed to be an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("SECURITIES ACT"), and the undersigned anticipates that the undersigned may be deemed to be such an "affiliate" both at the time of the Agreement is submitted to the stockholders of the Company for their consideration and adoption and at the effective time of the Merger.

  2. Initial Restrictions on Dispositions. During the 30 days immediately preceding the Effective Time of the Merger, the undersigned agrees that the undersigned will not sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of the Company Common Stock beneficially owned by the undersigned. The undersigned agrees that the undersigned will not sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of Parent Common Stock into which the undersigned's shares of the Company Common Stock are converted upon consummation of the Merger until such time as Parent notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 AND 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Parent and the Company. Parent agrees that it will publish such results as soon as practicable after completion of the first full calendar month after consummation of the Merger containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication. Notwithstanding anything in this Agreement to the contrary, the undersigned shall be permitted to transfer the shares of Company Common Stock owned by it in connection with distributions of securities by the undersigned to its equity holders on a pro rata basis in accordance with the respective interests of such equity holders in the undersigned; provided such transfer does not adversely affect the ability of Parent to treat the Merger as a pooling of interests for accounting purposes or for the Merger to qualify as a tax-free reorganization; and provided further that the undersigned shall have given Parent prior written notice of such proposed transfer and shall have supplied to Parent and its representatives such information regarding the proposed transfer as Parent or such representatives shall request to permit Parent and such representatives to confirm that such transfer will not adversely affect the ability of Parent to treat the Merger as a pooling of interests for accounting purposes or for the Merger to qualify as a tax-free reorganization.

  3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

    (a) The Parent Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

    (b) The undersigned agrees not to make any sale, transfer of other disposition of the Parent Common Stock received by the undersigned in connection with the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Parent has informed the undersigned that any distribution by the undersigned of Parent Common Stock has not been registered under the Securities Act and that shares of Parent Common Stock received pursuant to the Merger can only be sold by the undersigned
  (1) following registration under the Securities Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) in the opinion of counsel reasonably acceptable to the Company, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. The undersigned understands that, except as provided in the Agreement, Parent is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Parent Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

    (c) The undersigned is aware that Parent intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code (the "CODE") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Parent for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those Company stockholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the Company stockholders to sell or otherwise dispose of the Parent Common Stock to be received in the Merger that will reduce such stockholders' ownership to a number of shares having, in the aggregate, a value at the time of the merger of less than 50% of the total fair market value of the Company Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of the undersigned's Parent Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

  4. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of Parent Common Stock received by the undersigned pursuant to the Merger will be given to Parent's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

  "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce the owner's risks relative thereto in any way, until such time as Premiere Technologies, Inc. ("Parent") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Parent) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Parent) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Parent that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing Parent securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Parent shall cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Parent Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Parent, upon the request of the undersigned, will cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Parent of an opinion of its counsel to the effect that such legend may be removed.

  5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon the undersigned's ability to sell, transfer, or otherwise dispose of the shares of Parent Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for the Company.

  6. Filing of Reports by Parent. Parent agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Parent Common Stock issued to the undersigned pursuant to the Merger.

  7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Parent Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Parent Common Stock together with such additional information as the transfer agent may reasonably request. If Parent's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Parent shall cause such counsel to promptly provide such opinions as may be necessary to Parent's Transfer Agent so that the undersigned may complete the proposed sale or transfer, and Parent shall promptly take such other actions as may reasonably be required in order to effectuate such sale or transfer.

  8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of the Company and Parent that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Parent or becomes a director or officer of Parent upon consummation of the Merger, among other things, any sale of Parent Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

  9. Miscellaneous. This Affiliate Agreement is the complete agreement between Parent and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

  This Affiliate Agreement is executed as of the      day of November, 1997.

                                          Very truly yours,

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Print Name

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------
                                          Address

                                          [add below the signatures of all
                                          registered owners of shares deemed
                                          beneficially owned by the affiliate]

                                          -------------------------------------
                                          Name:

                                          -------------------------------------
                                          Name:

                                          -------------------------------------
                                          Name:

AGREED TO AND ACCEPTED as of
             , 19

PREMIERE TECHNOLOGIES, INC.

By: _____________________________

                                   EXHIBIT B

                                    FORM OF
                             STOCKHOLDER AGREEMENT

  STOCKHOLDER AGREEMENT dated as of November 13, 1997, among the person whose name appears on Schedule 1 (the "STOCKHOLDER"), Xpedite Systems, Inc., a Delaware corporation (the "COMPANY"), and Premiere Technologies, Inc., a Georgia corporation ("PARENT").

  WHEREAS, Parent proposes to enter into a Merger Agreement dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, whether or not such Merger Agreement shall be in effect from time to time) with the Company which provides, among other things, that Nets Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, will merge with and into the Company pursuant to the merger contemplated by the Merger Agreement (the "MERGER");

  WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") set forth on Schedule 1; and

  WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to all the shares of Company Common Stock now beneficially owned and of which the Stockholder may hereafter acquire beneficial ownership (the "SHARES") and any other securities, if any, which the Stockholder is entitled to vote at any meeting of stockholders of the Company (the "OTHER SECURITIES").

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                               VOTING AGREEMENT

  SECTION 1.01 VOTING AGREEMENT. The Stockholder hereby agrees that, subject to Schedule 1, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the holders of shares of Company Common Stock, the Stockholder shall vote (or cause to be voted) the Shares and the Other Securities in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof. The Stockholder agrees that the Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements contained in this Section 1.01. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

  SECTION 1.02 IRREVOCABLE PROXY. The Stockholder hereby irrevocably appoints Parent and each of its officers, as the Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Shares and the Other Securities, which the Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares and the Other Securities that the Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder. The Shareholder hereby affirms that the irrevocable proxy set forth in this SECTION 1.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

  SECTION 2.01 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Parent as follows:

    (a) This Agreement has been duly executed and delivered by the Stockholder and is a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

    (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order (collectively, "LAWS") of any domestic or foreign administrative, governmental or regulatory agency or other governing body (each, a "GOVERNMENTAL ENTITY") applicable to the Stockholder or by which any of the Stockholder's assets are bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance (as hereinafter defined) on any of the assets of the Stockholder pursuant to, any contract or other instrument to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets are bound, except for any thereof that could not reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder's obligations hereunder or to consummate the transactions contemplated hereby and except for any Encumbrances created hereby.

    (c) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any Laws of any Governmental Entity, except (i) the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "COMMISSION") thereunder (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (the "SECURITIES ACT"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

    (d) There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder's obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule, order or writ of any Governmental Entity to which the Stockholder or the Stockholder's assets are subject that could reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder's obligations hereunder or to consummate the transactions contemplated hereby.

    (e) The Stockholder owns beneficially and of record the number of shares of Company Common Stock (the "EXISTING SHARES") set forth on Schedule 1. The Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder has sole voting power, sole power of disposition and all other stockholder rights with respect to all the Existing Shares, with no restrictions, other than pursuant to applicable securities laws, on the Stockholder's rights of disposition pertaining thereto. The Stockholder has good and valid title to all the Existing Shares, free and clear of all Encumbrances (other than any Encumbrance created by this Agreement).

    (f) The Stockholder understands and acknowledges that Parent is entering into, and causing Acquisition Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in
  SECTION 1.02 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Acquisition Sub.

  SECTION 2.02 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholder that Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors and (except as otherwise set forth in the Merger Agreement) no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                                  ARTICLE III

                         COVENANTS OF THE STOCKHOLDER

  SECTION 3.01 CONFIDENTIALITY OF AGREEMENT. Each party hereto agrees that, without the prior written consent of the other party, it will not disclose this Agreement, or the contents hereof, to any person or entity, except (a) such party's directors, employees, agents, advisors and affiliates, in each case on a confidential and need-to-know basis, (b) filings of, or filings of amendment(s) to, Schedule 13D, or (c) as is required, in the opinion of its counsel, by applicable law or pursuant to applicable requirements of any listing agreement with or the rules of any securities exchange or the NASDAQ National Market, provided that if any party hereto proposes to make any disclosure based upon the opinion of its counsel such party will, if practicable, advise and consult with the other party at least one business day prior to such disclosure concerning the information such party proposes to disclose.

  SECTION 3.02 FURTHER ASSURANCES. The Stockholder agrees to use the Stockholder's reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If any further action is necessary or desirable to carry out the purposes of this Agreement, the Stockholder shall use the Stockholder's reasonable best efforts to take all such action as promptly as practicable.

                                  ARTICLE IV

                                  TERMINATION

  SECTION 4.01 TERMINATION. This Agreement shall terminate upon the earlier of
(a) the termination of the Merger Agreement for any reason whatsoever and (b) the Effective Time of the Merger and, except as set forth below, the parties hereto shall have no further rights or obligations with respect thereto, except as a result of any prior breach thereof.

                                   ARTICLE V

                                  DEFINITIONS

  SECTION 5.01 DEFINITIONS. For purposes of this Agreement:

    (a) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing;

    (b) "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

    (c) "ENCUMBRANCE" means any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, community property right, other marital right, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, stockholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent and seek appraisal, receipt of income or other exercise of any attribute of ownership.

                                  ARTICLE VI

                                 MISCELLANEOUS

  SECTION 6.01 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

  SECTION 6.02 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  SECTION 6.03 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

  SECTION 6.04 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Parent may assign its rights hereunder to any of its affiliates, but no such assignment shall relieve Parent of its obligations hereunder.

  SECTION 6.05 AMENDMENTS. This Agreement may not be amended, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

  SECTION 6.06 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, mail (registered or certified mail, postage prepaid, return receipt requested), or courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

  If to Stockholder, to the address set forth on Schedule 1

  If to the Company or Parent, to their respective addresses set forth in the Merger Agreement, with copies delivered as provided therein or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  SECTION 6.07 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

  SECTION 6.08 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that a breach by it of any agreement contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved parties shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

  SECTION 6.09 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  SECTION 6.10 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  SECTION 6.11 GOVERNING LAW.

    (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein); PROVIDED, HOWEVER, that such consent to jurisdiction is solely for the purpose referred to in this subsection (b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

  SECTION 6.12 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

  SECTION 6.13 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          Name:
                                               --------------------------------

                                          XPEDITE SYSTEMS, INC.

                                          By:
                                             ----------------------------------
                                          Name:--------------------------------
                                          Title:
                                              ---------------------------------

                                          PREMIERE TECHNOLOGIES, INC.

                                          By:----------------------------------
                                          Name:--------------------------------
                                          Title:
                                              ---------------------------------

*Schedule 1 hereto setting forth the Stockholder's name, the number of shares owned and the number of currently exercisable options has been omitted. The reporting person agrees to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request.

                            SCHEDULE 2 TO EXHIBIT B

  Premiere Technologies, Inc. has entered into agreements substantially identical to Exhibit B as follows:

  1. Sockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Robert Chefitz.

  2. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Phillip A. Campbell.

  3. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and David Epstein.

  4. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Stuart Epstein.

  5. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and John C. Baker.

  6. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Robert S. Vaters.

  7. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Max A. Slifer.

  8. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Dennis Schmaltz.

  9. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Vincent DeVita.

  10. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and Roy B. Andersen, Jr.

  11. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and APA Excelsior III, L.P.

  12. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and APA Excelsior III, Offshore, L.P.

  13. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and APA Fostin Pennsylvania Venture Capital Fund, L.P.

  14. Stockholder Agreement dated as of November 13, 1997 among Premiere Technologies, Inc., Xpedite Systems, Inc. and CIN Venture Nominees, Ltd.

                                   EXHIBIT C

                              REGISTRATION RIGHTS

I.DEFINITIONS

  1.1. Definitions. Terms defined in the Agreement and Plan of Merger, dated as of November 13, 1997 (the "Agreement"), by and among Premiere Technologies, Inc. ("Parent"), Xpedite Systems, Inc. (the "Company") and Nets Acquisition Corp. ("Acquisition Sub"), are used herein as therein defined. In addition, the following terms, as used herein, have the following meanings:

    "Demand Registration" means a Demand Registration as defined in Section
  2.1.

    "Piggyback Registration" means a Piggyback Registration as defined in
  Section 2.2.

    "Priority Holders" means the following persons who have previously been granted registration rights by Parent: (i) Sirrom Capital Corporation, (ii) NationsBanc Capital Corporation, (iii) CMG@Ventures, L.P., (iv) WorldCom, Inc., (v) those former stockholders and other equity owners of Voice-Tel Enterprises, Inc. ("VTE"), VTN, Inc. and the franchisees of VTE, and (vi) the former stockholders of VoiceCom Holdings, Inc. pursuant to the acquisition agreement between Parent and certain stockholders of VoiceCom.

    "Registrable Securities" means (A) the shares of Parent Common Stock issued to the Large Stockholder under the Agreement, and (B) any securities of Parent issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Parent Common Stock referred to in clause (A); provided, that Registrable Securities shall not include (i) securities with respect to which a registration statement with respect to the sale of such securities has become effective under the Securities Act and all such securities have been disposed of in accordance with such registration statement, (ii) such securities as are actually sold pursuant to Rule 144 (or any successor provision thereto) under the Securities Act ("Rule 144"), or (iii) such securities as are acquired by Parent or any of its Subsidiaries.

    "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

II.REGISTRATION RIGHTS

  2.1. Demand Registration.

    (a) Beginning on the date that is 30 days after financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies and ending three months thereafter, a Large Shareholder may make a written request for registration under the Securities Act of all or part of its Registrable Securities (a "Demand Registration"); provided that Parent shall not be obligated (i) to effect more than one Demand Registration, (ii) to effect a Demand Registration for less than one million shares of Parent Common Stock or
  (iii) to effect a Demand Registration within three months of Large Shareholder selling any Registrable Securities pursuant to a Piggyback Registration under Section 2.2. Such request will specify the number of shares of Registrable Securities proposed to be sold. A registration will not count as a Demand Registration (x) if, due to the provisions of Section 2.3, the number of Registrable Securities included in such registration is less than 85% of the Registrable Securities sought to be included in such registration and (y) until it has become effective.

    (b) Unless Parent shall otherwise consent in writing in response to a request made by the Large Stockholder, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. Parent shall select the book-running and other managing Underwriters (which shall be nationally recognized firms) in connection with such offering and any additional investment bankers and managers to be used in connection with the offering.

    (c) Subject to the provisions of Section 2.3, other shareholders of Parent shall be entitled to include shares in the Demand Registration pursuant to any registration rights or other similar rights granted to them by Parent.

  2.2. Piggyback Registration. If Parent proposes to file a registration statement under the Securities Act with respect to an offering of Parent Common Stock (i) for Parent's own account (other than (a) a registration statement on Form S-4 or S-8 or relating solely to securities issued pursuant to any benefit plan (or any substitute form that may be adopted by the Commission), (b) a registration statement covering any method of distribution which is not an underwritten public offering, or (c) a registration relating to convertible securities of Parent including any underlying equity securities or relating to any securities sold pursuant to a Rule 144A transaction) or
(ii) for the account of any of the holders of Parent Common Stock (other than a registration where the intended method of disposition is not pursuant to an underwritten public offering), then Parent shall give written notice of such proposed filing to the Large Shareholder as soon as practicable (but in no event less than ten days before the anticipated filing date), and such notice shall offer, subject to the terms and conditions hereof, such Large Shareholder the opportunity to register such Registrable Securities as such Large Shareholder may request on the same terms and conditions as Parent's or such holders' Parent Common Stock (a "Piggyback Registration"). Parent shall have the right to terminate or withdraw any registration undertaken by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Large Shareholder has elected to include securities in such registration.

  2.3. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section
2.1 or 2.2 shall advise Parent that (i) the size of the offering that Large Shareholder, Parent and any other persons intend to make or (ii) the kind of securities that Large Shareholder, Parent and such other persons intend to include in such offering are such that the success of the offering would be materially and adversely affected, then (A) if the size of the offering is the basis of such Underwriter's advice, the amount of Registrable Securities to be offered for the account of such Large Shareholder shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of such Large Shareholder shall be reduced only after the amount of securities to be offered for the account of Parent and such other persons has been reduced to zero except and to the extent prohibited by the terms of any registration rights or other agreement in effect with any of the Priority Holders, and (y) in the case of a Piggyback Registration, if securities are being offered for the account of persons other than Parent, then after all securities of the persons requesting such registration have been included (the "Demand Shareholders"), the proportion by which the amount of such Registrable Securities intended to be offered for the account of such Large Shareholder is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of persons other than the Demand Shareholders is reduced except and to the extent prohibited by the terms of any registration rights or other agreement in effect with any of the Priority Holders; and (B) if the combination of securities to be offered is the basis of such Underwriter's advice, (x) the Registrable Securities to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)), or (y) in the case of a Piggyback Registration, if the actions described in sub-clause (x) of this clause (B) would, in the judgment of the managing Underwriter, be insufficient to eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering. If the managing underwriter has not limited the number of Registrable Securities or other securities to be underwritten, Parent and officers and directors of Parent may include its or their securities for its or their own account in such registration if the managing underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

III.REGISTRATION PROCEDURES

  3.1. Filings; Information. Whenever a Large Shareholder requests that any Registrable Securities be registered pursuant to Section 2.1 hereof, Parent will use its commercially reasonable efforts to effect the registration of such Registrable Securities as soon as reasonably practicable, and in connection with any such request:

    (a) Parent will as soon as reasonably practicable prepare and file with the SEC a registration statement on any form for which Parent then qualifies and which counsel for Parent shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 45 days; provided that if Parent shall furnish to such Large Shareholder a certificate signed by its Chairman, Chief Executive Officer, Chief Financial Officer or any Executive Vice President stating that in his or her good faith judgment it would be detrimental or otherwise disadvantageous to Parent or its shareholders for such a registration statement to be filed, or, in the case of an effective registration statement, for sales to be effected thereunder, Parent shall have a period of not more than 120 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 2.1 or, in the case of an effective registration statement, Parent shall be entitled to require such Large Shareholder to refrain from selling Registrable Securities under such registration statement for a period of up to 120 days. If Parent furnishes a notice under this paragraph at a time when a registration statement filed pursuant to this Agreement is effective, Parent shall extend the period during which such registration statement shall be maintained effective as provided in this Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of notice under this paragraph to the date when sales under the registration statement may recommence.

    (b) Parent will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Large Shareholder requesting registration and each managing Underwriter, if any, copies thereof, and thereafter furnish to such Large Shareholder and each such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as such Large Shareholder or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

    (c) After the filing of the registration statement, Parent will promptly notify such Large Shareholder of any stop order issued or, to the knowledge of Parent, threatened to be issued by the SEC and take all necessary actions required to prevent the entry of such stop order or to remove it if entered.

    (d) Parent will use its reasonable efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as such Large Shareholder reasonably (in light of such Large Shareholder's intended plan of distribution) requests; provided that Parent will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to service of process in any such jurisdiction.

    (e) Parent shall, as promptly as reasonably practicable, notify each Large Shareholder that has sold, or is selling, Registrable Securities hereunder, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as promptly as practicable make available to each such Large Shareholder and to the Underwriters any such supplement or amendment. Each Large Shareholder, by requesting a registration or selling Registrable Securities hereunder, shall be deemed to agree with Parent that, upon receipt of any notice from Parent of the happening of any event of the kind described in the preceding sentence, such Large Shareholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by Parent, such Large Shareholder will deliver to Parent all copies, other than permanent file copies then in Large Shareholder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event Parent shall give such notice, Parent shall extend the period during which any registration statement shall be maintained effective as provided in Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when Parent shall make available such supplemented or amended prospectus.

    (f) In the event of the issuance of a stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction in the United States, Parent will promptly notify the holders of Registrable Securities and will use its commercially reasonable efforts to obtain the withdrawal of such order.

    (g) Parent will enter into customary agreements (including an underwriting agreement in customary form and satisfactory in form and substance to Parent in its reasonable judgment) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

    (h) Parent will furnish to each Large Shareholder that sells Registrable Securities hereunder and to each managing Underwriter, if any, a signed counterpart, addressed to such Large Shareholder and each Underwriter, of
  (i) an opinion or opinions of counsel to Parent and (ii) a comfort letter or comfort letters from Parent's independent auditors pursuant to SAS 72, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters delivered to such parties.

    (i) Parent will make generally available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

    (j) Parent will use reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Parent are then listed.

  3.2. Registration Expenses. In connection with any Demand Registration or Piggyback Registration by or for a Large Shareholder, Parent shall pay the following expenses incurred in connection with such registration (the "Registration Expenses"): (i) all filing fees with the SEC, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the fees and expenses incurred in connection with any listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for Parent (including the expenses of any comfort letters pursuant to Section 3.1(g) hereof) and (vi) the reasonable fees and expenses of any additional experts retained by Parent in connection with such registration. Such Large Shareholder shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, and any out-of-pocket expenses of Large Shareholder, including such Large Shareholder's counsel's fees and expenses. Parent shall pay internal Parent expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

  3.3. Participation in Underwritten Registrations. No person may participate in any underwritten registered offering contemplated hereunder unless such person (a) agrees to sell its securities on the basis provided in any underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting arrangements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights. Parent may require each Large Shareholder that requests a registration or is selling Registrable Securities hereunder promptly to furnish in writing to Parent such information regarding such Large Shareholder, the plan of distribution of the Registrable Securities and other information as Parent may from time to time reasonably request or as may be legally required in connection with such registration.

IV.INDEMNIFICATION AND CONTRIBUTION

  4.1. Indemnification by Parent. Parent agrees to indemnify and hold harmless each Large Shareholder, its officers and directors, and each person, if any, who controls Large Shareholder within the meaning of either

Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Parent by or on behalf of any Large Shareholder or Underwriter for any Large Shareholder expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Large Shareholder if a copy of the current prospectus was not provided to the purchaser of Registrable Securities and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability or for any sales occurring after Parent has informed such Large Shareholder under Section 3.1(e) hereof and prior to the delivery by Parent of any supplement or amendment to such prospectus. Parent also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of such Large Shareholder provided in this Section 4.1.

  4.2. Indemnification by Large Shareholders. Each Large Shareholder, by requesting any registration or making any sale of Registrable Securities hereunder, shall be deemed to agree (on a several and not joint basis) to indemnify and hold harmless Parent, its officers and directors, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Parent to Large Shareholder, but only with reference to information furnished in writing by or on behalf of Large Shareholder expressly for use in any registration statement or prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Large Shareholder also shall be deemed to agree to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of Parent provided in this Section 4.2.

  4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4.1 or
4.2 hereof, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

  4.4. Contribution. If the indemnification provided for in this Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such

Indemnified Party as a result of such losses, claims, damages or liabilities
(i) in such proportion as is appropriate to reflect the relative benefits received by Parent, any Large Shareholder and the Underwriters from the offering of the securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Parent, such Large Shareholder and the Underwriters in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by Parent, such Large Shareholder and the Underwriters shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of Parent and such Large Shareholder and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of Parent, a Large Shareholder and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by or on behalf of such party and the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

  Parent and each Large Shareholder shall be deemed to agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Large Shareholder shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by Large Shareholder exceeds the amount of any damages which Large Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                                                                        ANNEX B

[LOGO OF MERRILL LYNCH APPEARS HERE]

                                                       Investment Banking

                                                       Corporate and
                                                       Institutional
                                                       Client Group

                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1330
                                                       212 449 1000

                               November 13, 1997

Board of Directors
Xpedite Systems, Inc.
One Industrial Way West
Eatontown, New Jersey 07724

Members of the Board of Directors:

  Xpedite Systems, Inc. (the "Company") and Premiere Technologies, Inc. (the "Acquiror"), and Nets Acquisition Corp., a newly formed, wholly owned Subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), will be converted into the right to receive a number (the "Exchange Ratio") of shares of the common stock of the Acquiror, par value $.01 per share (the "Acquiror Shares"), calculated by dividing $34.00 by the Average Closing Price (as defined in the Agreement) in accordance with and subject to the limitations set forth in the Agreement (the "Merger Consideration"). The Agreement provides that the Average Closing Price will be deemed to equal (i) $27.20 in the event the actual Average Closing Price is less than $27.20 and (ii) $39.20 in the event the actual Average Closing Price is greater than $39.20, provided that if the actual Average Closing Price is calculated to be less than $24.00, then the Company will have the right to terminate the Agreement (the "Termination Right") unless the Acquiror agrees to increase the Exchange Ratio such that the product of the actual Average Closing Price multiplied by the Exchange Ratio will equal or exceed $30.00. The Merger is conditioned upon, among other things, the satisfaction of all conditions precedent to the closing of the Company's acquisition (the "U.K. Acquisition") of Xpedite Systems Limited (the "U.K. Company").

  You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares. We express no opinion as to the relative value of the Merger Consideration as compared to the consideration that may be proposed to be delivered pursuant to any other transaction proposal which the Company has received or may receive. In rendering our opinion we have evaluated the Company on a pro forma basis after giving effect to the U.K. Acquisition. However, this opinion does not constitute an opinion on the fairness or any other aspect of the U.K. Acquisition itself. Furthermore, in rendering our opinion, due to the speculative nature of the existing put-call arrangements relating to the U.K. Company, Xpedite Systems GmbH and Xpedite Systems S.A. (the "European Put-Call Arrangements"), we have evaluated the Company without regard to any aspect of the European Put-Call Arrangements. This opinion is rendered as if the U.K. Acquisition had been consummated and the European Put-Call Arrangements were not contemplated or consummated and does not take into consideration the potential financial ramifications to the Company of the European Put-Call Arrangements, including any element of value associated therewith.

  In arriving at the opinion set forth below, we have, among other things:

  (1) reviewed certain publicly available business and financial information relating to the Company and the Acquiror which we deemed to be relevant;

   (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company (including after giving effect to the U.K. Acquisition) and the Acquiror (with respect to the Acquiror such financial forecast information was limited to fiscal years 1997 and 1998), furnished to us by the Company and the Acquiror, respectively;

   (3) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the U.K. Company, furnished to us by the Company and the U.K. Company;

   (4) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above as well as their respective business and prospects before and after giving effect to the Merger;

   (5) conducted discussions with members of senior management and representatives of the Company and the U.K. Company concerning the matters described in clause 3 above;

   (6) reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

   (7) reviewed the results of operations of the Company (including after giving effect to the U.K. Acquisition) and the Acquiror and compared them with those of certain publicly traded companies which we deemed to be relevant;

   (8) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

   (9) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisers;

  (10) reviewed the potential pro forma impact of the Merger;

  (11) reviewed a recent draft of the Agreement; and

  (12) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company (including after giving effect to the U.K. Acquisition) or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company (including after giving effect to the U.K. Acquisition) or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company, the U.K. Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's, the U.K. Company's or the Acquiror's management as to the expected future financial performance of the Company (including after giving effect to the U.K. Acquisition) or the Acquiror, as the case may be. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. For purposes of rendering this opinion, we have assumed that the Company will not consummate the Merger under circumstances where the Termination Right is exercisable.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We are also acting as financial advisor to the Company in connection with U.K. Acquisition and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the U.K. Acquisition. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We may provide financial advisory and financing services to the surviving corporation in the Merger and/or its affiliates and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares or any other securities of the Company or the Acquiror will trade following the announcement or consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Shares.

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                             Smith Incorporated
                                          -------------------------------------
                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                                                        ANNEX C
                  [LETTERHEAD OF PRUDENTIAL SECURITIES INC.]

PRIVATE AND CONFIDENTIAL

                                                              November 12, 1997

The Board of Directors
Premiere Technologies, Inc.
3399 Peachtree Road
Atlanta, Georgia 30326

Members of the Board:

  We understand that Premiere Technologies, Inc., a Georgia corporation (the "Company" or "Premiere"), Nets Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Premiere (the "Acquisition Sub"), and Xpedite Systems, Inc., a Delaware corporation ("Xpedite"), propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, the Acquisition Sub shall merge with and into Xpedite (the "Merger"). In the Merger, each outstanding share of Common Stock, par value $.01 per share, of Xpedite (the "Xpedite Common Stock") will be converted into the right to receive a number of shares of Common Stock, par value $.01 per share, of the Company (the "Premiere Common Stock") equal to the Exchange Ratio (as hereinafter defined). The Merger is conditioned upon, among other matters, the consummation of Xpedite's acquisition of Xpedite Systems Ltd. ("XSL"), a United Kingdom affiliate of Xpedite, for approximately $87.0 million in cash. The "Exchange Ratio" shall be determined based on the average closing price (the "Average Closing Price") per share of Premiere Common Stock for the twenty consecutive trading days as reported by NASDAQ/NMS ending at the close of trading on the trading day immediately preceding the date of the special meeting of Xpedite's stockholders in connection with the Merger (the "Meeting"). The Exchange Ratio shall be determined in the following manner:

    (i)if the Average Closing Price is between $27.20 and $39.20, the Exchange Ratio shall be $34.00 divided by the Average Final Closing Price;

    (ii)if the Average Closing Price is below $27.20 then the Exchange Ratio shall be 1.250;

    (iii)if the Average Closing Price exceeds $39.20 then the Exchange Ratio shall be 0.867.

  The Agreement may be terminated by Xpedite at any time during the three business day period commencing on the trading day immediately preceding the date of the Meeting if the Average Closing Price is less than $24.00 (the "Threshold Price"). The Company, however, may elect to increase the Exchange Ratio to equal the quotient obtained by dividing the product of the Threshold Price and the Exchange Ratio (as then in effect) by the Average Closing Price, in which event, no termination shall have occurred and the Agreement shall remain in effect.

  You have requested our opinion as to the fairness to the Company from a financial point of view of the consideration to be paid by the Company in the Merger.

  In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

    (i)a draft dated November 12, 1997 of the Agreement;

    (ii)certain publicly-available information relating to Xpedite including, but not limited to, (a) Xpedite's Preliminary Proxy Statement dated September 18, 1997, (b) Xpedite's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on October 31, 1997, (c) Xpedite's Current Report on Form 8-K dated August 8, 1997, and (d) Xpedite's Schedule 13E-3 dated September 18, 1997 and Schedule 13E-3/A dated October 31, 1997;

    (iii)certain publicly-available historical financial and operating data for Xpedite including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and (c) Proxy Statements for the Meetings of Stockholders held on January 10, 1996, October 1, 1996, and May 15, 1997;

    (iv)certain publicly-available historical financial and operating data for the Company, including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and (c) the Proxy Statement for the Annual Meeting of Shareholders held on April 30, 1997;

    (v)certain information relating to the Company, including projected income statement data for the fiscal year ending December 31, 1997 and December 31, 1998, prepared by the management of the Company;

    (vi)certain information relating to XSL, including historical financial data for the fiscal years ended December 31, 1993 through December 31, 1996, and projected financial forecasts for the fiscal years ending December 31, 1997 through December 31, 2001, prepared by the management of Xpedite and XSL;

    (vii)certain information relating to Xpedite, including financial forecasts for the fiscal years ending December 31, 1997 through December 31, 2001, prepared by the management of Xpedite;

    (viii)consolidated historical financial data for Xpedite and XSL for the fiscal years ending December 31, 1993 through December 31, 1996, and projected consolidated financial forecasts for the fiscal years ending December 31, 1997 through December 31, 2001 prepared by the management of Xpedite;

    (ix)publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to Xpedite or otherwise relevant to our inquiry;

    (x)the financial terms of certain recent transactions we deemed relevant to our inquiry;

    (xi)the historical stock prices and trading volumes of Premiere Common Stock and Xpedite Common Stock; and

    (xii)such other financial studies, analyses and investigations that we deemed appropriate.

  We have assumed, with your consent, that the draft of the Agreement which we reviewed (as referred to above) will conform in all material respects to that document when in final form.

  We have met with the senior management of the Company, Xpedite and XSL to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies and (iv) such other matters that we deemed relevant.

  In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company, Xpedite and XSL and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, Xpedite or XSL. With respect to certain financial forecasts provided to us by the Company for the Company, and by Xpedite for Xpedite and XSL, we have assumed that such information (and the assumptions and bases therefor) represents each respective management's best currently available estimate as to the future financial performance of the Company, Xpedite and XSL. Our opinion is predicated on the Merger qualifying (i) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) for "pooling-of-interests" accounting treatment. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

  Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which Premiere Common Stock will trade following consummation of the Merger.

  As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive a fee for such services, the majority of which fee is contingent upon the consummation of the Merger. In the ordinary course of business we may actively trade the shares of Premiere Common Stock and Xpedite Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, Prudential Securities Incorporated provides equity research coverage on Xpedite and acted as lead-manager for the initial public offering of Xpedite's Common Stock on February 14, 1994 and as co-manager for an offering of Xpedite's Common Stock on August 15, 1996.

  This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to how such shareholders should vote in connection with the issuance of shares of Premiere Common Stock pursuant to the Merger or as to any other action such shareholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's shareholders.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company in the Merger is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          /s/ Prudential Securities
                                          Incorporated
                                          _____________________________________
                                          PRUDENTIAL SECURITIES INCORPORATED

                                                                         ANNEX D

                          PREMIERE TECHNOLOGIES, INC.
                  SECOND AMENDED AND RESTATED 1995 STOCK PLAN

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I    DEFINITIONS.................................................    1
 ARTICLE II   THE PLAN....................................................    4
    2.1       Name........................................................    4
    2.2       Purpose.....................................................    4
    2.3       Effective Date..............................................    4
 ARTICLE III  PARTICIPANTS................................................    4
 ARTICLE IV   ADMINISTRATION..............................................    4
    4.1       Duties and Powers of the Committee..........................    4
    4.2       Interpretation; Rules.......................................    5
    4.3       No Liability................................................    5
    4.4       Majority Rule...............................................    5
    4.5       Company Assistance..........................................    5
 ARTICLE V    SHARES OF STOCK SUBJECT TO PLAN.............................    5
    5.1       Limitations.................................................    5
    5.2       Antidilution................................................    6
 ARTICLE VI   OPTIONS.....................................................    7
    6.1       Types of Options Granted....................................    7
    6.2       Option Grant and Agreement..................................    7
    6.3       Optionee Limitations........................................    8
    6.4       $100,000 Limitation.........................................    8
    6.5       Exercise Price..............................................    8
    6.6       Exercise Period.............................................    8
    6.7       Option Exercise.............................................    9
    6.8       Reload Options..............................................   10
    6.9       Nontransferability..........................................   10
    6.10      Termination of Employment or Service........................   10
    6.11      Employment Rights...........................................   10
    6.12      Certain Successor Options...................................   10
    6.13      Effect of Change in Control.................................   11
 ARTICLE VII  RESTRICTED STOCK............................................   11
    7.1       Awards of Restricted Stock..................................   11
    7.2       Nontransferability..........................................   11
    7.3       Lapse of Restrictions.......................................   11
    7.4       Termination of Employment...................................   11
    7.5       Treatment of Dividends......................................   12
    7.6       Delivery of Shares..........................................   12
 ARTICLE VIII STOCK APPRECIATION RIGHTS...................................   12
    8.1       SAR Awards..................................................   12
    8.2       Determination of Price......................................   12
    8.3       Exercise of an SAR..........................................   12

                                                                            PAGE
                                                                            ----
    8.4      Payment for an SAR...........................................   12
    8.5      Status of SAR Shares.........................................   12
    8.6      Termination of SARs..........................................   13
    8.7      No Shareholder Rights........................................   13
 ARTICLE IX  STOCK CERTIFICATES...........................................   13
 ARTICLE X   TERMINATION AND AMENDMENT....................................   14
    10.1     Termination and Amendment....................................   14
    10.2     Effect on Grantee's Rights...................................   14
 ARTICLE XI  RELATIONSHIP TO OTHER COMPENSATION PLANS.....................   14
 ARTICLE XII MISCELLANEOUS................................................   14
    12.1     Performance Goals............................................   14
    12.2     Replacement or Amended Grants................................   15
    12.3     Forfeiture for Competition...................................   15
    12.4     Plan Binding on Successors...................................   15
    12.5     Singular, Plural, Gender.....................................   15
    12.6     Headings Not Part of Plan....................................   15
    12.7     Interpretation...............................................   15

                          PREMIERE TECHNOLOGIES, INC.
                  SECOND AMENDED AND RESTATED 1995 STOCK PLAN

                                   ARTICLE I
                                  DEFINITIONS

  As used herein, the following terms have the following meanings unless the context clearly indicates to the contrary:

  "Award" shall mean a grant of Restricted Stock or an SAR under this Plan.

  "Board" shall mean the Board of Directors of the Company.

  "Cause" shall mean theft or destruction of property of the Company or any Subsidiary, disregard of the rules or policies of the Company or any Subsidiary, or conduct evincing willful or wanton disregard of the interests of the Company or any Subsidiary. Such determination shall be made by the Committee based on information presented by the Company and the Employee (if the Employee chooses to present information), and shall be final and binding on the Company and the Employee.

  "Change in Control" shall mean the occurrence of either of the following events:

   (a) A change in the composition of the Board as a result of which fewer than one-half of the incumbent Directors are Directors who either:

      (i) were Directors of the Company twenty-four (24) months prior to such change, or

      (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

   (b) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any person who is a shareholder of the Company on or before the effective date of this Plan, by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company.

  "Code" shall mean the Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

  "Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that
(i) with respect to any Options or Awards granted to an individual who is also a Section 16 Insider, the Committee shall consist of at least two members of the Board (who need not be members of the Committee with respect to Options or Awards granted to any other individuals) who are Non-Employee Directors, and
(ii) with respect to any Options or Awards granted to an individual who is also a Covered Employee, the Committee shall consist of at least two members of the Board (who need not be members of the Committee with respect to Options or Awards granted to any other individuals) who are Outside Directors, and all authority and discretion shall be exercised by such Non-Employee Directors or Outside Directors, as the case may be. References herein to the "Committee" shall mean such Employee Directors or Outside Directors insofar as any actions or determinations of the Committee shall relate to or affect Options or Awards made to or held by any Section 16 Insider or Covered Employee, as the case may be. At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee shall mean a reference to the Board.

  "Company" shall mean Premiere Technologies, Inc., a Georgia corporation.

  "Covered Employee" shall have the meaning assigned such term in Code Section 162(m)(3) and the regulations promulgated thereunder.

  "Director" shall mean a member of the Board and any person who is an advisory or honorary director of the Company if such person is considered a director for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

  "Exchange Act" shall mean the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

  "Exercise Price" shall mean the price at which an Optionee may purchase a share of Stock under a Stock Option Agreement.

  "Fair Market Value" on any date shall mean (i) the closing sales price of the Stock, regular way, on such date on the national securities exchange having the greatest volume of trading in the Stock during the thirty (30) day period preceding such date or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the date such value is to be determined, or in the absence of closing bids on such date, the closing bids on the next preceding date on which there were bids; or (iii) if the Stock also is not traded on the over-the-counter market, the fair market value as determined in good faith by the Committee based on such relevant facts as may be available, which may include opinions of independent experts, the price at which recent sales of Stock have been made, the book value of the Stock, and the Company's past, current and future earnings.

  "Grantee" shall mean a person who is an Optionee or a person who has received an Award of Restricted Stock or an SAR.

  "Incentive Stock Option" shall mean an Option that complies with and is subject to the terms, limitations and conditions of Code Section 422 and the regulations promulgated thereunder.

  "Non-Employee Director" shall have the meaning assigned such term in Rule 16b-3 promulgated under Section 16 of the Exchange Act.

  "Officer" shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

  "Option" shall mean an option, including an Incentive Stock Option, to purchase Stock granted pursuant to the provisions of Article VI hereof.

  "Optionee" shall mean a person to whom an Option has been granted hereunder.

  "Outside Director" shall have the meaning assigned such term in Code Section 162 and the regulations promulgated thereunder.

  "Permanent and Total Disability" shall have the meaning set forth in Code
Section 22(e)(3) and the regulations promulgated thereunder.

  "Plan" shall mean the Premiere Technologies, Inc. Second Amended and Restated 1995 Stock Plan, the terms of which are set forth herein.

  "Purchasable" shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Stock Option Agreement.

  "Qualified Domestic Relations Order" shall have the meaning set forth in Code Section 414(p)(1)(A) and the regulations promulgated thereunder.

  "Reload Option" shall have the meaning set forth in Section 6.8 hereof.

  "Restricted Stock" shall mean Stock issued to a Grantee pursuant to Article VII hereof.

  "Restriction Agreement" shall mean a written agreement setting forth the terms of an Award of Restricted Stock, as provided in Section 7.1 hereof.

  "SAR" means a stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a share of Stock from the date of the grant of the right to the date of its payment, as provided in Article VIII hereof.

  "SAR Agreement" shall mean a written agreement setting forth the terms of an Award of an SAR, as provided in Section 8.1 hereof.

  "SAR Price" shall mean the base value established by the Committee for an SAR on the date the SAR is granted and which is used in determining the amount of benefit, if any, paid to a Grantee.

  "Section 16 Insider" shall mean any person who is subject to the provisions of Section 16 of the Exchange Act, as provided in Rule 16a-2 promulgated pursuant to the Exchange Act.

  "Stock" shall mean the Common Stock, par value $.0l per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

  "Stock Option Agreement" shall mean a written agreement between the Company and an Optionee under which the Optionee may purchase Stock hereunder, as provided in Article VI hereof.

  "Subsidiary" shall mean any corporation, limited liability company, partnership or other entity in which the Company directly or indirectly controls fifty percent (50%) or more of the total combined voting power of such entity.

                                  ARTICLE II
                                   THE PLAN

  2.1 Name. This Plan shall be known as the "Premiere Technologies, Inc. Second Amended and Restated 1995 Stock Plan."

  2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries and its shareholders by affording certain employees of the Company and its Subsidiaries, as well as key consultants and advisors to the Company or any Subsidiary, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the Options and Awards is to promote the growth and profitability of the

Company and its Subsidiaries by providing the Grantees with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company and its Subsidiaries.

  2.3 Effective Date. The effective date of this Plan is December 6, 1995, as first amended and restated effective as of September 12, 1996, subject to shareholder approval of the first amendments hereto no later than September 11, 1997, and secondly amended and restated as of March 18, 1997, subject to shareholder approval of the second amendments hereto no later than March 17, 1998.

                                  ARTICLE III
                                 PARTICIPANTS

  The class of persons eligible to participate in this Plan shall consist of all persons whose participation in the Plan the Committee determines to be in the best interests of the Company which shall include, but not be limited to, all employees of the Company or any Subsidiary, as well as directors, key consultants and advisors to the Company or any Subsidiary.

                                  ARTICLE IV
                                ADMINISTRATION

  4.1 Duties and Powers of the Committee. This Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet telephonically. In administering this Plan, the Committee's actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options or Awards in accordance with the provisions of this Plan and may grant Options and Awards singly, in combination, or in tandem. Subject to the provisions of this Plan, the Committee shall have the discretion and authority to determine those persons to whom Options or Awards will be granted and whether such Options will be accompanied by the right to receive Reload Options, the number of shares of Stock subject to each Option or Award, such other matters as are specified herein, and any other terms and conditions of a Stock Option Agreement, Restriction Agreement and an SAR Agreement. The Committee shall also have the discretion and authority to delegate to any Officer its powers to grant Options or Awards under this Plan to any person who is an employee of the Company or any Subsidiary but not an Officer or Director. To the extent not inconsistent with the provisions of this Plan, the Committee may give a Grantee an election to surrender an Option or Award in exchange for the grant of a new Option or Award, and shall have the authority to amend or modify an outstanding Stock Option Agreement, Restriction Agreement or SAR Agreement, or to waive any provision thereof, provided that the Grantee consents to such action.

  4.2 Interpretation; Rules. Subject to the express provisions of this Plan, the Committee shall have complete authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement, Restriction Agreement and SAR Agreement, and to make all other determinations necessary or advisable for the administration of this Plan, including, without limitation, the amending or altering of this Plan and any Options or Awards granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.

  4.3 No Liability. Neither any Director nor any member of the Committee shall be liable to any person or entity for any act or determination made in good faith with respect to this Plan or any Option or Award granted hereunder.

  4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

  4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

                                   ARTICLE V
                        SHARES OF STOCK SUBJECT TO PLAN

  5.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2, the maximum number of shares of Stock that may be issued hereunder shall be 4,000,000; provided, that the stock dividend declared shortly prior to the Company's initial public offering did not and shall not affect the maximum number of shares of Stock that may be issued hereunder. Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options, non-Incentive Stock Options, Restricted Stock and SARs, and the amount of Stock subject to the Plan may be increased from time to time in accordance with Article X hereof. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Covered Employee shall be 500,000. The maximum fair market value of any Restricted Stock Awards that may be received by a Covered Employee (less any consideration paid by the participant for such Award) during any one calendar year under the Plan shall be $2,000,000.

  Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Award, may again be optioned or Awarded under this Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for Options or Awards hereunder.

  If Options are issued in respect of options to acquire stock of any entity acquired, by merger or otherwise, by the Company or any Subsidiary, to the extent that such issuance shall not be inconsistent with the terms, limitations and conditions of Code Section 422 or Rule 16b-3 under the Exchange Act, the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be optioned to any other person.

  5.2 Antidilution.

    (a) If (i) the Outstanding shares of Stock are increased, decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company, by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend (excluding the Stock dividend referred to in Section 5.1), (ii) any spin-off, split-off or other distribution of assets materially affects the price of the Company's stock, or (iii) there is any assumption and conversion to this Plan by the Company of an acquired company's outstanding option grants, then:

      (A) the aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder shall be adjusted appropriately by the Committee, and

      (B) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options and the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then remaining restrictions), shall be adjusted appropriately by the Committee.

    (b) If the Company is a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:

      (i) notwithstanding other provisions hereof, declare that all Options granted under this Plan shall become exercisable immediately notwithstanding the provisions of the respective Stock Option Agreements regarding exercisability, that all such Options shall terminate thirty (30) days after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such 30-day period, and that all then-remaining restrictions pertaining to Awards under this Plan shall immediately lapse; and/or

      (ii) notify all Grantees that all Options and Awards granted under this Plan shall be assumed by the successor corporation or substituted on an equitable basis with options or restricted stock issued by such successor corporation.

    (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of that Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Options and Awards under the Plan to lapse, and shall cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders; provided that, notwithstanding any other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth (5th) business day following such adoption, notwithstanding the provisions of the respective Stock Option Agreements regarding exercisability.

    (d) The adjustments described in paragraphs (a) through (c) of this
  Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination-of fractional share interests; provided, however, that any adjustment made by the Committee shall be made in a manner that will not cause an Incentive Stock Option to be other than an Incentive Stock Option under applicable statutory and regulatory provisions. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

                                  ARTICLE VI
                                    OPTIONS

  6.1 Types of Options Granted. The Committee may, under this Plan, grant either Incentive Stock Options or Options which do not qualify as Incentive Stock Options. Within the limitations provided in this Plan, both types of Options may be granted to the same person at the same time, or at different times, under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of this Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the satisfaction of performance goals or any other factor the Committee deems relevant.

  6.2 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee and by a written Stock Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, exercise price, whether the Option is intended to be an Incentive Stock Option, and whether the Option is to be accompanied by the right to receive a Reload Option, shall be stated in the Stock Option Agreement. No Incentive Stock Option may be granted more than ten (10) years after the effective date of this Plan. Separate Stock Option Agreements may be used for Options intended to be Incentive Stock Options and those not so intended, but any failure to use such separate agreements shall not invalidate, or otherwise adversely affect the Optionee's interest in, the Options evidenced thereby.

  6.3 Optionee Limitations. The Committee shall not grant an Incentive Stock Option to any person who, at the time the Incentive Stock Option is granted:

    (a) is not an employee of the Company or any of its Subsidiaries; or

    (b) owns or is considered to own stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries; provided, however, that this limitation shall not apply if at the time an Incentive Stock Option is granted the Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value of the Stock subject to such Option and such Option by its terms is not exercisable after five (5) years from the date on which the Option is granted. For the purpose of this subsection (b), a person shall be considered to own: (i) the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by whole or half blood), spouse, ancestors and lineal descendants; (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust in proportion to such person's stock interest, partnership interest or beneficial interest therein; and (iii) the stock which such person may purchase under any outstanding options of the Company or any Subsidiary.

  6.4 $100,000 Limitation. Except as provided below, the Committee shall not grant an Incentive Stock Option to, or modify the exercise provisions of any outstanding Incentive Stock Option held by, any person who, at the time the Incentive Stock Option is granted (or modified), would thereby receive or hold any Incentive Stock Options of the Company and any Subsidiary, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each Option) of the Stock with respect to which such Incentive Stock Options are exercisable for the first time during any calendar year is in excess of $100,000 (or such other limit as may be prescribed by the Code from time to time); provided, that the foregoing restriction on modification of outstanding Incentive Stock Options shall not preclude the Committee from modifying an outstanding Incentive Stock Option if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an Incentive Stock Option; and provided further that, if the $100,000 limitation (or such other limitation prescribed by the Code) described in this Section 6.4 is exceeded, the Incentive Stock Option, the granting or modification of which resulted in the exceeding of such limit, shall be treated as an Incentive Stock Option up to the limitation and the excess shall be treated as an Option not qualifying as an Incentive Stock Option.

  6.5 Exercise Price. The Exercise Price of the Stock subject to each Option shall be determined by the Committee. Subject to the provisions of Section 6.3(b) hereof, the Exercise Price of an Incentive Stock Option shall not be less than the Fair Market Value of the Stock as of the date the Option is granted (or in the case of an Incentive Stock Option that is subsequently modified, on the date of such modification).

  6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Stock Option Agreement with respect to each Option intended to be an Incentive Stock Option shall provide that such Option shall not be exercisable after the expiration of ten
(10) years from the date of grant (or modification) of the Option.

  6.7 Option Exercise.

    (a) Unless otherwise provided in the Stock Option Agreement or Section
  6.6 hereof, an Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become Purchasable under the provisions of the Option, but not at any time as to less than one hundred (100) shares unless the remaining shares that have become so Purchasable are less than one hundred (100) shares. The Committee shall have the authority to prescribe in any Stock Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

    (b) An Option shall be exercised by (i) delivery to the Company at its principal office a written notice of exercise with respect to a specified number of shares of Stock and (ii) payment to the Company at that office of the full amount of the Exercise Price for such number of shares in accordance with Section 6.7(c). If requested by an Optionee, an Option may be exercised with the involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T (in which case the certificates representing the underlying shares will be delivered by the Company directly to the stockbroker).

    (c) The Exercise Price is to be paid in full in cash upon the exercise of the Option and the Company shall not be required to deliver certificates for the shares purchased until such payment has been made; provided, however, the Committee may provide in a Stock Option Agreement (or may otherwise determine in Its sole discretion at the time of exercise) that in lieu of cash, all or any portion of the Exercise Price may be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, or by authorization to the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in each case to be credited against the Exercise Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Exercise Price); provided further, the Committee may provide in a Stock Option Agreement (or may otherwise determine in its sole discretion at the time of exercise) that, in lieu of cash or shares, all or a portion of the Exercise Price may be paid by the Optionee's execution of a recourse note equal to the Exercise Price or relevant portion thereof, subject to compliance with applicable state and federal laws, rules and regulations.

    (d) In addition to and at the time of payment of the Exercise Price, the Company may withhold, or require the Optionee to pay to the Company in cash, the amount of any federal, state and local income, employment or other withholding taxes which the Committee determines are required to be withheld under federal, state or local law in connection with the exercise of an Option; provided, however, the Committee may provide in a Stock Option Agreement (or may otherwise determine in its sole discretion at the time of exercise) that all or any portion of such tax obligations may, upon the election of the Optionee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, or by authorization to the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid.

    (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued and transferred to the Optionee upon the exercise of the Option.

  6.8 Reload Options.

    (a) The Committee may specify in a Stock Option Agreement (or may otherwise determine in its sole discretion) that a Reload Option shall be granted, without further action of the Committee, (i) to an Optionee who exercises an Option (including a Reload Option) by surrendering shares of Stock in payment of amounts specified in Sections 6.7(c) or 6.7(d) hereof,
  (ii) for the same number of shares as are surrendered to pay such amounts,
  (iii) as of the date of such payment and at an Exercise Price equal to the Fair Market Value of the Stock on such date, and (iv) otherwise on the same terms and conditions as the Option whose exercise has occasioned such payment, except as provided below and subject to such other contingencies, conditions, or other terms as the Committee shall specify at the time such exercised Option is granted.

    (b) Unless provided otherwise in the Stock Option Agreement, a Reload Option may not be exercised by an Optionee (i) prior to the end of a one
  (1) year period from the date that the Reload Option is granted, and (ii) unless the Optionee retains beneficial ownership of the shares of Stock issued to such Optionee upon exercise of the Option referred to above in
  Section 6.8(a)(i), for a period of one (1) year from the date of such exercise.

  6.9 Nontransferability. No Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or, in the case of non-Incentive Stock Options, pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee's guardian or legal representative, should one be appointed).

  6.10 Termination of Employment or Service. The Committee shall have the power to specify, with respect to the Options granted to a particular Optionee, the effect upon such Optionee's right to exercise an Option upon termination of such Optionee's employment or service under various circumstances, which effect may include immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full; provided, however, that in no event may an Incentive Stock Option be exercised after the expiration of ten (10) years from the date of grant thereof.

  6.11 Employment Rights. Nothing in this Plan or in any Stock Option Agreement shall confer on any person any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries to terminate such person's employment at any time.

  6.12 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code Section 422 and any regulations promulgated thereunder, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company or any Subsidiary, may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code Section 424(a).

  6.13 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable on an accelerated basis in the event that a Change in Control occurs with respect to the Company (and the Committee shall have the discretion to modify the definition of Change in Control in a particular Option Agreement). If the Committee finds that there is a reasonable possibility that, within the succeeding six (6) months, a Change in Control will occur with respect to the Company, then the Committee may determine that all outstanding Options shall be exercisable on an accelerated basis.

                                  ARTICLE VII
                               RESTRICTED STOCK

  7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock, which shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms and conditions (including, without limitation, the satisfaction of stated performance goals) as the Committee may, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the foregoing documents within the time period prescribed by the Committee, if any, the Award shall be void. At the discretion of the Committee, Shares issued in connection with an Award shall be deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as set forth in the Restriction Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

  7.2 Nontransferability. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner set forth in Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.

  7.3 Lapse of Restrictions. Restrictions upon Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

  7.4 Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Grantee, the effect upon such Grantee's rights with respect to such Restricted Stock of the termination of such Grantee's employment under various circumstances, which effect may include immediate or deferred forfeiture of such Restricted Stock or acceleration of the date on which any then remaining restrictions shall lapse.

  7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (a) deferred until the lapsing of the relevant restrictions and (b) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account outstanding during such year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

  7.6 Delivery of Shares. Except as provided otherwise in Article IX below, within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such shares and such shares shall be free of all restrictions hereunder.

                                 ARTICLE VIII
                           STOCK APPRECIATION RIGHTS

  8.1 SAR Awards. The Committee may grant Awards of SARs, which shall be governed by an SAR Agreement between the Company and the Grantee. Each SAR Agreement shall contain such restrictions, terms and conditions (including, without limitation, the satisfaction of stated performance goals) as the Committee may, in its discretion, determine.

  8.2 Determination of Price. The SAR Price shall be established by the Committee in its sole discretion. The SAR Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the date the SAR is granted for an SAR issued in tandem with an Incentive Stock Option.

  8.3 Exercise of an SAR. Upon exercise of an SAR, the Grantee shall be entitled, subject to the terms and conditions of this Plan and the SAR Agreement, to receive for each share of Stock being exercised under the SAR, the excess of (a) the Fair Market Value of such share of Stock on the date of exercise over (b) the SAR Price for such share of Stock.

  8.4 Payment for an SAR. At the sole discretion of the Committee, the payment of such excess shall be made in (a) cash, (b) shares of Stock, or (c) a combination of both. Shares of Stock used for this payment shall be valued at their Fair Market Value on the date of exercise of the applicable SAR.

  8.5 Status of SAR Shares. Shares of Stock subject to an Award of an SAR shall be considered shares of Stock which may be issued under this Plan for purposes of Section 5.1 hereof, unless the SAR Agreement making the Award of the SAR provides that the exercise of such SAR results in the termination of an unexercised Option for the same number of shares of Stock.

  8.6 Termination of SARs. An SAR may be terminated as follows:

    (a) During the period of a Grantee's continuous employment with the Company or a Subsidiary, an SAR will be terminated only if it has been fully exercised or it has expired by its terms.

    (b) Upon termination of a Grantee's employment with the Company or a Subsidiary, the SAR will terminate upon the earliest of (1) the full exercise of the SAR, (ii) the expiration of the SAR by its terms, and (iii) not more than three (3) months following the date of employment termination; provided, however, should termination of employment (A) result from the death or Permanent and Total Disability of the

  Grantee, the period referenced in clause (iii) hereof shall be one (1) year, or (B) be for Cause, the SAR will terminate on the date of employment termination. For purposes of this Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment unless otherwise provided in the SAR Agreement or by the Company on the date of the leave of absence.

    (c) Subject to the terms of the SAR Agreement with the Grantee, if a Grantee should die or become Subject to a Permanent and Total Disability prior to the termination of employment with the Company or any Subsidiary and prior to the termination of an SAR, such SAR may be exercised to the extent that the Grantee shall have been entitled to exercise it at the time of death or Permanent and Total Disability, as the case may be, by the Grantee, the estate of the Grantee or the person or persons to whom the SAR shall have been transferred by will or by the laws of descent and distribution.

    (d) Except as otherwise expressly provided in the SAR Agreement with the Grantee, in no event will the continuation of the term of an SAR beyond the date of termination of employment allow the Employee, or his beneficiaries or heirs, to accrue additional rights under this Plan, have additional SARs available for exercise, or receive a higher benefit than the benefit payable as if the SAR had been exercised on the date of employment termination.

  8.7 No Shareholder Rights. The Grantee of an SAR shall have no rights as a shareholder with respect to such SAR. In addition, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or rights except as provided in Section 5.2 hereof.

                                  ARTICLE IX
                              STOCK CERTIFICATES

  The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, or deliver any certificate for shares of Restricted Stock granted hereunder, prior to fulfillment of all of the following conditions:

    (a) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

    (b) the completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

    (c) the obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

    (d) the lapse of such reasonable period of time following the exercise of the Option as the Board from time to time may establish for reasons of administrative convenience.

  Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

                                   ARTICLE X
                           TERMINATION AND AMENDMENT

  10.1 Termination and Amendment. The Board at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.

  10.2 Effect on Grantee's Rights. No termination, amendment or modification of this Plan shall adversely affect a Grantee's rights under a Stock Option Agreement, Restriction Agreement or an SAR Agreement without the consent of the Grantee or his legal representative.

                                  ARTICLE XI
                   RELATIONSHIP TO OTHER COMPENSATION PLANS

  The adoption of this Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for employees or Directors of the Company or any of its Subsidiaries.

                                  ARTICLE XII
                                 MISCELLANEOUS

  12.1. Performance Goals. The Committee may determine that any Award granted pursuant to this Plan to a participant (including, but not limited to, participants who are Covered Employees) shall be determined solely on the basis of (a) the achievement by the Company or a Subsidiary of a specified target return on equity or assets, (b) the Company's or Subsidiary's stock price, (c) the achievement by the Company or a business unit of the Company or Subsidiary of a specified target net income or earnings per share, including without limitation earnings before income and taxes, or (d) any combination of the goals set forth in (a) through (c) above. Furthermore, the Committee reserves the right for any reason to reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m)). Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

  12.2 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of this Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards and grant new Options or Awards in substitution thereof. However, no modification of an Option or Award shall adversely affect a Grantee's rights under a Stock Option Agreement, Restriction Agreement or an SAR Agreement without the consent of the Grantee or his legal representative.

  12.3 Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, which services are of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while an employee, consultant or advisor of the Company or any Subsidiary, then that Grantee's rights under any Options outstanding hereunder shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

  12.4 Plan Binding on Successors. This Plan shall be binding upon the successors and assigns of the Company.

  12.5 Singular, Plural, Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender and vice versa.

  12.6 Headings Not Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference, and they do not constitute part of this Plan.

  12.7 Interpretation. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, and shall be interpreted consistent therewith.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


  The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (i) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision relates only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Registrant's Articles of Incorporation, as amended, exonerate the Registrant's directors from monetary liability to the extent described above. In addition to such rights as may be provided by law, the Registrant's Bylaws provide broad indemnification rights to the Registrant's directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of the Registrant's directors. The Registrant is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to the Registrant any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties. Such amendments can only made upon the affirmative vote of (i) the holders of at least 75% of the shares entitled to vote to alter, amend or repeal the provisions of the Bylaws or (ii) a majority of the Board of Directors present at the meeting at which the votes is are taken.

  The Registrant has entered into separate indemnification agreements with each of its directors and certain of its officers and employees, whereby the Registrant agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, the Registrant holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Registrant for a wrongful act that they may become legally obligated to pay or for which the Registrant is required to indemnify the directors or officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

   2.1 Agreement and Plan of Merger, dated as of November 13, 1997, by and among the Registrant, Xpedite Systems, Inc. and Nets Acquisition
        Corporation (incorporated by reference to Exhibit 99.2 to Registration
        Current Report on Form 8-K, dated November 13, 1997).
   2.2 Share Purchase Agreement, dated as of August 8, 1997, by and among
        Xpedite, Xpedite Systems Holdings (UK) Limited, and the shareholders of
        Xpedite Systems, Limited (incorporated by reference to Exhibit 2.2 to
        Xpedite's Current Report on Form 8-K dated August 12, 1997).
   3.1 Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (No. 33-80547)).
   3.2 Articles of Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-8 (No. 333-29787)).
   3.3 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 33-80547)).
   4.1 See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining the rights of the holders of common stock of the Registrant.
   5.1 Opinion of Alston & Bird LLP.*
   8.1 Opinion of Alston & Bird LLP.*
  23.1 Consent of Alston & Bird LLP (included in Exhibit 5.1).*
  23.2 Consent of Alston & Bird LLP.*
  23.3 Consent of Arthur Andersen LLP.
  23.4 Consent of Ernst & Young LLP.
  23.5 Consent of Price Waterhouse.
  23.6 Consent of Roy B. Andersen, Jr.*
  23.7 Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.*
  23.8 Consent of Prudential Securities Incorporated.*
  24.1 Power of Attorney (contained on signature page of this filing).*
  99.1 Form of Proxy for Premiere Special Meeting.
  99.2 Form of Proxy for Xpedite Special Meeting.

--------

* Previously filed.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the Offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation or Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT (NO. 333-41675) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON JANUARY 28, 1998.

                                          Premiere Technologies, Inc.

                                                    /s/ Boland T. Jones
                                          By: _________________________________
                                                     BOLAND T. JONES
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT (NO. 333-41675) HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JANUARY 28, 1998.

              SIGNATURE                           TITLE

         /s/ Boland T. Jones              Chairman of the Board of Directors
-------------------------------------      and Chief Executive Officer
           BOLAND T. JONES                 (Principal Executive Officer)

        /s/ Patrick G. Jones              Senior Vice President of Finance and
-------------------------------------      Legal and Secretary (Principal
          PATRICK G. JONES                 Financial and Accounting Officer)

                                          Director
   /s/ George W. Baker, Sr.*
-------------------------------------
        GEORGE W. BAKER, SR.

                                          Director
      /s/ Eduard J. Mayer*
-------------------------------------
           EDUARD J. MAYER

                                          Director
  /s/ Raymond H. Pirtle, Jr.*
-------------------------------------
       RAYMOND H. PIRTLE, JR.


      /s/ Patrick G. Jones
*By: ___________________________
 PATRICK G. JONES, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  NO.  DESCRIPTION                                                    PAGE NO.
  ---  -----------                                                    --------
   2.1 Agreement and Plan of Merger, dated as of November 13, 1997, by and among the Registrant, Xpedite Systems, Inc. and Nets
        Acquisition Corporation (incorporated by reference to
        Exhibit 99.2 to Registration Current Report on Form 8-K,
        dated November 13, 1997).
   2.2 Share Purchase Agreement, dated as of August 8, 1997, by and among Xpedite, Xpedite Systems Holdings (UK) Limited, and
        the shareholders of Xpedite Systems, Limited (incorporated by reference to Exhibit 2.2 to Xpedite's Current Report on
        Form 8-K dated August 12, 1997).
   3.1 Articles of Incorporation (incorporated by reference to
        Exhibit 3.1 to the Registrant's Registration Statement on
        Form S-1 (No. 33-80547)).
   3.2 Articles of Amendment to Articles of Incorporation
        (incorporated herein by reference to Exhibit 3.2 to the
        Registrant's Registration Statement on Form S-8 (No. 333-
        29787)).
   3.3 Amended and Restated Bylaws (incorporated by reference to
        Exhibit 3.2 to the Registrant's Registration Statement on
        Form S-1 (No. 33-80547)).
   4.1 See Exhibits 3.1 and 3.2 for provisions of the Articles of
        Incorporation and Bylaws defining the rights of the holders of common stock of the Registrant.
   5.1 Opinion of Alston & Bird LLP.*
   8.1 Opinion of Alston & Bird LLP.*
  23.1 Consent of Alston & Bird LLP (included in Exhibit 5.1).
  23.2 Consent of Alston & Bird LLP.*
  23.3 Consent of Arthur Andersen LLP.
  23.4 Consent of Ernst & Young LLP.
  23.5 Consent of Price Waterhouse.
  23.6 Consent of Roy B. Andersen, Jr.*
  23.7 Consent of Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.*
  23.8 Consent of Prudential Securities Incorporated.*
  24.1 Power of Attorney (contained on signature page of this filing).*
  99.1 Form of Proxy for Premiere Special Meeting.
  99.2 Form of Proxy for Xpedite Special Meeting.

--------

* Previously filed.